Exhibit 10.1

EXECUTION VERSION

$585,000,000

CREDIT AGREEMENT

Dated as of January 6, 2017

among

GLOBAL EAGLE ENTERTAINMENT INC.,

as the Borrower,

THE GUARANTORS PARTY HERETO FROM TIME TO TIME,

CITIBANK, N.A.,

as Administrative Agent,

CITIBANK, N.A.,

as L/C Issuer,

CITIBANK, N.A.,

as Swing Line Lender

and

THE OTHER LENDERS PARTY HERETO FROM TIME TO TIME

and

CITIGROUP GLOBAL MARKETS INC.,

MACQUARIE CAPITAL (USA) INC.,

BARCLAYS BANK PLC,

CITIZENS BANK, NATIONAL ASSOCIATION

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

and TD SECURITIES (USA) LLC,

as Joint Lead Arrangers and Joint Bookrunning Managers

SCHEDULES

1.01(A)	Existing Letters of Credit
1.01(B)	Guarantors
2.01(a)	Initial Term Commitments and Revolving Credit Commitments
4.01(a)	Collateral Documents
5.07	Ownership of Property
5.11	Subsidiaries
5.18(d)	Licensed Activities
6.23	Post-Closing Matters
7.01(b)	Liens
7.02(f)	Investments
7.03(b)	Indebtedness
7.05(v)	Dispositions
7.08(h)	Transactions with Affiliates
7.09(b)	Burdensome Agreements
10.02(a)	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C-1	Term Note
C-2	Revolving Credit Note

C-3	Swing Line Note
D-1	Compliance Certificate
D-2	Solvency Certificate
E-1	Assignment and Assumption
E-2	[Reserved]
E-3	Acceptance and Prepayment Notice
E-4	Discount Range Prepayment Notice
E-5	Discount Range Prepayment Offer
E-6	Solicited Discounted Prepayment Notice
E-7	Solicited Discounted Prepayment Offer
E-8	Specified Discount Prepayment Notice
E-9	Specified Discount Prepayment Response
F	Security Agreement
G	United States Tax Compliance Certificate
H	[Reserved]
I	Letter of Credit Application
J	Joinder Agreement

v

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of January 6, 2017, among GLOBAL EAGLE ENTERTAINMENT INC., a Delaware corporation (the “Company”), the Guarantors party hereto from time to time, CITIBANK, N.A., as Administrative Agent, each lender from time to time party hereto (collectively, the “Lenders” and, individually, a “Lender”), CITIBANK, N.A., as L/C Issuer, and CITIBANK, N.A., as Swing Line Lender.

PRELIMINARY STATEMENTS

The Borrower (as this and other capitalized terms used in these preliminary statements are defined in Section 1.01 below) has requested that the Lenders extend credit to the Borrower in the form of Initial Term Loans and the Initial Revolving Credit Borrowing on the Closing Date. The proceeds of the Loans and other Credit Extensions hereunder shall be used as described in Section 6.16 hereof.

The applicable Lenders have indicated their willingness to lend and each L/C Issuer has indicated its willingness to issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Discount” has the meaning set forth in Section 2.05(a)(v)(D)(2).

“Acceptable Prepayment Amount” has the meaning set forth in Section 2.05(a)(v)(D)(3).

“Acceptance and Prepayment Notice” means a notice of the Borrower’s acceptance of the Acceptable Discount in substantially the form of Exhibit E-3.

“Acceptance Date” has the meaning set forth in Section 2.05(a)(v)(D)(2).

“Additional Lender” has the meaning set forth in Section 2.14(c).

“Additional Refinancing Lender” means, at any time, any bank, financial institution or other institutional lender or investor (other than any such bank, financial institution or other institutional lender or investor that is a Lender at such time) that agrees to provide any portion of Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.15; provided that each Additional Refinancing Lender shall be subject to the approval of (i) (A) in the case of Refinancing Term Loans, the Administrative Agent, such approval not to be unreasonably withheld, conditioned or delayed, to the extent that each such Additional Refinancing Lender is not then an existing Lender, an Affiliate of a then existing Lender or an Approved Fund or (B) in the case of Refinancing Revolving Credit Commitments, the Administrative Agent, the Swing Line Lender and any L/C Issuer that has issued Letters of Credit with respect to which such Additional Refinancing Lender will obtain a participation obligation, in each case, such approval not to be unreasonably withheld, conditioned or delayed, to the extent that each such Additional Refinancing Lender is not then an existing Revolving Credit Lender, an Affiliate of a then existing Revolving Credit Lender or an Approved Fund and (ii) the Borrower.

“Administrative Agent” means Citi, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and account as set forth on Schedule 10.02(a), or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advisors” has the meaning set forth in Section 10.08.

“Affected Class” has the meaning set forth in Section 3.07(a).

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Agent Parties” has the meaning set forth in Section 10.02(b).

“Agent-Related Persons” means the Agents, together with their respective Affiliates, officers, directors, employees, partners, agents, advisors and other representatives.

“Agents” means, collectively, the Administrative Agent, the Arrangers and the Bookrunners.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Annual Financial Statements” means the audited consolidated balance sheets of the Borrower as of December 31, 2013, December 31, 2014, and December 31, 2015, and the related consolidated statements of income and statements of cash flows for the Borrower for the fiscal years then ended.

“Applicable Discount” has the meaning set forth in Section 2.05(a)(v)(C)(2).

“Applicable ECF Percentage” means, for any fiscal year, (a) 75% if the Consolidated First Lien Net Leverage Ratio (determined on a Pro Forma Basis in accordance with Section 1.09) as of the last day of such fiscal year is greater than 2.50 to 1.00, (b) 50% if the Consolidated First Lien Net Leverage Ratio (determined on a Pro Forma Basis in accordance with Section 1.09) as of the last day of such fiscal year is less than or equal to 2.50 to 1.00 and greater than 2.25 to 1.00, (c) 25% if the Consolidated First Lien Net Leverage Ratio (determined on a Pro Forma Basis in accordance with Section 1.09) as of the last day of such fiscal year is less than or equal to 2.25 to 1.00 and greater than 2.00 to 1.00 and (d) 0% if the Consolidated First Lien Net Leverage Ratio (determined on a Pro Forma Basis in accordance with Section 1.09) as of the last day of such fiscal year is less than or equal to 2.00 to 1.00; provided that for the purposes of this definition, the Consolidated First Lien Net Leverage Ratio shall be calculated to give pro forma effect to all voluntary prepayments listed in clauses (B)(1) through (B)(4) of Section 2.05(b)(i) that are made after the end of the applicable fiscal year for which Excess Cash Flow payments are required under Section 2.05(b)(i) but prior to the earlier of the making of such Excess Cash Flow payment and the date such Excess Cash Flow payment was required to have been made; it being agreed that such amounts may not be used to decrease Excess Cash Flow prepayments required under Section 2.05(b)(i) for such fiscal year.

“Applicable Premium” means, with respect to any Initial Term Loan on any date of prepayment or repayment thereof, an amount equal to the present value at such prepayment or repayment date of the premium that would be payable with respect to the Initial Term Loans being repaid on the day after the first anniversary of the Closing Date plus all cash interest that would be due and payable on the Initial Term Loans being repaid on such date from such date to the first anniversary of the Closing Date at the Applicable Rate then in effect, computed using a discount rate equal to the Treasury Rate plus 50 basis points.

“Applicable Rate” means a percentage per annum equal to:

(a)    with respect to Initial Term Loans, (i) for Eurocurrency Rate Loans, 6.00% and (ii) for Base Rate Loans, 5.00%; and

(b)    with respect to Revolving Credit Loans, unused Revolving Credit Commitments, Swing Line Loans (which are to be maintained solely as Base Rate Loans), and Letter of Credit fees, (i) until delivery of financial statements for the first full fiscal quarter ending after the Closing Date pursuant to Section 6.01, (A) for Eurocurrency Rate Loans, EURIBOR Loans and Letter of Credit fees, 6.00%, (B) for Base Rate Loans, 5.00% and (C) for unused commitment fees, 0.50% and (ii) thereafter, the following percentages per annum, based upon the Consolidated First Lien Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Applicable Rate
Pricing Level	Consolidated First Lien Net Leverage Ratio		Eurocurrency Rate, EURIBOR and Letter of Credit Fees	Base Rate	Commitment Fee Rate
1		> 2.25 : 1.00	6.00%	5.00%	0.500%
2	≤	2.25 : 1.00	5.75%	4.75%	0.375%
		> 2.00 : 1.00
3	≤	2.00 : 1.00	5.50%	4.50%	0.375%

(c)    Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated First Lien Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided that at the option of the Administrative Agent (at the direction of the Required Revolving Credit Lenders) or the Required Revolving Credit Lenders (following written notice to the Borrower), the highest pricing level shall apply as of the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the pricing level otherwise determined in accordance with this definition shall apply).

Notwithstanding the foregoing, (v) the Applicable Rate in respect of any Class of Extended Revolving Credit Commitments or any Extended Term Loans or Revolving Credit Loans or Swing Line Loans made pursuant to any Extended Revolving Credit Commitments shall be the applicable percentages per annum set forth in the relevant Extension Amendment, (w) the Applicable Rate in respect of any Class of Incremental Revolving Credit Commitments, any Class of Incremental Term Loans or any Class of Incremental Revolving Loans shall be the applicable percentages per annum set forth in the relevant Incremental Amendment, (x) the Applicable Rate in respect of any Class of Replacement Term Loans shall be the applicable percentages per annum set forth in the relevant agreement relating thereto, (y) the Applicable Rate in respect of any Class of Refinancing Revolving Credit Commitments, any Class of Refinancing Revolving Credit Loans or any Class of Refinancing Term Loans shall be the applicable percentages per annum set forth in the relevant agreement relating thereto and (z) in the case of the Initial Term Loans, the Applicable Rate shall be increased as, and to the extent, necessary to comply with the provisions of Section 2.14(e).

“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class and (b) with respect to Letters of Credit, (i) the relevant L/C Issuers and (ii) the Revolving Credit Lenders and (c) with respect to the Swing Line Facility, (i) the relevant Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

“Approved Bank” has the meaning set forth in clause (c) of the definition of “Cash Equivalents.”

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Arrangers” means Citigroup, Macquarie, Barclays Bank PLC, Citizens Bank, National Association, Merrill Lynch, Pierce, Fenner & Smith Incorporated and TD Securities (USA) LLC, each in its capacity as a joint lead arranger under this Agreement.

“Assignee” has the meaning set forth in Section 10.07(b)(i).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E-1 hereto.

“Assignment Taxes” has the meaning set forth in Section 3.01(b).

“Attorney Costs” means and includes all reasonable and documented fees, out of pocket expenses and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 2.05(a)(v); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent); provided, further, that neither the Borrower nor any of its Affiliates may act as the Auction Agent.

“Auto-Extension Letter of Credit” has the meaning set forth in Section 2.03(b)(iii).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (i) the Federal Funds Effective Rate plus 1/2 of 1%, (ii) the rate of interest in effect for such day as published by the Wall Street Journal, from time to time, as the “prime rate” and (iii) the rate per annum determined in the manner set forth in clause (b) of the definition of Eurocurrency Rate plus 1%; provided that, notwithstanding the foregoing, in no event shall the Base Rate applicable to the Initial Term Loans at any time be less than 2.00% per annum. Any change in the Base Rate due to a change in such rate announced by the Administrative Agent or in the Federal Funds Effective Rate shall take effect at the opening of business on the day specified in the announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Board” has the meaning set forth in the definition of “Statutory Reserves.”

“Bookrunner” means each of Citigroup, Macquarie, Barclays Bank PLC, Citizens Bank, National Association, Merrill Lynch, Pierce, Fenner & Smith Incorporated and TD Securities (USA) LLC, each in its capacity as a joint bookrunning manager.

“Borrower” means the Company.

“Borrower Materials” has the meaning set forth in Section 6.01.

“Borrower Offer of Specified Discount Prepayment” means the offer by any Company Party to make a voluntary prepayment of Term Loans at a Specified Discount to par pursuant to Section 2.05(a)(v)(B).

“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by any Company Party of offers for, and the corresponding acceptance by a Lender of, a voluntary prepayment of Term Loans at a specified range of discounts to par pursuant to Section 2.05(a)(v)(C).

“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by any Company Party of offers for, and the subsequent acceptance, if any, by a Lender of, a voluntary prepayment of Term Loans at a discount to par pursuant to Section 2.05(a)(v)(D).

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing or a Term Borrowing, as the context may require.

“Business Day” means (i) any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of

New York, (ii) if such day relates to any Eurocurrency Rate Loan or EURIBOR Loan, any such day on which dealings in deposits in Dollars or Euros, as the case may be, are conducted by and between banks in the London interbank eurodollar or European interbank market, as the case may be, and (iii) in reference to EURIBOR Loans, means any such day that is also a TARGET Day.

“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capitalized Leases) by the Borrower and its Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on the consolidated statement of cash flows of the Borrower and its Restricted Subsidiaries.

“Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries.

“Cash Collateral” has the meaning set forth in Section 2.03(g).

“Cash Collateral Account” means a blocked account at a commercial bank selected by the Administrative Agent, in the name of the Borrower and under the sole dominion and control (within the meaning of the UCC) of the Administrative Agent, and otherwise established in a manner reasonably satisfactory to the Administrative Agent.

“Cash Collateralize” has the meaning set forth in Section 2.03(g). “Cash Collateralized” and “Cash Collateralizing” have meanings correlative thereto.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any Restricted Subsidiary:

(a)    Dollars;

(b)    readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of the United States having average maturities of not more than 24 months from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(c)    (i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, a province of Canada, the United Kingdom or any country which is a member of the Organisation for Economic Cooperation and Development; (ii) readily-marketable securities issued by any agency of the Canadian federal government, the United Kingdom or any country which is a member of the Organisation for Economic Cooperation and Development, the obligations of which are fully backed by the full faith and credit of the United States or Canadian government, the United Kingdom or any country which is a member of the Organisation for Economic Cooperation and Development, as applicable; and (iii) any readily-marketable direct obligations issued by any other agency of the Canadian government, any province of Canada or any political subdivision of any such state or province or any public instrumentality thereof, the United Kingdom or any country which is a member of the Organisation for Economic Cooperation and Development; provided that, in each case of (i), (ii), and (iii) above, such obligations, such obligations or securities (x) mature within one year from the date of acquisition thereof and (y) have a rating of at least “A-1” from S&P and at least “P-1” from Moody’s;

(d)    time deposits or eurodollar time deposits with, insured certificates of deposit, bankers’ acceptances or overnight bank deposits of, or letters of credit issued by, any commercial bank that (i) is a Lender or (ii) (A) is organized under the Laws of the United States, any state thereof, the District of Columbia or any member nation of the Organisation for Economic Co-operation and Development or is the principal banking Subsidiary of a bank holding company organized under the Laws of the United States, any state thereof, the District of Columbia or any member nation of the Organization for Economic Cooperation and Development and is a member of the Federal Reserve System, and (B) has combined capital and surplus of at least $250,000,000 or $100,000,000 in the case of any non-U.S. bank (any such bank in the foregoing clauses (i) or (ii) being an “Approved Bank”), in each case with maturities not exceeding 24 months from the date of acquisition thereof;

(e)    commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation (other than structured investment vehicles and other than corporations used in structured financing transactions) and rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, in each case with average maturities of not more than 24 months from the date of acquisition thereof;

(f)    marketable short-term money market and similar funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower);

(g)    repurchase obligations for underlying securities of the types described in clauses (b), (c), (d) and (f) above entered into with any Approved Bank;

(h)    securities with average maturities of 24 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government having an investment grade rating from either S&P or Moody’s (or the equivalent thereof);

(i)    Investments (other than in structured investment vehicles and structured financing transactions) with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s;

(j)    securities with maturities of 12 months or less from the date of acquisition backed by standby letters of credit issued by any Approved Bank;

(k)    (i) instruments equivalent to those referred to in clauses (a) through (j) above denominated in Euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent and in amounts reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction and (ii) in the case of any Foreign Subsidiary, such local currencies in those countries in which such Foreign Subsidiary transacts business from time to time in the ordinary course of business;

(l)    Investments, classified in accordance with GAAP as Current Assets of the Borrower or any Restricted Subsidiary, in money market investment programs which are registered under the Investment Company Act of 1940 or which are administered by financial institutions having capital of at least $250,000,000, and, in either case, the portfolios of which are limited such that substantially all of such Investments are of the character, quality and maturity described in clauses (a) through (k) above; and

(m)    investment funds investing at least 90% of their assets in securities of the types described in clauses (a) through (l) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (a) and (k) above; provided that such amounts are converted into any currency listed in clause (a) or (k) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Management Obligations” means obligations owed by the Borrower or any Restricted Subsidiary to any Hedge Bank in respect of any Cash Management Services, in each case, pursuant to a Treasury Services Agreement, in each case to the extent designated by the Borrower and such Hedge Bank as “Cash Management Obligations” in writing to the Administrative Agent. The designation of any Cash Management Obligations shall not create in favor of such Hedge Bank any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Loan Documents.

“Cash Management Services” means any agreement or arrangement to provide cash management services, including treasury, depository, overdraft and related liabilities, credit card processing, credit or debit card, purchase card, electronic funds transfer and other cash management services or arrangements, or any automated clearing house transfers of funds.

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CFC” means a Subsidiary of the Borrower that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holding Company” means a Domestic Subsidiary of the Borrower that owns no material assets (directly or through one or more disregarded entities) other than the equity (including any debt instrument treated as equity for U.S. federal income tax purposes) of one or more Foreign Subsidiaries that are CFCs.

“Change of Control” shall be deemed to occur if (in the case of clauses (a) and (b), subject to the proviso at the end of this definition):

(a)    any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) (but excluding (x) any employee benefit plan of such person and its Subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, (y) Shareco and (z) Par Capital), shall have, directly or indirectly, acquired beneficial ownership of Equity Interests representing 35% or more of the aggregate voting power represented by the issued and outstanding Equity Interests of the Borrower;

(b)    Shareco or Par Capital shall have, directly or indirectly, acquired beneficial ownership of Equity Interests representing 40% or more of the aggregate voting power represented by the issued and outstanding Equity Interests of the Borrower; or

(c)    a “change of control” (or similar event) shall occur in any document pertaining to Incremental Equivalent Debt, Credit Agreement Refinancing Indebtedness or Permitted Ratio Debt (or any Permitted Refinancing of any of the foregoing), in each case with an aggregate outstanding principal amount in excess of the Threshold Amount;

provided that, for purposes of determining whether a “Change of Control” has occurred, in no event (i) shall Shareco and Par Capital be considered a “group” within the meaning of Rule 13d-3 or 13d-5 under the Exchange Act, nor (ii) shall (A) Shareco be deemed to have acquired beneficial ownership in the Equity Interests of the Borrower owned by Par Capital or (B) Par Capital be deemed to have acquired beneficial ownership in the Equity Interests of the Borrower owned by Shareco, in each case of the foregoing clauses (i) and (ii), by virtue of Par Capital entering into a support or similar agreement pursuant to which Par Capital agrees to acquire, hold, vote or dispose shares of the Borrower’s common stock, in each case, to the extent in furtherance of the acquisition by Shareco, in accordance with the Shareco Transaction Documents, of up to 34.9% of the issued and outstanding shares of common stock of the Borrower.

“Citi” means Citibank, N.A.

“Citigroup” means Citigroup Global Markets Inc.

“Class” (a) when used with respect to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments, (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Credit Commitments, Extended Revolving Credit Commitments that are designated as an additional Class of Commitments, Incremental Revolving Credit Commitments, Refinancing Revolving Credit Commitments of a given Refinancing Series, Initial Term Commitments, Incremental Term Commitments, Refinancing Term Commitments of a given Refinancing Series or Commitments in respect of Replacement Term Loans and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Credit Loans, Extended Revolving Credit Loans that are designated as an additional Class of Revolving Credit Loans, Incremental Revolving Loans, Refinancing Revolving Credit Loans of a given Refinancing Series, Initial Term Loans, Extended Term Loans that are designated as an additional Class of Term Loans, Incremental Term Loans, Refinancing Term Loans of a given Refinancing Series or Replacement Term Loans. Commitments (and in each case, the Loans made pursuant to such Commitments) that have different terms and conditions shall be construed to be in different Classes. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have the same terms and conditions shall be construed to be in the same Class.

“Closing Date” means January 6, 2017.

“Closing Date Consolidated First Lien Net Leverage Ratio” means 3.20:1.00.

“CNI True-Up Amount” means, for the first fiscal quarter of each fiscal year of the Borrower, an amount (if positive) equal to (x) the aggregate amount that increased Consolidated Net Income under clauses (e)(x) (to the extent relating to amounts paid in cash or Cash Equivalents by WMS to JV Holdings pursuant to section 5.2.2 of the WMS LLC Agreement) and (e)(y) of the definition of Consolidated Net Income during the immediately preceding fiscal year of the Borrower, minus (y) the aggregate amount of distributions actually paid in cash or Cash Equivalents by WMS to JV Holdings pursuant to section 5.2.2 of the WMS LLC Agreement during such immediately preceding fiscal year of the Borrower.

“Code” means the Internal Revenue Code of 1986, and the regulations of the United States Department of the Treasury promulgated thereunder, as amended from time to time (unless as specifically provided otherwise).

“Collateral” means the “Collateral” as defined in the Security Agreement and all the “Collateral” or “Pledged Assets” (or equivalent terms) as defined in any other Collateral Document and any other assets pledged pursuant to any Collateral Document (but in any event excluding the Excluded Assets).

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a)    the Administrative Agent shall have received each Collateral Document required to be delivered (i) on the Closing Date pursuant to Section 4.01(a)(v) and (ii) at such time as may be designated therein or herein, pursuant to the Collateral Documents or Section 6.11 or 6.13, as applicable, duly executed by each Loan Party thereto;

(b)    all Obligations shall have been unconditionally guaranteed by the Borrower (other than with respect to its direct Obligations as a primary obligor (as opposed to a guarantor) under the Loan Documents) and each Material Domestic Subsidiary (other than any Excluded Subsidiary) including those that are listed on Schedule 1.01(B) hereto (each, a “Guarantor”);

(c)    the Secured Obligations and the Guaranty shall have been secured pursuant to the Security Agreement by a first-priority security interest (subject to Liens permitted by Section 7.01) in (i) all of the Equity Interests of each Restricted Subsidiary (other than any Immaterial Subsidiary) that is a wholly owned Domestic Subsidiary (other than a Domestic Subsidiary described in the following clause (ii)) directly owned by the Loan Parties, (ii) 65% of the issued and outstanding Equity Interests of each Restricted Subsidiary that is a CFC Holding Company that is directly owned by the Borrower or by any Subsidiary Guarantor, and (iii) 65% of the issued and outstanding Equity Interests of each Restricted Subsidiary that is a wholly owned Foreign Subsidiary that is directly owned by the Borrower or by any Subsidiary Guarantor, in each case other than any Excluded Assets;

(d)    except to the extent otherwise provided hereunder, including subject to Liens permitted by Section 7.01, or under any Collateral Document, the Secured Obligations and the Guaranty shall have been secured by a perfected first-priority security interest (to the extent such security interest may be perfected by delivering certificated securities, filing financing statements under the Uniform Commercial Code or making any necessary filings with respect to the security interest with the United States Patent and Trademark Office or United States Copyright Office or to the extent required in the Security Agreement (or any other Collateral Document)) or by Mortgages referred to in clause (e) below in Collateral of the Borrower and each Guarantor (including accounts, inventory, equipment, investment property, contract rights, applications and registrations of intellectual property filed in the United States, other general intangibles, Material

Real Property, intercompany notes and proceeds of the foregoing), in each case, (i) with the priority required by the Collateral Documents and (ii) subject to exceptions and limitations otherwise set forth in this Agreement (for the avoidance of doubt, including the limitations and exceptions set forth in Section 4.01) and the Collateral Documents; and

(e)    the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Material Real Property required to be delivered pursuant to Sections 6.11 and 6.13 (the “Mortgaged Properties”) duly executed and delivered by the applicable Loan Party, (ii) a title insurance policy for such property available in each applicable jurisdiction (the “Mortgage Policies”) insuring the Lien of each such Mortgage as a valid first-priority Lien on the property described therein, free of any other Liens except as permitted by Section 7.01, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request, (iii) a completed Life-of-Loan Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each Loan Party relating thereto) and, if any improvements on any Mortgaged Property are located within an area designated a “flood hazard area,” evidence of such flood insurance as may be required under Section 6.07, (iv) ALTA surveys in form and substance reasonably acceptable to the Administrative Agent or such existing surveys together with no-change affidavits sufficient for the title company to remove all standard survey exceptions from the Mortgage Policies and issue the endorsements required in clause (ii) above, (v) copies of any existing abstracts and appraisals and (vi) such legal opinions and other documents as the Administrative Agent may reasonably request with respect to any such Mortgaged Property;

provided, however, that (i) the foregoing definition shall not require, and the Loan Documents shall not contain any requirements as to, (A) the creation or perfection of pledges of, security interests in, Mortgages on, or the obtaining of title insurance, surveys, abstracts or appraisals or taking other actions with respect to any Excluded Assets and (B) any other assets that, in the reasonable judgment of the Administrative Agent and the Borrower, the cost of creating, perfecting or maintaining such pledges or security interests in such assets or obtaining title insurance, surveys, abstracts or appraisals in respect of such assets shall be excessive in view of the value of such assets or the practical benefit to the Lenders afforded thereby and (ii) the Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in this Agreement and the Collateral Documents.

The Administrative Agent may grant extensions of time for the perfection of security interests in, or the delivery of the Mortgages and the obtaining of title insurance and surveys with respect to, particular assets and the delivery of assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) or any other compliance with the requirements of this definition where it reasonably determines, in consultation with the Borrower, that perfection or compliance cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

No actions in any non-U.S. jurisdiction or required by the Laws of any non-U.S. jurisdiction shall be required in order to create any security interests in assets located, titled, registered or filed outside of the U.S. or to perfect such security interests (it being understood that there shall be no security agreements or pledge agreements governed under the Laws of any non-U.S. jurisdiction).

The foregoing definition shall not require (i) control agreements and perfection by “control” with respect to any Collateral other than, to the extent required by the Administrative Agent, certificated Equity Interests of the Borrower and, to the extent constituting Collateral, its Restricted Subsidiaries or (ii) landlord waivers, estoppels and collateral access letters.

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreements, the Mortgages, collateral assignments, Security Agreement Supplements, security agreements, pledge agreements, intellectual property security agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 4.01(a)(v), 6.11 or 6.13 and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means a Revolving Credit Commitment, Extended Revolving Credit Commitment of a given series, Incremental Revolving Credit Commitment, Refinancing Revolving Credit Commitment of a given Refinancing Series, Initial Term Commitment, Incremental Term Commitment, Refinancing Term Commitment of a given Refinancing Series or Commitment in respect of Replacement Term Loans, as the context may require.

“Committed Loan Notice” means a written notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other or (c) a continuation of Eurocurrency Rate Loans or EURIBOR Loans pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A hereto.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications Act” means the Communications Act of 1934, as amended, and the rules, regulations, and published policies of the FCC.

“Company” has the meaning set forth in the introductory paragraph hereto.

“Company Parties” means, collectively, the Borrower and its Restricted Subsidiaries, and “Company Party” means any one of them.

“Compensation Period” has the meaning set forth in Section 2.12(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D-1 hereto.

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Borrower dated December 7, 2016.

“Consolidated Cash Interest Expense” means, for any period, total interest expense determined in accordance with GAAP for such period but only to the extent paid or currently payable in cash in such period (for the avoidance of doubt, any such amount shall exclude any interest expense that, at the option of the Borrower, may be paid in cash or in kind, as long as the Borrower elects such payment to be made in kind and such payment is actually paid in kind during the relevant period), and excluding, for the avoidance of doubt, (i) amortization of deferred financing costs, debt issuance and amendment costs, commissions, fees and expenses, (ii) Transaction Expenses, fees and expenses associated with the EMC Acquisition Transactions and the MTN Acquisition Transactions and any annual agency fees, (iii) fees and expenses (including bridge, arrangement, structuring, amendment, commitment and other similar fees) associated with any amendment or modification of the Loan Documents and any Disposition, Permitted Acquisition, Investment or issuance of Equity Interests or Indebtedness, in each case, permitted hereunder and whether or not consummated, (iv) any expenses resulting from discounting of indebtedness in connection with the application of recapitalization accounting or purchase accounting, (v) penalties or interest related to taxes and any other amounts of noncash interest resulting from the effects of acquisition method accounting or pushdown accounting, (vi) the accretion or accrual of, or accrued interest on, discounted liabilities during such period, (vii) any one-time cash costs associated with breakage in respect of Swap Contracts for interest rates and (viii) all non-recurring interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations. For purposes of calculating Consolidated Cash Interest Expense (a) for the period of four fiscal quarters ending March 31, 2017, Consolidated Cash Interest Expense for such period shall be deemed to be an amount equal to Consolidated Cash Interest Expense for the fiscal quarter ending March 31, 2017 multiplied by four, (b) for the period of four fiscal quarters ending June 30, 2017, Consolidated Cash Interest Expense for such period shall be deemed to be an amount equal to Consolidated Cash Interest Expense for the period of two consecutive fiscal quarters ending June 30, 2017 multiplied by two and (c) for the period of four fiscal quarters ending September 30, 2017, Consolidated Cash Interest Expense for such period shall be deemed to be an amount equal to Consolidated Cash Interest Expense for the period of three consecutive fiscal quarters ending September 30, 2017, multiplied by 4/3.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period, plus:

(a)    without duplication and, except with respect to clauses (vii)(B), (x) and (xi) below, to the extent deducted (and not added back or excluded) in arriving at such Consolidated Net Income, the sum of the following amounts for such period with respect to the Borrower and its Restricted Subsidiaries:

(i)    total interest expense determined in accordance with GAAP (including, to the extent deducted and not added back in computing Consolidated Net Income, (A) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (B) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (C) non-cash interest payments, (D) the interest component of Capitalized Leases, (E) net payments, if any, pursuant to interest Swap Contracts with respect to Indebtedness, (F) amortization of deferred financing fees, debt issuance costs, commissions and fees, and (G) the interest component of any pension or other post-employment benefit expense) and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations, and costs of surety bonds in connection with financing activities (whether amortized or immediately expensed),

(ii)    without duplication, provision for taxes based on income, profits or capital gains of the Borrower and the Restricted Subsidiaries, including, without limitation, federal, state, foreign, local, franchise and similar taxes and foreign withholding taxes paid or accrued during such period including penalties and interest related to such taxes or arising from any tax examinations,

(iii)    depreciation and amortization (including amortization of intangible assets, deferred financing fees, debt issuance costs, commissions, fees and expenses, bridge, commitment and other financing fees, discounts, yield) and other fees and charges (including amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, of the Borrower and its Restricted Subsidiaries),

(iv)    extraordinary, infrequent, unusual, exceptional or non-recurring charges, expenses or losses,

(v)    non-cash charges, expenses or losses, including, without limitation, any non-cash expense relating to the vesting of warrants (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period),

(vi)    retention, recruiting, relocation and signing bonuses and expenses, stock option and other equity-based compensation expenses, severance costs, stay bonuses, transaction fees and expenses and management fees and expenses, and any one time expense relating to enhanced accounting function or other transaction costs, including those associated with becoming a public company (including, without duplication, any such payments made in connection with the consummation of the MTN Acquisition Transactions or the EMC Acquisition Transactions, as the case may be),

(vii)    (A) the amount of any restructuring charges and related charges, restructuring costs, integration costs, transition costs, consolidation and closing costs for facilities, costs incurred in connection with any non-recurring strategic initiatives, costs incurred in connection with acquisitions and non-recurring intellectual property development after the Closing Date, other business optimization expenses (including costs and expenses relating to business optimization programs and new systems design and implementation costs), project start-up costs and other restructuring charges, accruals or reserves (including restructuring costs related to acquisitions after the Closing Date and to closure/consolidation of facilities, retention charges, systems establishment costs and excess pension charges) and (B) the amount of cost savings, operating expense reductions, other operating improvements and synergies projected by the Borrower in good faith to result from actions taken or expected to be taken in connection with (1) the MTN Acquisition Transactions, the EMC Acquisition Transactions, the Transactions or any other Specified Transaction or (2) the implementation of any Cost Savings Initiative after the Closing Date (in each case calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions, other operating improvements and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) a duly completed certificate signed by a Responsible Officer of the Borrower shall be delivered to the Administrative Agent together with the Compliance Certificate required to be delivered pursuant to Section 6.02, certifying that such cost savings, operating expense reductions, other operating improvements and synergies are (i) reasonably supportable and quantifiable in the good faith judgment of the Borrower, and (ii) reasonably anticipated to be realized within 18 months after the consummation of the applicable Specified Transaction or the implementation of a Cost Savings Initiative which is expected to result in such cost savings, expense reductions, other operating improvements or synergies, (y) no cost savings, operating expense reductions and synergies shall be added pursuant to this clause (vii) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period and (z) the aggregate add-backs pursuant to this clause (vii)(B) (plus any adjustments made pursuant to Section 1.09(c) but excluding any adjustments consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the SEC)) shall not exceed 25% of Consolidated EBITDA for such Test Period (calculated after giving effect to any such add-backs or adjustments),

(viii)    [reserved],

(ix)    other accruals, payments and expenses (including rationalization, legal, tax, structuring and other costs and expenses), or any amortization thereof, related to the Transactions (including all Transaction Expenses), the MTN Acquisition Transactions, the EMC Acquisition Transactions, acquisitions, Investments, dividends, Dispositions, or any amortization thereof, issuances of Indebtedness or Equity Interests permitted under the Loan Documents or repayment of debt, issuance of equity securities, refinancing transactions or amendment or other modification of any debt instrument (in each case, including any such transaction consummated on the Closing Date and any such transaction undertaken but not completed),

(x)    to the extent not already included in Consolidated Net Income, proceeds of business interruption insurance (to the extent actually received),

(xi)    cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back,

(xii)    any non-cash increase in expenses (A) resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods including changes in capitalization of variances) or other inventory adjustments, or (B) due to purchase accounting associated with the MTN Acquisition Transactions, the EMC Acquisition Transactions or any acquisition constituting an Investment consummated prior to or, to the extent not prohibited by this Agreement, after the Closing Date,

(xiii)    the amount of any expense or reduction of Consolidated Net Income consisting of Restricted Subsidiary income attributable to minority interests or non-controlling interests of third parties in any non-wholly owned Restricted Subsidiary; provided that the amount of such cash dividends or distributions deducted pursuant to this clause (xiii) in any Test Period shall not exceed such third party’s pro rata share of the Consolidated EBITDA (to the extent positive) of such non-wholly owned Restricted Subsidiary for such Test Period,

(xiv)    letter of credit fees,

(xv)    the amount of fees, indemnifications and reimbursement of expenses of directors of any Company Party,

(xvi)    any Equity Funded Employee Plan Costs,

(xvii)    any net loss from disposed, abandoned or discontinued operations or product lines,

(xviii)    [reserved],

(xix)    earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments, in any case in connection with any acquisition or other Investment, and

(xx)    any costs or expenses incurred relating to environmental remediation, litigation or other disputes in respect of events and exposures that occurred prior to the Closing Date;

minus (b) without duplication and to the extent included in arriving at such Consolidated Net Income, (i) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period), (ii) any net gain from disposed, abandoned or discontinued operations or product lines and (iii) the amount of any minority interest income consisting of Restricted Subsidiary losses attributable to minority interests or non-controlling interests of third parties in any non-wholly owned Restricted Subsidiary; provided that:

(A)    to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA (x) currency translation gains and losses related to currency remeasurements of Indebtedness (including the net loss or gain (i) resulting from Swap Contracts for currency exchange risk and (ii) resulting from intercompany indebtedness) and (y) all other foreign currency translation gains or losses to the extent such gains or losses are non-cash items;

(B)    to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of the Financial Accounting Standards Board’s Accounting Standards Codification 815 and the International Accounting Standard Board’s IAS 39 and their respective related pronouncements and interpretations; and

(C)    to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any income (loss) for such period attributable to the early extinguishment of (i) Indebtedness, (ii) obligations under any Swap Contracts or (iii) other derivative instruments.

Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated EBITDA under this Agreement for any period that includes any of the fiscal quarters ended December 31, 2015, March 31, 2016, June 30, 2016, September 30, 2016 and December 31, 2016, at the Borrower’s option, Consolidated EBITDA for such fiscal quarters shall be deemed to be $35,550,000, $31,918,000, $28,653,000, $32,400,000 and $33,050,000, respectively, in each case as may be subject to addbacks and adjustments (without duplication) pursuant to clause (vii)(B) above and Section 1.09(c) for the applicable Test Period. For the avoidance of doubt, Consolidated EBITDA shall be calculated, including pro forma adjustments, in accordance with Section 1.09.

“Consolidated First Lien Net Debt” means, as of any date of determination, any Indebtedness described in clause (a) of the definition of “Consolidated Total Net Debt” outstanding on such date that is secured by a Lien on any asset or property of the Borrower or any Restricted Subsidiary but excluding any such Indebtedness in which the applicable Liens are expressly subordinated or junior to the Liens securing the Obligations minus up to $100,000,000 of cash and Cash Equivalents (other than Restricted

Cash) included on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries as of such date, free and clear of all Liens (other than Liens permitted by Section 7.01); provided that Consolidated First Lien Net Debt shall not include Indebtedness in respect of letters of credit, except to the extent of unreimbursed amounts thereunder; provided that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated First Lien Net Debt until three Business Days after such amount is drawn. For the avoidance of doubt, it is understood that obligations (i) under Swap Contracts and Treasury Services Agreements and (ii) owed by Unrestricted Subsidiaries, do not constitute Consolidated First Lien Net Debt.

“Consolidated First Lien Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated First Lien Net Debt as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

“Consolidated Net Income” means, for any period, the net income (loss) of the Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, however, that, without duplication,

(a)    any after-tax effect of extraordinary items (including gains or losses and all fees and expenses relating thereto) for such period shall be excluded,

(b)    the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income shall be excluded,

(c)    accruals and reserves that are established or adjusted within 12 months after the Closing Date that are so required to be established or adjusted as a result of the Transactions (or within 12 months after the closing of or the EMC Acquisition Transactions or any other acquisition that are so required to be established or adjusted as a result of such acquisition) in accordance with GAAP or changes as a result of adoption or modification of accounting policies in accordance with GAAP shall be excluded,

(d)    any net after-tax effect of gains or losses (less all fees, expenses and charges relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Equity Interests of any Person, in each case other than in the ordinary course of business, as determined in good faith by the Borrower, shall be excluded,

(e)    the net income (loss) for such period of any Person that is not a Subsidiary of the Borrower, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that (x) Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent subsequently converted into cash or Cash Equivalents) to the Borrower or a Restricted Subsidiary thereof in respect of such period (except to the extent relating to amounts certified by the Borrower pursuant to the following clause (y)), and (y) at the option of the Borrower and without duplication of the foregoing clause (x), solely while MTN or JV Holdings is a Restricted Subsidiary and a member of WMS and WMS is not a direct or indirect Subsidiary of the Borrower, Consolidated Net Income of the Borrower for any fiscal quarter of the Borrower shall be increased by the amount of distributions determined in good faith by the Borrower as being available to be paid from WMS to JV Holdings in respect of such fiscal quarter pursuant to section 5.2.2 of the WMS LLC Agreement but not actually paid to JV Holdings during such fiscal quarter,

(f)    any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(g)    any non-cash compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs or any other equity-based compensation shall be excluded, and any cash charges associated with the rollover, acceleration or payout of Equity Interests by management of Borrower or any of its Subsidiaries in connection with the MTN Acquisition Transactions, the EMC Acquisition Transactions, or the Transactions, as the case may be, shall be excluded,

(h)    any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, Permitted Acquisition or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement, to the extent actually reimbursed, or, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is (A) not denied by the applicable indemnitor in writing within 180 days of the occurrence of such event and (B) in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365-day period), shall be excluded,

(i)    to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount (A) is not denied by the applicable carrier in writing within 180 days of the occurrence of such event and (B) is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption shall be excluded,

(j)    the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries or such Person’s assets are acquired by the Borrower or any of its Restricted Subsidiaries shall be excluded (except to the extent required for any calculation of Consolidated EBITDA on a Pro Forma Basis in accordance with Section 1.09),

(k)    solely for the purpose of determining the Cumulative Credit pursuant to clause (b) of the definition thereof, the income of any Restricted Subsidiary of the Borrower that is not a Guarantor to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary (which has not been waived) shall be excluded, except (solely to the extent permitted to be paid) to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Restricted Subsidiaries that are Guarantors by such Person during such period in accordance with such documents and regulations, and

(l)    the Consolidated Net Income of the Borrower shall be reduced by the applicable CNI True-Up Amount (if any).

There shall be excluded from Consolidated Net Income for any period the purchase accounting effects of adjustments in component amounts required or permitted by GAAP (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) and related authoritative pronouncements (including the effects of such adjustments pushed down to (x) with respect to any such adjustments related to any period occurring prior to the consummation of the EMC Acquisition, EMC and its Restricted Subsidiaries, and (y) with respect to any such adjustments related to any period occurring after the consummation of the EMC Acquisition, the Borrower’s Restricted Subsidiaries), as a result of the MTN Acquisition Transactions, the EMC Acquisition Transactions or any acquisition constituting an Investment permitted under this Agreement consummated prior to or, to the extent not prohibited by this Agreement, after the Closing Date, or the amortization or write-off of any amounts thereof. For the avoidance of doubt, Consolidated Net Income shall be calculated, including pro forma adjustments, in accordance with Section 1.09.

“Consolidated Senior Secured Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Net Debt (other than any portion of Consolidated Total Debt that is unsecured) as of the last day of such Test Period to (b) Consolidated EBITDA as of the last day for such Test Period.

“Consolidated Total Net Debt” means, as of any date of determination, (a) the aggregate principal amount of Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the MTN Acquisition Transactions, the EMC Acquisition Transactions or any acquisition constituting an Investment permitted under this Agreement consummated prior to or, to the extent not prohibited by this Agreement, after the Closing Date) consisting of Indebtedness for borrowed money, purchase money debt and Attributable Indebtedness minus (b) up to $100,000,000 of cash and Cash Equivalents (other than Restricted Cash) included on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of such date, free and clear of all Liens (other than Liens permitted by Section 7.01); provided that Consolidated Total Net Debt shall not include Indebtedness in respect of letters of credit, except to the extent of unreimbursed amounts thereunder; provided that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Total Net Debt until three Business Days after such amount is drawn. For the avoidance of doubt, it is understood that obligations (i) under Swap Contracts and Treasury Services Agreements and (ii) owed by Unrestricted Subsidiaries, do not constitute Consolidated Total Net Debt.

“Consolidated Total Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Net Debt as of the last day of such Test Period to (b) Consolidated EBITDA as of the last day for such Test Period.

“Consolidated Working Capital” means, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided that increases or decreases in Consolidated Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent, (b) the effects of purchase accounting, (c) the effect of fluctuations in the amount of accrued or contingent obligations, assets or liabilities under Swap Contracts or (d) appreciation of the Dollar relative to other currencies.

“Contract Consideration” has the meaning set forth in the definition of “Excess Cash Flow.”

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Indebtedness” has the meaning set forth in Section 7.03(x).

“Control” has the meaning set forth in the definition of “Affiliate.”

“Controlled Investment Affiliate” shall mean, as to any Person, any other Person which (i) directly or indirectly is in Control of, is Controlled by, or is under common Control with, such Person and is organized by such Person (or any Person Controlling such Person) primarily for making equity or debt investments in the Borrower or other portfolio companies or (ii) is obligated pursuant to a commitment agreement to invest its capital as directed by such Person.

“Convertible Notes” means the 2.75% convertible senior unsecured convertible notes due 2035 issued by the Borrower pursuant to the Indenture dated as of February 18, 2015, between the Borrower and U.S. Bank National Association, as trustee.

“Cost Savings Initiative” means any operational change, restructuring, cost savings initiative or other similar initiative or specified transaction.

“Credit Agreement Refinancing Indebtedness” means (a) Permitted First Priority Refinancing Debt, (b) Permitted Junior Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) other Indebtedness incurred pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or part, any Class of existing Term Loans or any Class of existing Revolving Credit Loans (or unused Revolving Credit Commitments), or any then-existing Credit Agreement Refinancing Indebtedness (the “Refinanced Debt”); provided that (i) such Indebtedness has a maturity no earlier, and, in the case of Refinancing Term Loans, a Weighted Average Life to Maturity equal to or greater, than the Refinanced Debt, (ii) such Indebtedness shall not have a greater principal amount than the principal amount (or accreted value, if applicable) of the Refinanced Debt plus accrued interest, fees, premiums (if any) and penalties thereon and fees and expenses associated with the refinancing, plus an amount equal to any existing commitments unutilized thereunder, (iii) the covenants and events of default of such Indebtedness are, taken as a whole, not materially more favorable to the investors providing such Indebtedness than those contained in the documentation governing the Refinanced Debt (except for (x) covenants or other provisions applicable only to periods after the Maturity Date of the applicable Facility existing at the time of incurrence of such Credit Agreement Refinancing Indebtedness and (y) any financial maintenance covenant to the extent such covenant is also added for the benefit of the lenders under the Refinanced Debt) or otherwise reflect market terms and conditions (as reasonably determined by the Borrower) at the time of incurrence or issuance of such Credit Agreement Refinancing Indebtedness, (iv) the Effective Yield with respect such Credit Agreement Refinancing Indebtedness shall be determined by the Borrower and the lenders providing such Credit Agreement Refinancing Indebtedness, (v) such Refinanced Debt shall be repaid, repurchased, retired, defeased or satisfied and discharged, and all accrued interest, fees, premiums (if any) and penalties in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained, (vi) such Indebtedness is not at any time guaranteed by any

Subsidiary other than Guarantors, (vii) to the extent secured, such Indebtedness is not secured by property other than the Collateral (viii) if the Refinanced Debt is subordinated in right of payment to, or to the Liens securing, the Obligations, then any Credit Agreement Refinancing Indebtedness shall be subordinated in right of payment to, or to the Liens securing, the Obligations, as applicable, on terms (a) at least as favorable (taken as a whole) (as reasonably determined by the Borrower) to the Lenders as those contained in the documentation governing the Refinanced Debt or (b) otherwise reasonably acceptable to the Administrative Agent, (ix) if such Credit Agreement Refinancing Indebtedness is secured, the requirements in the proviso at the end of Section 7.03 have been satisfied and (x) no Credit Agreement Refinancing Indebtedness that is a Term Loan shall be mandatorily prepaid (but may be voluntarily prepaid) prior to repayment in full of (or, if junior in right of payment or as to security, on a junior basis with respect to) the Initial Term Loans unless, solely in the case such Credit Agreement Refinancing Indebtedness is pari passu in right of payment and security with the Initial Term Loans, accompanied by at least a ratable payment of the Initial Term Loans, and any Credit Agreement Refinancing Indebtedness that is pari passu in right of payment and security with the Initial Term Loans may participate (x) on a pro rata basis or on less than a pro rata basis (but not greater than pro rata basis) in any mandatory prepayments hereunder and (y) on a pro rata basis, greater than pro rata or a less than pro rata basis in any voluntary repayments or prepayments hereunder.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Cumulative Credit” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:

(a)    $25,000,000, plus

(b)    the Cumulative Retained Excess Cash Flow Amount at such time, plus

(c)    (i) the cumulative amount of cash and Cash Equivalent proceeds from the sale or issuance of Qualified Equity Interests of the Borrower after the Closing Date to a Person other than a Loan Party or a Restricted Subsidiary and on or prior to such time (including upon exercise of warrants or options) (other than Excluded Contributions or any amount designated as a Cure Amount or used for Equity Funded Employee Plan Costs) which proceeds have been contributed as common equity to the capital of the Borrower and (ii) the Qualified Equity Interests of the Borrower (other than Excluded Contributions or any amount designated as a Cure Amount or used for Equity Funded Employee Plan Costs) issued upon conversion of Indebtedness or Disqualified Equity Interests of the Borrower or any Restricted Subsidiary of the Borrower owed to a Person other than a Loan Party or a Restricted Subsidiary of a Loan Party not previously applied for a purpose (including a Cure Amount) other than use in the Cumulative Credit, plus

(d)    100% of the fair market value (as reasonably determined by the Borrower) of marketable securities or other property received by the Borrower or a Restricted Subsidiary from any Person other than a Loan Party or a Restricted Subsidiary contributed to the common capital of the Borrower or in exchange for, or for the net cash proceeds of, the issuance of Qualified Equity Interests of the Borrower contributed to the common capital of the Borrower, received after the Closing Date (other than Excluded Contributions or any amount designated as a Cure Amount or used for Equity Funded Employee Plan Costs), plus

(e)    100% of the aggregate amount received by the Borrower or any Restricted Subsidiary of the Borrower in cash and Cash Equivalents from:

(i)    the sale, transfer or other disposition (other than to the Borrower or any such Restricted Subsidiary) of the Equity Interests of an Unrestricted Subsidiary or any minority Investments, or

(ii)    any dividend or other distribution by an Unrestricted Subsidiary or received in respect of minority Investments, or

(iii)    any interest, returns of principal, repayments and similar payments by such Unrestricted Subsidiary or received in respect of any minority Investment,

provided that in the case of clauses (i), (ii) and (iii), in each case, to the extent that the Investment corresponding to the designation of such Subsidiary as an Unrestricted Subsidiary or any subsequent Investment in such Unrestricted Subsidiary or minority Investment, as applicable, was made in reliance on the Cumulative Credit pursuant to Section 7.02(c)(iii)(C)(y) or Section 7.02(n)(y), provided, further, that no increase in the Cumulative Credit pursuant to this clause (e) shall result in a duplicative increase in any applicable Investment basket in Section 7.02 by virtue of a Return thereon, plus

(f)    in the event any Unrestricted Subsidiary has been re-designated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary, the fair market value of the Investments of the Borrower and the Restricted Subsidiaries made in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), in each case to the extent the original Investment in such Unrestricted Subsidiary was made after the Closing Date pursuant to Section 7.02(c)(iii)(C)(y) or Section 7.02(n)(y), plus

(g)    [reserved], plus

(h)    an amount equal to any net after-tax returns in cash and Cash Equivalents (including dividends, interest, distributions, returns of principal, sale proceeds, repayments, income and similar amounts) actually received by any Loan Party in respect of any Investments pursuant to Section 7.02 (other than Sections 7.02(c)(iii)(C)(y) and Section 7.02(n)(y)); provided that no increase in the Cumulative Credit pursuant to this clause (h) shall result in a duplicative increase in any applicable Investment basket in Section 7.02 by virtue of a Return thereon, plus

(i)    to the extent not required to prepay Loans in accordance with Section 2.05(b), the aggregate amount of all Net Proceeds actually received by the Borrower or any Restricted Subsidiary in connection with the sale, transfer or other disposition of any assets of any Unrestricted Subsidiary since the Closing Date, plus

(j)    [reserved], plus

(k)    an amount equal to Declined Proceeds, minus

(l)    any amount of the Cumulative Credit used to make Investments pursuant to Section 7.02(c)(iii)(C)(y), Section 7.02(i)(iii)(B) or Section 7.02(n)(y) after the Closing Date and prior to such time, minus

(m)    any amount of the Cumulative Credit used to pay dividends or make distributions or other Restricted Payments pursuant to Section 7.06(f)(A) or 7.06(g) after the Closing Date and prior to such time, minus

(n)    any amount of the Cumulative Credit used to make payments or distributions in respect of Junior Financings pursuant to Section 7.13 after the Closing Date and prior to such time.

“Cumulative Retained Excess Cash Flow Amount” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to the aggregate cumulative sum of the Retained Percentage of Excess Cash Flow for all Excess Cash Flow Periods ending after the Closing Date and prior to such date.

“Cure Amount” has the meaning set forth in Section 8.04(a).

“Cure Expiration Date” has the meaning set forth in Section 8.04(a).

“Current Assets” means, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis at any date of determination, all assets (other than cash and Cash Equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits (but excluding assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees and derivative financial instruments).

“Current Liabilities” means, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness, (b) the current portion of interest expense, (c) accruals for current or deferred Taxes based on income or profits, (d) accruals of any costs or expenses related to restructuring reserves, (e) deferred revenue, (f) any Revolving Credit Exposure or Revolving Credit Loans and (g) the current portion of pension liabilities.

“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning set forth in Section 2.05(b)(viii).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, without cure or waiver hereunder, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2.0% per annum; provided that with respect to a Eurocurrency Rate Loan or a EURIBOR Loan, as the case may be, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of Lender Default.

“Discount Prepayment Accepting Lender” has the meaning set forth in Section 2.05(a)(v)(B)(2).

“Discount Range” has the meaning set forth in Section 2.05(a)(v)(C)(1).

“Discount Range Prepayment Amount” has the meaning set forth in Section 2.05(a)(v)(C)(1).

“Discount Range Prepayment Notice” means a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.05(a)(v)(C) substantially in the form of Exhibit E-4.

“Discount Range Prepayment Offer” means the irrevocable written offer by a Lender, substantially in the form of Exhibit E-5, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning set forth in Section 2.05(a)(v)(C)(1).

“Discount Range Proration” has the meaning set forth in Section 2.05(a)(v)(C)(3).

“Discounted Prepayment Determination Date” has the meaning set forth in Section 2.05(a)(v)(D)(3).

“Discounted Prepayment Effective Date” means in the case of a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offer or Borrower Solicitation of Discounted Prepayment Offer, five Business Days following the Specified Discount Prepayment Response Date, the Discount Range Prepayment Response Date or the Solicited Discounted Prepayment Response Date, as applicable, in accordance with Section 2.05(a)(v)(B)(1), 2.05(a)(v)(C)(1) or 2.05(a)(v)(D)(1), respectively, unless a shorter period is agreed to between the Borrower and the Auction Agent.

“Discounted Term Loan Prepayment” has the meaning set forth in Section 2.05(a)(v)(A).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale or issuance of Equity Interests (other than directors’ qualifying shares or other shares required by applicable Law) in a Restricted Subsidiary) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than (i) solely for Qualified Equity Interests and cash in lieu of fractional shares or (ii) solely at the discretion of the issuer), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and the termination of all outstanding Letters of Credit (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized, back-stopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer or deemed reissued under another agreement reasonably acceptable to the applicable L/C Issuer)), (b) is redeemable at the option of the holder thereof (other than (i) solely for Qualified Equity Interests and cash in lieu of fractional shares or (ii) as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and the termination of all outstanding Letters of Credit (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized, back-stopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer or deemed reissued under another agreement reasonably acceptable to the applicable L/C Issuer)), in whole or in part, (c) provides for the scheduled payments of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Latest Maturity Date at the time of issuance of such Equity Interests; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of the Borrower or the Restricted Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Borrower or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Institution” means such Persons who are competitors of the Borrower and its Subsidiaries that are separately identified in writing by the Borrower to the Administrative Agent from time to time and any of their Affiliates (other than any such Affiliate that is affiliated with a financial investor in such Person and that is not itself an operating company or otherwise an Affiliate of an operating company so long as such Affiliate is a bona fide Fund) that are either (a) identified in writing by the Borrower to the Administrative Agent from time to time or (b) clearly identifiable on the basis of such Affiliate’s name.

“Distressed Person” has the meaning set forth in the definition of “Lender-Related Distress Event.”

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, as of any date of determination by the Administrative Agent (or the L/C Issuer, as the case may be), (a) as to any amount denominated in Dollars, the amount thereof at such time, and (b) as to any amount denominated in any other currency, the equivalent amount in Dollars as determined by the Administrative Agent (or the L/C Issuer, as the case may be) based on the Exchange Rate (determined in respect of the most recent Revaluation Date).

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield” shall mean, as to any Indebtedness, the effective yield on such Indebtedness in the reasonable determination of the Administrative Agent in consultation with the Borrower and consistent with generally accepted financial practices, taking into account the applicable interest rate margins, any interest rate floors (the effect of which floors shall be determined in a manner set forth in the proviso below), or similar devices and all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (i) the remaining weighted average life to maturity of such Indebtedness and (ii) the four years following the date of incurrence thereof) payable generally to Lenders or other institutions providing such Indebtedness, but excluding any arrangement, commitment, structuring, underwriting, ticking, or other similar fees payable in connection therewith that are not generally shared with the relevant Lenders and, if applicable, consent fees for an amendment paid generally to consenting Lenders; provided that with respect to any Indebtedness that includes a “LIBOR floor” or “Base Rate floor,” (a) to the extent that the Eurocurrency Rate or Base Rate (without giving effect to any floors in such definitions), as applicable, on the date that the Effective Yield is being calculated is less than such floor, the amount of such difference shall be deemed added to the interest rate margin for such Indebtedness for the purpose of calculating the Effective Yield and (b) to the extent that the Eurocurrency Rate or Base Rate (without giving effect to any floors in such definitions), as applicable, on the date that the Effective Yield is being calculated is greater than such floor, then the floor shall be disregarded in calculating the Effective Yield.

“Eligible Assignee” has the meaning set forth in Section 10.07(a)(i).

“Embargoed Person” has the meaning set forth in Section 6.21(c).

“EMC” means Emerging Markets Communications, LLC, a Delaware limited liability company and wholly owned subsidiary of the Borrower.

“EMC Acquisition” means the acquisition by the Borrower of 100% of the Equity Interests of EMC Intermediate pursuant to the EMC Acquisition Agreement.

“EMC Acquisition Agreement” means that certain Interest Purchase Agreement by and between EMC Parent, as seller, and the Borrower, as buyer (together with the exhibits, annexes and disclosure schedules thereto, as amended, supplemented or modified from time to time).

“EMC Acquisition Transactions” means, collectively, (i) the EMC Acquisition, (ii) the amendments to the Existing Credit Agreements entered into in connection with the EMC Acquisition, and (iii) the payment of any fees or expenses incurred or paid by the Borrower or any of its Subsidiaries in connection with the foregoing.

“EMC Holdings” means EMC Acquisition, LLC, a Delaware limited liability company.

“EMC Intermediate” means EMC Intermediate, LLC, a Delaware limited liability company and direct parent of EMC Holdings.

“EMC Parent” means EMC Acquisition Holdings, LLC, a Delaware limited liability company.

“Enforcement Qualifications” has the meaning set forth in Section 5.04.

“Engagement Letter” means the Engagement Letter, dated as of December 7, 2016, among the Borrower and the Arrangers.

“Environment” means indoor air, ambient air, surface water, groundwater, drinking water, land surface, subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means any applicable Law relating to the prevention of pollution or the protection of the Environment and natural resources, and the protection of human health and safety as it relates to the Environment.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation and remediation, fines, penalties or indemnities), of the Loan Parties or any Restricted Subsidiary resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement to the extent liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Funded Employee Plan Costs” means cash costs or expenses, incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Qualified Equity Interests of the Borrower (other than amounts designated as Excluded Contributions, any amount designated as a Cure Amount or any amount used in the Cumulative Credit or to incur Contribution Indebtedness).

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities); provided that any instrument evidencing Indebtedness convertible or exchangeable for Equity Interests shall not be deemed to be Equity Interests unless and until such instrument is so converted or exchanged.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with a Loan Party or any Restricted Subsidiary within the meaning of Section 414(b) or (c) of the Code or Section 4001 of ERISA (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code or Section 302 of ERISA).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA) or insolvent (within the meaning of Section 4245 of ERISA) or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (d) a determination that any Pension Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (e) the filing of a notice of intent to terminate, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for, and that could reasonably be expected to result in, the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) with respect to a Pension Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (h) a failure by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate to make a required contribution to a Multiemployer Plan; (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to a Loan Party or any Restricted Subsidiary; or (j) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party, any Restricted Subsidiary or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBOR” means, with respect to any EURIBOR Loan for any Interest Period, the rate per annum equal to the Banking Federation of the European Union EURIBOR Rate (“BFEA EURIBOR”), as published by Bloomberg (or another commercially available source providing quotations of BFEA EURIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., Brussels time, two TARGET Days prior to the commencement of such Interest Period, for deposits in Euros (for delivery on the first day of such Interest Period) with a term equivalent to such EURIBOR Period; provided that if such rate is not available at such time for any reason, then the “EURIBOR” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which the Administrative Agent’s London branch (or other branch or Affiliate) would offer in the European interbank market at approximately 11:00 a.m. (London time) two TARGET Days prior to the commencement of such Interest Period for deposits in Euros for delivery on the first day of such Interest Period in same day funds in the approximate amount of such EURIBOR Loan being made or converted. Notwithstanding the foregoing, if the EURIBOR, determined as provided above, would otherwise be less than zero, then EURIBOR shall be deemed to be zero for all purposes.

“EURIBOR Loan” means a Revolving Credit Loan or any portion thereof bearing interest by reference to EURIBOR.

“Euro”, “EUR” and “€” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Rate” means:

(a)    for any Interest Period with respect to a Eurocurrency Rate Loan, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the interest settlement rates for deposits in Dollars (as published by Reuters on page LIBOR01 of the Reuters Screen (or another commercially available source providing quotations of such rate as designated by the Administrative Agent from time to time)) (as set forth by (i) the Intercontinental Exchange Group, (ii) any publicly available successor service or entity that has been authorized by the U.K. Financial Conduct Authority to administer the London Interbank Offered Rate or (iii) any publicly available service selected by the Administrative Agent that has been nominated by such an entity as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “Eurocurrency Rate” shall be the interest rate per annum determined by the Administrative Agent in consultation with the Borrower, and

(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on such date by reference to the interest settlement rates for deposits in Dollars (as published by Reuters on page LIBOR01 of the Reuters Screen (or another commercially available source providing quotations of such rate as designated by the Administrative Agent from time to time)) with a term of one month (as set forth by (i) the InterContinental Exchange Group, (ii) any publicly available successor service or entity that has been authorized by the U.K. Financial Conduct Authority to administer the London Interbank Offered Rate or (iii) any publicly available service selected by the Administrative Agent that has been nominated by such an entity as an authorized information vendor for the purpose of displaying such rates);

in the case of clauses (a) and (b) above, multiplied by Statutory Reserves; provided that (i) in the case of clauses (a) and (b) above, the Eurocurrency Rate with respect to Initial Term Loans, shall not be less than 1.00% per annum and (ii) in no event shall the Eurocurrency Rate be less than zero.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurocurrency Rate.”

“Event of Default” has the meaning set forth in Section 8.01.

“Excess Cash Flow” means, for any period, an amount equal to:

(a)    the sum, without duplication, of:

(i)    Consolidated Net Income for such period,

(ii)    an amount equal to the amount of all non-cash charges (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income,

(iii)    decreases in Consolidated Working Capital for such period (other than any such decreases arising from acquisitions or dispositions (outside of the ordinary course of business) by the Borrower and its Restricted Subsidiaries completed during such period),

(iv)    an amount equal to the aggregate net non-cash loss on Dispositions by the Borrower and its Restricted Subsidiaries during such period (other than sales in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income,

(v)    expenses deducted from Consolidated Net Income during such period in respect of expenditures made during any prior period for which a deduction from Excess Cash Flow was made in such period pursuant to clause (b)(xi), (xii), (xiii), (xv) or (xvi) below, and

(vi)    cash income or gain (actually received in cash) excluded from the calculation of Consolidated Net Income for such period pursuant to the definition thereof, minus

(b)    the sum, without duplication, of:

(i)    an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income, and cash charges included in clauses (a) through (k) of the definition of “Consolidated Net Income”,

(ii)    without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Capital Expenditures or acquisitions of intellectual property or Capitalized Software Expenditures to the extent not expensed or accrued during such period and made in cash during such period, except to the extent that such Capital Expenditures or acquisitions were financed with the proceeds of the incurrence of Indebtedness (other than Revolving Credit Loans or extensions of credit under any other revolving credit facility or similar facility or other short term Indebtedness) by such Person or any of its Restricted Subsidiaries,

(iii)    the aggregate amount of all principal payments of Indebtedness of the Borrower or its Restricted Subsidiaries, except to the extent financed with the proceeds of the incurrence of Indebtedness (other than Revolving Credit Loans or extensions of credit under any other revolving credit facility or similar facility or other short term Indebtedness) by such Person or any of its Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Leases and (B) the amount of any scheduled repayment of Initial Term Loans pursuant to Section 2.07(a), Extended Term Loans, Refinancing Term Loans, Incremental Term Loans, Replacement Term Loans or Incremental Equivalent Debt and any mandatory prepayment of Term Loans pursuant to Section 2.05(b)(ii) to the extent required due to a Disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase but excluding (X) all other prepayments, buybacks and purchases of Term Loans by the Borrower(but excluding prepayments referred to in clause (B) above) and (Y) all prepayments of Revolving Credit Loans, Extended Revolving Credit Loans, Refinancing Revolving Credit Loans and Incremental Revolving Loans) and all prepayments in respect of any other revolving credit facility, except to the extent there is an equivalent permanent reduction in commitments thereunder,

(iv)    an amount equal to the aggregate net non-cash gain on Dispositions by the Borrower and its Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(v)    increases in Consolidated Working Capital for such period (other than any such increases arising from acquisitions or dispositions by the Borrower and its Restricted Subsidiaries during such period),

(vi)    cash payments by the Borrower and its Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and its Restricted Subsidiaries other than Indebtedness to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income, except to the extent financed with the proceeds of the incurrence of Indebtedness (other than

Revolving Credit Loans or extensions of credit under any other revolving credit facility or similar facility or other short term Indebtedness) by such Person or any of its Restricted Subsidiaries,

(vii)    without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Investments and acquisitions made in cash during such period pursuant to Section 7.02 (other than Section 7.02(a), (c), (h), (l), (r)(ii), (u) and (w)), except to the extent that such Investments and acquisitions were financed with the proceeds of the incurrence of Indebtedness (other than Revolving Credit Loans or extensions of credit under any other revolving credit facility or similar facility or other short term Indebtedness) by such Person or any of its Restricted Subsidiaries,

(viii)    the amount of Restricted Payments paid during such period pursuant to Section 7.06(c), (f), (g) (other than with respect to clauses (c) and (d) under the definition of “Cumulative Credit”), (i) and (j) and (k), except to the extent such Restricted Payments were financed with the proceeds of the incurrence of Indebtedness (other than Revolving Credit Loans or extensions of credit under any other revolving credit facility or similar facility or other short term Indebtedness) by such Person or any of its Restricted Subsidiaries,

(ix)    the aggregate amount of expenditures actually made by the Borrower and its Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period, except to the extent such expenditures were financed with the proceeds of the incurrence of Indebtedness (other than Revolving Credit Loans or extensions of credit under any other revolving credit facility or similar facility or other short term Indebtedness) by such Person or any of its Restricted Subsidiaries,

(x)    the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and its Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness, except to the extent such payments were financed with the proceeds of the incurrence of Indebtedness (other than Revolving Credit Loans or extensions of credit under any other revolving credit facility or similar facility or other short term Indebtedness) by such Person or any of its Restricted Subsidiaries,

(xi)    without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower and its Restricted Subsidiaries pursuant to binding contracts or executed letters of intent (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions, Investments (other than Investments made pursuant to Section 7.02(a), (c) or (r)(ii) or (v)), Capital Expenditures, Capitalized Software Expenditures or acquisitions of intellectual property (to the extent not expensed) to be consummated or made, plus any restructuring cash expenses, pension payments or tax contingency payments that have been added to Excess Cash Flow pursuant to clause (a)(ii) above required to be made, in each case during the period of four consecutive fiscal quarters of the Borrower following the end of such period; provided that to the extent the aggregate amount actually utilized to finance such acquisitions, Investments, Capital Expenditures, Capitalized Software Expenditures or acquisitions of intellectual property during such period of four consecutive fiscal quarters (excluding any portion thereof financed with the proceeds of the incurrence of Indebtedness (other than

Revolving Credit Loans or extensions of credit under any other revolving credit facility or similar facility or other short term Indebtedness)) is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters,

(xii)    the amount of cash taxes (including penalties and interest or tax reserves) paid in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period,

(xiii)    cash expenditures in respect of Swap Contracts during such period to the extent not deducted in arriving at such Consolidated Net Income,

(xiv)    any payment of cash to be amortized or expensed over a future period and recorded as a long-term asset (so long as any such amortization or expense in such future period is added back to Excess Cash Flow in such future period as provided in clause (a)(ii) above),

(xv)    reimbursable or insured expenses incurred during such fiscal year to the extent that such reimbursement has not yet been received and to the extent not deducted in arriving at such Consolidated Net Income,

(xvi)    [reserved], and

(xvii)    cash expenditures for costs and expenses in connection with acquisitions or Investments, dispositions and the issuance of equity interests or Indebtedness, except to the extent deducted in arriving at such Consolidated Net Income.

Notwithstanding anything in the definition of any term used in the definition of “Excess Cash Flow” to the contrary, all components of Excess Cash Flow shall be computed for the Borrower and its Restricted Subsidiaries on a consolidated basis.

“Excess Cash Flow Period” means (A) initially, the period from January 1, 2017 to December 31, 2017, and (B) thereafter, each succeeding fiscal year of the Borrower, but in all cases for purposes of calculating the Cumulative Retained Excess Cash Flow Amount shall only include such fiscal years (or other period) for which financial statements and a Compliance Certificate have been delivered in accordance with Sections 6.01(a) and 6.02(a) and for which any prepayments required by Section 2.05(b)(i) (if any) have been made (it being understood that the Retained Percentage of Excess Cash Flow for any Excess Cash Flow Period shall be included in the Cumulative Retained Excess Cash Flow Amount regardless of whether a prepayment is required by Section 2.05(b)(i)).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Rate” means on any day with respect to any currency other than Dollars, the rate at which such currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m. (London time) on such day on the Reuters World Currency Page for such currency; in the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such agreement, the Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m. (New York City time) on such date for the purchase of Dollars for delivery two Business Days later.

“Excluded Assets” means (i) any fee owned real property (other than Material Real Properties) and any leasehold rights and interests in real property (including landlord waivers, estoppels and collateral access letters), (ii) motor vehicles, airplanes and other assets subject to certificates of title, to the extent a Lien therein cannot be perfected by the filing of a UCC financing statement, (iii) commercial tort claims where the amount of damages claimed by the applicable Loan Party is less than $5,000,000, (iv) governmental licenses, state or local franchises, charters and authorizations and any other property and assets to the extent that the Administrative Agent may not validly possess a security interest therein under, or such security interest is restricted by, applicable Laws (including, without limitation, rules and regulations of any Governmental Authority or agency) or the pledge or creation of a security interest in which would require governmental consent, approval, license or authorization, other than to the extent such prohibition or limitation is rendered ineffective under the UCC or other applicable Law notwithstanding such prohibition (but excluding proceeds of any such governmental license), (v) any lease, license, permit or agreement to the extent that, and so long as, a grant of a security interest therein (A) is prohibited by applicable Law other than to the extent such prohibition is rendered ineffective under the UCC or other applicable Law notwithstanding such prohibition, (B) to the extent and for so long as it would violate the terms thereof (in each case, after giving effect to the relevant provisions of the UCC or other applicable Laws) or would give rise to a termination right thereunder in favor of a party thereto other than the Borrower or a Guarantor (except to the extent such provision is overridden by the UCC or other applicable Laws), in each case, other than the proceeds thereof and (a) excluding any such agreement that relates to Credit Agreement Refinancing Indebtedness or Permitted Ratio Debt and (b) only to the extent that and for so long as such limitation on such pledge or security interest is otherwise permitted under Section 7.09, or (C) would result in adverse tax consequences (other than immaterial tax payments) as reasonably determined by the Borrower in consultation with the Administrative Agent, (vi) Margin Stock, (vii) Equity Interests and assets of (A) Unrestricted Subsidiaries, special purpose entities and not for profit subsidiaries and (B) captive insurance Subsidiaries, (viii) Equity Interests in joint ventures and non-wholly owned Subsidiaries, in each case, which cannot be pledged without the consent of a third party (that is not a Loan Party), to the extent such consent has not been obtained (other than to the extent such limitation is rendered ineffective under the UCC or other applicable law), (ix) any property subject to a Lien permitted by Section 7.01(u) or (aa) (to the extent relating to a Lien originally incurred pursuant to Section 7.01(u)) to the extent that a grant of a security interest therein would violate or invalidate such underlying obligations or create a right of termination in favor of any other party thereto (other than a Loan Party) or otherwise require consent thereunder (after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law), (x) letter of credit rights, except to the extent constituting support obligations for other Collateral as to which perfection of the security interest in such other Collateral is accomplished solely by the filing of a UCC financing statement (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a UCC financing statement), (xi) cash and Cash Equivalents (other than cash and Cash Equivalents representing proceeds of Collateral as to which perfection of the security interest in such proceeds is accomplished solely by the filing of a UCC financing statement), deposit and other bank and securities accounts (including securities entitlements and related assets) (in each case, other than proceeds of Collateral held in such accounts as to which perfection of the security interest in such proceeds is accomplished solely by the filing of a UCC financing statement) and any other assets requiring perfection through control agreements or by “control” (other than in respect of (x) certificated Equity Interests in wholly owned Restricted Subsidiaries and (y) promissory notes, which Equity Interests and/or promissory notes, as the case may be, are otherwise required to be pledged) and (xii) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application (or any registration that issues therefrom) under applicable federal law; provided, however, that Excluded Assets shall not include any Proceeds, substitutions or replacements of any Excluded Assets referred to in clauses (i) through (xii) (unless such Proceeds, substitutions or replacements would independently constitute Excluded Assets referred to in clauses (i) through (xii)). Neither Borrower nor any Guarantor shall be required to take any action under the law of any non-U.S. jurisdiction to create or perfect a security interest in any assets located outside the United States or any other assets that require such action, including any intellectual property registered in any non-U.S. jurisdiction (and no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction shall be required).

“Excluded Contribution” means, at any time, the amount of cash capital contributions to the Borrower or net after-tax proceeds from the sale or issuance of Qualified Equity Interests of the Borrower actually received by the Borrower as a cash common equity contribution (or issuances of debt securities (other than debt securities that are contractually subordinated to the Obligation) that have been converted into or exchanged for any such Qualified Equity Interests) (other than any amount designated as a Cure Amount or Contribution Indebtedness, used for Equity Funded Employee Plan Costs or included for purposes of determining the Cumulative Credit).

“Excluded Information” has the meaning set forth in Section 2.05(a)(v)(F).

“Excluded Subsidiary” means (a) any Subsidiary that is not a wholly-owned Domestic Subsidiary of the Borrower or a Guarantor, (b) any Subsidiary that is prohibited or restricted by applicable Law or by Contractual Obligations existing on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) from guaranteeing the Obligations or if guaranteeing the Obligations would require governmental (including regulatory) consent, approval, license or authorization, (c) any other Subsidiary with respect to which, in the reasonable judgment of the Borrower and the Administrative Agent, the burden or cost of providing a Guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (d) any not-for-profit Subsidiaries, (e) any Unrestricted Subsidiaries, (f) any CFC Holding Company, (g) any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary that is a CFC, (h) captive insurance Subsidiaries and (i) each other Restricted Subsidiary acquired pursuant to a Permitted Acquisition permitted hereunder and financed with assumed secured Indebtedness, and each Restricted Subsidiary acquired in such Permitted Acquisition permitted hereunder that guarantees such Indebtedness, in each case to the extent that, and for so long as, the documentation relating to such Indebtedness to which such Subsidiary is a party prohibits such Subsidiary from guaranteeing the Obligations and such prohibition was not created in contemplation of such Permitted Acquisition permitted hereunder.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of the security interest would otherwise have become effective with respect to such Swap Obligation but for such Guarantor’s failure to constitute an “eligible contract participant” at such time. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Executive Order” has the meaning set forth in Section 6.21(a).

“Existing Credit Agreements” means, collectively, (i) that certain First Lien Credit Agreement, dated as of July 1, 2015, by and among, inter alios, EMC, as borrower, the Company, as a guarantor, the lenders from time to time party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent, and (ii) that certain Second Lien Credit Agreement, dated as of July 1, 2015, by and among, inter alios, EMC, as borrower, the Company, as a guarantor, the lenders from time to time party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent.

“Existing L/C Issuer” means Citibank, N.A.

“Existing Letters of Credit” means any letters of credit outstanding on the Closing Date and listed on Schedule 1.01(A) hereto.

“Expiring Credit Commitment” has the meaning set forth in Section 2.04(g).

“Extended Revolving Credit Commitments” has the meaning set forth in Section 2.16(a).

“Extended Revolving Credit Loans” means one or more Classes of Revolving Credit Loans that result from an Extension Amendment.

“Extended Term Loans” has the meaning set forth in Section 2.16(a).

“Extension” has the meaning specified in Section 2.16(a).

“Extension Amendment” has the meaning set forth in Section 2.16(c).

“Extension Request” has the meaning set forth in Section 2.16(a).

“Facility” means the Revolving Credit Facility, a given series of Extended Revolving Credit Commitments, a given Class of Incremental Revolving Credit Commitments, a given Refinancing Series of Refinancing Revolving Credit Loans, the Term Facility, a given series of Extended Term Loans, a given Class of Incremental Term Loans or a given Refinancing Series of Refinancing Term Loans, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future Treasury regulations or other administrative guidance promulgated thereunder, any agreement entered into pursuant to Section 1471(b) of the Code and any intergovernmental agreements (and related laws and regulations) implementing the foregoing.

“FCC” means the Federal Communications Commission.

“FCC Authorizations” means all Licenses issued or granted by the FCC in connection with the operation of the business of the Borrower or any Restricted Subsidiary of the Borrower, all renewals and extensions thereof, and all applications filed with the FCC to which the Borrower or any Restricted Subsidiary of the Borrower is a party.

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank on the Business

Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” means the Fee Letter, dated as of December 7, 2016, among the Borrower and Citigroup.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“Fixed Amounts” has the meaning set forth in Section 1.12.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Casualty Event” has the meaning set forth in Section 2.05(b)(vi).

“Foreign Disposition” has the meaning set forth in Section 2.05(b)(vi).

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to or by, or entered into with, any Loan Party or any Restricted Subsidiary with respect to employees outside the United States.

“Foreign Subsidiary” means any direct or indirect Restricted Subsidiary which is not a Domestic Subsidiary.

“Foreign Subsidiary Excess Cash Flow” has the meaning set forth in Section 2.05(b)(v).

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is primarily engaged in making, purchasing, holding or otherwise investing in loans, bonds and other extensions of credit in the ordinary course.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that, subject to Section 1.03, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof (including through conforming changes made consistent with IFRS) on the operation of such provision (or if the

Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof (including through conforming changes made consistent with IFRS), then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Granting Lender” has the meaning set forth in Section 10.07(h).

“Guarantee” means, as to any Person, without duplication, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness of the payment or performance of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning set forth in Section 11.01.

“Guarantors” has the meaning set forth in the definition of “Collateral and Guarantee Requirement” and shall include the Borrower (solely with respect to its Secured Obligations other than its direct Secured Obligations as a primary obligor (as opposed to a guarantor) under the Loan Documents, a Treasury Services Agreement or a Secured Hedge Agreement), JV Holdings and each other Restricted Subsidiary of the Borrower that shall have become a Guarantor pursuant to Section 6.11, it being understood and agreed that the Borrower in its sole discretion may cause any Restricted Subsidiary that is not a Guarantor to Guarantee the Obligations by causing such Restricted Subsidiary to execute a Joinder Agreement, and any such Restricted Subsidiary shall be a Guarantor and Subsidiary Guarantor hereunder for all purposes.

“Guaranty” means, collectively, the guaranty of the Obligations by the Guarantors pursuant to this Agreement.

“Hazardous Materials” means all materials, pollutants, contaminants, chemicals, compounds, constituents, substances or wastes, in any form, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, mold, medical waste, in each case regulated under Environmental Laws.

“Hedge Bank” means with respect to any Secured Hedge Agreement or a Treasury Services Agreement, any Person that is the Administrative Agent, a Lender, an Affiliate of the Administrative Agent or an Affiliate of a Lender, in each case, at the time it enters into such agreement, in its capacity as a party thereto and, in each case, that is designated a “Hedge Bank” with respect to such Secured Hedge Agreement or Treasury Services Agreement, as applicable, in a writing from the Borrower to the Administrative Agent, and (other than a Person already party hereto as the Administrative Agent or a Lender) that delivers to the Administrative Agent a letter agreement reasonably satisfactory to it (x) appointing the Administrative Agent as its agent under the applicable Loan Documents and (y) agreeing to be bound by Sections 10.05, 10.15 and 10.16 and Article 9 as if it were a Lender.

“Honor Date” has the meaning set forth in Section 2.03(c)(i).

“Identified Participating Lenders” has the meaning set forth in Section 2.05(a)(v)(C)(3).

“Identified Qualifying Lenders” has the meaning set forth in Section 2.05(a)(v)(D)(3).

“IFRS” means international accounting standards as promulgated by the International Accounting Standards Board.

“Immaterial Subsidiary” means any Subsidiary that is not a Material Subsidiary.

“Incremental Amendment” has the meaning set forth in Section 2.14(f).

“Incremental Commitments” has the meaning set forth in Section 2.14(a).

“Incremental Equivalent Debt” has the meaning set forth in Section 7.03(y).

“Incremental Facility” means any credit facility established with respect to any Incremental Commitments in accordance with Section 2.14 and any Incremental Equivalent Debt.

“Incremental Facility Closing Date” has the meaning set forth in Section 2.14(d).

“Incremental Lenders” has the meaning set forth in Section 2.14(c).

“Incremental Loan” has the meaning set forth in Section 2.14(b).

“Incremental Request” has the meaning set forth in Section 2.14(a).

“Incremental Revolving Credit Commitments” has the meaning set forth in Section 2.14(a).

“Incremental Revolving Credit Lender” has the meaning set forth in Section 2.14(c).

“Incremental Revolving Loan” has the meaning set forth in Section 2.14(b).

“Incremental Term Commitments” has the meaning set forth in Section 2.14(a).

“Incremental Term Lender” has the meaning set forth in Section 2.14(c).

“Incremental Term Loan” has the meaning set forth in Section 2.14(b).

“Incurrence Based Amounts” has the meaning set forth in Section 1.12.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following:

(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)    all obligations, contingent or otherwise, of such Person as an account party in respect of outstanding letters of credit (including standby and commercial), bankers’ acceptances and bank guaranties;

(c)    net obligations of such Person under any Swap Contract;

(d)    all obligations of such Person to pay the deferred purchase price of property or services;

(e)    Indebtedness (excluding prepaid interest thereon) of others secured by a Lien on property owned or being purchased by such Person, whether or not such Indebtedness shall have been assumed by such Person;

(f)    all Attributable Indebtedness;

(g)    all obligations of such Person in respect of Disqualified Equity Interests if and to the extent that the foregoing would constitute indebtedness or a liability in accordance with GAAP; and

(h)    to the extent not otherwise included above, all Guarantees of such Person in respect of Indebtedness of others described in clauses (a) through (g) in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Net Debt, (B) in the case of the Borrower and its Restricted Subsidiaries, exclude all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business and (C) exclude (i) trade accounts and accrued expenses payable in the ordinary course of business, (ii) any earn-out obligation until such obligation is not paid after becoming due and payable, (iii) accruals for payroll and other liabilities accrued in the ordinary course of business, (iv) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller and (v) Indebtedness of any parent entity appearing on the balance sheet of the Borrower, or by reason of push down accounting under GAAP. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) that is expressly made non-recourse or limited recourse (limited solely to the assets securing such Indebtedness) to such Person shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes” means, with respect to any Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, all Taxes imposed on or with respect to any payment under any Loan Documents, other than (i) any Taxes imposed on or measured by its net income, however denominated, and franchise (and similar) Taxes imposed on it in lieu of net income Taxes, in each case imposed by a jurisdiction as a result of such recipient being organized in or having its principal office or, in the case of any Lender, applicable Lending Office in such jurisdiction, or as a result of any other present or former connection between such recipient and such jurisdiction, other than any connections arising solely from executing, delivering, being a party to, engaging in any transactions pursuant to, performing its obligations under, receiving payments under, or enforcing, any Loan Document, (ii) any Taxes attributable to the failure of such Agent or Lender to comply with Section 3.01(d), (iii) any branch profits Taxes imposed by the United States under Section 884(a) of the Code, or any similar Tax, imposed by any jurisdiction described in clause (a), (iv) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 3.07(a)), any U.S. federal withholding Tax that is in effect and would apply to amounts payable hereunder pursuant to a Law in effect at the time such Lender becomes a party to this Agreement, or designates a new Lending Office, except to the extent such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower or any Guarantor with respect to such withholding Tax pursuant to Section 3.01, and (v) any U.S. federal withholding Taxes imposed under FATCA.

“Indemnitees” has the meaning set forth in Section 10.05.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged and that is independent of the Borrower and its Affiliates.

“Information” has the meaning set forth in Section 10.08.

“Initial Facilities” means the Initial Revolving Credit Facility and the Initial Term Facility.

“Initial Revolving Credit Borrowing” means one or more borrowings of Revolving Credit Loans or issuances or deemed issuances of Letters of Credit on the Closing Date as specified in the definition of the term “Permitted Initial Revolving Credit Borrowing Purposes”.

“Initial Revolving Credit Facility” means the Revolving Credit Commitments on the Closing Date and the Revolving Credit Loans made with respect thereto.

“Initial Term Commitment” means, as to each Term Lender, its obligation to make an Initial Term Loan to the Borrower pursuant to Section 2.01(a) in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01(a) under the caption “Initial Term Commitment” or in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Section 2.14). The aggregate amount of the Initial Term Commitments is $500,000,000.

“Initial Term Facility” means the Initial Term Commitments and the Initial Term Loans made thereunder.

“Initial Term Loans” means the term loans made by the Lenders on the Closing Date to the Borrower pursuant to Section 2.01(a).

“Intellectual Property Security Agreement” has the meaning set forth in the Security Agreement.

“Interest Coverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for such Test Period to (b) the sum of (i) Consolidated Cash Interest Expense of the Borrower and its Restricted Subsidiaries for such Test Period and (ii) all cash dividends paid or payable on preferred Disqualified Equity Interests of such Person during such period other than to such Person or a Loan Party.

“Interest Payment Date” means, (a) as to any Eurocurrency Rate Loan or any EURIBOR Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a Eurocurrency Rate Loan or any EURIBOR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates, (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made and (c) to the extent necessary to create a fungible Class of Term Loans, on any Business Day that any additional Term Loans are incurred.

“Interest Period” means, as to each Eurocurrency Rate Loan or EURIBOR Loan, the period commencing on the date such Eurocurrency Rate Loan or EURIBOR Loan, as applicable, is disbursed or converted to or continued as a Eurocurrency Rate Loan or EURIBOR Loan, as the case may be, and ending on the date one, two, three or six months thereafter, or to the extent agreed by each Lender of such Eurocurrency Rate Loan or EURIBOR Loan, 12 months or less than one month (but other than a one week period unless consented to by the Administrative Agent) thereafter, as selected by the Borrower in its Committed Loan Notice; provided that:

(a)    any Interest Period that would otherwise end on a day that is not a Business Day (or, in the case of a EURIBOR Loan, a TARGET Day) shall be extended to the next succeeding Business Day or TARGET Day, as applicable, unless such Business Day or TARGET Day, as applicable, falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day or TARGET Day, as applicable;

(b)    any Interest Period (other than an Interest Period having a duration of less than one month) that begins on the last Business Day (or, in the case of a EURIBOR Loan, a TARGET Day) of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day or TARGET Day, as applicable, of the calendar month at the end of such Interest Period; and

(c)    no Interest Period shall extend beyond the applicable Maturity Date.

Notwithstanding the foregoing, any Interest Period may be adjusted by the Administrative Agent to the extent necessary to create a fungible Class of Term Loans.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person in another Person by (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of the Borrower and its Restricted Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment, less (except in the case of (x) Investments made using the Cumulative Credit pursuant to Section 7.02(c)(iii)(C)(y) or Section 7.02(n)(y) and (y) Returns which increase the Cumulative Credit pursuant to clause (h) of the definition thereof) any Returns of the Borrower or a Restricted Subsidiary in respect of such Investment.

“IP Rights” has the meaning set forth in Section 5.15.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Joinder Agreement” means a joinder agreement substantially in the form of Joinder Agreement attached as Exhibit J hereto or in such other form agreed by the Administrative Agent.

“Junior Financing” has the meaning set forth in Section 7.13(a).

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Junior Financing Prepayment” has the meaning set forth in Section 7.13(a).

“Junior Secured Financing” has the meaning set forth in the proviso at the end of Section 7.03.

“JV Holdings” means (i) EMC-JV Holdco LLC, a Delaware limited liability company, or (ii) any other Restricted Subsidiary entitled to allocations and distributions with respect to the Equity Interests of WMS, in each case of clauses (i) and (ii), which Restricted Subsidiary shall be a Subsidiary Guarantor.

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Extended Revolving Credit Commitments, Incremental Revolving Credit Commitments, Refinancing Revolving Credit Commitments, Extended Term Loans, Incremental Term Loans, Refinancing Term Loans, Replacement Term Loans and Refinancing Term Commitments, in each case as extended in accordance with this Agreement from time to time.

“Latest Revolving Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any Revolving Commitment or, in each case, any Revolving Credit Loans pursuant thereto, determined after giving effect to any extension of the maturity dates hereunder and assuming, in the case of any maturity or expiration date that is determined by reference to the satisfaction or non-satisfaction of any condition, that such maturity date is to occur on the latest of the dates specified therefor.

“Latest Term Loan Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any Term Loan hereunder, determined after giving effect to any extension of the maturity dates hereunder and assuming, in the case of any maturity or expiration date that is determined by reference to the satisfaction or non-satisfaction of any condition, that such maturity date is to occur on the latest of the dates specified therefore.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share or other applicable share provided for under this Agreement.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Disbursement” means a payment or disbursement made by a L/C Issuer under any Letter of Credit issued by it.

“L/C Issuer” means Citi, the Existing L/C Issuer and any other Lender that becomes an L/C Issuer in accordance with Section 2.03(k) or 10.07(j), in each case, in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder. In the event that there is more than one L/C Issuer at any time, references herein and in the other Loan Documents to the L/C Issuer shall be deemed to refer to the L/C Issuer in respect of the applicable Letter of Credit or to all L/C Issuers, as the context requires.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 2.03(o). For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“LCA Election” has the meaning set forth in Section 1.12.

“LCA Test Date” has the meaning set forth in Section 1.12.

“Lender” has the meaning set forth in the introductory paragraph to this Agreement and, as the context requires, includes an L/C Issuer and a Swing Line Lender, and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.”

“Lender Default” means (i) the refusal (which may be given verbally or in writing and has not been retracted) or failure of any Lender to make available its portion of any incurrence of Loans or L/C Obligations, which refusal or failure is not cured within two Business Days after the date of such refusal or failure, unless such Lender notifies the Administrative Agent in writing that such refusal or failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in writing) has not been satisfied, (ii) the failure of any Lender to pay over to the Administrative Agent, the Swing Line Lender, the L/C Issuer, or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, unless the subject of a good faith dispute, (iii) a Lender has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations under this Agreement or has stated publicly that it will generally not comply with its funding obligations under any loan agreements, credit agreements, and other similar agreements, (iv) a Lender has failed to confirm in a manner reasonably satisfactory to the Administrative Agent that it will comply with its funding obligations under this Agreement (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (iv) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (v) a Distressed Person has admitted in writing that it is insolvent or such Distressed Person becomes subject to a Lender-Related Distress Event.

“Lender-Related Distress Event” shall mean, with respect to any Lender or any other Person that directly or indirectly controls such Lender (each, a “Distressed Person”), (i) a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, (ii) a custodian, conservator, receiver, or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, (iii) such Distressed Person, or any Person that directly or indirectly controls such Distressed Person or is subject to a forced liquidation, (iv) such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any governmental authority having regulatory authority over such Distressed Person to be, insolvent or bankrupt or (v) such Distressed Person becomes the subject of a Bail-in Action; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Lender or any Person that directly or indirectly controls such Lender by a governmental authority or an instrumentality thereof.

“Lending Office” means, as to any Lender, such office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit; provided, however, that any commercial letter of credit issued hereunder shall provide solely for cash payment upon presentation of a sight draft. Each Existing Letter of Credit shall be deemed to be a “Letter of Credit” issued on the Closing Date for all purposes of the Loan Documents.

“Letter of Credit Application” means an application for the issuance or amendment of a Letter of Credit substantially in the form of Exhibit I or another form which is acceptable to the relevant L/C Issuer in its reasonable discretion.

“Letter of Credit Expiration Date” means the day that is five Business Days prior to the scheduled Maturity Date then in effect for the applicable Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $15,000,000 and (b) the aggregate amount of the Revolving Credit Commitments. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“License” means any license, registration, accreditation, approval, qualification, provider number, right, privilege, consent, permit or other authorization issued by any Governmental Authority (including the FCC), together with any amendments, supplements and other modifications thereto.

“Licensed Activities” means, with respect to any Person, any transactions, investments or other activities by such Person in or with a Sanctioned Country to the extent that such transactions, investments or other activities are in compliance with a license issued to such Person by OFAC, the U.S. Department of State, or the U.S. Department of Commerce Bureau of Industry and Security, as required by the applicable requirements of Law.

“Lien” means, with respect to any asset, any mortgage, deed of trust, pledge, hypothecation, collateral assignment, security deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest of any kind or nature in respect of such asset (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Acquisition” has the meaning set forth in Section 1.12.

“Loan” means an extension of credit under Article 2 by a Lender to the Borrower in the form of a Term Loan, Revolving Credit Loan or Swing Line Loan (including any Initial Term Loans, any Incremental Term Loans and any extensions of credit under any Revolving Commitment Increase or any Incremental Revolving Credit Commitment, any Extended Term Loans and any extensions of credit under any Extended Revolving Credit Commitment, any Refinancing Term Loans and any extensions of credit under any Refinancing Revolving Credit Commitment and any Replacement Term Loans).

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Collateral Documents, (iv) any Refinancing Amendment, Incremental Amendment or Extension Amendment, (v) each Letter of Credit Application, (vi) any other document or instrument designated by the Borrower and the Administrative Agent as a “Loan Document” and (vii) any amendment or joinder (including, without limitation, any Joinder Agreement) to this Agreement.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“LTM EBITDA” means Consolidated EBITDA for the most recent four fiscal quarter period for which financial statements have been delivered pursuant to Section 4.01(e), 6.01(a) or (b), determined on Pro Forma Basis.

“Macquarie” means Macquarie Capital (USA) Inc.

“Margin Stock” shall have the meaning assigned to such term in Regulation U of the Board of Governors of the Federal Reserve System, or any successor thereto.

“Master Agreement” has the meaning set forth in the definition of “Swap Contract.”

“Material Adverse Effect” means any event, change or condition that, individually or in the aggregate, has had, or would reasonably be expected to have a material adverse effect on (i) the business, assets, financial condition or results of operations of the Borrower and its Restricted Subsidiaries, taken as a whole, (ii) the ability of the Borrower and the Guarantors (taken as a whole) to perform their payment obligations under any Loan Document to which the Borrower or any of the Loan Parties is a party or (iii) the material rights and remedies of the Administrative Agent and the Lenders under the Loan Documents, taken as a whole, including the legality, validity, binding effect or enforceability of the Loan Documents.

“Material Domestic Subsidiary” means, at any date of determination, each of the Borrower’s Domestic Subsidiaries that are Restricted Subsidiaries (a) whose total assets at the last day of the most recent Test Period were equal to or greater than 5.0% of Total Assets at such date or (b) whose gross revenues for such Test Period were equal to or greater than 5.0% of the consolidated gross revenues of the Borrower and its Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the Closing Date, Domestic Subsidiaries that are not Guarantors solely because they do not meet the thresholds set forth in clauses (a) or (b) comprise in the aggregate more than 5.0% of Total Assets as of the end of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 6.01 or more than 5.0% of the consolidated gross revenues of the Borrower and its Restricted Subsidiaries for such Test Period, then the Borrower shall, not later than 45 days after the date by which financial statements for such quarter or Test Period, as applicable, are required to be delivered pursuant to this Agreement (or such longer period as the Administrative Agent may agree in its reasonable discretion), (i) designate in writing to the Administrative Agent one or more of such Domestic Subsidiaries as “Material Domestic Subsidiaries” to the extent required such that the foregoing condition ceases to be true and (ii) comply with the provisions of Section 6.11 applicable to such Subsidiary.

“Material Foreign Subsidiary” means, at any date of determination, each of the Borrower’s Foreign Subsidiaries (a) whose total assets at the last day of the most recent Test Period were equal to or greater than 5.0% of Total Assets at such date or (b) whose gross revenues for such Test Period were equal to or greater than 5.0% of the consolidated gross revenues of the Borrower and its Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the Closing Date, Foreign Subsidiaries not meeting the thresholds set forth in clauses (a) or (b) comprise in the aggregate more than 5.0% of Total Assets as of the end of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 6.01 or more than 5.0% of the consolidated gross revenues of the Borrower and its Restricted Subsidiaries for such Test Period, then the Borrower shall, not later than 45 days after the date by which financial statements for such quarter or Test Period, as applicable, are required to be delivered pursuant to this Agreement (or such longer period as the Administrative Agent may agree in its reasonable discretion), (i) designate in writing to the Administrative Agent one or more of such Foreign Subsidiaries as “Material Foreign Subsidiaries” to the extent required such that the foregoing condition ceases to be true and (ii) comply with the provisions of the definition of “Collateral and Guarantee Requirement.”

“Material Non-Public Information” means information which is (a) not publicly available, (b) material with respect to the Borrower and its Subsidiaries or their respective securities for purposes of United States federal and state securities laws and (c) not of a type that would be publicly disclosed in connection with any issuance by the Borrower or any of its Subsidiaries of debt or equity securities issued pursuant to a public offering, a Rule 144A offering or other private placement where assisted by a placement agent.

“Material Real Property” means any fee-owned Real Property located in the United States that is owned by any Loan Party and that has a fair market value in excess of $5,000,000 (at the Closing Date or, with respect to Real Property acquired after the Closing Date, at the time of acquisition, in each case, as reasonably estimated by the Borrower in good faith).

“Material Subsidiary” means any Material Domestic Subsidiary or any Material Foreign Subsidiary.

“Maturity Date” means (i) with respect to the Initial Term Loans, the sixth anniversary of the Closing Date; (ii) with respect to the Revolving Credit Facility, the fifth anniversary of the Closing Date; (iii) with respect to any tranche of Extended Term Loans or Extended Revolving Credit Commitments, the final maturity date as specified in the applicable Extension Amendment, (iv) with respect to any Incremental Term Loans or Incremental Revolving Credit Commitments, the final maturity date as specified in the applicable Incremental Amendment, (v) with respect to any Refinancing Term Loans or Refinancing Revolving Credit Commitments, the final maturity date as specified in the applicable Refinancing Amendment, and (vi) with respect to any Replacement Term Loans, the final maturity date as specified in the applicable agreement relating thereto; provided that, in each case, if such day is not a Business Day, the Maturity Date shall be the Business Day immediately succeeding such day.

“Maximum Rate” has the meaning set forth in Section 10.10.

“Minimum Extension Condition” has the meaning set forth in Section 2.16(b).

“Minimum Tender Condition” has the meaning set forth in Section 2.18(b).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Policies” has the meaning set forth in the definition of “Collateral and Guarantee Requirement.”

“Mortgaged Properties” has the meaning set forth in the definition of “Collateral and Guarantee Requirement.”

“Mortgages” means collectively, the deeds of trust, trust deeds, hypothecs and mortgages made by the Loan Parties in favor or for the benefit of the Administrative Agent on behalf of the Secured Parties creating and evidencing a Lien on a Mortgaged Property in form and substance reasonably satisfactory to the Administrative Agent and any other mortgage executed and delivered pursuant to Sections 6.11 and 6.13, in each case, as the same may from time to time be amended, restated, supplemented or otherwise modified.

“MTN” means Maritime Telecommunications Network, Inc., a Colorado corporation.

“MTN Acquisition” means the acquisition of MTN by EMC on July 1, 2015, pursuant to the MTN Acquisition Agreement.

“MTN Acquisition Agreement” means that certain Agreement and Plan of Merger, dated as of April 21, 2015 (together with the exhibits, annexes and disclosure schedules thereto, as amended, supplemented or modified from time to time), by and among EMC Parent, Scisco Parent, Inc., a Delaware corporation, Scisco Merger Sub, Inc., a Washington corporation, EMC and SeaMobile, Inc., a Washington corporation.

“MTN Acquisition Transactions” means, collectively, (i) the MTN Acquisition, (ii) the initial closing of the Existing Credit Agreements, and (iii) the payment of any fees or expenses incurred or paid by the Borrower or any of its Subsidiaries in connection with the foregoing.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which a Loan Party, any Restricted Subsidiary or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six plan years, has made or been obligated to make contributions.

“Net Proceeds” means:

(a)    100% of the cash proceeds actually received by the Borrower or any of the Restricted Subsidiaries (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but in each case only as and when received) from any Disposition or Casualty Event, net of (i) attorneys’

fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees and expenses actually incurred in connection therewith, (ii) the principal amount of any Indebtedness that is secured by a Lien (other than a Lien that ranks pari passu with or is subordinated to the Liens securing the Obligations) on the asset subject to such Disposition or Casualty Event and that is required to be repaid in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents), together with any applicable premium, penalty, interest and breakage costs, (iii) in the case of any Disposition or Casualty Event by a non-wholly owned Restricted Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (iii)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a wholly owned Restricted Subsidiary as a result thereof, (iv) Taxes paid or reasonably estimated to be payable or, without duplication, permitted to be paid as a result thereof, (v) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) related to any of the applicable assets and (y) retained by the Borrower or any of the Restricted Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such Disposition or Casualty Event occurring on the date of such reduction) and (vi) any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition (provided that, to the extent that any amounts are released from such escrow to the Borrower or a Restricted Subsidiary, such amounts net of any related expenses shall constitute Net Proceeds); provided that, subject to the restrictions set forth in Section 7.05(j), if the Borrower or any of its Restricted Subsidiaries use any portion of such proceeds to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Borrower or its Restricted Subsidiaries (other than current assets) or to make Permitted Acquisitions or any acquisition of all or substantially all the assets of, or all the Equity Interests (other than directors’ qualifying shares) in, a Person (other than a Company Party) or division or line of business of a Person (other than a Company Party) (or any subsequent investment made in a Person (other than a Company Party), division or line of business previously acquired), in each case within 12 months of such receipt, such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 12 months of such receipt, so used or contractually committed to be so used (it being understood that if any portion of such proceeds are not so used within such 12-month period but within such 12-month period are contractually committed to be used, then upon the termination of such contract or if such Net Proceeds are not so used within the later of such 12-month period and 180 days from the entry into such contractual commitment, such remaining portion shall constitute Net Proceeds as of the date of such termination or expiry without giving effect to this proviso); provided, further, that no proceeds realized in a single transaction or series of related transactions shall constitute Net Proceeds unless (x) such proceeds shall exceed $4,000,000 or (y) the aggregate net proceeds excluded under clause (x) shall exceed $8,000,000 in any fiscal year (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds under this clause (a)), and

(b)    100% of the cash proceeds from the incurrence, issuance or sale by the Borrower or any of the Restricted Subsidiaries of any Indebtedness, net of all taxes paid or reasonably estimated to be payable as a result thereof and fees (including investment banking fees and discounts), commissions, costs and other expenses, in each case incurred in connection with such incurrence, issuance or sale.

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to the Borrower, the Borrower and their Restricted Subsidiaries shall be disregarded.

“Non-Consenting Lender” has the meaning set forth in Section 3.07(d).

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Non-Expiring Credit Commitment” has the meaning set forth in Section 2.04(g).

“Non-Extension Notice Date” has the meaning set forth in Section 2.03(b)(iii).

“Note” means a Term Note, a Revolving Credit Note or a Swing Line Note, as the context may require.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party and its Restricted Subsidiaries arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or Restricted Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of their Restricted Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit fees, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender may elect to pay or advance on behalf of such Loan Party in accordance with the terms of the Loan Documents; provided that in no event shall “Obligations” include any Cash Management Obligations or any Obligations under Secured Hedge Agreements.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Offered Amount” has the meaning set forth in Section 2.05(a)(v)(D)(1).

“Offered Discount” has the meaning set forth in Section 2.05(a)(v)(D)(1).

“OID” means original issue discount.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Applicable Indebtedness” has the meaning set forth in Section 2.05(b)(ii).

“Other Applicable Indebtedness Pro Rata Amount” has the meaning set forth in Section 2.05(b)(ii).

“Other Taxes” has the meaning set forth in Section 3.01(b).

“Outstanding Amount” means (a) with respect to the Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the outstanding principal Dollar Equivalent amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the outstanding Dollar Equivalent amount thereof on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Overnight Rate” means, for any day, the greater of the Federal Funds Effective Rate and an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Par Capital” means PAR Investment Partners, L.P., and any of its Controlled Investment Affiliates.

“Participant” has the meaning set forth in Section 10.07(e).

“Participant Register” has the meaning set forth in Section 10.07(e).

“Participating Lender” has the meaning set forth in Section 2.05(a)(v)(C)(2).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Perfection Certificate” means a certificate substantially in the form of Exhibit II to the Security Agreement or any other form reasonably approved by the Administrative Agent, as the same shall be supplemented from time to time.

“Permitted Acquisition” has the meaning set forth in Section 7.02(i).

“Permitted Debt Exchange” shall have the meaning provided in Section 2.18(a).

“Permitted Debt Exchange Notes” means Indebtedness in the form of unsecured, first lien, second lien or other junior lien notes; provided that such Indebtedness (i) meets the Permitted Other Debt Conditions, (ii) the covenants of such Indebtedness are, taken as a whole, not materially more restrictive to Parent and the Restricted Subsidiaries than those contained in the Loan Documents (except for (x)

covenants or other provisions applicable only to periods after the Maturity Date of the applicable Facility existing at the time of incurrence or issuance of such of such Permitted Debt Exchange Notes and (y) any financial maintenance covenant to the extent such covenant is also added for the benefit of the Lenders under any applicable existing corresponding Facility) or otherwise reflect market terms and conditions (as reasonably determined by the Borrower) at the time of incurrence or issuance of such Permitted Debt Exchange Notes, (iii) does not mature prior to the day that is 91 days after the Latest Maturity Date of the Term Loans, (iv) such Indebtedness is not at any time Guaranteed by any Subsidiary other than Guarantors, (v) to the extent secured, such Indebtedness is not secured by property other than the Collateral, and (vi) if such Indebtedness is secured, the requirements in the proviso at the end of Section 7.03 have been satisfied.

“Permitted Debt Exchange Offer” shall have the meaning provided in Section 2.18(a)

“Permitted First Priority Refinancing Debt” means any Permitted First Priority Refinancing Notes and any Permitted First Priority Refinancing Loans.

“Permitted First Priority Refinancing Loans” means any Credit Agreement Refinancing Indebtedness in the form of secured loans incurred by the Borrower in the form of one or more tranches of loans under this Agreement; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Liens securing the Obligations and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral, or (ii) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors.

“Permitted First Priority Refinancing Notes” means any Credit Agreement Refinancing Indebtedness in the form of secured Indebtedness incurred by the Borrower in the form of one or more series of senior secured notes; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Liens securing the Obligations and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors, (iii) such Indebtedness does not have scheduled amortization or payments of principal (other than customary offers to repurchase upon a change of control, asset sale or event of loss, a customary acceleration right after an event of default and “AHYDO” payments) on or prior to the date that is the Latest Maturity Date at the time such Indebtedness is incurred or issued. Permitted First Priority Refinancing Notes will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Initial Revolving Credit Borrowing Purposes” means (i) any working capital, capital expenditure or general corporate purposes (including acquisitions, investments, restricted payments, and other transactions not prohibited by the this Agreement), and (ii) the issuance or deemed issuance of Letters of Credit in replacement of, or as a backstop for, letters of credit of the Borrower or its Subsidiaries outstanding on the Closing Date.

“Permitted Junior Priority Refinancing Debt” means Credit Agreement Refinancing Indebtedness constituting secured Indebtedness incurred by the Borrower or any Subsidiary Guarantor in the form of one or more series of junior lien secured notes or junior lien secured loans; provided that (i) such Indebtedness is secured by the Collateral on a junior priority basis to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral and (ii) such Indebtedness meets the Permitted Other Debt Conditions. Permitted Junior Lien Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Other Debt Conditions” means that such applicable Indebtedness does not mature or have scheduled amortization payments of principal or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligations, except (w) customary asset sale, initial public offering or change of control or similar event provisions, (x) maturity payments and customary mandatory prepayments for a customary bridge financing which, subject to customary conditions, provides for automatic conversion or exchange into Indebtedness that otherwise complies with the requirements of this definition, (y) “AHYDO” payments or (z) mandatory prepayments in respect of excess cash flow to the extent that prepayments are made first to the Initial Term Loans and to other Indebtedness secured by Liens that are pari passu with the Liens securing the Initial Facilities (to the extent required by the Loan Documents or the terms of such other Indebtedness) or such prepayments are declined by any holder of such Term Loans or such other Indebtedness), in each case prior to the Latest Maturity Date at the time such Indebtedness is incurred.

“Permitted Ratio Debt” means Indebtedness incurred by the Borrower or any Restricted Subsidiary in an aggregate principal amount not to exceed the greater of $25,000,000 and 20.0% of LTM EBITDA, in each case determined at the time of incurrence; plus an additional unlimited amount, so long as immediately after giving Pro Forma Effect thereto and to the use of the proceeds thereof, (x) if such Indebtedness is unsecured Indebtedness (or is not secured by a Lien on the Collateral), either (I) the Consolidated Total Net Leverage Ratio (determined on a Pro Forma Basis in accordance with Section 1.09 and without netting the cash proceeds of any such Indebtedness for the purposes of such calculation) is no greater than 4.75:1.00 or (II) the Interest Coverage Ratio (calculated on a Pro Forma Basis) for the end of the most recent Test Period is not less than 2.00:1.00; (y) if such Indebtedness is secured by Liens that are junior to the Liens securing the Obligations, the Consolidated Senior Secured Net Leverage Ratio (determined on a Pro Forma Basis in accordance with Section 1.09 and without netting the cash proceeds of any such Indebtedness being so incurred for the purposes of such calculation) is no greater than 4.00:1.00 and (z) if such Indebtedness is secured by a Lien on the Collateral that is pari passu with the Liens securing the Obligations, the Consolidated First Lien Net Leverage Ratio (determined on a Pro Forma Basis in accordance with Section 1.09 and without netting the cash proceeds of any such Indebtedness being so incurred for the purposes of such calculation) is no greater than the Closing Date Consolidated First Lien Net Leverage Ratio; provided that such Indebtedness (i)(A) in the case of clause (z) above, shall have a maturity date that is after the Latest Term Loan Maturity Date (other than with respect to revolving Indebtedness and Indebtedness the maturity date of which can be extended subject to any customary “bridge” conditions to a date that is after the Latest Term Loan Maturity Date at the time such Indebtedness is incurred) or the Latest Revolving Maturity Date (in the case of revolving Indebtedness), in each case, at the time such Indebtedness is incurred, and (B) in the case of clauses (x) and (y) above, shall have a maturity date that is at least ninety-one (91) days after the Latest Term Loan Maturity Date (other than with respect to revolving Indebtedness and Indebtedness the maturity date of which can be extended subject to any customary “bridge” conditions to a date that is at least ninety-one (91) days after the Latest Term Loan Maturity Date at the time such Indebtedness is incurred) or at least ninety-one (91) days after the Latest Revolving Maturity Date (in the case of revolving Indebtedness), in each case, at the time such Indebtedness is incurred, (ii)(A) in the case of clause (z) above, shall have a Weighted Average Life To Maturity greater than the remaining Weighted Average Life To Maturity of any then-existing Term Loans, and (B) in the case of clauses (x) and (y) above, shall satisfy the Permitted Other Debt Conditions, (iii) if such Indebtedness is incurred or guaranteed on a secured basis by a Loan Party, shall satisfy the requirements in the proviso at the end of Section 7.03, (iv) shall have covenants, terms and conditions (excluding (A) pricing and optional prepayment or redemption terms and (B) covenants or other provisions applicable only to periods after the Latest Term Loan Maturity Date (in the case of term loans or notes) or the Latest Revolving Maturity Date (in the case of revolving Indebtedness), in each case, at the time of incurrence or issuance of such Indebtedness) that reflect market covenants, terms and conditions at the time of incurrence or issuance of such Indebtedness, (iv) shall not have any more restrictive financial maintenance covenants (unless such covenants are also added for the benefit of the Lenders under this Agreement (but if the applicable maintenance covenant is a “springing” financial maintenance covenant applicable only to revolving Indebtedness, such covenant shall be added only for the benefit of each Revolving Credit Facility and not for the benefit of any Facility in respect of Term Loans hereunder), which amendment to add any such covenant to this Agreement shall not require the consent of any Lender or Agent hereunder)) and (v) other than with respect to any such Indebtedness incurred by a Restricted Subsidiary that is not a Loan Party (subject to the limitations in the immediately following proviso), shall not be (i) Guaranteed by any Person that is not a Loan Party and (ii) to the extent secured, secured by any assets that do not constitute Collateral; provided further that if such Indebtedness is incurred or guaranteed by a Restricted Subsidiary that is not a Loan Party, such Indebtedness does not, together with any Indebtedness incurred by a Restricted Subsidiary that is not a Loan Party pursuant to Section 7.03(g) (including any Permitted Refinancing thereof, to the extent incurred or guaranteed by a Restricted Subsidiary that is not a Loan Party), exceed in the aggregate at any time outstanding the greater of $31,250,000 and 25% of LTM EBITDA, in each case determined at the time of incurrence.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, restructuring, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, restructured, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium thereon plus other amounts owing or paid related to such Indebtedness, and fees and expenses incurred, in connection with such modification, refinancing, refunding, renewal, restructuring, replacement or extension plus an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e) or (dd), such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e), (f) or (dd), at the time thereof, no Event of Default shall have occurred and be continuing, (d) if such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms (i) not materially less favorable (taken as a whole) (as reasonably determined by the Borrower) to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended or (ii) as otherwise reasonably acceptable to the Administrative Agent, and (e) if such Indebtedness being modified, refinanced, replaced, refunded, renewed or extended is Indebtedness permitted pursuant to Section 7.03(s) or 7.03(x), (i) to the extent such Indebtedness being modified, refinanced, replaced, refunded, renewed or extended is unsecured or secured by Liens that are subordinated to the Liens securing the Obligations, such modification, refinancing, replacement, refunding, renewal or extension is unsecured or (with respect to refinanced debt secured by Liens that are subordinated to the Liens securing the Obligations) secured by Liens that are subordinated to the Liens securing the Obligations on terms (x) at least as favorable (taken as a whole) (as reasonably determined by the Borrower) to the Lenders as those contained in the documentation (including any intercreditor or similar agreements) governing the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended or (y) otherwise reasonably acceptable to the Administrative Agent and (ii) notwithstanding anything contained in Section 7.03(c), such modification, refinancing, refunding, renewal, replacement or extension is incurred by one or more Persons who is an obligor of the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended.

“Permitted Repricing Amendment” has the meaning set forth in Section 10.01.

“Permitted Unsecured Refinancing Debt” means unsecured Indebtedness incurred by the Borrower or any Subsidiary Guarantor in the form of one or more series of senior unsecured notes or loans; provided that such Indebtedness constitutes Credit Agreement Refinancing Indebtedness and meets the Permitted Other Debt Conditions. Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) other than a Foreign Plan, established or maintained by any Loan Party or any Restricted Subsidiary or, with respect to any such plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning set forth in Section 6.01(d).

“Pledged Debt” has the meaning set forth in the Security Agreement.

“Pledged Equity” has the meaning set forth in the Security Agreement.

“Proceeding” has the meaning set forth in Section 10.05.

“Proceeds” has the meaning set forth in the Security Agreement.

“Pro Forma Basis” and “Pro Forma Effect” means, with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.09.

“Pro Rata Share” means, with respect to each Lender, at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments and, if applicable and without duplication, Term Loans of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or Facilities and, if applicable and without duplication, Term Loans under the applicable Facility or Facilities at such time; provided that, in the case of the Revolving Credit Facility, if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Projections” has the meaning set forth in Section 6.01(c).

“Public Lender” has the meaning set forth in Section 6.01(d).

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualifying Lender” has the meaning set forth in Section 2.05(a)(v)(D)(3).

“Quarterly Financial Statements” means the unaudited consolidated balance sheets and related consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the fiscal quarters ended March 31, 2016, June 30, 2016 and September 30, 2016.

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned or leased by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures.

“Refinanced Debt” has the meaning set forth in the definition of “Credit Agreement Refinancing Indebtedness”.

“Refinanced Term Loans” has the meaning set forth in Section 10.01.

“Refinancing” means the repayment, repurchase or other discharge of all Indebtedness of the Loan Parties for borrowed money outstanding immediately prior to the Closing Date in respect of the Existing Credit Agreements (other than Existing Letters of Credit that have been backstopped, cash collateralized or deemed issued hereunder) and termination of all commitments thereunder.

“Refinancing Amendment” means an amendment to this Agreement executed by each of (a) the Borrower, (b) the Administrative Agent, (c) each Additional Refinancing Lender and (d) each Lender that agrees to provide any portion of Refinancing Term Loans, Refinancing Term Commitments, Refinancing Revolving Credit Commitments or Refinancing Revolving Credit Loans incurred pursuant thereto, in accordance with Section 2.15.

“Refinancing Revolving Credit Commitments” means one or more Classes of Revolving Credit Commitments hereunder that result from a Refinancing Amendment.

“Refinancing Revolving Credit Loans” means one or more Classes of Revolving Credit Loans that result from a Refinancing Amendment.

“Refinancing Series” means all Refinancing Term Loans, Refinancing Term Commitments, Refinancing Revolving Credit Loans, or Refinancing Revolving Credit Commitments that are established pursuant to the same Refinancing Amendment (or any subsequent Refinancing Amendment to the extent such Refinancing Amendment expressly provides that the Refinancing Term Loans, Refinancing Term Commitments, Refinancing Revolving Credit Loans, or Refinancing Revolving Credit Commitments provided for therein are intended to be a part of any previously established Refinancing Series) and that provide for the same Effective Yield (other than, for this purpose, any original issue discount or upfront fees), if applicable, and amortization schedule.

“Refinancing Term Commitments” means one or more term loan commitments hereunder that fund Refinancing Term Loans of the applicable Refinancing Series hereunder pursuant to a Refinancing Amendment.

“Refinancing Term Loans” means one or more Classes of Term Loans hereunder that result from a Refinancing Amendment.

“Register” has the meaning set forth in Section 10.07(d).

“Registered Equivalent Notes” means, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Rejection Notice” has the meaning set forth in Section 2.05(b)(viii).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing or migrating in, into, onto or through the Environment or in an uncontained manner from or through any facility, property or equipment.

“Replacement Term Loans” has the meaning set forth in Section 10.01.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the otherwise applicable notice period has been waived by regulation or otherwise by the PBGC.

“Representative” means, with respect to any series of Indebtedness permitted hereby, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Request for Credit Extension” means (a) with respect to a Borrowing, continuation or conversion of Term Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Class Lenders” means, with respect to any Class on any date of determination, Lenders having more than 50% of the sum of (i) the outstanding Loans under such Class and (ii) the aggregate unused Commitments under such Class; provided, that the unused Term Commitment, Incremental Term Commitment, Refinancing Term Commitment, Revolving Credit Commitment, Incremental Revolving Credit Commitment and Refinancing Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Class Lenders.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Initial Term Commitments, Incremental Term Commitments and Refinancing Term Commitments and (c) aggregate unused Revolving Credit Commitments, unused Incremental Revolving Credit Commitments and unused Refinancing Revolving Credit Commitments; provided that the unused Term Commitment, Incremental Term Commitment, Refinancing Term Commitment, Revolving Credit Commitment, Incremental Revolving Credit Commitment and Refinancing Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Credit Lenders” means, as of any date of determination, Revolving Credit Lenders having more than 50% of the sum of the (a) Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and all L/C Obligations (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that unused Revolving Credit Commitment of, and the portion of the Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and all L/C Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Credit Lenders.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, chief administrative officer, secretary or assistant secretary, treasurer or assistant treasurer, controller or other similar officer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Cash” means cash and Cash Equivalents held by the Borrower and its Restricted Subsidiaries identified on such balance sheet as “restricted” (including cash or Cash Equivalents subject to a control agreement in favor of any Person other than the Administrative Agent, but excluding cash or Cash Equivalents restricted in favor of the Administrative Agent on behalf of all Secured Parties).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Borrower’s or a Restricted Subsidiary’s equity holders, partners or members (or the equivalent Persons thereof).

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Retained Percentage” means, with respect to any Excess Cash Flow Period, (a) 100% minus (b) the Applicable ECF Percentage with respect to such Excess Cash Flow Period.

“Returns” means, with respect to any Investment, any dividends, distributions, interest, fees, premium, return of capital, repayment of principal, income, profits (from a Disposition or otherwise) and other amounts received or realized in respect of such Investment.

“Revaluation Date” means (a) with respect to any applicable Revolving Credit Loan, each of the following: (i) each date of a Borrowing denominated in Euros, (ii) each date of a continuation of a Revolving Credit Loan denominated in Euros pursuant to Section 2.02, and (iii) during an Event of Default, such additional dates as the Administrative Agent shall reasonably request; (b) with respect to any Letter of Credit, each of the following: (i) a date on or about the date on which the applicable L/C Issuer receives a request from the Borrower for the issuance of a Letter of Credit denominated in Euros, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in Euros, and (iv) during an Event of Default, such additional dates as the Administrative Agent or the L/C Issuer shall reasonably request; and (c) with respect to the incurrence of any other Indebtedness, the date on which such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt.

“Revolving Commitment Increase” has the meaning set forth in Section 2.14(a).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurocurrency Rate Loans and EURIBOR Loans, having the same Interest Period, made by each of the Revolving Credit Lenders.

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower, (b) purchase participations in L/C Obligations in respect of Letters of Credit and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01(a) under the caption “Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Sections 2.14 and 10.07(b)). The aggregate Revolving Credit Commitments of all Revolving Credit Lenders shall be $85,000,000 on the Closing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Revolving Credit Exposure” means, as to each Revolving Credit Lender, the sum of the amount of the Outstanding Amount of such Revolving Credit Lender’s Revolving Credit Loans and its Pro Rata Share or other applicable share provided for under this Agreement of the L/C Obligations and the Swing Line Obligations at such time.

“Revolving Credit Facility” means the Revolving Credit Commitments, each Class of Incremental Revolving Credit Commitments, each series of Extended Revolving Credit Commitments, each Refinancing Series of Refinancing Revolving Credit Commitments and the Credit Extensions made thereunder.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time or, if the Revolving Credit Commitments have terminated, Revolving Credit Exposure.

“Revolving Credit Loans” has the meaning set forth in Section 2.01(b).

“Revolving Credit Note” means a promissory note of the Borrower payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit C-2 hereto, evidencing the aggregate Indebtedness of the Borrower to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender to the Borrower.

“S&P” means Standard & Poor’s Financial Services LLC, a division of McGraw Hill Financial, and any successor thereto.

“Same Day Funds” means immediately available funds.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) as applicable, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any comprehensive Sanctions (at the time of this Agreement, the Crimean region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or to the extent applicable, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in clauses (a) and (b).

“SEC” means the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any Swap Contract permitted under Article 7 that is entered into by and between the Borrower or any Restricted Subsidiary and any Hedge Bank, to the extent designated by the Borrower and such Hedge Bank as a “Secured Hedge Agreement” in writing to the Administrative Agent. The designation of any Secured Hedge Agreement shall not create in favor of such Hedge Bank any rights in connection with the management or release of Collateral or of the obligations of any Guarantor under the Loan Documents.

“Secured Obligations” means, collectively, the Obligations, the Cash Management Obligations and all obligations owing to the Secured Parties by the Borrower, the Borrower or any Restricted Subsidiary under any Secured Hedge Agreement (as such obligations may be amended, amended and restated, supplemented or otherwise modified from time to time (including any increases of the principal amount outstanding thereunder)), whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, fees, premiums, penalties, indemnifications, contract causes of action, costs, expenses or otherwise, excluding all Excluded Swap Obligations.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Hedge Banks and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means a security agreement substantially in the form of Exhibit F.

“Security Agreement Supplement” has the meaning set forth in the Security Agreement.

“Shareco” means Beijing Shareco Technologies Co., Ltd., a limited company organized under the laws of the PRC, and its Controlled Investment Affiliates (including, for the avoidance of doubt, Shareco Group of America, Inc., a Delaware corporation).

“Shareco America” means Shareco Group of America, Inc., a Delaware corporation.

“Shareco Excluded Amount” means any proceeds received by the Borrower or any Restricted Subsidiary from Shareco America’s purchase of up to $150 million of shares of the Borrower’s common stock in connection with the Shareco Transactions.

“Shareco Investment Agreement” means that certain Investment Agreement, dated as of November 8, 2016, by and among Shareco America, the Company, HNA Group Co., Ltd., a limited company organized under the laws of the PRC, and, upon execution of a joinder thereto as provided therein, Bluefocus (Beijing) Investment Management Co., Ltd., a limited company organized under the laws of the PRC, as amended in a manner not prohibited by the terms of this Agreement.

“Shareco JV” means a joint venture contemplated as of the Closing Date to be formed by Shareco and the Borrower (or their respective affiliates) for the purposes set forth in the Shareco Transaction Documents.

“Shareco Transaction Documents” means the Transaction Documents (as defined in the Shareco Investment Agreement), in each case, as the same may be amended, restated, amended and restated, supplemented, or otherwise modified in a manner not prohibited by the terms of this Agreement.

“Shareco Transactions” means all transactions contemplated by the Shareco Transaction Documents.

“Solicited Discount Proration” has the meaning set forth in Section 2.05(a)(v)(D)(3).

“Solicited Discounted Prepayment Amount” has the meaning set forth in Section 2.05(a)(v)(D)(1).

“Solicited Discounted Prepayment Notice” means a written notice of the Borrower of Solicited Discounted Prepayment Offers made pursuant to Section 2.05(a)(v)(D) substantially in the form of Exhibit E-6.

“Solicited Discounted Prepayment Offer” means the irrevocable written offer by each Lender, substantially in the form of Exhibit E-7, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning set forth in Section 2.05(a)(v)(D)(1).

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (i) the sum of the debt (including contingent liabilities) of such Person and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value (on a going concern basis) of the assets of the Person and its Subsidiaries, taken as a whole; (ii) the capital of such Person and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of such Person and its Subsidiaries, taken as a whole, contemplated as of the date hereof; and (iii) such Person and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations) beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under the Financial Accounting Standards Board’s Statement of Financial Accounting Standard No. 5).

“SPC” has the meaning set forth in Section 10.07(h).

“Specified Acquisition” means the acquisition by the Borrower or any other Loan Party that results in the Specified Person becoming a wholly-owned Subsidiary of the Borrower or any Loan Party.

“Specified Discount” has the meaning set forth in Section 2.05(a)(v)(B)(1).

“Specified Discount Prepayment Amount” has the meaning set forth in Section 2.05(a)(v)(B)(1).

“Specified Discount Prepayment Notice” means a written notice of the Borrower Offer of Specified Discount Prepayment made pursuant to Section 2.05(a)(v)(B) substantially in the form of Exhibit E-8.

“Specified Discount Prepayment Response” means the irrevocable written response by each Lender, substantially in the form of Exhibit E-9, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” has the meaning set forth in Section 2.05(a)(v)(B)(1).

“Specified Discount Proration” has the meaning set forth in Section 2.05(a)(v)(B)(3).

“Specified Junior Financing Obligations” means any obligations in respect of any Junior Financing in respect of which any Loan Party is an obligor in a principal amount in excess of the Threshold Amount.

“Specified Person” means the Person identified by the Borrower in writing to the Administrative Agent prior to the Closing Date.

“Specified Representations” means those representations and warranties made by the Loan Parties in Sections 5.01(a) and (b), Sections 5.02(a) and (b)(i), Section 5.04, Section 5.12, Section 5.16, Section 5.18 and Section 5.19.

“Specified Transaction” means the implementation of any Cost Savings Initiative, any Investment that results in a Person becoming a Restricted Subsidiary, any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, any Permitted Acquisition or any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of, or all or substantially all of the Equity Interests of, another Person or any Disposition of a business unit, line of business or division of the Borrower or a Restricted Subsidiary, the MTN Acquisition Transactions, the EMC Acquisition Transactions and the Transactions, in each case, whether by merger, consolidation, amalgamation or otherwise, or any incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility or line of credit), Restricted Payment, Incremental Revolving Credit Commitment, Incremental Revolving Loan or Incremental Term Loan in respect of which the terms of this Agreement require any test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect.”

“Statutory Reserves” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System of the United States (the “Board”) and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Eurocurrency Rate Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Submitted Amount” has the meaning set forth in Section 2.05(a)(v)(C)(1).

“Submitted Discount” has the meaning set forth in Section 2.05(a)(v)(C)(1).

“Subordinated Debt” means Indebtedness incurred by a Loan Party that is subordinated in right of payment to the prior payment of all Obligations of such Loan Party under the Loan Documents on terms customary for subordinated high yield notes at the time of incurrence or otherwise reasonably acceptable to the Administrative Agent.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity (excluding, for the avoidance of doubt, any charitable organizations, and any other Person that meets the requirements of Section 501(c)(3) of the Code) of which (i) a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, (ii) more than half of the issued share capital is at the time beneficially owned or (iii) the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

“Subsidiary Guarantor” means any Guarantor other than the Borrower.

“Successor Company” has the meaning set forth in Section 7.04(d).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Facility” means the swing line loan facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Lender” means Citi, in its capacity as provider of Swing Line Loans or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning set forth in Section 2.04(a).

“Swing Line Loan Notice” means a written notice of a Swing Line Borrowing pursuant to Section 2.04(b), which shall be substantially in the form of Exhibit B hereto.

“Swing Line Note” means a promissory note of the Borrower payable to any Swing Line Lender or its registered assigns, in substantially the form of Exhibit C-3 hereto, evidencing the aggregate Indebtedness of the Borrower to such Swing Line Lender resulting from the Swing Line Loans.

“Swing Line Obligations” means, as at any date of determination, the aggregate principal amount of all Swing Line Loans outstanding.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $15,000,000 and (b) the aggregate amount of the Revolving Credit Commitments. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Commitments.

“TARGET Day” means any day on which the Trans-European Automated Realtime Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euros.

“Target Person” has the meaning set forth in Section 7.02.

“Taxes” means all present or future taxes, duties, levies, imposts, assessments, withholdings (including backup withholding) or other similar charges imposed by any Governmental Authority including any interest, penalties and additions to tax applicable thereto.

“Term Borrowing” means a borrowing consisting of Term Loans of the same Type and Class and, in the case of Eurocurrency Rate Loans, having the same Interest Period, made by each of the Term Lenders pursuant to Section 2.01(a) or under any Incremental Amendment, Extension Amendment or Refinancing Amendment.

“Term Commitment” means, as to each Term Lender, its obligation to make a Term Loan to the Borrower hereunder, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Term Lender under this Agreement, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Term Lender pursuant to an Assignment and Assumption, (ii) an Incremental Amendment, (iii) a Refinancing Amendment, (iv) an Extension Amendment or (v) the incurrence of Replacement Term Loans. The initial amount of each Term Lender’s Commitment is set forth on Schedule 2.01(a) under the caption “Initial Term Commitment” or, otherwise, in the Assignment and Assumption, Incremental Amendment, Extension Amendment or Refinancing Amendment pursuant to which such Lender shall have assumed its Commitment, as the case may be.

“Term Facility” means (a) prior to the Closing Date, the Initial Term Commitments and (b) thereafter, each Class of Term Loans and/or Term Commitments.

“Term Lender” means, at any time, any Lender that has (a) an Initial Term Commitment, Incremental Term Commitment or Refinancing Term Commitment or (b) a Term Loan at such time.

“Term Loan” means any Initial Term Loan, Extended Term Loan, Incremental Term Loan, Refinancing Term Loan or Replacement Term Loan, as the context may require.

“Term Loan Increase” has the meaning set forth in Section 2.14(a).

“Term Note” means a promissory note of the Borrower payable to any Term Lender or its registered assigns, in substantially the form of Exhibit C-1 hereto, evidencing the aggregate Indebtedness of the Borrower to such Term Lender resulting from the Term Loans made by such Term Lender.

“Test Period” means, for any date of determination under this Agreement, the four consecutive fiscal quarters of the Borrower most recently ended as of such date of determination.

“Threshold Amount” means $20,000,000.

“Total Assets” means, at any date of determination, the total assets of the Borrower and its Restricted Subsidiaries as would be shown on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries prepared in conformity with GAAP at such date.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Transaction Expenses” means any fees or expenses incurred or paid by the Borrower or any of its Subsidiaries in connection with the Transactions (including expenses in connection with hedging transactions), this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Transactions” means, collectively, (a) the funding of the Initial Term Loans and the Initial Revolving Borrowing on the Closing Date and the execution and delivery of Loan Documents to be entered into on the Closing Date, (b) the Refinancing and (c) the payment of Transaction Expenses earned, due and payable on the Closing Date.

“Transferred Guarantor” has the meaning set forth in Section 11.09.

“Treasury Rate” means, with respect to a prepayment date, the weekly average yield as of such date of actually traded United States Treasury securities adjusted to a constant maturity of one year (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)).

“Treasury Services Agreement” means any agreement between the Borrower or any other Restricted Subsidiary and any Hedge Bank relating to Cash Management Services, to the extent designated by the Borrower and such Hedge Bank as a “Treasury Services Agreement” in writing to the

Administrative Agent. The designation of any Treasury Services Agreement shall not create in favor of such Hedge Bank any rights in connection with the management or release of Collateral or of the obligations of any Guarantor under the Loan Documents.

“Type” means, with respect to a Loan, its character as a Base Rate Loan, a Eurocurrency Rate Loan or a EURIBOR Loan.

“Uniform Commercial Code” or “UCC” means (i) the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or (ii) the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it applies to any item or items of Collateral. References in this Agreement and the other Loan Documents to specific sections of the Uniform Commercial Code are based on the Uniform Commercial Code as in effect in the State of New York on the date hereof. In the event such Uniform Commercial Code is amended or another Uniform Commercial Code described in clause (ii) is applicable, such Section reference shall be deemed to be references to the comparable Section in such amended or other Uniform Commercial Code.

“United States” and “U.S.” mean the United States of America.

“United States Tax Compliance Certificate” has the meaning set forth in Section 3.01(e)(ii)(C) and is in substantially the form of Exhibit G hereto.

“Unreimbursed Amount” has the meaning set forth in Section 2.03(c)(i).

“Unrestricted Subsidiary” means any Subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 6.14 subsequent to the Closing Date.

“Upfront Fees” has the meaning set forth in Section 2.09(c).

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“WMS” means Wireless Maritime Services, LLC, a Delaware limited liability company.

“WMS LLC Agreement” means that certain Limited Liability Company Agreement of WMS between AT&T Wireless Services, Inc. and MTN, dated as of February 19, 2004 (as amended, restated, amended and restated, supplemented, or otherwise modified and in effect as of the date hereof).

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)    The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c)    Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(d)    The term “including” is by way of example and not limitation.

(e)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(f)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(g)    For purposes of determining compliance with any Section of Article 7 at any time, in the event that any Lien, Investment, Indebtedness, Disposition, Restricted Payment, Affiliate transaction, Contractual Obligation or prepayment of Indebtedness meets the criteria of one or more than one of the categories of transactions permitted pursuant to any clause of such Sections, the Borrower, in its sole discretion, from time to time, may classify or reclassify such transaction or item (or portion thereof) and will only be required to include the amount and type of such transaction (or portion thereof) in any one category.

(h)    All references to “knowledge” of any Loan Party or a Restricted Subsidiary of the Borrower means the actual knowledge of a Responsible Officer.

(i)    The words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(j)    All references to any Person shall be constructed to include such Person’s successors and assigns (subject to any restriction on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all of the functions thereof.

(k)    The word “will” shall be construed to have the same meaning and effect as the word “shall.”

SECTION 1.03    Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein. Notwithstanding any other provision contained herein, (a) any lease that is treated as an operating lease for purposes of GAAP as of the date hereof shall not be treated as Indebtedness, Attributable Indebtedness or as a Capitalized Lease and shall continue to be treated as an operating lease (and any future lease, if it were in effect on the date hereof, that would be treated as an operating lease for purposes of GAAP as of the date hereof shall be treated as an operating lease), in each case for purposes of this Agreement, notwithstanding any actual or proposed change in GAAP after the date hereof and (b) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) Statement of Financial Accounting Standards 141R or ASC 805 (or any other financial accounting standard having a similar result or effect) or (ii) any election under Financial Accounting Standards Codification No. 825—Financial Instruments, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Borrower or any Subsidiary at “fair value” as defined therein.

SECTION 1.04    Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

SECTION 1.05    References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, refinancings, restatements, renewals, restructurings, extensions, supplements and other modifications thereto, but only to the extent that such amendments, refinancings, restatements, renewals, restructurings, extensions, supplements and other modifications are not prohibited by the Loan Documents; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 1.06    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.07    Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day.

SECTION 1.08    Cumulative Credit Transactions. If more than one action occurs on any given date the permissibility of the taking of which is determined hereunder by reference to the amount of the Cumulative Credit immediately prior to the taking of such action, the permissibility of the taking of each such action shall be determined independently and in no event may any two or more such actions be treated as occurring simultaneously.

SECTION 1.09    Pro Forma Calculations.

(a)    Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test contained in this Agreement, the Consolidated Total Net Leverage Ratio, the Consolidated First Lien Net Leverage Ratio, the Consolidated Senior Secured Net Leverage Ratio, Interest Coverage Ratio, Consolidated EBITDA and Total Assets shall be calculated on a pro forma basis to give effect to all Specified Transactions that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made in the manner prescribed by this Section 1.09; provided that notwithstanding anything to the contrary in Section 1.09(b), (c) or (d), when calculating the Consolidated First Lien Net Leverage Ratio for purposes of (i) the definition of “Applicable Rate” and (ii) determining actual compliance (and not compliance on a Pro Forma Basis) with any covenant pursuant to Section 7.11, the events described in this Section 1.09 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect. In addition, whenever a financial ratio or test is to be calculated on a pro forma basis, the reference to the “Test Period” for purposes of calculating such financial ratio or test shall be deemed to be a reference to, and shall be based on, the most recently ended Test Period for which internal financial statements of the Borrower are available (as determined in good faith by the Borrower); provided that the provisions of this sentence shall not apply for purposes of calculating the Consolidated First Lien Net Leverage Ratio or the Consolidated Total Net Leverage Ratio for purposes of the definition of “Applicable Rate” and determining actual compliance with Section 7.11 (other than for the purpose of determining pro forma compliance with Section 7.11), as applicable, each of which shall be based on the financial statements delivered pursuant to Section 6.01(a) or (b), as applicable, for the relevant Test Period.

(b)    For purposes of calculating any financial ratio or test (including the Consolidated Total Net Leverage Ratio, the Consolidated First Lien Net Leverage Ratio, the Consolidated Senior Secured Net Leverage Ratio, Interest Coverage Ratio, Consolidated EBITDA and Total Assets), Specified Transactions (with any incurrence or repayment of any Indebtedness in connection therewith to be subject to Section 1.09(d)) that have been made (i) during the applicable Test Period and (ii) if applicable as described in Section 1.09(a), subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio or test is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day (or, in case of the determination of Total Assets, the last day) of the applicable Test Period. If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.09, then such financial ratio or test (and Consolidated EBITDA and Total Assets) shall be calculated to give pro forma effect thereto in accordance with this Section 1.09.

(c)    Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower and include, for the avoidance of doubt, the amount of “run-rate” cost savings, operating expense reductions and synergies projected by the Borrower in good faith to be realized as a result of specified actions taken or expected to be taken (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period) and “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or expected to be taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements) net of the amount of actual benefits realized during such period from such actions, and any such adjustments shall be included in the initial pro forma calculations of such financial ratios or tests and during any subsequent Test Period in which the effects thereof are expected to be realized relating to such Specified Transaction; provided that (i) such amounts are (A) reasonably supportable and quantifiable in the good faith judgment of the Borrower, (B) reasonably anticipated to be realized not later than 18 months after the date of such Specified Transaction, and (C) no amounts shall be added pursuant to this Section 1.09(c) to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA, whether through a pro forma adjustment or otherwise, with respect to such period; provided that any increase to Consolidated EBITDA as a result of cost savings, operating expense reductions and synergies pursuant to this Section 1.09(c) shall be subject to the limitations set forth in clause (vii) of the definition of “Consolidated EBITDA.”

(d)    In the event that the Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness included in the calculations of any financial ratio or test, (i) during the applicable Test Period or (ii) subject to Section 1.09(a) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable Test Period.

(e)    At any time prior to March 31, 2017, any provision requiring the pro forma compliance with Section 7.11 shall be made assuming that compliance with the Consolidated First Lien Net Leverage Ratio set forth in Section 7.11 for the Test Period ending on March 31, 2017, is required with respect to the most recent Test Period prior to such time.

SECTION 1.10    Currency Generally. For purposes of determining compliance with Article 7 with respect to any amount of Indebtedness, Lien or Investment in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness or Investment is incurred (so long as such Indebtedness or Investment, at the time incurred, made or acquired, was permitted hereunder). For purposes of the calculation of compliance with any financial ratio for purposes of taking any action hereunder, on any relevant date of determination, amounts denominated in currencies other than Dollars shall be translated into Dollars at the applicable currency exchange rate used in preparing the financial statements delivered pursuant to Section 6.01(a) or (b), as applicable, for the relevant Test Period; provided, however, that the foregoing shall not be deemed to apply to the determination of any amount of Indebtedness. For purposes of determining compliance with any restriction on the incurrence of Indebtedness, the Dollar Equivalent of the principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the exchange rate in effect on the applicable Revaluation Date; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased plus accrued amounts, and any costs, fees and premiums paid in connection therewith.

SECTION 1.11    Certifications. All certifications to be made hereunder by an officer or representative of a Loan Party shall be made by such person in his or her capacity solely as an officer or a representative of such Loan Party, on such Loan Party’s behalf and not in such Person’s individual capacity.

SECTION 1.12    Limited Condition Acquisition. Notwithstanding anything to the contrary in this Agreement, for purposes of (i) determining compliance with any provision of this Agreement that requires the calculation of the Consolidated First Lien Net Leverage Ratio or the Consolidated Total Net Leverage Ratio, Consolidated Senior Secured Net Leverage Ratio or the Interest Coverage Ratio (ii) determining compliance with representations, warranties, defaults or events of default or (iii) testing availability under baskets set forth herein (including baskets measured as a percentage of LTM EBITDA or Consolidated EBITDA) (including, in each case with respect to the incurrence of debt under an Incremental Facility incurred in connection therewith), in each case, in connection with a Permitted Acquisition or Investment by one or more of the Borrower and its Restricted Subsidiaries, in each case whose consummation is not conditioned on the availability of, or on obtaining, third party financing (any such acquisition, a “Limited Condition Acquisition”), at the irrevocable option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), the date of determination of whether any such Limited Condition Acquisition is permitted hereunder, shall be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”), and if, after giving pro forma effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent test period ending prior to the LCA Test Date, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with for such Limited Condition Acquisition.

For the avoidance of doubt, if the Borrower has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date (including with respect to the incurrence of any Indebtedness) are exceeded as a result of fluctuations in any such ratio or basket (including due to fluctuations of the target of any Limited Condition Acquisition) at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket (other than maintenance testing of the financial covenant in Section 7.11) on or following the relevant LCA Test Date and prior to the earlier of (i) the date on which such Limited Condition Acquisition is consummated or (ii) the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of debt and the use of proceeds thereof) have been consummated.

Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including, without limitation, pro forma compliance with Section 7.11 hereof, any Consolidated First Lien Net Leverage Ratio test, any Consolidated Total Net Leverage Ratio test, Consolidated Senior Secured Net Leverage Ratio test and/or any Interest Coverage Ratio test) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts in connection with such substantially concurrent incurrence.

SECTION 1.13    The Exchange Rate. The Administrative Agent or the L/C Issuer, as applicable, shall determine the Exchange Rate as of each Revaluation Date to be used for calculating the Dollar Equivalent amount of Revolving Credit Loans and Letters of Credit that are denominated in Euros. The Exchange Rate shall become effective as of such Revaluation Date and shall be the Exchange Rate employed in converting any amount between Euros and Dollars until the next occurring Revaluation Date.

ARTICLE 2

THE COMMITMENTS AND CREDIT EXTENSIONS

SECTION 2.01    The Loans.

(a)    Term Borrowings. Subject to the terms and conditions expressly set forth herein, each Term Lender severally agrees to make to the Borrower on the Closing Date one or more Term Borrowings of Initial Term Loans denominated in Dollars in an aggregate amount not to exceed at any time outstanding the amount of such Term Lender’s Initial Term Commitment. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be re-borrowed. Term Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

(b)    Revolving Credit Borrowings. Subject to the terms and conditions expressly set forth herein, each Revolving Credit Lender severally agrees to make Revolving Credit Loans denominated in Dollars and/or Euros to the Borrower pursuant to Section 2.02 (each such loan, together with any loans made pursuant to an Extended Revolving Credit Commitment, Incremental Revolving Loans and Refinancing Revolving Credit Loans, a “Revolving Credit Loan”) from time to time, on any Business Day during the period on and after the Closing Date until the Maturity Date, in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided that after giving effect to any Revolving Credit Borrowing, the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the Outstanding Amount of all Swing Line Loans, shall not exceed such Lender’s Revolving Credit Commitment. Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and re-borrow under this Section 2.01(b) in each case without premium or penalty (subject to Section 3.05). Revolving Credit Loans may be Base Rate Loans, Eurocurrency Rate Loans or EURIBOR Loans, as further provided herein; provided that Base Rate Loans shall only be available in Dollars.

SECTION 2.02    Borrowings, Conversions and Continuations of Loans.

(a)    Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans denominated in Dollars from one Type to the other, and each continuation of Eurocurrency Rate Loans or EURIBOR Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent. Each such notice must be received by the Administrative Agent not later than (1) 12:00 noon, three Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans or EURIBOR Loans or any conversion of Base Rate Loans to Eurocurrency Rate Loans, and (2) 10:00 a.m. New York City time on the requested date of any Borrowing of Base Rate Loans; provided that the notice referred to in clause (1) above may be delivered no later than one Business Day prior to the Closing Date in the case of initial Credit Extensions. Except as otherwise provided in Section 2.14, each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or EURIBOR Loans, as the case may be, shall be in a minimum principal amount of $500,000 (or €500,000, in the case of EURIBOR Loans), or a whole multiple of $100,000 (or €100,000, in the case of EURIBOR Loans), in excess thereof. Except as provided in herein, each Borrowing of or conversion to Base Rate Loans shall be in a minimum principal amount of $250,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans denominated in Dollars from one Type to the other or a continuation of Eurocurrency Rate Loans or EURIBOR Loans, as the case may be, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount and currency of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted or continued, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) wire instructions of the account(s) to which funds are to be disbursed (it being understood, for the avoidance of doubt, that the amount to be disbursed to any particular account may be less than the minimum or multiple limitations set forth above so long as the aggregate amount to be disbursed to all such accounts pursuant to such Borrowing meets such minimums and multiples). If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans (and in the case of any outstanding EURIBOR Loans, shall be continued as an EURIBOR Loan with an Interest Period of one month). Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period (or fails to give a timely notice requesting a continuation of a EURIBOR Loan), it will be deemed to have specified an Interest Period of one month.

(b)    Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share or other applicable share provided for under this Agreement of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 2:00 p.m. New York City time on the Business Day specified in the applicable Committed Loan Notice. The Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account(s) of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided by the Borrower to (and reasonably acceptable to) the Administrative Agent; provided that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrower, there are Swing Line Loans or L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowing, second, to the payment in full of any such Swing Line Loans, and third, to the Borrower as provided above.

(c)    Except as otherwise provided herein, a Eurocurrency Rate Loan or EURIBOR Loan, as the case may be, may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan or EURIBOR Loan, as the case may be, unless the Borrower pays the amount due, if any, under Section 3.05 in connection therewith. During the occurrence and continuation of an Event of Default, the Administrative Agent or the Required Lenders may require that no Loans may be converted to or continued as Eurocurrency Rate Loans.

(d)    The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans or EURIBOR Loans upon determination of such interest rate. The determination of the Eurocurrency Rate and EURIBOR, as applicable, by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Citi’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)    After giving effect to all Term Borrowings, all Revolving Credit Borrowings, all conversions of Term Loans or Revolving Credit Loans denominated in Dollars from one Type to the other, and all continuations of Term Loans or Revolving Credit Loans as the same Type, there shall not be more than 15 (or such greater amount as may be agreed by the Administrative Agent in its sole discretion) Interest Periods in effect; provided that after the establishment of any new Class of Loans pursuant to a Refinancing Amendment or Extension Amendment, the number of Interest Periods otherwise permitted by this Section 2.02(e) shall increase by three Interest Periods for each applicable Class so established.

(f)    The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

(g)    Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such Borrowing, the Administrative Agent may assume that such Lender has made such Pro Rata Share or other applicable share provided for under this Agreement available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.02(b) above, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and the Borrower severally agrees to repay to the Administrative Agent promptly after written demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Overnight Rate plus any administrative, processing, or similar fees customarily charged by the Administrative Agent in accordance with the foregoing. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.02(g) shall be conclusive in the absence of manifest error. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.03    Letters of Credit.

(a)    The Letter of Credit Commitment. (i) Subject to the terms and conditions expressly set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars and/or Euros for the account of the Borrower (provided that, so long as the Borrower is the primary obligor, any Letter of Credit may be for the account of a Subsidiary of the Borrower or a Subsidiary of the Borrower on a joint and several basis with the Borrower; provided, further, to the extent any such Subsidiary is not a Loan Party, such Letter of Credit shall be deemed an Investment in such Subsidiary and shall only be requested so long as it is permitted under Section 7.02) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drafts under the Letters of Credit issued by it and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.03; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension, (x) the Revolving Credit Exposure of any Revolving Credit Lender would exceed such Lender’s Revolving Credit Commitment, or (y) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit; Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired, terminated or that have been drawn upon and reimbursed. On and after the Closing Date, each Existing Letter of Credit shall be deemed to be a Letter of Credit issued hereunder for all purposes of this Agreement and the other Loan Documents and will be deemed to have been issued on the Closing Date.

(ii)    An L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or direct that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date (for which such L/C Issuer is not otherwise compensated hereunder);

(B)    subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than 12 months after the date of issuance or last renewal, unless (1) each Appropriate Lender has approved of such expiration date or (2) the L/C Issuer thereof has approved such expiration date and the Outstanding Amount of L/C Obligations in respect of such requested Letter of Credit has been Cash Collateralized or backstopped in a manner reasonably satisfactory to the L/C Issuer;

(C)    the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless (1) each Appropriate Lender has approved of such expiration date or (2) the L/C Issuer thereof has approved such expiration date and such Letter of Credit has been Cash Collateralized or backstopped in a manner reasonably satisfactory to the L/C Issuer;

(D)    the issuance of such Letter of Credit would violate any policies of the L/C Issuer applicable to letters of credit generally;

(E)    such Letter of Credit is in an initial amount less than $50,000 (or €50,000); or

(F)    any Revolving Credit Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iii)    An L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(iv)    Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article 9 with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and any Letter of Credit Application (and any other document, agreement or instrument entered into by such L/C Issuer and the Borrower or in favor of such L/C Issuer) pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article 9 included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to each L/C Issuer.

(b)    Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit. (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to an L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the relevant L/C Issuer and the Administrative Agent not later than 1:00 p.m. New York City time at least three Business Days prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such later date and time as the relevant L/C Issuer may agree in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer: (a) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (b) the amount and currency (which may be Dollars or Euros) thereof; (c) the expiry date thereof; (d) the name and address of the beneficiary thereof; (e) the documents to be presented by such beneficiary in case of any drawing thereunder; (f) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder and (g) such other matters as the relevant L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the relevant L/C Issuer may reasonably request.

(ii)    Promptly after receipt of any Letter of Credit Application, the relevant L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the relevant L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary of the Borrower) or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the relevant L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement times the stated amount of such Letter of Credit.

(iii)    If the Borrower so requests in any applicable Letter of Credit Application with respect to any standby Letter of Credit, the relevant L/C Issuer shall agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the relevant L/C Issuer to prevent any such extension at least once in each 12-month period (commencing with the date of issuance of such Letter of Credit and in no event extending beyond the Letter of Credit Expiration Date unless (1) each Appropriate Lender has approved such expiration date or (2) the L/C Issuer has approved such expiration date and the Outstanding Amount of L/C Obligations in respect of such Letter of Credit have been Cash Collateralized or backstopped in a manner reasonably acceptable to the Administrative Agent and the applicable L/C Issuer; provided that in no event shall a Letter of Credit extend beyond one year after the Letter of Credit Expiration Date) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such 12-month period to be mutually agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the relevant L/C Issuer, the Borrower shall not be required to make a specific request to the relevant L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the relevant L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date unless otherwise agreed upon by the Administrative Agent and the relevant L/C Issuer; provided that the relevant L/C Issuer shall not permit any such extension if (A) the relevant L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its extended form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent, any Revolving Credit Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied or waived.

(iv)    Promptly after issuance of any Letter of Credit or any amendment to a Letter of Credit, the relevant L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)    Drawings and Reimbursements; Funding of Participations. (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of an L/C Disbursement under such Letter of Credit, the relevant L/C Issuer shall notify promptly the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. New York City time, on the first Business Day immediately following any payment by an L/C Issuer under a Letter of Credit with written notice to the Borrower (each such date, an “Honor Date”), the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing ; provided that if such reimbursement is not made on the date of drawing, the Borrower shall pay interest to the relevant L/C Issuer on such amount at the rate applicable to Base Rate Loans (without duplication of interest payable on L/C Borrowings). In the case of a Letter of Credit denominated in Dollars, the Borrower shall reimburse the L/C Issuer in Dollars. In the case of a Letter of Credit denominated in an Euros, the Borrower shall reimburse the L/C Issuer in Euros, unless the L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars in an amount in Dollars equal to the Dollar Equivalent of the amount so paid by such L/C Issuer. The L/C Issuer shall notify the Borrower in writing of the amount of the drawing promptly following the determination thereof. If the Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Appropriate Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Appropriate Lender’s Pro Rata Share or other applicable share provided for under this Agreement thereof in Dollars (or, in respect of Letters of Credit denominated in Euros, in Euros). In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Dollar Equivalent of the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base

Rate Loans but subject to the amount of the unutilized portion of the Revolving Credit Commitments of the Appropriate Lenders and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)    Each Appropriate Lender (including any Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the relevant L/C Issuer in Dollars (or Euros, with respect to any Letters of Credit denominated in Euros) at the Administrative Agent’s Office for payments in an amount equal to its Pro Rata Share or other applicable share provided for under this Agreement of the Unreimbursed Amount not later than 1:00 p.m. New York City time on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Appropriate Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the relevant L/C Issuer.

(iii)    With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the relevant L/C Issuer an L/C Borrowing in the Dollar Equivalent amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on written demand (together with interest) and shall bear interest at the Default Rate. In such event, each Appropriate Lender’s payment to the Administrative Agent for the account of the relevant L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)    Until each Appropriate Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the relevant L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such amount shall be solely for the account of the relevant L/C Issuer.

(v)    Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse an L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the relevant L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)    If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the relevant L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A certificate of the relevant L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d)    Repayment of Participations. (i) If, at any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share or other applicable share provided for under this Agreement thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) of the amount received by the Administrative Agent.

(ii)    If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Appropriate Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share or other applicable share provided for under this Agreement thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

(e)    Obligations Absolute. The obligation of the Borrower to reimburse the relevant L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii)    the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)    any payment by the relevant L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the relevant L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v)    any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of any Loan Party in respect of such Letter of Credit; or

(vi)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party (other than payment in cash or performance in full);

provided that the foregoing in clauses (i) through (vi) shall not excuse any L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by such L/C Issuer’s (or its Related Parties’) gross negligence, bad faith or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

(f)    Role of L/C Issuers. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, any Agent-Related Person nor any of the respective correspondents, participants or assignees of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Lenders holding a majority of the Revolving Credit Commitments, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s (or its Related Parties’) willful misconduct, bad faith or gross negligence or such L/C Issuer’s (or its Related Parties’) willful misconduct, bad faith or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit, in each case as determined in a final and non-appealable judgment by a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)    Cash Collateral. (i) If, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, (ii) if any Event of Default occurs and is continuing and the Administrative Agent or the Lenders holding a majority of the Revolving Credit Commitments, as applicable, require the Borrower to Cash Collateralize the L/C Obligations pursuant to Section 8.02(iii) or (iii) if an Event of Default set forth under Section 8.01(f) occurs and is continuing, the Borrower shall Cash Collateralize the then Outstanding Amount of all of its L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such Event of Default or the Letter of Credit Expiration Date, as the case may be), and shall do so not later than 2:00 p.m. New York City time on (x) in the case of the immediately preceding clauses (i) through (iii), the next Business Day following the Business Day that the Borrower receives written notice thereof, and (y) in the case of the immediately preceding clause (iii), the Business Day on which an Event of Default set forth under Section 8.01(f) occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day. At any time that there shall exist a Defaulting Lender, promptly upon the written request of the Administrative Agent or the L/C Issuer or the Swing Line Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in a Dollar Equivalent amount sufficient to cover all Fronting Exposure (solely after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by the Defaulting Lender). For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the relevant L/C Issuer and the Appropriate Lenders, as collateral for the L/C Obligations, cash, Cash Equivalents (if reasonably acceptable to the Administrative Agent and the applicable L/C Issuer) or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant L/C Issuer (which documents are hereby consented to by the Appropriate Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuers and the Revolving Credit Lenders of the applicable Facility, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked accounts at the Administrative Agent and may be invested in readily available Cash Equivalents (for the benefit of the Borrower). If at any time the Administrative Agent determines that any funds held as Cash Collateral are expressly subject to any right or claim of any Person other than the Administrative Agent (on behalf of the Secured Parties) or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, promptly following written demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the deposit accounts at the Administrative Agent as aforesaid, an amount equal to the excess of (a) such aggregate Outstanding Amount over (b) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant L/C Issuer. To the extent the amount of any Cash Collateral exceeds the then Outstanding Amount of such L/C Obligations and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the Borrower. To the extent any Event of Default giving rise to the requirement to Cash Collateralize any Letter of Credit pursuant to this Section 2.03(g) is cured or otherwise waived by the Required Lenders, then so long as no other Event of Default has occurred and is continuing, all Cash Collateral pledged to Cash Collateralize such Letter of Credit shall be promptly refunded to the Borrower. If at any time the Administrative Agent reasonably determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided or Liens described above, or that the total amount of such Cash Collateral is less than the Dollar Equivalent of the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly following written demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in a Dollar Equivalent amount sufficient to eliminate such deficiency.

(h)    Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender for the applicable Revolving Credit Facility in accordance with its Pro Rata Share or other applicable share provided for under this Agreement a Letter of Credit fee for each Letter of Credit issued pursuant to this Agreement for the period from the date of issuance of such Letter of Credit to the termination date of such Letter of Credit at a rate per annum equal to the Applicable Rate times the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit); provided that (x) if any portion of a Defaulting Lender’s Pro Rata Share of any Letter of Credit is Cash Collateralized by the Borrower or reallocated to the other Revolving Credit Lenders pursuant to Section 2.17(a)(iv), then the Borrower shall not be required to pay a Letter of Credit fee to such Defaulting Lender with respect to such portion of such Defaulting Lender’s Pro Rata Share so long as it is Cash Collateralized by the Borrower or reallocated to the other Revolving Credit Lenders, but such Letter of Credit fee shall instead be payable to such other Revolving Credit Lenders in accordance with their Pro Rata Share of such reallocated amount, and (y) if any portion of a Defaulting Lender’s Pro Rata Share is not Cash Collateralized or reallocated pursuant to Section 2.17(a)(iv), then the Letter of Credit fee with respect to such Defaulting Lender’s Pro Rata Share shall be payable to the applicable L/C Issuer until such Pro Rata Share is Cash Collateralized or reallocated or such Lender ceases to be a Defaulting Lender. Such Letter of Credit fees shall be computed on a quarterly basis in arrears. Such Letter of Credit fees shall be due and payable in (i) Dollars, with respect to any Letter of Credit denominated in Dollars, or (ii) Euros, with respect to any Letter of Credit denominated in Euros, on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit and thereafter on written demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(i)    Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrower shall pay directly to each L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by it for the period from the date of issuance of such Letter of Credit to the termination date of such Letter of Credit at a rate equal to 0.125% per annum (or such other lower amount as may be mutually agreed by the Borrower and the applicable L/C Issuer) of the maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit) or such lesser fee as may be agreed with such L/C Issuer. Such fronting fees shall be computed on a quarterly basis in arrears. Such fronting fees shall be due and payable in Dollars on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit and thereafter on written demand. In addition, the Borrower shall pay directly to each L/C Issuer for its own account with respect to each Letter of Credit issued by it the customary and reasonable issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to Letters of Credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within 10 days of demand and are nonrefundable.

(j)    Conflict with Letter of Credit Application. Notwithstanding anything else to the contrary in this Agreement or any Letter of Credit Application, in the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(k)    Addition of an L/C Issuer. A consenting Revolving Credit Lender reasonably acceptable to the Borrower may become an additional L/C Issuer hereunder pursuant to a written agreement among the Borrower, the Administrative Agent and such Revolving Credit Lender. The Administrative Agent shall notify the Revolving Credit Lenders of any such additional L/C Issuer.

(l)    [Reserved].

(m)    Provisions Related to Extended Revolving Credit Commitments. If the Letter of Credit Expiration Date in respect of any tranche of Revolving Credit Commitments occurs prior to the expiry date of any Letter of Credit, then (i) if one or more other tranches of Revolving Credit Commitments in respect of which the Letter of Credit Expiration Date shall not have so occurred are then in effect, such Letters of Credit shall, to the extent such Letters of Credit could have been issued under such other tranches, automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make Revolving Credit Loans and payments in respect thereof pursuant to Sections 2.03(c) and (d)) under (and ratably participated in by Lenders pursuant to) the Revolving Credit Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to the immediately preceding clause (i), the Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 2.03(g). Commencing with the maturity date of any tranche of Revolving Credit Commitments, the sublimit for Letters of Credit shall be agreed solely with the L/C Issuer.

(n)    Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries is on a joint and several basis, with the Borrower and such Subsidiary being co-obligors (provided that the Borrower shall be the primary obligor), inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(o)    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time.

(p)    Reporting. Each L/C Issuer will report in writing to the Administrative Agent (i) on the first Business Day of each calendar month, the aggregate face amount of Letters of Credit issued by it and outstanding as of the last Business Day of the preceding calendar month (and on such other dates as the Administrative Agent may request), (ii) on or prior to each Business Day on which such L/C Issuer expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance or amendment, and the aggregate face amount of Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and such L/C Issuer shall advise the Administrative Agent on such Business Day whether such issuance, amendment, renewal or extension occurred and whether the amount thereof changed), (iii) on each Business Day on which such L/C Issuer makes any L/C Disbursement, the date and amount of such L/C Disbursement and (iv) on any Business Day on which the Borrower fails to reimburse an L/C Disbursement required to be reimbursed to such L/C Issuer on such day, the date and amount of such failure.

SECTION 2.04    Swing Line Loans.

(a)    The Swing Line. Subject to the terms and conditions set forth herein, Citi, in its capacity as Swing Line Lender agrees to make loans in Dollars to the Borrower (each such loan, a “Swing Line Loan”), from time to time on any Business Day during the period beginning on the Business Day after the Closing Date and until the Maturity Date of the Revolving Credit Facility in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share or other applicable share provided for under this Agreement of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Swing Line Lender’s Revolving Credit Commitment; provided that, after giving effect to any Swing Line Loan, (i) the Revolving Credit Exposure shall not exceed the aggregate Revolving Credit Commitment and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender (other than the relevant Swing Line Lender), plus such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment then in effect; provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and re-borrow under this Section 2.04 without premium or penalty (subject to Section 3.05). Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement times the amount of such Swing Line Loan.

(b)    Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:30 p.m. New York City time on the requested borrowing date and shall specify (i) the amount to be borrowed, which shall be a minimum of $250,000 (and any amount in excess of $250,000 shall be an integral multiple of $100,000) and (ii) the requested borrowing date, which shall be a Business Day. Promptly after receipt by the Swing Line Lender of any Swing Line Loan Notice, Swing Line Lender will confirm with the Administrative Agent that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent of the contents thereof. Unless the relevant Swing Line Lender has received notice from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. New York City time on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied or waived, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 5:00 p.m. New York City time on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower. Notwithstanding anything to the contrary contained in this Section 2.04 or elsewhere in this Agreement, the Swing Line Lender shall not be obligated to make any Swing Line Loan at a time when a Revolving Credit Lender is a Defaulting Lender unless the Swing Line Lender has entered into arrangements reasonably satisfactory to it and the Borrower to eliminate the Swing Line Lender’s Fronting Exposure (solely after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender’s or Defaulting Lenders’ participation in such Swing Line Loans, including by Cash Collateralizing, or obtaining a backstop letter of credit from an issuer reasonably satisfactory to the Swing Line Lender to support, such Defaulting Lender’s or Defaulting Lenders’ Pro Rata Share of the outstanding Swing Line Loans.

(c)    Refinancing of Swing Line Loans. (i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the amount of Swing Line Loans of the Borrower then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the aggregate Revolving Credit Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Pro Rata Share or other applicable share provided for under this Agreement of the amount specified in such Committed Loan Notice available to the Administrative Agent in Same Day Funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. New York City time on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan, as applicable, to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)    If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)    If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by the Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)    Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) (but not to purchase and fund risk participations in Swing Line Loans) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice). No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay the applicable Swing Line Loans, together with interest as provided herein.

(d)    Repayment of Participations. (i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share or other applicable share provided for under this Agreement of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii)    If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Pro Rata Share or other applicable share provided for under this Agreement thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender.

(e)    Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(f)    Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

(g)    Provisions Related to Extended Revolving Credit Commitments. If the maturity date shall have occurred in respect of any tranche of Revolving Credit Commitments (the “Expiring Credit Commitment”) at a time when another tranche or tranches of Revolving Credit Commitments is or are in effect with a longer maturity date (each, a “Non-Expiring Credit Commitment” and collectively, the “Non-Expiring Credit Commitments”), then with respect to each outstanding Swing Line Loan, if consented to by the applicable Swing Line Lender, on the earliest occurring maturity date such Swing Line Loan shall be deemed reallocated to the tranche or tranches of the Non-Expiring Credit Commitments on a pro rata basis; provided that (x) to the extent that the amount of such reallocation would cause the aggregate credit exposure to exceed the aggregate amount of such Non-Expiring Credit Commitments, immediately prior to such reallocation the amount of Swing Line Loans to be reallocated equal to such excess shall be repaid or Cash Collateralized and (y) notwithstanding the foregoing, if a Default or Event of Default has occurred and is continuing, the Borrower shall still be obligated to pay Swing Line Loans allocated to the Revolving Credit Lenders holding the Expiring Credit Commitments at the maturity date of the Expiring Credit Commitment or if the Loans have been accelerated prior to the maturity date of the Expiring Credit Commitment. Commencing with the maturity date of any tranche of Revolving Credit Commitments, the sublimit for Swing Line Loans shall be agreed solely with the Swing Line Lender.

SECTION 2.05    Prepayments.

(a)    Optional. (i) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay any Class or Classes of Term Loans and Revolving Credit Loans of any Class or Classes in whole or in part without premium or penalty (except as expressly set forth in Section 2.09(d)); provided that (1) such notice must be received by the Administrative Agent not later than 11:00 a.m. New York City time (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans or EURIBOR Loans and (B) on the date of prepayment of Base Rate Loans; (2) any prepayment of Eurocurrency Rate Loans or EURIBOR Loans shall be in a minimum principal amount of $500,000 (or €500,000, in the case of EURIBOR Loans), or a whole multiple of $100,000 (or €100,000, in the case of EURIBOR Loans) in excess thereof; and (3) any prepayment of Base Rate Loans shall be in a minimum principal amount of $250,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such prepayment. If such notice is given by the Borrower, unless rescinded pursuant to clause (iii) below, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan or a EURIBOR Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. In the case of each prepayment of the Loans pursuant to this Section 2.05(a), the Borrower may in its sole discretion select the Borrowing or Borrowings (and the order of maturity of principal payments) to be repaid, and such payment shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares or other applicable share provided for under this Agreement.

(ii)    The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:30 p.m. New York City time on the date of the prepayment, and (2) any such prepayment shall be in a minimum principal amount of $250,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, unless rescinded, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(iii)    Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.05(a)(i) or Section 2.05(a)(ii) by notice to the Administrative Agent if such prepayment would have resulted from a refinancing of all or any portion of the applicable Class or occurrence of another event, which refinancing or event shall not be consummated or shall otherwise be delayed.

(iv)    Voluntary prepayments of any Class of Term Loans permitted hereunder shall be applied to the remaining scheduled installments of principal thereof pursuant to Section 2.07(a) in a manner determined at the discretion of the Borrower and specified in the notice of prepayment (and absent such direction, in direct order of maturity); provided that any voluntary prepayment of any Class of Term Loans pursuant to Section 2.05(a)(v) shall be applied on a ratable basis to reduce the remaining scheduled installments of principal thereof pursuant to Section 2.07(a) (for this purpose, using the par value of the aggregate principal amount of such Term Loans so prepaid).

(v)    Notwithstanding anything in any Loan Document to the contrary, in addition to the terms set forth in Sections 2.05(a)(i) and 10.07, so long as (x) no Event of Default has occurred and is continuing and (y) no proceeds of Revolving Credit Loans or Swing Line

Loans are used for this purpose, any Company Party may prepay the outstanding Term Loans (which shall, for the avoidance of doubt, be automatically and permanently canceled immediately upon such prepayment) (or the Borrower or any of its Subsidiaries may purchase such outstanding Loans and immediately cancel them) without premium or penalty on the following basis:

(A)    Any Company Party shall have the right to make a voluntary prepayment of Term Loans at a discount to par pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers (any such prepayment, the “Discounted Term Loan Prepayment”), in each case made in accordance with this Section 2.05(a)(v) and without premium or penalty (except as provided in Section 2.09(d)).

(B)    (1) Any Company Party may from time to time offer to make a Discounted Term Loan Prepayment by providing the Auction Agent with five Business Days’ notice in the form of a Specified Discount Prepayment Notice (or such shorter period as agreed by the Auction Agent); provided that (I) any such offer shall be made available, at the sole discretion of the Company Party, to (x) each Term Lender and/or (y) each Term Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable tranche, the tranche or tranches of Term Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Term Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.05(a)(v)(B)), (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (IV) unless rescinded, each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. New York City time on the third Business Day after the date of delivery of such notice to such Lenders (or such later date specified therein) (the “Specified Discount Prepayment Response Date”).

(2)    Each Term Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its applicable then outstanding Term Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount and the tranches of such Lender’s Term Loans to be prepaid at such offered discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Term Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.

(3)    If there is at least one Discount Prepayment Accepting Lender, the relevant Company Party will make a prepayment of outstanding Term Loans pursuant to this Section 2.05(a)(v)(B) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and tranches of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to clause (2) above; provided that, if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (with the consent of such Company Party and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three Business Days following the Specified Discount Prepayment Response Date, notify (I) the relevant Company Party of the respective Term Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the tranches of Term Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, tranche and Type of Term Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Company Party and such Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Company Party shall be due and payable by such Company Party on the Discounted Prepayment Effective Date in accordance with Section 2.05(a)(v)(F) below (subject to Section 2.05(a)(v)(J) below).

(C)    (1) Any Company Party may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with five Business Days’ notice in the form of a Discount Range Prepayment Notice (or such shorter period as agreed by the Auction Agent); provided that (I) any such solicitation shall be extended, at the sole discretion of such Company Party, to (x) each Term Lender and/or (y) each Term Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate principal amount of the relevant Term Loans (the “Discount Range Prepayment Amount”), the tranche or tranches of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans with respect to each relevant tranche of Term Loans willing to be prepaid by such Company Party (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as separate offer pursuant to the terms of this Section 2.05(a)(v)(C)), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (IV) unless rescinded, each such solicitation by a Company Party shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. New York City time on the third Business Day after the date of delivery of such notice to such Lenders (or such later date specified therein) (the “Discount Range Prepayment Response Date”). Each Term Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Term Loans of the applicable tranche or tranches and the maximum aggregate principal amount and tranches of such Lender’s Term Loans (the “Submitted Amount”) such Term Lender is willing to have prepaid at the Submitted Discount. Any Term Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(2)    The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (with the consent of such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this Section 2.05(a)(v)(C). The relevant Company Party agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Term Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following clause (3)) at the Applicable Discount (each such Term Lender, a “Participating Lender”).

(3)    If there is at least one Participating Lender, the relevant Company Party will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate principal amount and of the tranches specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (with the consent of such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five Business Days following the Discount Range Prepayment Response Date, notify (I) the relevant Company Party of the respective Term Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and tranches of Term Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and tranches of such Term Lender to be prepaid at the Applicable Discount on such date, and (IV) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the relevant Company Party and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Company Party shall be due and payable by such Company Party on the Discounted Prepayment Effective Date in accordance with Section 2.05(a)(v)(F) below (subject to Section 2.05(a)(v)(J) below).

(D)    (1) Any Company Party may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with five Business Days’ notice in the form of a Solicited Discounted Prepayment Notice (or such later notice specified therein); provided that (I) any such solicitation shall be extended, at the sole discretion of such Company Party, to (x) each Term Lender and/or (y) each Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate amount of the Term Loans (the “Solicited Discounted Prepayment Amount”) and the tranche or tranches of Term Loans the Borrower is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as separate offer pursuant to the terms of this Section 2.05(a)(v)(D)), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (IV) unless rescinded, each such solicitation by a Company Party shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. New York City time on the third Business Day after the date of delivery of such notice to such Term Lenders (the “Solicited Discounted Prepayment Response Date”). Each Term Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date and (z) specify both a discount to par (the “Offered Discount”) at which such Term Lender is willing to allow prepayment of its then outstanding Term Loan and the maximum aggregate principal amount and tranches of such Term Loans (the “Offered Amount”) such Term Lender is willing to have prepaid at the Offered Discount. Any Term Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.

(2)    The Auction Agent shall promptly provide the relevant Company Party with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. Such Company Party shall review all such Solicited Discounted Prepayment Offers and select the largest of the Offered Discounts specified by the relevant responding Term Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the Company Party (the “Acceptable Discount”), if any. If the Company Party elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the fifth Business Day after the date of receipt by such Company Party from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this clause (2) (the “Acceptance Date”), the Company Party shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the Company Party by the Acceptance Date, such Company Party shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(3)    Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by the Auction Agent by the Solicited Discounted Prepayment Response Date, within five Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (with the consent of such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the tranches of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the relevant

Company Party at the Acceptable Discount in accordance with this Section 2.05(a)(v)(D). If the Company Party elects to accept any Acceptable Discount, then the Company Party agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Term Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro-rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The Company Party will prepay outstanding Term Loans pursuant to this Section 2.05(a)(v)(D) to each Qualifying Lender in the aggregate principal amount and of the tranches specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (with the consent of such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the relevant Company Party of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the tranches to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the tranches of such Term Lender to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to such Company Party and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to such Company Party shall be due and payable by such Company Party on the Discounted Prepayment Effective Date in accordance with Section 2.05(a)(v)(F) below (subject to Section 2.05(a)(v)(J) below).

(E)    In connection with any Discounted Term Loan Prepayment, the Company Parties and the Term Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of customary fees and expenses from a Company Party in connection therewith.

(F)    If any Term Loan is prepaid in accordance with Sections 2.05(a)(v)(B) through 2.05(a)(v)(D) above, a Company Party shall prepay such Term Loans on the Discounted Prepayment Effective Date. The relevant Company Party shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in immediately available funds not later than 11:00 a.m. New York City time on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant tranche of Loans being prepaid on a pro rata basis across such installments. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a)(v) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, and shall be applied to the relevant Loans of such Lenders in accordance with their respective Pro Rata Share. The aggregate principal amount of the tranches and installments of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the tranches of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment. In connection with each prepayment pursuant to this Section 2.05(a)(v), each Lender participating in any prepayment described in this Section 2.05(a)(v) acknowledges and agrees that in connection therewith, (1) the Borrower or any Company Party then may have, and later may come into possession of, information regarding the Borrower and its affiliates not known to such Lender and that may be material to a decision by such Lender to participate in such prepayment (including Material Non-Public Information) (“Excluded Information”), (2) such Lender has independently and, without reliance on the Borrower, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, made its own analysis and determination to participate in such prepayment notwithstanding such Lender’s lack of knowledge of the Excluded Information, (3) none of the Company Parties or any of their respective Affiliates shall be required to make any representation that it is not in possession of Excluded Information and all parties to the relevant transaction shall render customary “big boy” disclaimer letters, and (4) none of the Borrower, its Subsidiaries, the Administrative Agent or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Borrower, its Subsidiaries, the Administrative Agent and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information.

(G)    To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.05(a)(v), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.

(H)    [Reserved].

(I)    Each of the Company Parties and the Term Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this Section 2.05(a)(v) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.05(a)(v) as well as activities of the Auction Agent.

(J)    Each Company Party shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the Specified Discount Prepayment Response Date, Discount Range Prepayment Response Date or Solicited Discounted Prepayment Response Date, as applicable (and if such offer is revoked pursuant to the preceding clauses, any failure by such Company Party to make any prepayment to a Lender, as applicable, pursuant to this Section 2.05(a)(v) shall not constitute a Default or Event of Default under Section 8.01 or otherwise).

(vi)    In connection with any prepayment pursuant to this Section 2.05(a), the Borrower shall pay to each Term Lender the fee required by Section 2.09(d).

(b)    Mandatory.

(i)    Within five Business Days after financial statements are required to have been delivered pursuant to Section 6.01(a) (commencing with the fiscal year ended December 31, 2017) and the related Compliance Certificate is required to have been delivered pursuant to Section 6.02(a), the Borrower shall cause to be prepaid an aggregate principal amount of Term Loans in an amount equal to (A) the Applicable ECF Percentage of Excess Cash Flow, if any, for the fiscal year covered by such financial statements minus, without duplication of any amount deducted from Consolidated Net Income in calculating Excess Cash Flow for such period, (B) the sum of (1) all voluntary prepayments of Term Loans made during such fiscal year pursuant to Section 2.05(a)(v), in an amount equal to the discounted amount actually paid in cash in respect of the principal amount of such Term Loans during such fiscal year or, without duplication across periods, after year-end and prior to when such Excess Cash Flow prepayment is due, (2) all other voluntary prepayments of Term Loans made pursuant to Section 2.05(a) or otherwise during such fiscal year or, without duplication across periods, after year-end and prior to when such Excess Cash Flow prepayment is due, (3) all voluntary prepayments of Revolving Credit Loans, Extended Revolving Credit Loans, Refinancing Revolving Credit Loans and Incremental Revolving Loans during such fiscal year or, without duplication across periods, after year-end and prior to when such Excess Cash Flow prepayment is due, to the extent the Revolving Credit Commitments, Extended Revolving Credit Commitments, Refinancing Revolving Credit Commitments and/or Incremental Revolving Credit Commitments, as the case may be, are permanently reduced by the amount of such payments and (4) the amount equal to all payments in cash paid by the Borrower in connection with the buyback of Term Loans pursuant to Section 10.07(l)(x), during such fiscal year or, without duplication across periods, after year-end and prior to when such Excess Cash Flow prepayment is due, in the case of each of the immediately preceding clauses (1), (2), (3), and (4), except to the extent such prepayments are funded with long-term Indebtedness (other than Revolving Credit Loans); provided that, to the extent any deduction is made pursuant to the foregoing clauses (1), (2), (3) and (4) after year-end and prior to when such Excess Cash Flow prepayment is due, such prepayment shall not be deducted with respect to the Excess Cash Flow prepayment for the succeeding fiscal year; provided further that, to the extent any Other Applicable Indebtedness is outstanding that requires a payment from any Excess Cash Flow, the Excess Cash Flow payment required to be made by the Borrower under this Agreement shall be limited to the Other Applicable Indebtedness Pro Rata Amount of such required payment.

(ii)    If (1) the Borrower or any Restricted Subsidiary Disposes of any property or assets (other than any Disposition of any property or assets permitted by Sections 7.05(a), (b), (c), (d), (e), (f), (g), (h), (i), (j)(y), (l), (m) (except as set forth in the proviso thereof and except to the extent such property is subject to a Mortgage), (n), (o), (p), (q), (r), and (u)), or (2) any Casualty Event occurs, which results in the realization or receipt by the Borrower or any Restricted Subsidiary of Net Proceeds, subject to Section 2.05(b)(vi), the Borrower shall cause to be prepaid on or prior to the date which is 5 Business Days after the date of the realization or receipt by the Borrower or any Restricted Subsidiary of such Net Proceeds, an aggregate principal amount of Term Loans in an amount equal to 100% of all such Net Proceeds; provided that if at the time that any such prepayment would be required, the Borrower or other Loan Party is required to offer to repurchase any other Indebtedness outstanding at such time that is secured by a Lien ranking pari passu with the Liens securing the Term Loans and is pari passu in right of payment therewith (such Indebtedness, “Other Applicable Indebtedness”) with the net proceeds of any such Disposition or Casualty Event of, or with respect to, any property or assets constituting Collateral, in each case, pursuant to the terms of the documentation governing such Other Applicable Indebtedness, then the Borrower or other Loan Party may apply such net proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness at such time (such pro rata amount, the “Other Applicable Indebtedness Pro Rata Amount”)); provided that the portion of such net proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such net proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such net proceeds shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment of the Term Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.05(b)(ii) shall be reduced accordingly; provided, further, that to the extent the holders of Other Applicable Indebtedness decline to have such Other Applicable Indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within ten Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof.

(iii)    If the Borrower or any Restricted Subsidiary incurs or issues any Indebtedness after the Closing Date (A) not permitted to be incurred or issued pursuant to Section 7.03 or (B) that is intended to constitute Credit Agreement Refinancing Indebtedness in respect of any Class of Term Loans, the Borrower shall cause to be prepaid an aggregate principal amount of Term Loans (or, in the case of Indebtedness constituting Credit Agreement Refinancing Indebtedness, the applicable Class of Term Loans) in an amount equal to 100% of all Net Proceeds received therefrom on or prior to the date which is five Business Days after the receipt by the Borrower or such Restricted Subsidiary of such Net Proceeds; provided that, to the extent any Other Applicable Indebtedness is outstanding that requires a payment from the proceeds of any Indebtedness incurred as contemplated by clause (A) of this Section 2.05(b)(iii), the payment from the incurrence of such Indebtedness required to be made by the Borrower under this Agreement shall be limited to the Other Applicable Indebtedness Pro Rata Amount of such required payment. In connection with any prepayment under this Section 2.05(b)(iii), the Borrower shall pay to each Term Lender the fee required by Section 2.09(d).

(iv)    If for any reason the aggregate Outstanding Amount of Revolving Credit Loans, Swing Line Loans and L/C Obligations at any time exceeds the aggregate Revolving Credit Commitments then in effect (a “Revolving Excess”), the Borrower shall promptly prepay Revolving Credit Loans and Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such Revolving Excess; provided that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(iv) unless after the prepayment in full of the Revolving Credit Loans and Swing Line Loans such aggregate Outstanding Amount exceeds the aggregate Revolving Credit Commitments then in effect; provided that if such Revolving Excess results solely from fluctuations in the Dollar Equivalent of Revolving Credit Loans and/or L/C Obligations denominated in Euros, such obligation to repay Revolving Credit Loans and Cash Collateralize L/C Obligations shall not be effective until 5 Business Days after the date such Revolving Excess first commenced in an amount greater than 5% of the Revolving Credit Commitments (and shall not be required to the extent such Revolving Excess has ceased to exist as a result of fluctuations in currency values).

(v)    Notwithstanding any other provision of this Section 2.05, (i) to the extent that the repatriation to the United States of any Excess Cash Flow attributable to Foreign Subsidiaries (“Foreign Subsidiary Excess Cash Flow”) would be (x) prohibited or delayed by applicable local law or (y) restricted by applicable material constituent documents, including as a result of minority ownership (so long as such restrictions were not implemented for the purpose of avoiding such mandatory prepayment requirements), an amount equal to the portion of such Foreign Subsidiary Excess Cash Flow that would be so affected were the Borrower or a Restricted Subsidiary to attempt to repatriate such cash will not be required to be applied to repay Term Loans at the times provided in this Section 2.05 so long, but only so long, as the applicable local law or applicable material constituent documents would not otherwise permit repatriation to the United States, and if within one year following the date on which the respective prepayment would otherwise have been required such repatriation of any of such affected Foreign Subsidiary Excess Cash Flow is permissible under the applicable local law or applicable material constituent documents (even if such cash is actually not repatriated), an amount equal to the amount of the Foreign Subsidiary Excess Cash Flow that could be repatriated will be promptly (and in any event not later than five Business Days after such repatriation) applied (net of an amount equal to the additional taxes of the Borrower, the Subsidiaries and the direct and indirect holders of Equity Interests in the Borrower that would be payable or reserved against as a result of a repatriation and any additional costs that would be incurred as a result of a repatriation, whether or not a repatriation actually occurs) by the Borrower to the repayment of the Term Loans pursuant to this Section 2.05 and (ii) to the extent that the Borrower has determined in good faith that repatriation of any Foreign Subsidiary Excess Cash Flow would have adverse tax cost consequences that are not de minimis (including the imposition of withholding Taxes), an amount equal to such Foreign Subsidiary Excess Cash Flow that would be so affected will not be subject to repayment under this Section 2.05; provided that in the case of each of clauses (i) and (ii), such nonpayment shall not constitute an Event of Default (and such amounts shall be available (A) to repay local foreign indebtedness, if any, or to be retained by the relevant Foreign Subsidiary, and (B) for working capital purposes of the Borrower and the Restricted Subsidiaries, in each case, subject to the prepayment provisions in this Section 2.05(b)(v)); provided, further, that (A) for purposes of this Section 2.05, Excess Cash Flow shall be deemed allocable to each Foreign Subsidiary, with respect to any period, in an amount equal to (i) the Consolidated EBITDA of such Foreign Subsidiary for such period, divided by (ii) the Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for such period (it being understood and agreed for the avoidance of doubt that such allocation shall exclude any reduction from interest and principal payments in respect of the Obligations) and (B) the Borrower and the Restricted Subsidiaries shall be entitled to reduce Excess Cash Flow owed to the Lenders pursuant to Section 2.05(b)(i) in respect of any Excess Cash Flow Period by the aggregate amount of Excess Cash Flow attributable to Foreign Subsidiaries subject to the limitations and restrictions described above in this Section 2.05(b)(v) for such Excess Cash Flow Period.

(vi)    Notwithstanding any other provision of this Section 2.05, (i) to the extent that the repatriation to the United States of any or all of the Net Proceeds of any Disposition by a Foreign Subsidiary (“Foreign Disposition”) or the Net Proceeds of any Casualty Event incurred by a Foreign Subsidiary (“Foreign Casualty Event”) would be (x) prohibited or delayed by applicable local law or (y) restricted by applicable material constituent documents, including as a result of minority ownership (so long as such restrictions were not implemented for the purpose of avoiding such mandatory prepayment requirements), an amount equal to the Net Proceeds that would be so affected were the Borrower or a Restricted Subsidiary to attempt to repatriate such cash will not be required to be applied to repay Term Loans at the times provided in this Section 2.05 so long, but only so long, as the applicable local law or applicable material constituent documents would not otherwise permit repatriation to the United States, and if within one year following the date on which the respective prepayment would otherwise have been required such repatriation of any of such affected Net Proceeds is permissible under the applicable local law or applicable material constituent documents, even if such cash is not actually repatriated at such time, an amount equal to the amount of the Net Proceeds will be promptly (and in any event not later than five Business Days) applied (net of an amount equal to the additional taxes of the Borrower, the Subsidiaries and the direct and indirect holders of Equity Interests in the Borrower that would be payable or reserved against and any additional costs that would be incurred as a result of a repatriation, whether or not a repatriation actually occurs) by the Borrower or the Restricted Subsidiaries to the repayment of the Term Loans pursuant to this Section 2.05 and (ii) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Proceeds of any Foreign Disposition or Foreign Casualty Event would have adverse tax cost consequences that are not de minimis (including the imposition of withholding Taxes) with respect to such Net Proceeds, an amount equal to such Net Proceeds that would be so affected will not be subject to repayment under this Section 2.05; provided, that in the case of each of clauses (i) and (ii), such nonpayment shall not constitute an Event of Default (and such amounts shall be available (A) to repay local foreign indebtedness, if any, or to be retained by the relevant Foreign Subsidiary, and (B) for working capital purposes of the Borrower and the Restricted Subsidiaries, in each case, subject to the prepayment provisions in this Section 2.05(b)(vi)). For the avoidance of doubt, nothing in this Section 2.05 shall require the Borrower to cause any amounts to be repatriated to the United States (whether or not such amounts are used in or excluded from the determination of the amount of any mandatory prepayments hereunder).

(vii)    Except as otherwise provided in any Refinancing Amendment, Extension Amendment or any Incremental Amendment or as otherwise provided herein, (A) each prepayment of Term Loans pursuant to this Section 2.05(b) shall be applied ratably to each Class of Term Loans then outstanding (provided that any prepayment of Term Loans with the Net Proceeds of Credit Agreement Refinancing Indebtedness shall be applied solely to each applicable Class of Refinanced Debt); (B) with respect to each Class of Term Loans, each prepayment pursuant to clauses (i), (ii) and (iii) of this Section 2.05(b) shall be applied to the scheduled installments of principal thereof following the date of such prepayment in direct order of maturity; and (C) each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares of such prepayment.

(viii)    The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made by the Borrower pursuant to clauses (i), (ii) and (iii) of this Section 2.05(b) at least three Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the aggregate amount of such prepayment to be made by the Borrower. The Administrative Agent will promptly notify each Appropriate Lender of the contents of the Borrower’s prepayment notice and of such Appropriate Lender’s Pro Rata Share of the prepayment. Each Term Lender may reject all or a portion of its Pro Rata Share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to clauses (i), (ii) and (iii) of this Section 2.05(b) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m. New York City time one Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment; provided, however, in no event may the proceeds of any Credit Agreement Refinancing Indebtedness be rejected. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory repayment of Term Loans to be rejected by such Lender. If a Term Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of such mandatory prepayment of Term Loans. Any Declined Proceeds shall be retained by the Borrower.

(c)    Interest, Funding Losses, Etc. All prepayments under this Section 2.05 shall be accompanied by all accrued interest thereon, together with, in the case of any such prepayment of a Eurocurrency Rate Loan or a EURIBOR Loan on a date prior to the last day of an Interest Period therefor, any amounts owing in respect of such Eurocurrency Rate Loan or EURIBOR Loan, as applicable, pursuant to Section 3.05.

Notwithstanding any of the other provisions of this Section 2.05, so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurocurrency Rate Loans or EURIBOR Loan is required to be made under this Section 2.05, prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 2.05 in respect of any such Eurocurrency Rate Loan or such EURIBOR Loan, as the case may be, prior to the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit an amount sufficient to make any such prepayment otherwise required to be made thereunder together with accrued interest to the last day of such Interest Period into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with the relevant provisions of this Section 2.05. Such deposit shall be deemed to be a prepayment of such Loans by the Borrower for all purposes under this Agreement.

SECTION 2.06    Termination or Reduction of Commitments.

(a)    Optional. The Borrower may, upon written notice to the Administrative Agent, subject to Section 2.05(b)(iv), terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class, in each case without premium or penalty; provided that (i) any such notice shall be received by the Administrative Agent three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000, or any whole multiple of $1,000,000 in excess thereof or, if less, the entire amount thereof and (iii) if, after giving effect to any reduction of the Revolving Credit Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Revolving Credit Facility, such sublimit shall be automatically reduced by the amount of such excess. Except as provided above, the amount of any such Commitment reduction shall not be applied to the Letter of Credit Sublimit or the Swing Line Sublimit unless otherwise specified by the Borrower. Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of any Commitments if such termination would have resulted from a refinancing of all or any portion of the applicable Class or occurrence of other event, which refinancing or other event shall not be consummated or otherwise shall be delayed.

(b)    Mandatory. The Initial Term Commitments of each Term Lender shall be automatically and permanently reduced to $0 upon the funding of the Initial Term Loans to be made by such Term Lender on the Closing Date. The Revolving Credit Commitments of each Revolving Credit Lender shall automatically and permanently terminate on the Maturity Date.

(c)    Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Appropriate Lenders of any termination or reduction of unused portions of the Letter of Credit Sublimit or the Swing Line Sublimit or the unused Commitments of any Class under this Section 2.06. Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced. All commitment fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

SECTION 2.07    Repayment of Loans.

(a)    Term Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders (A) on the last Business Day of each March, June, September and December, commencing with the first full fiscal quarter after the Closing Date, an aggregate principal amount equal to 0.25% of the aggregate principal amount of all Initial Term Loans outstanding on the Closing Date (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05 or Section 10.07 to the extent such Indebtedness is cancelled) and (B) on the Maturity Date for the Initial Term Loans, the aggregate principal amount of all Initial Term Loans outstanding on such date; provided that the amount of any such payment set forth above shall be adjusted to account for the addition of any Extended Term Loans or Incremental Term Loans to contemplate (A) the reduction in the aggregate principal amount of any Initial Term Loans that were converted in connection with the incurrence of such Extended Term Loans, and (B) any increase to payments to the extent and as required pursuant to the terms of any applicable Incremental Amendment involving a Term Loan Increase.

(b)    Revolving Credit Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the Maturity Date for the applicable Revolving Credit Facility the aggregate principal amount of all Revolving Credit Loans or other revolving loans under such Revolving Credit Facility outstanding on such date.

(c)    Swing Line Loans. The Borrower shall repay the aggregate principal amount of its Swing Line Loans on the earlier to occur of (i) the date that is five Business Days after such Swing Line Loan is made and (ii) the Maturity Date for the Revolving Credit Loans.

SECTION 2.08    Interest.

(a)    Subject to the provisions of Section 2.08(b), (i) each Eurocurrency Rate Loan and EURIBOR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate or EURIBOR, as applicable, for such Interest Period plus the Applicable Rate; provided that only Revolving Credit Loans denominated in Euro shall bear interest with reference to EURIBOR (and such Revolving Credit Loans shall only bear interest with reference to EURIBOR); (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Revolving Credit Loans.

(b)    During the continuance of a Default under Section 8.01(a), the Borrower shall pay interest on past due amounts owing by it hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws; provided that no interest at the Default Rate shall accrue or be payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Accrued and unpaid interest on such amounts (including interest on past due interest) shall be due and payable upon written demand.

(c)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

SECTION 2.09    Fees. In addition to certain fees described in Sections 2.03(h) and (i):

(a)    Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender under each Facility in accordance with its Pro Rata Share or other applicable share provided for under this Agreement, a commitment fee equal to the Applicable Rate with respect to commitment fees for such Facility times the actual daily amount by which the aggregate Revolving Credit Commitments for such Facility exceed the sum of (A) the Outstanding Amount of Revolving Credit Loans for such Facility plus (B) the Outstanding Amount of L/C Obligations for such Facility; provided that any commitment fee accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time; provided, further, that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The commitment fee on each Revolving Credit Facility shall accrue at all times from the Closing Date until the Maturity Date for the Revolving Credit Facility, including at any time during which one or more of the conditions in Article 4 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date during the first full fiscal quarter to occur after the Closing Date, and on the Maturity Date for the Revolving Credit Facility. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)    Other Fees. The Borrower shall pay to the Agents such fees (including, but not limited to, administrative agent fees) as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).

(c)    Upfront Fees. The Borrower agrees to pay on the Closing Date (x) to each Term Lender party to this Agreement on the Closing Date, as fee compensation for the funding of such Term Lender’s Initial Term Loan on the Closing Date, an upfront fee (the “Term Loan Upfront Fee”) in an amount equal to 3.00% of the stated principal amount of such Term Lender’s Term Loan made on the Closing Date, and (y) to each Revolving Credit Lender party to this Agreement on the Closing Date, as fee compensation for the Revolving Credit Commitment of such Revolving Credit Lender on the Closing Date, an upfront fee (the “Revolving Credit Upfront Fee”; and together with the Term Loan Upfront Fee, the “Upfront Fees”) in an amount equal to 0.50% of such Revolving Credit Lender’s Revolving Credit Commitment on the Closing Date. Such Upfront Fees will be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter and the Term Loan Upfront Fee shall be netted against the Term Loans made by such Term Lender.

(d)    Prepayment Premium. In connection with any prepayment of Initial Term Loans pursuant to Section 2.05(a) or Section 2.05(b)(iii) that is consummated in respect of all or any portion of the Initial Term Loans (w) prior to the first anniversary of the Closing Date, the Borrower shall pay to each Term Lender a fee equal to the aggregate principal amount of the Initial Term Loans of such Term Lender subject to such prepayment plus the Applicable Premium, (x) on or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date, the Borrower shall pay to each Term Lender a fee equal to 2.0% of the aggregate principal amount of the Initial Term Loans of such Term Lender subject to such prepayment, (y) on or after the second anniversary of the Closing Date but prior to the third anniversary of the Closing Date, the Borrower shall pay to each Term Lender a fee equal to 1.0% of the aggregate principal amount of the Initial Term Loans of such Term Lender subject to such prepayment and (z) on or after the third anniversary of the Closing Date there shall be no additional fee.

SECTION 2.10    Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined in accordance with clause (b) of the definition thereof shall be made on the basis of a year of 365 days, or 366 days, as applicable, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.11    Evidence of Indebtedness.

(a)    The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for this purpose as a non-fiduciary agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)    In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c)    Entries made in good faith by the Administrative Agent in the Register pursuant to Sections 2.11(a) and (b), and by each Lender in its account or accounts pursuant to Sections 2.11(a) and (b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

SECTION 2.12    Payments Generally.

(a)    All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative

Agent’s Office in Dollars (or, in respect of Obligations denominated in Euros, in Euros) and in Same Day Funds not later than 2:00 p.m. New York City time on the date specified herein. The Administrative Agent will promptly distribute to each Appropriate Lender its Pro Rata Share (or other applicable share provided for under this Agreement) of such payment in like funds as received by wire transfer to such Lender’s applicable Lending Office. All payments received by the Administrative Agent after 2:00 p.m. New York City time shall in each case be deemed received (in the Administrative Agent’s sole discretion) on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)    Except as otherwise provided herein, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Loans or EURIBOR Loans, as the case may be, to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c)    Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

(i)    if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Overnight Rate from time to time in effect; and

(ii)    if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the applicable Overnight Rate from time to time in effect. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.

(d)    If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article 2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article 4 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)    The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f)    Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g)    Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may (to the fullest extent permitted by mandatory provisions of applicable Law), but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of (a) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

(h)    Amounts to be applied to the prepayment of Loans in connection with any mandatory prepayments by the Borrower of the Term Loans pursuant to Section 2.05(b) shall be applied, as applicable, on a pro rata basis to the then outstanding Term Loans being prepaid irrespective of whether such outstanding Term Loans are Base Rate Loans or Eurocurrency Rate Loans; provided that if no Lenders exercise the right to waive a given mandatory prepayment of the Term Loans pursuant to Section 2.05(b)(viii), then, with respect to such mandatory prepayment, the amount of such mandatory prepayment shall be applied first to reduce outstanding Base Rate Loans. Any amounts remaining after each such application shall be applied to prepay Eurocurrency Rate Loans.

SECTION 2.13    Sharing of Payments. If, other than as provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations and Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such sub-participations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. For the avoidance of doubt, the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time (including the application of funds arising from the existence of a Defaulting Lender) or (B) any payment obtained by a Lender as consideration for the assignment or purchase of or sale or purchase of a participation in any of its Loans in connection with any assignment or participation permitted hereunder. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

Notwithstanding anything to the contrary contained in this Section 2.13 or elsewhere in this Agreement, the Borrower may extend the final maturity of Term Loans and/or Revolving Credit Commitments in connection with an Extension that is permitted under Section 2.16 without being obligated to effect such extensions on a pro rata basis among the Lenders (it being understood that no such extension (i) shall constitute a payment or prepayment of any Term Loans or Revolving Credit Loans, as applicable, for purposes of this Section 2.13 or (ii) shall reduce the amount of any scheduled amortization payment due under Section 2.07(a), except that the amount of any scheduled amortization payment due to a Lender of Extended Term Loans may be reduced to the extent provided pursuant to the express terms of the respective Extension Amendment) without giving rise to any violation of this Section 2.13 or any other provision of this Agreement. Furthermore, the Borrower may take all actions contemplated by Section 2.16 in connection with any Extension (including modifying pricing, amortization and repayments or prepayments), and in each case such actions shall be permitted, and the differing payments contemplated therein shall be permitted without giving rise to any violation of this Section 2.13 or any other provision of this Agreement.

SECTION 2.14    Incremental Credit Extensions.

(a)    Incremental Commitments. The Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (an “Incremental Request”), request (i) one or more new commitments which may be in the same Facility as any outstanding Term Loans (a “Term Loan Increase”) or a new Class of term loans under this Agreement (collectively with any Term Loan Increase, the “Incremental Term Commitments”), and/or (ii) one or more increases in the amount of the Revolving Credit Commitments (a “Revolving Commitment Increase”) or the establishment of one or more new revolving credit commitments under this Agreement (any such new commitments, collectively with any Revolving Commitment Increases, the “Incremental Revolving Credit Commitments” and the Incremental Revolving Credit Commitments, collectively with any Incremental Term Commitments, the “Incremental Commitments”), whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders.

(b)    Incremental Loans. Any Incremental Term Loans or Incremental Revolving Credit Commitments effected through the establishment of one or more new revolving credit commitments or new Term Loans (excluding, for the avoidance of doubt, through any Term Loan Increase) made on an Incremental Facility Closing Date shall be designated a separate Class of Incremental Term Loans or Incremental Revolving Credit Commitments, as applicable, for all purposes of this Agreement. On any Incremental Facility Closing Date on which any Incremental Term Commitments of any Class are effected (including through any Term Loan Increase), subject to the satisfaction (or waiver) of the terms and conditions in this Section 2.14, (i) each Incremental Term Lender of such Class shall make a Loan to the Borrower (an “Incremental Term Loan”) in an amount equal to its Incremental Term Commitment of such Class and (ii) each Incremental Term Lender of such Class shall become a Lender hereunder with respect to the Incremental Term Commitment of such Class and the Incremental Term Loans of such Class made pursuant thereto. On any Incremental Facility Closing Date on which any Incremental Revolving Credit Commitments of any Class are effected through the establishment of one or more new revolving credit commitments (including through any Revolving Commitment Increase), subject to the satisfaction of the terms and conditions in this Section 2.14, (i) each Incremental Revolving Credit Lender of such Class shall make its Commitment available to the Borrower (when borrowed, an “Incremental Revolving Loan” and collectively with any Incremental Term Loan, an “Incremental Loan”) in an amount equal to its Incremental Revolving Credit Commitment of such Class and (ii) each Incremental Revolving Credit Lender of such Class shall become a Lender hereunder with respect to the Incremental Revolving Credit Commitment of such Class and the Incremental Revolving Loans of such Class made pursuant thereto. Notwithstanding the foregoing, Incremental Term Loans may have identical terms to any of the Term Loans and be treated as the same Class as any of such Term Loans.

(c)    Incremental Request. Each Incremental Request from the Borrower pursuant to this Section 2.14 shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans or Incremental Revolving Credit Commitments. Incremental Term Loans may be made, and Incremental Revolving Credit Commitments may be provided, by any existing Lender (but each existing Lender will not have an obligation to make any Incremental Commitment, nor will the Borrower have any obligation to approach any existing Lenders to provide any Incremental Commitment) or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”) (each such existing Lender or Additional Lender providing such, an “Incremental Revolving Credit Lender” or “Incremental Term Lender,” as applicable, and, collectively, the “Incremental Lenders”); provided that the Administrative Agent and, in the case of Incremental Revolving Credit Commitments, each Swing Line Lender and each L/C Issuer shall have consented (not to be unreasonably withheld, conditioned or delayed) to such Lender’s or Additional Lender’s making such Incremental Term Loans or providing such Incremental Revolving Credit Commitment to the extent such consent, if any, would be required under Section 10.07(b) for an assignment of Loans or Revolving Credit Commitments, as applicable, to such Lender or Additional Lender.

(d)    Effectiveness of Incremental Amendment. The effectiveness of any Incremental Amendment, and the Incremental Commitments thereunder, shall be subject only to the satisfaction on the date of such Incremental Amendment (the “Incremental Facility Closing Date”) of each of the following conditions:

(i)    (x) if the proceeds of such Indebtedness are being used to finance a Permitted Acquisition or Investment not prohibited hereunder, no Event of Default under Section 8.01(a) or (f) shall have occurred and be continuing or would exist after giving effect to such Indebtedness, or (y) if otherwise, no Event of Default shall have occurred and be continuing or would exist after giving effect to such Indebtedness;

(ii)    unless otherwise agreed to by the Administrative Agent and the applicable Incremental Lenders, after giving effect to such Indebtedness on the Incremental Facility Closing Date, the representations and warranties of each Loan Party set forth in Article 5 and in each other Loan Document shall be true and correct in all material respects on and as of the applicable Incremental Facility Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates; provided further that to the extent the proceeds of the Incremental Facility are being used to finance a Permitted Acquisition (i) the only representations and warranties that will be required to be true and correct in all material respects as of the applicable Incremental Facility Closing Date shall be the Specified Representations, (ii) and the reference to “Material Adverse Effect” in the Specified Representations shall be understood for this purpose to refer to “Material Adverse Effect” or similar definition as defined in the main transaction agreement governing such Permitted Acquisition);

(iii)    each Incremental Term Commitment shall be in an aggregate principal amount that is not less than $2,000,000 and shall be in an increment of $1,000,000 (provided that such amount may be less than $2,000,000 if such amount represents all remaining availability under the limit set forth in clause (iv) below) and each Incremental Revolving Credit Commitment shall be in an aggregate principal amount that is not less than $2,000,000 and shall be in an increment of $1,000,000 (provided that such amount may be less than $2,000,000 if such amount represents all remaining availability under the limit set forth in clause (iv) below); and

(iv)    the aggregate amount of the Incremental Term Loans, the Incremental Revolving Credit Commitments and the Incremental Equivalent Debt shall not exceed, an amount equal to (A) $50,000,000, plus (B) after the Closing Date, up to an additional amount of Incremental Term Loans, Incremental Revolving Credit Commitments and/or Incremental Equivalent Debt so long as in the case of this clause (B) only (x) with respect to any Incremental Facility secured by Liens on the Collateral that are pari passu to the Liens securing the Obligations, the Consolidated First Lien Net Leverage Ratio (determined on a Pro Forma Basis in accordance with Section 1.09 and without netting the cash proceeds of any such Incremental Facility being so incurred for the purposes of such calculation) is no more than the Closing Date First Lien Net Leverage Ratio, (y) with respect to any Incremental Facility secured by Liens on Collateral that are junior to the Liens on the Collateral securing the Obligations, the Consolidated Senior Secured Net Leverage Ratio (determined on a Pro Forma Basis in accordance with Section 1.09 and without netting the cash proceeds of any such Incremental Facility being so incurred for the purposes of such calculation) is no more than 4.00:1.00 or (z) with respect to any unsecured Incremental Facility, the Consolidated Total Net Leverage Ratio (determined on a Pro Forma Basis in accordance with Section 1.09 and without netting the cash proceeds of any such Incremental Facility being so incurred for the purposes of such calculation) is no more than 4.75:1.00, in each case, calculated as of the last day of the most recently ended Test Period for which financial statements are internally available, determined on the applicable Incremental Facility Closing Date, after giving effect to any such incurrence or issuance (or, at the option of the Borrower, on the date of establishment of the commitments in respect thereof assuming the full amounts of all such additional amounts is drawn and outstanding) on a Pro Forma Basis, and, in each case, with respect to any Incremental Revolving Credit Commitment, assuming a borrowing of the maximum amount of Loans available thereunder; plus (C) an amount equal to the sum of (i) all voluntary prepayments or repurchases of Term Loans made pursuant to

Section 2.05(a) or Section 10.07(l)(x), and (ii) all permanent voluntary reductions or terminations of Revolving Credit Commitments and Incremental Revolving Credit Commitments (other than Incremental Revolving Credit Commitments obtained in reliance on preceding clause (B)) pursuant to Section 2.06(a) except to the extent, in each case, financed with long term Indebtedness (other than Incremental Loans) (it being understood that (I) the Borrower shall be deemed to have used amounts under clause (C) prior to utilization of amounts under clause (A) or (B), and the Borrower shall be deemed to have used amounts under clause (B) (to the extent compliant therewith) prior to utilization of amounts under clause (A) and (C), and (II) Loans may be incurred under both clauses (A) and/or (C) and clause (B), and proceeds from any such incurrence may be utilized in a single transaction by first calculating the incurrence under clause (B) above and then calculating the incurrence under clause (A) and/or (C) above).

(e)    Required Terms. The terms, provisions and documentation of the Incremental Term Loans and Incremental Term Commitments or the Incremental Revolving Loans and Incremental Revolving Credit Commitments, as the case may be, of any Class, except as otherwise set forth herein, shall be as agreed between the Borrower and the applicable Incremental Lenders or lenders providing such Incremental Commitments, as applicable. In any event:

(i)    the Incremental Term Loans (except as otherwise specified below in this clause (i)):

(A)    (1) shall rank pari passu or junior (if secured) in right of payment and of security with the Revolving Credit Loans and the Term Loans and (2)(x) shall not be secured by any Lien on any property or asset of the Borrower or any Guarantor that does not also secure the other Facilities and (y) shall not be guaranteed by any Person other than the Guarantors under the other Facilities;

(B)    shall not mature earlier than the Maturity Date of the Initial Term Loans outstanding at the time of incurrence of such Incremental Term Loans;

(C)    shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of Initial Term Loans;

(D)    subject to Section 2.14(e)(i)(B) and Section 2.14(e)(i)(C) above, shall have a maturity date and amortization determined by the Borrower and the applicable Incremental Term Lenders or other Additional Lenders;

(E)    may participate (x) on a pro rata basis, a less than pro rata basis or a greater than pro rata basis in any voluntary prepayments of Term Loans hereunder or (y) on a pro rata basis or less than a pro rata basis (but not on a greater than pro rata basis (except for prepayments pursuant to Section 2.05(b)(iii)(B))) in any mandatory prepayments of Term Loans hereunder, as specified in the applicable Incremental Amendment or definitive documentation;

(F)    [reserved]; and

(G)    the other terms of any Incremental Term Loans that are not consistent with the then existing Initial Term Loans (other than pursuant to clauses (A) through (F) above and other than call protection to be agreed between the Borrower and the applicable Incremental Lenders) shall be no less favorable (taken as a whole) to the Lenders under the then existing Initial Term Loans than those applicable to the then existing Initial Term Loans or otherwise reasonably acceptable to the Administrative Agent (except for (x) covenants or other provisions applicable only to periods after the Maturity Date of the Initial Term Loans or any Indebtedness incurred under this Section 2.14 existing at the time of incurrence of such Incremental Term Loans, (y) any financial maintenance covenant to the extent such covenant is also added for the benefit of the Lenders under any applicable existing corresponding Facility and (z) covenants or other provisions conformed (or added) in the Loan Documents pursuant to the related Incremental Amendment for the benefit of the Lenders and that are more favorable to the Lenders).

(ii)    all material terms (other than pricing, maturity and fees) of any Incremental Revolving Credit Commitments and Incremental Revolving Loans shall be identical to the Revolving Credit Commitments and the Revolving Credit Loans, other than the Maturity Date and as set forth in this Section 2.14(e)(ii) (with immaterial terms being as agreed between the Borrower and the Incremental Lenders providing such Incremental Revolving Credit Commitments or Incremental Revolving Loans), which shall be subject to clauses (A) through (G) below; provided that notwithstanding anything to the contrary in this Section 2.14 or otherwise:

(A)    (1) any such Incremental Revolving Credit Commitments or Incremental Revolving Loans shall rank pari passu in right of payment and of security with the Revolving Credit Loans and the Term Loans and (2) (x) shall not be secured by any Lien on any property or asset of the Borrower or any Guarantor that does not also secure the Facilities and (y) shall not be guaranteed by any Person other than the Guarantors under the Facilities;

(B)    any such Incremental Revolving Credit Commitments or Incremental Revolving Loans shall not mature earlier than (or require mandatory commitment reductions prior to) the Latest Revolving Maturity Date at the time of incurrence of such Incremental Revolving Credit Commitments;

(C)    the borrowing and repayment (except for (1) payments of interest and fees at different rates on Incremental Revolving Credit Commitments (and related outstandings), (2) repayments required upon the maturity date of the Incremental Revolving Credit Commitments and (3) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (E) below)) of Loans with respect to Incremental Revolving Credit Commitments after the associated Incremental Facility Closing Date shall be made on a pro rata basis with all other Revolving Credit Commitments on the Incremental Facility Closing Date;

(D)    subject to the provisions of Sections 2.03(m) and 2.04(g), to the extent dealing with Swing Line Loans and Letters of Credit which mature or expire after a maturity date when there exists Incremental Revolving Credit Commitments with a longer maturity date, all Swing Line Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Revolving Credit Commitments on the Incremental Facility Closing Date (and except as provided in Sections 2.03(m) and 2.04(g), without giving effect to changes thereto on an earlier maturity date with respect to Swing Line Loans and Letters of Credit theretofore incurred or issued);

(E)    the permanent repayment of Revolving Credit Loans with respect to, and termination of, Incremental Revolving Credit Commitments after the associated Incremental Facility Closing Date shall be made on a pro rata basis with all other Revolving Credit Commitments on the Incremental Facility Closing Date, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class;

(F)    assignments and participations of Incremental Revolving Credit Commitments and Incremental Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and Revolving Credit Loans on the Incremental Facility Closing Date; and

(G)    any Incremental Revolving Credit Commitments may constitute a separate Class or Classes, as the case may be, of Commitments from the Classes constituting the applicable Revolving Credit Commitments prior to the Incremental Facility Closing Date; provided at no time shall there be Revolving Credit Commitments hereunder (including Incremental Revolving Credit Commitments and any original Revolving Credit Commitments) which have more than three different Maturity Dates.

(iii)    the Effective Yield applicable to the Incremental Term Loans of each Class shall be determined by the Borrower and the applicable Incremental Term Lenders and shall be set forth in each applicable Incremental Amendment; provided, however, that, with respect to any Incremental Term Loans that are pari passu in right of payment and with respect to security with the Initial Term Loans, the Effective Yield applicable to such Incremental Term Loans shall not be greater than the applicable Effective Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to Initial Term Loans, plus 50 basis points per annum unless the interest rate (together with, as provided in the proviso below, the Eurocurrency Rate or Base Rate floor) with respect to the Initial Term Loans is increased so as to cause the then applicable Effective Yield under this Agreement on the Initial Term Loans to equal the Effective Yield then applicable to the Incremental Term Loans minus 50 basis points; provided if such Incremental Term Loan includes a Eurocurrency Rate floor greater than 1.00% per annum or a Base Rate floor greater than 2.00% per annum, such differential between the Eurocurrency Rate or Base Rate floors shall be equated to the applicable Effective Yield for purposes of determining whether an increase to the interest rate margin under the Initial Term Loans shall be required, but only to the extent an increase in the Eurocurrency Rate or Base Rate floor in the Initial Term Loans would cause an increase in the interest rate then in effect thereunder, and in such case, the Eurocurrency Rate or Base Rate floor (but not the interest rate margin) applicable to the Initial Term Loans shall be increased to the extent of such differential between the Eurocurrency Rate or Base Rate floors.

(f)    Incremental Amendment. Commitments in respect of Incremental Term Loans and Incremental Revolving Credit Commitments shall become Commitments (or in the case of an Incremental Revolving Credit Commitment to be provided by an existing Revolving Credit Lender, an increase in such Lender’s applicable Revolving Credit Commitment), under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Incremental Lender providing such Commitments and the Administrative Agent. The Incremental Amendment may, without the consent of any other Loan Party, Agent or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.14. The Borrower will use the proceeds of the Incremental Term Loans and Incremental Revolving Credit Commitments as determined by the Borrower and the Lenders providing such Incremental Term Loans and Incremental Revolving Credit Commitments. No Lender shall be obligated to provide any Incremental Term Loans or Incremental Revolving Credit Commitments, unless it so agrees. To the extent reasonably requested by the Administrative Agent, the Administrative Agent shall have received customary legal opinions, board resolutions, officers’

certificates and/or reaffirmation agreements. The Incremental Term Loans made pursuant to any Term Loan Increase shall be added to (and form part of) each Borrowing of outstanding Term Loans under the respective Class so incurred on a pro rata basis (based on the principal amount of each Borrowing) so that each Lender under such Class will participate proportionately in each then outstanding Borrowing of Term Loans under such Class.

(g)    Reallocation of Revolving Credit Exposure. Upon any Incremental Facility Closing Date on which Incremental Revolving Credit Commitments are effected through (I) an increase in the Revolving Credit Commitments pursuant to this Section 2.14, (a) if the increase relates to the Revolving Credit Facility, each of the Revolving Credit Lenders shall assign to each of the Incremental Revolving Credit Lenders, and each of the Incremental Revolving Credit Lenders shall purchase from each of the Revolving Credit Lenders, at the principal amount thereof, such interests in the Incremental Revolving Loans outstanding on such Incremental Facility Closing Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Credit Loans will be held by existing Revolving Credit Lenders and Incremental Revolving Credit Lenders ratably in accordance with their Revolving Credit Commitments after giving effect to the addition of such Incremental Revolving Credit Commitments to the Revolving Credit Commitments, (b) each Incremental Revolving Credit Commitment shall be deemed for all purposes a Revolving Credit Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Credit Loan and (c) each Incremental Revolving Credit Lender shall become a Lender with respect to the Incremental Revolving Credit Commitments and all matters relating thereto and (II) the establishment of a new Class of revolving credit commitments pursuant to this Section 2.14, (a) if, on such date, there are any revolving loans under any Revolving Credit Facility then outstanding, such revolving loans shall be prepaid from the proceeds of a new Borrowing of the Incremental Revolving Loans under such new Class of Incremental Revolving Credit Commitments in such amounts as shall be necessary in order that, after giving effect to such Borrowing and all such related prepayments, all revolving credit loans under all Revolving Credit Facilities will be held by all Lenders under the Revolving Credit Facilities (including Incremental Revolving Credit Lenders) ratably in accordance with their revolving credit commitments under all Revolving Credit Facilities (after giving effect to the establishment of such Incremental Revolving Credit Commitments) and (b) there shall be an automatic adjustment to the participations hereunder in Letters of Credit and Swing Line Loans held by each Lender under the Revolving Credit Facilities so that each such Lender shares ratably in such participations in accordance with their revolving credit commitments under all Revolving Credit Facilities (after giving effect to the establishment of such Incremental Revolving Credit Commitments). The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(h)    This Section 2.14 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

SECTION 2.15    Refinancing Amendments.

(a)    On one or more occasions after the Closing Date, the Borrower may obtain, from any Lender or any Additional Refinancing Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Term Loans and the Revolving Credit Loans (or unused Revolving Credit Commitments) then outstanding under this Agreement (which for purposes of this Section 2.15(a) will be deemed to include any then outstanding Refinancing Term Loans or Incremental Term Loans), in the form of Refinancing Term Loans, Refinancing Term Commitments, Refinancing Revolving Credit Commitments or Refinancing Revolving Credit Loans pursuant to a Refinancing Amendment; provided that notwithstanding anything to the contrary in this Section 2.15 or otherwise, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Refinancing Revolving

Credit Commitments (and related outstandings), (B) repayments required upon the maturity date of the Refinancing Revolving Credit Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (3) below)) of Loans with respect to Refinancing Revolving Credit Commitments after the date of obtaining any Refinancing Revolving Credit Commitments shall be made on a pro rata basis with all other Revolving Credit Commitments, (2) subject to the provisions of Sections 2.03(m) and 2.04(g) to the extent dealing with Swing Line Loans and Letters of Credit which mature or expire after a maturity date when there exist Extended Revolving Credit Commitments with a longer maturity date, all Swing Line Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Revolving Credit Commitments (and except as provided in Sections 2.03(m) and 2.04(g), without giving effect to changes thereto on an earlier maturity date with respect to Swing Line Loans and Letters of Credit theretofore incurred or issued), (3) the permanent repayment of Revolving Credit Loans with respect to, and termination of, Refinancing Revolving Credit Commitments after the date of obtaining any Refinancing Revolving Credit Commitments shall be made on a pro rata basis with all other Revolving Credit Commitments, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class and (4) assignments and participations of Refinancing Revolving Credit Commitments and Refinancing Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and Revolving Credit Loans. No Lender shall be obligated to provide any Credit Agreement Refinancing Indebtedness, unless it so agrees.

(b)    The effectiveness of any Refinancing Amendment shall be subject to the satisfaction of such conditions as the Borrower, the Administrative Agent and the Lenders (including any Additional Refinancing Lenders) party thereto shall agree.

(c)    Each issuance of Credit Agreement Refinancing Indebtedness under Section 2.15(a) shall be in an aggregate principal amount that is (x) not less than $10,000,000 and (y) an integral multiple of $1,000,000 in excess thereof.

(d)    Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto and (ii) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of the third paragraph of Section 10.01 (without the consent of the Required Lenders called for therein) and (iii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.15, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment.

(e)    This Section 2.15 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

SECTION 2.16    Extension of Term Loans; Extension of Revolving Credit Loans.

(a)    Extension of Term Loans. (a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Request”) made from time to time by the Borrower to all Lenders of any Class of Term Loans or any Class of Revolving Credit Commitments, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans or Revolving Credit Commitments of the applicable Class) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time Extension Amendments with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Term Loans and/or Revolving Credit Commitments of the applicable Class and otherwise modify the terms of such Term Loans and/or Revolving Credit Commitments pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Term Loans and/or Revolving Credit Commitments (and related outstandings), modifying the amortization schedule in respect of such Lender’s Term Loans and/or modifying any prepayment premium or call protection in respect of such Lender’s Term Loans) (each, an “Extension,” and each Class of Extended Term Loans being a separate Class of Term Loans from the Class of Term Loans from which they were converted, and any Extended Revolving Credit Commitments shall constitute a separate Class of Revolving Credit Commitments from the Class of Revolving Credit Commitments from which they were converted, it being understood that an Extension may be in the form of an increase in the amount of any outstanding Class of Term Loans or Revolving Credit Commitments otherwise satisfying the criteria set forth below), so long as the following terms are satisfied: (i) except as to interest rates, fees and final maturity (which shall be determined by the Borrower and set forth in the relevant Extension Offer), the Revolving Credit Commitment of any Revolving Credit Lender that agrees to an extension with respect to such Revolving Credit Commitment extended pursuant to an Extension (an “Extended Revolving Credit Commitment”), and the related outstandings, shall be a Revolving Credit Commitment (or related outstandings, as the case may be) with the same terms as the original Class of Revolving Credit Commitments (and related outstandings); provided that at no time shall there be Revolving Credit Commitments hereunder (including Extended Revolving Credit Commitments and any original Revolving Credit Commitments) which have more than three different maturity dates, (ii) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iii), (iv) and (v), be determined by the Borrower and set forth in the relevant Extension Offer), the Term Loans of any Term Lender that agrees to an extension with respect to such Term Loans extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the Class of Term Loans subject to such Extension Offer; provided that at no time shall there be Term Loans hereunder (including Extended Term Loans and any original Term Loans) which have more than three different maturity dates, (iii) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans extended thereby, (iv) any Extended Term Loans may participate (x) on a pro rata basis, greater than pro rata or a less than pro rata basis in any voluntary repayments or prepayments hereunder and (y) on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer, (v) if the aggregate principal amount of the Class of Term Loans (calculated on the face amount thereof) or Revolving Credit Commitments, as the case may be, in respect of which Term Lenders or Revolving Credit Lenders, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Credit Commitments of such Class, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans or Revolving Credit Commitments of such Class, as the case may be, of such Term Lenders or Revolving Credit Lenders, as the case may be, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Lenders or Revolving Credit Lenders, as the case may be, have accepted such Extension Offer, (vi) all documentation in respect of such Extension shall be consistent with the foregoing and (vii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower. No Lender shall be obligated to extend its Term Loans or Revolving Credit Commitments unless it so agrees.

(b)    With respect to all Extensions consummated by the Borrower pursuant to this Section 2.16, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.05 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment, provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Term Loans or Revolving Credit Commitments (as applicable) of any or all applicable Classes be tendered. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.16 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Credit Commitments on the such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.05, 2.12, 2.13 and 10.01) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.16.

(c)    No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans and/or Revolving Credit Commitments (or a portion thereof) and (B) with respect to any Extension of any Class of Revolving Credit Commitments, the consent of the relevant L/C Issuer and Swing Line Lender (if such L/C Issuer or Swing Line Lender is being requested to issue letters of credit or make swing line loans with respect to the Class of Extended Revolving Credit Commitments). All Extended Term Loans, Extended Revolving Credit Commitments and all obligations in respect thereof shall be Loan Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Loan Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents (each such amendment, an “Extension Amendment”) with the Borrower as may be necessary in order to establish new Classes in respect of Revolving Credit Commitments or Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new Classes, in each case on terms consistent with this Section 2.16. The effectiveness of any Extension Amendment shall be subject to the satisfaction of such conditions as the Borrower, the Adminsitrative Agent and the Lenders party thereto shall agree. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment. Without limiting the foregoing, in connection with any Extensions the respective Loan Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the then Latest Maturity Date so that such maturity date is extended to the then Latest Maturity Date (or such later date as may be advised by local counsel to the Administrative Agent).

(d)    In connection with any Extension, the Borrower shall provide the Administrative Agent the applicable Extension Request at least five (5) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior to the date on which Lenders are requested to respond, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.16.

SECTION 2.17    Defaulting Lenders.

(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)    Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii)    Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by the L/C Issuer or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default has occurred and is continuing), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as reasonably determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.17(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)    Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit fees as provided in Section 2.03(h).

(iv)    Reallocation of Pro Rata Share to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.03 or 2.04, the Pro Rata Share of each

Non-Defaulting Lender’s Revolving Credit Loans and L/C Obligations shall be computed without giving effect to the Commitment of that Defaulting Lender; provided that the aggregate obligation of each Non-Defaulting Lender under a Revolving Credit Facility to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans shall not exceed the positive difference, if any, of (1) the Commitment of that Non-Defaulting Lender under such Revolving Credit Facility minus (2) the sum of (A) the aggregate Outstanding Amount of the Revolving Credit Loan, (B) the aggregate Outstanding Amount of the Pro Rata Share of the L/C Obligations and (C) the aggregate Outstanding Amount of the Pro Rata Share of the Swing Line Loans, in each case, under such Revolving Credit Facility of that Revolving Credit Lender. Subject to Section 10.22, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swing Line Lender and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Share (without giving effect to Section 2.17(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 2.18    Permitted Debt Exchanges.

(a)    Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, a “Permitted Debt Exchange Offer”) made from time to time by the Borrower, the Borrower may from time to time following the Closing Date consummate one or more exchanges of Term Loans for Permitted Debt Exchange Notes (each such exchange a “Permitted Debt Exchange”), so long as the following conditions are satisfied: (i) no Event of Default shall have occurred and be continuing at the time the final offering document in respect of a Permitted Debt Exchange Offer is delivered to the relevant Lenders, (ii) the aggregate principal amount (calculated on the face amount thereof) of Term Loans exchanged shall equal no more than the aggregate principal amount (calculated on the face amount thereof) of Permitted Debt Exchange Notes issued in exchange for such Term Loans; provided that the aggregate principal amount of the Permitted Debt Exchange Notes may include accrued interest and premium (if any) under the Term Loans exchanged and underwriting discounts, fees, commissions and expenses in connection with the issuance of such Permitted Debt Exchange Notes, (iii) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans exchanged under each applicable Class by the Borrower pursuant to any Permitted Debt Exchange shall automatically be cancelled and retired by the Borrower on the date of the settlement thereof (and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Assumption, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Debt Exchange to the Borrower for immediate cancellation), (iv) if the aggregate principal amount of all Term Loans of a given Class

(calculated on the face amount thereof) tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof of the applicable Class actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of such Class offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered, (v) all documentation in respect of such Permitted Debt Exchange shall be consistent with the foregoing, and all written communications generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and made in consultation with the Borrower and the Auction Agent, and (vi) any applicable Minimum Tender Condition shall be satisfied.

(b)    With respect to all Permitted Debt Exchanges effected by any of the Borrower pursuant to this Section 2.18, (i) such Permitted Debt Exchanges (and the cancellation of the exchanged Term Loans in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.05, and (ii) such Permitted Debt Exchange Offer shall be made for not less than $10,000,000 in aggregate principal amount of Term Loans; provided that subject to the foregoing clause (ii) the Borrower may at its election specify as a condition (a “Minimum Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term Loans of any or all applicable Classes be tendered.

(c)    In connection with each Permitted Debt Exchange, the Borrower and the Auction Agent shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this Section 2.18 and without conflict with Section 2.18(d); provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be not less than a reasonable period (in the discretion of the Borrower and the Auction Agent) of time following the date on which the Permitted Debt Exchange Offer is made.

(d)    The Borrower shall be responsible for compliance with, and hereby agrees to comply with, all applicable securities and other laws in connection with each Permitted Debt Exchange, it being understood and agreed that (x) none of the Auction Agent, the Administrative Agent nor any Lender assumes any responsibility in connection with the Borrower’s compliance with such laws in connection with any Permitted Debt Exchange and (y) each Lender shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Exchange Act.

ARTICLE 3

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

SECTION 3.01    Taxes.

(a)    Except as provided in this Section 3.01, any and all payments made by or on account of the Borrower (the term Borrower under Article 3 being deemed to include any Subsidiary for whose account a Letter of Credit is issued) or any Guarantor under any Loan Document shall be made free and clear of and without deduction for any Taxes, except to the extent required by any Laws. If the Borrower, any Guarantor or other applicable withholding agent shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) if the Tax in question is an Indemnified Tax or Other Tax, the sum payable by the Borrower or any Guarantor shall be increased as necessary so that after all required deductions for Indemnified Taxes or

Other Taxes have been made (including deductions applicable to additional sums payable under this Section 3.01), each Lender (or, in the case of a payment made to an Agent for its own account, such Agent) receives an amount equal to the sum it would have received had no such deductions for Indemnified Taxes or Other Taxes been made, (ii) the applicable withholding agent shall make such deductions, (iii) the applicable withholding agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment (or, if receipts or evidence are not available within 30 days, as soon as possible thereafter), if the Borrower or any Guarantor is the applicable withholding agent, it shall furnish to such Agent or Lender (as the case may be) the original or a certified copy of a receipt evidencing payment thereof or other evidence acceptable to such Agent or Lender.

(b)    In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary Taxes and any other excise, property, intangible or mortgage recording Taxes, imposed by any Governmental Authority, which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document excluding, in each case, any such Tax imposed as a result of an Agent or Lender’s Assignment and Assumption, grant of a participation, transfer or assignment to or designation of a new applicable Lending Office or other office for receiving payments under any Loan Document (collectively, “Assignment Taxes”) if such Assignment Tax is imposed as a result of a present or former connection of the assignor or assignee with the jurisdiction imposing such Assignment Tax (other than any connection arising from executing, delivering, being a party to, engaging in any transactions pursuant to, performing its obligations under, receiving payments under, and/or enforcing or receiving or perfecting a security interest under any Loan Document), except for Assignment Taxes resulting from assignment or participation that is requested or required in writing by the Borrower (all such non-excluded taxes described in this Section 3.01(b) being hereinafter referred to as “Other Taxes”).

(c)    The Borrower and each Guarantor agree to indemnify each Agent and each Lender, within 10 days after demand therefor, for (i) the full amount of Indemnified Taxes and Other Taxes paid or payable by such Agent or such Lender (including Indemnified Taxes or Other Taxes imposed on or attributable to amounts payable under this Section 3.01) and (ii) any expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the Governmental Authority. A certificate as to the amount of such payment or liability prepared in good faith and delivered by such Agent or Lender (or by an Agent on behalf of such Lender), accompanied by a written statement thereof setting forth in reasonable detail (provided that the Lender need not be required to disclose any price sensitive or confidential information or to the extent prohibited by law or regulation) the basis and calculation of such amounts shall be conclusive absent manifest error.

(d)    Each Lender and Agent shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by Law or reasonably requested by the Borrower or the Administrative Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in, any applicable withholding Tax with respect to any payments to be made to such Lender or Agent under the Loan Documents. Each such Lender and Agent shall, whenever a lapse in time or change in circumstances renders such documentation (including any specific documentation required below in this Section 3.01(d)) obsolete, expired or inaccurate in any material respect, deliver promptly and on or before the date such documentation expires, becomes obsolete or inaccurate to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so. In addition, each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with such other documentation prescribed by Law or reasonably requested by the

Borrower or Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether such Lender or Agent is subject to backup withholding or information reporting requirements. Notwithstanding any other provision of this Section 3.01(d), a Lender or an Agent shall not be required to deliver any form pursuant to this Section 3.01(d) that such Lender or such Agent is not legally eligible to deliver. Without limiting the foregoing:

(i)    Each Lender that is a “United States person” (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) two properly completed and duly signed original copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from federal backup withholding.

(ii)    Each Lender that is not a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A)    two properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN or Form W-8BEN-E (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party,

(B)    two properly completed and duly signed original copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(C)    in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (A) a certificate substantially in the form of Exhibit G hereto (any such certificate a “United States Tax Compliance Certificate”) and (B) two properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN or Form W-8BEN-E (or any successor forms),

(D)    to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership, or has sold a participation), Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, accompanied by a Form W-8ECI, Form W-8BEN, Form W-8BEN-E, United States Tax Compliance Certificate, Form W-9, Form W-8IMY or any other required information from each beneficial owner, as applicable (provided that, if the Lender is a partnership (and not a participating Lender) and if one or more direct or indirect partners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Lender on behalf of such direct or indirect partner(s)), or

(E)    two properly completed and duly signed original copies of any other form prescribed by applicable U.S. federal income tax laws (including the Treasury Regulations) as a basis for claiming a complete exemption from, or a reduction in, United States federal withholding tax on any payments to such Lender under the Loan Documents.

(iii)    Each Agent that is a “United States person” (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent two properly completed and duly signed original copies of Internal Revenue Service Form W-9 with respect to fees received on its own behalf, certifying that such Agent is exempt from federal backup withholding.

(iv)    Each Agent that is not a “United States person” (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent two properly completed and duly signed original copies of Internal Revenue Service Form W-8ECI with respect to fees received on its own behalf.

(v)    If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA, such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Laws and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Laws and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Person’s obligations under FATCA and, if necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.01(d)(v), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(e)    Any Lender or Agent claiming any additional amounts payable pursuant to this Section 3.01 shall use its commercially reasonable efforts (subject to such Lender’s or Agent’s overall internal policies of general application and legal and regulatory restrictions) to mitigate or reduce the additional amounts payable, which commercially reasonable efforts may include a change in the jurisdiction of its Lending Office (or any other measures reasonably requested by the Borrower) if such a change or other measures would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, result in any unreimbursed cost or expense or be otherwise materially disadvantageous to such Lender.

(f)    If any Lender or Agent determines, in its sole discretion exercised in good faith, that it has received a refund in respect of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by a Loan Party pursuant to this Section 3.01, it shall promptly remit such refund to such Loan Party (but only to the extent of indemnification or additional amounts paid by the Loan Party under this Section 3.01 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of the Lender or Agent, as the case may be, and without interest (other than any interest paid by the relevant taxing authority with respect to such refund net of any Taxes payable by any Agent or Lender on such interest); provided that the Loan Parties, upon the request of the Lender or Agent, as the case may be, agree promptly to return such refund (plus any penalties, interest or other charges imposed by the relevant taxing authority) to such party in the event such party is required to repay such refund to the relevant taxing authority. This Section 3.01 shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to Taxes that it deems confidential) to any Loan Party or any other person.

(g)    For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 3.01, include any L/C Issuer and any Swing Line Lender.

(h)    Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 3.02    Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans or EURIBOR Loans, as applicable, or to determine or charge interest rates based upon the Eurocurrency Rate or EURIBOR, as applicable, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, in each case after the Closing Date then, on written notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans or EURIBOR Loans, as applicable, or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall promptly following written demand from such Lender (with a copy to the Administrative Agent), prepay all EURIBOR Loans and, if applicable, convert all applicable Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05. Each Lender agrees to use commercially reasonable efforts (subject to such Lender’s overall internal policies of general application and legal and regulatory restrictions) to designate a different Lending Office if such designation will avoid the need for such notice, will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender and would not, in the sole determination of such Lender, result in any unreimbursed cost or expense or be otherwise materially disadvantageous to such Lender.

SECTION 3.03    Inability to Determine Rates. If the Administrative Agent or the Required Lenders determine after the Closing Date that for any reason adequate and reasonable means do not exist for determining the applicable Eurocurrency Rate or EURIBOR, as applicable, for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan, or that the Eurocurrency Rate or EURIBOR, as applicable, for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan or EURIBOR Loan, as applicable, does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that Dollar deposits are not being offered to banks in the London interbank eurodollar, or other applicable market for the applicable amount and the Interest Period of such Eurocurrency Rate Loan or EURIBOR Loan, as applicable, the Administrative Agent will promptly so notify the Borrower in writing and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans or EURIBOR Loans, as applicable, or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case, until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of such Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request, if applicable, into a request for a Borrowing of Base Rate Loans in the amount specified therein.

SECTION 3.04    Increased Cost and Reduced Return; Capital Adequacy; Eurocurrency Rate Loan Reserves; EURIBOR Reserves.

(a)    If any Lender reasonably determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the Closing Date, or such Lender’s compliance therewith, there shall be any material increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Eurocurrency Rate Loans or EURIBOR Loans or (as the case may be) issuing or participating in Letters of Credit, or a material reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes or Other Taxes indemnified pursuant to Section 3.01, or any Taxes excluded from the definition of (x) “Indemnified Taxes” or (y) “Other Taxes”, or (ii) reserve requirements contemplated by Section 3.04(c)) and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining the Eurocurrency Rate Loan or EURIBOR Loans, as applicable (or of maintaining its obligations to make any Loan), or to reduce in any material respect the amount of any sum received or receivable by such Lender, then from time to time within 15 Business Days after written demand by such Lender setting forth in reasonable detail (provided that the Lender need not be required to disclose any price sensitive or confidential information or to the extent prohibited by law or regulation) such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction. Notwithstanding anything herein to the contrary, for all purposes under this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in Law, regardless of the date enacted, adopted or issued; provided that the applicable Lender is imposing such charges on other similarly situated borrowers under comparable credit facilities; provided, further, that any such payments due to increased costs from market disruption shall be limited to circumstances generally affecting the banking market.

(b)    If any Lender determines that the introduction of any Law regarding capital adequacy or liquidity requirements or any change therein or in the interpretation thereof, in each case after the Closing Date, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any company controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time promptly following written demand of such Lender setting forth in reasonable detail (provided that the Lender need not be required to disclose any price sensitive or confidential information or to the extent prohibited by law or regulation) the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within 15 Business Days after receipt of such demand. Notwithstanding anything herein to the contrary, for all purposes under this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in Law, regardless of the date enacted, adopted or issued; provided that the applicable Lender is imposing such charges on other similarly situated borrowers under comparable credit facilities; provided, further, that any such payments due to increased costs from market disruption shall be limited to circumstances generally affecting the banking market.

(c)    The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each applicable Eurocurrency Rate Loan or EURIBOR Loan, as the case may be, of the Borrower equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of any Eurocurrency Rate Loans or EURIBOR Loans of the Borrower, as the case may be, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan; provided the Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

(d)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation.

(e)    If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower, use commercially reasonable efforts (subject to such Lender’s overall internal policies of general application and legal and regulatory restrictions) to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the commercially reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage and would not, in the sole determination of such Lender, result in any unreimbursed cost or expense or be otherwise materially disadvantageous to such Lender; provided, further, that nothing in this Section 3.04(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.04(a), (b), (c) or (d).

(f)    For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 3.04, include any L/C Issuer and any Swing Line Lender.

SECTION 3.05    Funding Losses. Promptly following written demand of any Lender (with a copy to the Administrative Agent) from time to time, which demand shall set forth in reasonable detail (provided that the Lender need not be required to disclose any price sensitive or confidential information or to the extent prohibited by law or regulation) the basis for requesting such amount, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense (excluding loss of anticipated profits and calculated without giving effect to any interest rate floor) actually incurred by it as a result of:

(a)    any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loan or EURIBOR Loan of the Borrower on a day other than the last day of the Interest Period for such Loan; or

(b)    any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurocurrency Rate Loan or EURIBOR Loan of the Borrower on the date or in the amount notified by the Borrower;

including any loss or expense (excluding loss of anticipated profits) arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan or EURIBOR

Loan, as the case may be, made by it at the Eurocurrency Rate or EURIBOR, as applicable, for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market or European interbank market, as applicable, for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan or EURIBOR Loan was in fact so funded.

SECTION 3.06    Matters Applicable to All Requests for Compensation.

(a)    Any Agent or any Lender claiming compensation under this Article 3 shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable and customary averaging and attribution methods.

(b)    With respect to any Lender’s claim for compensation under Section 3.02, 3.03 or 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred if such Lender notifies the Borrower of the event that gives rise to such claim more than 180 days after such event; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another applicable Eurocurrency Rate Loan or EURIBOR Loan, as applicable, or, if applicable, to convert Base Rate Loans into Eurocurrency Rate Loan, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c)    If the obligation of any Lender to make or continue any Eurocurrency Rate Loan or EURIBOR Loan, as the case may be, or to convert Base Rate Loans into Eurocurrency Rate Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s applicable (x) EURIBOR Loans shall be repaid in full, and (y) Eurocurrency Rate Loans shall be automatically converted into Base Rate Loans (or, if such conversion is not possible, repaid), in each case, on the last day(s) of the then current Interest Period(s) for such EURIBOR Loan or Eurocurrency Rate Loans, as applicable (or, in the case of an immediate conversion or repayment required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:

(i)    to the extent that such Lender’s Eurocurrency Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s applicable Eurocurrency Rate Loans shall be applied instead to its Base Rate Loans; and

(ii)    all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurocurrency Rate Loans shall be made or continued instead as Base Rate Loans (if possible), and all Base Rate Loans of such Lender that would otherwise be converted into Eurocurrency Rate Loans shall remain as Base Rate Loans.

(d)    If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of any of such Lender’s Eurocurrency Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurocurrency Rate Loans made by other Lenders under the applicable Facility are outstanding, if applicable, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurocurrency Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurocurrency Rate Loans under such Facility and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments for the applicable Facility.

SECTION 3.07    Replacement of Lenders under Certain Circumstances.

(a)    If at any time (i) the Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 or 3.04 as a result of any condition described in such Sections or any Lender ceases to make any Eurocurrency Rate Loans or EURIBOR Loans as a result of any condition described in Section 3.02 or 3.04 or requires the Borrower to pay additional amounts as a result thereof, (ii) any Lender becomes a Defaulting Lender, (iii) any Lender becomes a Non-Consenting Lender or (iv) any Lender refuses to make an Extension Election pursuant to Section 2.16, then the Borrower may, on five (5) Business Days’ prior written notice to the Administrative Agent and such Lender, (x) replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (so long as the assignment fee is paid by the Borrower in such instance) all of its rights and obligations under this Agreement (in respect of any applicable Facility only in the case of clause (i) or, with respect to a vote of a Class of directly and adversely affected Lenders (“Affected Class”), clause (iii), or with respect to an Extension Election only, in the case of clause (iv)) to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; provided, further, that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to, and shall be sufficient (together with all other consenting Lenders) to cause the adoption of, the applicable departure, waiver or amendment of the Loan Documents; or (y) terminate the Commitment (if any) of such Lender or L/C Issuer, as the case may be, and (1) in the case of a Lender (other than an L/C Issuer), repay all Obligations of the Borrower due and owing to such Lender relating to the Loans and participations held by such Lender as of such termination date and (2) in the case of an L/C Issuer, repay all Obligations of the Borrower owing to such L/C Issuer relating to the Loans and participations held by the L/C Issuer as of such termination date and cancel or backstop on terms satisfactory to such L/C Issuer any Letters of Credit issued by it; provided that in the case of any such termination of a Non-Consenting Lender such termination shall be sufficient (together with all other consenting Lenders after giving effect hereto) to cause the adoption of the applicable departure, waiver or amendment of the Loan Documents and such termination shall be in respect of any applicable facility only in the case of clause (i) or, with respect to an Affected Class, only in the case of clause (iii).

(b)    Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s applicable Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans in respect thereof, and (ii) deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans, (B) all obligations of the Borrower owing to the assigning Lender relating to the Loans, Commitments and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such Assignment and Assumption and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. In connection with any such replacement, if any such Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within five Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Lender, then such Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Lender and the Administrative Agent shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption and/or such other documentation on behalf of such Lender.

(c)    Notwithstanding anything to the contrary contained above, any Lender that acts as an L/C Issuer may not be replaced hereunder (other than with respect to any Term Loans) at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such L/C Issuer or Cash Collateral satisfactory to such L/C Issuer and the Administrative Agent) have been made in respect of such outstanding Letters of Credit and the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.06.

(d)    In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto (including a Permitted Repricing Amendment), (ii) the consent, waiver or amendment in question requires the agreement of each affected Lender or each Lender of a Class in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain Class of the Loans or each Lender holding Term Loans subject to a Permitted Repricing Amendment and (iii) the Required Lenders (or, in the case of a consent, waiver or amendment (1) involving all the Lenders with respect to a certain Class, the Required Class Lenders or (2) involving a Permitted Repricing Amendment, all other Lenders holding Term Loans actually subject to such repricing that will continue as repriced or modified Term Loans) have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.” If any applicable Lender shall be deemed a Non-Consenting Lender and is required to assign all or any portion of its Initial Term Loans or its Initial Term Loans are prepaid by the Borrower pursuant to Section 3.07(a), the Borrower shall pay such Non-Consenting Lender the fee that would be owed to such Non-Consenting Lender pursuant to Section 2.09(d) in connection with a prepayment of such Initial Term Loans pursuant to Section 2.05(a) on such date.

SECTION 3.08    Survival. All the Loan Parties’ obligations under this Article 3 shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE 4

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

SECTION 4.01    Conditions to Initial Credit Extension. The obligation of each Lender to make a Credit Extension hereunder on the Closing Date is subject to satisfaction (or waiver) of the following conditions precedent:

(a)    The Administrative Agent’s receipt of the following, each of which shall be original, pdf or facsimile copies or delivered by other electronic method unless otherwise specified, each properly executed (if applicable) by a Responsible Officer of the signing Loan Party, each in form and substance reasonably satisfactory to the Administrative Agent:

(i)    a Committed Loan Notice in accordance with the requirements hereof;

(ii)    executed counterparts of this Agreement;

(iii)    a Note executed by the Borrower in favor of each Lender that has requested a Note at least two Business Days in advance of the Closing Date;

(iv)    a copy of the Organization Documents in relation to each Loan Party;

(v)    the Security Agreement and each other Collateral Document set forth on Schedule 4.01(a) required to be executed on the Closing Date as indicated on such schedule, duly executed by each Loan Party thereto, together with:

(A)    certificates, if any, representing the Pledged Equity referred to in the Security Agreement, accompanied by undated stock or similar powers with respect thereto indorsed in blank, and instruments, if any, evidencing the Pledged Debt indorsed in blank;

(B)    each document (including any financing statements (Form UCC-1 or the equivalent)) required by the Collateral Documents to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of itself and the other Secured Parties, a perfected Lien on the Collateral described therein; and

(C)    copies of Lien, bankruptcy, judgment, copyright, patent and trademark searches in each jurisdiction reasonably requested by the Administrative Agent with respect to each Loan Party;

(vi)    such certificates of good standing (to the extent such concept exists) from the applicable secretary of state of the state of organization of each Loan Party, certificates of resolutions or other corporate or limited liability company action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party and resolutions of the board of directors, board of managers or members of each Loan Party (in each case, as appropriate or applicable) as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date;

(vii)    an opinion from (x) Kirkland & Ellis LLP, New York counsel to the Loan Parties, (x) Helsell Fetterman LLP, local counsel in Washington, and (y) Snell & Wilmer, local counsel in Colorado, in each case in form and substance reasonably satisfactory to the Administrative Agent; and

(viii)    a solvency certificate from the chief financial officer, chief accounting officer or other officer with equivalent duties of the Borrower (immediately after giving effect to the Transactions) substantially in the form attached hereto as Exhibit D-2.

(b)    All fees and expenses required to be paid hereunder and under the Engagement Letter and Fee Letter (and, with respect to expenses, to the extent invoiced at least two Business Days before the Closing Date (except as otherwise reasonably agreed by the Borrower)) shall have been paid on or prior to the Closing Date or will be paid from or offset against the proceeds of the initial fundings under the Facilities.

(c)    Prior to or substantially concurrently with the initial Borrowings on the Closing Date, the Refinancing shall have been consummated.

(d)    No Material Adverse Effect shall have occurred or arisen since December 31, 2015.

(e)    The Administrative Agent shall have received the Annual Financial Statements and the Quarterly Financial Statements.

(f)    The Administrative Agent shall have received at least two Business Days prior to the Closing Date all documentation and other information about the Borrower and the Guarantors as shall have been reasonably requested in writing by the Administrative Agent at least seven calendar days prior to the Closing Date and as determined by the Administrative Agent to be required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

Without limiting the generality of the provisions of Section 9.03(e), for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 4.02    Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans or EURIBOR Loans after the Closing Date) is subject to satisfaction or waiver of the following conditions precedent:

(a)    The representations and warranties of each Loan Party set forth in Article 5 and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(b)    No Default or Event of Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds therefrom (except in connection with a Credit Extension on the Closing Date).

(c)    The Administrative Agent and, if applicable, the relevant L/C Issuer or the relevant Swing Line Lender, shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans or EURIBOR Loans) submitted by the Borrower after the Closing Date shall be deemed to be a representation and warranty that the conditions specified in Section 4.02 have been satisfied on and as of the date of the applicable Credit Extension.

Notwithstanding anything in this Section 4.02 to the contrary, the only conditions precedent to (i) the funding of any Incremental Loans shall be the conditions precedent set forth in Section 2.14 and the related Incremental Amendment, (ii) the funding of any Refinancing Term Loans or Refinancing Revolving Credit Loans shall be the conditions precedent set forth in Section 2.15 and the related Refinancing Amendment and (iii) the funding of any Extended Term Loans or Extended Revolving Credit Loans shall be the conditions precedent set forth in Section 2.16 and the related Extension Amendment.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

Each of the Borrower and each of the Subsidiary Guarantors party hereto represent and warrant to the Agents and the Lenders at the time of each Credit Extension after the Closing Date (to the extent required to be true and correct for such Credit Extension pursuant to Article 4) that:

SECTION 5.01    Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each Restricted Subsidiary that is a Material Subsidiary (a) is a Person duly organized, incorporated or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, organization or formation to the extent such concept exists in such jurisdiction, (b) has all requisite organizational power and authority to, in the case of the Loan Parties, execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (where relevant) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs and injunctions and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case, referred to in clauses (a) (other than with respect to the Borrower), (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.02    Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transactions, (a) have been duly authorized by all necessary corporate or other organizational action, and (b) do not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (x) any Contractual Obligation to which such Person is a party or by which it or any of its property or assets is bound or (y) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) violate any Law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clauses (ii) and (iii), to the extent that such violation, conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.03    Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) any approval, consent, exemption, authorization, or other action by, or notice to, or filing necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties (or release existing Liens) under applicable U.S. law, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect (except to the extent not required to be obtained, taken, given or made or in full force and effect pursuant to the Collateral and Guarantee Requirement), (iii) the consent of the FCC to any transfer of control or assignment of the FCC Authorizations to the extent necessary to enforce any rights or remedies under this Agreement or under any other Loan Document, and (iv) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.04    Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is a party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms, except as such enforceability may be limited by (i) Debtor Relief Laws and by general principles of equity, (ii) the need for filings and registrations necessary to create or perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties and (iii) the effect of foreign Laws, rules and regulations as they relate to the granting of security interests in assets of, pledges of Equity Interests in or Indebtedness owed by Foreign Subsidiaries (clauses (i), (ii) and (iii), the “Enforcement Qualifications”).

SECTION 5.05    Financial Statements; No Material Adverse Effect.

(a)    The Annual Financial Statements and the Quarterly Financial Statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries (as applicable) as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, (A) except as otherwise expressly noted therein and (B) subject, in the case of the Quarterly Financial Statements, to changes resulting from normal year-end adjustments and the absence of footnotes.

(b)    Since the Closing Date, there has been no event, circumstance or change, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Each Lender and the Administrative Agent hereby acknowledges and agrees that the Borrower and its Subsidiaries may be required to restate historical financial statements as the result of the implementation of changes in GAAP or IFRS, or the respective interpretation thereof, and that any such restatement required solely as a result of such changes will not in itself result in a Default under the Loan Documents.

SECTION 5.06    Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any Restricted Subsidiary or against any of their properties or revenues that have a reasonable likelihood of adverse determination and such determination, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.07    Ownership of Property; Liens. The Borrower and each of its Restricted Subsidiaries has good record title to, or valid leasehold interests in, or easements or other limited property interests in, all Real Property necessary in the ordinary conduct of its business, free and clear of all Liens, except (a) as set forth on Schedule 5.07, (b) minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes, (c) Liens permitted by Section 7.01 and (d) where the failure to have such title could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.08    Environmental Matters. Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)    each Loan Party and its respective properties and operations are and have been in compliance with all Environmental Laws, which includes obtaining and maintaining all applicable Environmental Permits required under such Environmental Laws to carry on the business of the Loan Parties;

(b)    the Loan Parties have not received any written notice that alleges any of them is in violation of or potentially liable under any Environmental Laws, and none of the Loan Parties nor any of the Real Property is the subject of any claims, investigations, liens, demands, or judicial, administrative or arbitral proceedings pending or, to the knowledge of the Borrower, threatened in writing, under any Environmental Law or to revoke or modify any Environmental Permit held by any of the Loan Parties;

(c)    there has been no Release of Hazardous Materials on, at, under or from any Real Property or facilities owned, operated or leased by any of the Loan Parties, or, to the knowledge of the Borrower, Real Property formerly owned, operated or leased by any Loan Party or arising out of the conduct of the Loan Parties that could reasonably be expected to require investigation, remedial activity or corrective action or cleanup or could reasonably be expected to result in the Borrower or any of its Restricted Subsidiaries incurring liability under any Environmental Laws; and

(d)    there are no facts, circumstances or conditions arising out of or relating to the operations of the Loan Parties or Real Property or facilities owned, operated or leased by any of the Loan Parties or, to the knowledge of the Borrower, Real Property or facilities formerly owned, operated or leased by the Loan Parties that could reasonably be expected to result in the Borrower or any of its Restricted Subsidiaries incurring liability under any Environmental Laws.

The representations and warranties contained in this Section 5.08 are the sole and exclusive representations and warranties of the Borrower and the Subsidiary Guarantors with respect to matters arising under or relating to Environmental Laws, Environmental Permits, Environmental Liabilities or Hazardous Materials.

SECTION 5.09    Taxes. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of the Loan Parties and their Restricted Subsidiaries have timely filed all tax returns required to be filed, and have paid all Taxes levied or imposed upon them or their properties, income, profits or assets, that are due and payable (including in their capacity as a withholding agent), except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. To the knowledge of the Loan Parties, there is no proposed Tax deficiency or assessment against the Loan Parties or their Restricted Subsidiaries that, if made would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.10    ERISA Compliance.

(a)    Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with its terms, the applicable provisions of ERISA, the Code and other federal or state Laws.

(b)    (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) neither any Loan Party, Restricted Subsidiary nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due but not delinquent under Section 4007 of ERISA); (iii) neither any Loan Party, Restricted Subsidiary nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under

Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) neither any Loan Party, Restricted Subsidiary nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Sections 4069 or 4212(c) of ERISA; except, with respect to each of the foregoing clauses of this Section 5.10(b), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c)    Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Foreign Plan is in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities. Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (i) all contributions required to be made with respect to a Foreign Plan have been timely made; (ii) no Loan Party has incurred any obligations in connection with the termination of, or withdrawal from, any Foreign Plan; and (iii) the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan, determined as of the end of the Borrower’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Foreign Plan allocable to such benefit liabilities.

SECTION 5.11    Subsidiaries; Equity Interests. As of the Closing Date (after giving effect to the Transactions), no Loan Party has any Subsidiaries other than those specifically disclosed on Schedule 5.11, and all of the outstanding Equity Interests owned by the Loan Parties (or a Subsidiary of any Loan Party) in such Subsidiaries have been validly issued and are fully paid and all Equity Interests owned by a Loan Party (or a Subsidiary of any Loan Party) in such Subsidiaries are owned free and clear of all Liens except any Lien that is permitted under Section 7.01. As of the Closing Date, Schedules 1 and 9 of the Perfection Certificate (a) set forth the name and jurisdiction of each Domestic Subsidiary that is a Loan Party, (b) set forth the ownership interest of each Subsidiary thereof in each Subsidiary, including the percentage of such ownership and (c) identify each Subsidiary that is a Subsidiary the Equity Interests of which are required to be pledged on the Closing Date pursuant to the Collateral and Guarantee Requirement.

SECTION 5.12    Margin Regulations; Investment Company Act.

(a)    The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings or drawings under any Letter of Credit will be used for any purpose that violates Regulation T, U or X of the Board.

(b)    None of the Borrower or any of the Restricted Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

SECTION 5.13    Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party (other than projected financial information, pro forma financial information, budgets, estimates and information of a general economic or industry nature) to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading. With respect to projected financial information and pro forma financial information, the Borrower represents that such information was prepared in good faith based upon assumptions believed to be reasonable at the time furnished, it being understood that such projected financial information and pro forma financial information are not to be viewed as facts or as a guarantee of performance or achievement of any particular results and that actual results may vary from such forecasts and that such variations may be material and that no assurance can be given that the projected results will be realized.

SECTION 5.14    Labor Matters. Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against the Borrower or any of its Restricted Subsidiaries pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payments made to employees of the Borrower or any of its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act of 1938 or any other applicable Laws dealing with such matters; and (c) all payments due from the Borrower or any of its Restricted Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant party.

SECTION 5.15    Intellectual Property; Licenses, Etc. Each of the Borrower and the Restricted Subsidiaries owns, licenses, possesses or otherwise has the right to use all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, software, know-how, trade secrets, database rights, design rights and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of its businesses as currently conducted, except to the extent the failure to own, license, possess or otherwise have the right to use such IP Rights, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, the Borrower and the Restricted Subsidiaries’ present business operations do not infringe upon any IP Rights held by any Person except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any IP Rights owned, used or held for use by the Borrower or any Restricted Subsidiary is pending or, to the knowledge of the Borrower, threatened, against any Loan Party or any of the Restricted Subsidiaries, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

As of the Closing Date, all registrations and applications for registration of IP Rights under the name of each Loan Party listed on Schedule 11(a) and 11(b) of the Perfection Certificate are solely owned by such Loan Party free and clear of all Liens (other than Liens permitted hereunder), and are valid and in full force and effect, except, in each case, to the extent failure of any of the foregoing to be valid and in full force and effect could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 5.16    Solvency. On the Closing Date, after giving effect to the Transactions, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

SECTION 5.17    FCC Authorizations. The FCC Authorizations constitute all licenses and authorizations issued by the FCC that are necessary for the operation of the business of the Borrower and its Restricted Subsidiaries as currently conducted except as could not reasonably be expected to have a Material Adverse Effect. The FCC Authorizations are in full force and effect and have not expired, been revoked, suspended, rescinded, or terminated and are not subject to any conditions or requirements that have not been imposed upon all such authorizations generally except as could not reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected to result in a Material Adverse Effect, the Borrower and its Restricted Subsidiaries operate their business in compliance with the terms of the FCC Authorizations and the Communications Act. To the knowledge of Borrower and except as would not reasonably be expected to result in a Material Adverse Effect, there is no action pending or, to the knowledge of the Borrower, threatened before the FCC to revoke, refuse to renew, suspend, or modify any of the FCC Authorizations other than proceedings to amend FCC rules of general applicability.

SECTION 5.18    USA Patriot Act; OFAC; FCPA.

(a)    To the extent applicable, each the Borrower and the Restricted Subsidiaries (i) is in compliance, in all material respects, with (x) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Department of the Treasury (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (y) the USA Patriot Act and (z) Sanctions, and (ii) will not directly or indirectly use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person to fund or facilitate any activities or business of any kind that would constitute or result in a violation of Sanctions.

(b)    None of the Borrower, any Restricted Subsidiary nor, to the knowledge of the Borrower, any director or officer of the Borrower or any Restricted Subsidiary is a Sanctioned Person; and the Borrower will not, directly or indirectly, use the proceeds of the Loans or otherwise make available such proceeds to any Person, for the purpose of financing activities (except for Licensed Activities) of or with any Person that, at the time of such financing, is (i) a Sanctioned Person or (ii) located in a Sanctioned Country.

(c)    No part of the proceeds of the Loans will be used, directly or indirectly, by the Loan Parties or any Restricted Subsidiary for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(d)    Schedule 5.18(d) sets forth as of the Closing Date each License pursuant to which the Borrower or any of its Restricted Subsidiaries is conducting Licensed Activities.

SECTION 5.19    Security Documents. Except as otherwise contemplated hereby or under any other Loan Documents, the provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties legal, valid and enforceable Liens on, and security interests in, the Collateral and, (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable Laws (which filings or recordings shall be made to the extent required by any Collateral Document) and (ii) upon the taking of possession or control by the Administrative Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent required by any Collateral Document), such Collateral Document will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case subject to no Liens other than the applicable Liens permitted under the Loan Documents, a legal, valid, enforceable and perfected Lien (if and to the extent perfection may be achieved by the filings and/or other actions required to be taken hereby or by the applicable Collateral Documents) on all right, title and interest of the respective Loan Parties in the Collateral described therein subject to the Enforcement Qualifications and Liens permitted by Section 7.01.

Notwithstanding anything herein (including this Section 5.19) or in any other Loan Document to the contrary, neither the Borrower nor any other Loan Party makes any representation or warranty as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest (other than with respect to those pledges and security interests made under the Laws of the jurisdiction of formation of the applicable Foreign Subsidiary) in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, in each case under foreign Law, (B) the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to the Collateral and Guarantee Requirement or (C) on the Closing Date and until required pursuant to Section 6.11, 6.13 or 4.01(a)(v), the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or enforceability of any pledge or security interest to the extent not required on the Closing Date pursuant to Section 4.01(a)(v).

SECTION 5.20    EEA Financial Institutions. Neither the Borrower nor any Guarantor is an EEA Financial Institution.

ARTICLE 6

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent obligations not yet due and owing as to which no claim has been asserted), hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized or a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer is in place), then from and after the Closing Date, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each of its respective Restricted Subsidiaries to:

SECTION 6.01    Financial Statements.

(a)    Commencing with the fiscal year ended December 31, 2016, deliver to the Administrative Agent for prompt further distribution to each Lender, within 90 days after the end of each fiscal year, a consolidated balance sheet of, the Borrower and its Restricted Subsidiaries, as at the end of such fiscal year and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail (together with, in all cases, a customary management summary) and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Ernst & Young LLP or other independent registered public accounting firm of nationally recognized standing or other independent registered public accounting firm approved by the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned), which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” qualification (excluding any “emphasis of the matter” paragraph) (other than related (i) solely to the occurrence of the Maturity Date or the upcoming maturity date under the Revolving Credit Facility or any other Indebtedness permitted to be incurred hereunder occurring within one year from the date such report is delivered or (ii) any potential inability to satisfy any financial maintenance covenant on a future date or in a future period) or any qualification or exception as to the scope of such audit except for qualifications relating to changes in accounting principles or practices reflecting changes in GAAP and required or approved by such independent certified public accountants;

(b)    Deliver to the Administrative Agent for prompt further distribution to each Lender, within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Restricted Subsidiaries, as at the end of such fiscal quarter and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for such fiscal quarter and the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail (together with, in all cases, a customary management summary) and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Restricted Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c)    Deliver to the Administrative Agent for prompt further distribution to each Lender, no later than 120 days after the end of the fiscal year ending December 31, 2016, and each subsequent fiscal year, a reasonably detailed consolidated budget for the following fiscal year on a quarterly basis (including a projected consolidated balance sheet of, the Borrower and its Restricted Subsidiaries, as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income summary of the material underlying assumptions applicable thereto) (collectively, the “Projections”); and

(d)    Deliver to the Administrative Agent with each set of consolidated financial statements referred to in Sections 6.01(a) and 6.01(b), the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from such consolidated financial statements (it being agreed that no such consolidating financial statements shall be required to be audited).

Any financial statement required to be delivered pursuant to Section 6.01(a) or 6.01(b) shall not be required to include purchase accounting adjustments relating to the MTN Acquisition Transactions, the EMC Acquisition Transactions or any acquisition constituting an Investment consummated prior to or, to the extent not prohibited by this Agreement, after the Closing Date, in each case, to the extent it is not practicable to include them.

Documents required to be delivered pursuant to Sections 6.01 and 6.02(a) through (d) may be delivered electronically and if so delivered, shall be deemed to have been delivered (a) on the date (i) on which the Borrower posts such documents, or provides a link thereto on the website on the Internet at the website address listed on Schedule 10.02(a); or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) and (b) with respect to documents required to be delivered pursuant to Sections 6.01(a) and (b) and Section 6.02(b), on the date which such documents are filed for public availability on the Securities and Exchange Commission’s Electronic Data Gathering and Retrieval System (EDGAR); provided that (x) upon written request by the Administrative Agent, the Borrower shall deliver to the Administrative Agent by electronic mail electronic versions (i.e., soft copies or links to access such documents) of such documents and (y) with respect to the foregoing clause (a), the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers (or any of them) will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive Material Non-Public Information and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any Material Non-Public Information (although it may be sensitive and proprietary) (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arrangers shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”.

SECTION 6.02    Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a)    no later than five days after the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(b)    promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which the Borrower or any Restricted Subsidiary files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant to any other clause of this Section 6.02;

(c)    promptly after the furnishing thereof, copies of any material written notices received by any Loan Party (other than in the ordinary course of business) pursuant to the terms of any Incremental Equivalent Debt, Credit Agreement Refinancing Indebtedness or Permitted Ratio Debt (and, in each case, any Permitted Refinancing thereof), in each case, in a principal amount in excess of the Threshold Amount and not otherwise required to be furnished to the Lenders pursuant to any other clause of Section 6.01, 6.02 or 6.03;

(d)    together with the delivery of each Compliance Certificate pursuant to Section 6.02(a), (i) in the case of annual Compliance Certificates only, a report setting forth the legal name and the jurisdiction of formation of each Loan Party and the location of the chief executive office of each Loan Party on the Perfection Certificate or confirming that there has been no change in such information since the Closing Date or the date of the last such report; (ii) a description of each event, condition or circumstance during the last fiscal quarter or fiscal year covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.05(b) (to the extent notice of such event has not been previously furnished to the Administrative Agent) and (iii) a list of each Subsidiary of the Borrower that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate (to the extent that there have been any changes in the identity or status as a Restricted Subsidiary or Unrestricted Subsidiary of any such Subsidiaries since the Closing Date or the most recent list provided);

(e)    [reserved]; and

(f)    promptly, such additional information regarding the business, legal, financial or corporate affairs of the Loan Parties or any of their respective Restricted Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

In no event shall the requirements set forth in Section 6.02(f) require the Borrower or any of the Restricted Subsidiaries to provide any such information which (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product.

SECTION 6.03    Notices. Promptly after a Responsible Officer of the Borrower has obtained knowledge thereof, notify the Administrative Agent:

(a)    of the occurrence of any Event of Default;

(b)    of the occurrence of an ERISA Event or similar event with respect to a Foreign Plan which would reasonably be expected to result in a Material Adverse Effect;

(c)    of the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority against the Borrower or any of its Restricted Subsidiaries that would reasonably be expected to result in a Material Adverse Effect; and

(d)    of the occurrence of any other matter or development that has had or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of the Borrower delivered to the Administrative Agent for prompt further distribution to each Lender (x) that such notice is being delivered pursuant to Section 6.03(a), (b), (c) or (d) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

SECTION 6.04    Payment of Taxes. Pay, discharge or otherwise satisfy as the same shall become due and payable in the normal conduct of its business, all its obligations and liabilities in respect of Taxes imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent (a) any such Tax is being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP or (b) the failure to pay or discharge the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 6.05    Preservation of Existence, Etc.

(a)    Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization; and

(b)    take all reasonable action to maintain all rights, privileges (including its good standing where applicable in the relevant jurisdiction), permits, authorizations, licenses and franchises necessary or desirable in the normal conduct of its business;

except, in the case of Section 6.05(a) (other than with respect to the Borrower) or this Section 6.05(b), to the extent (i) that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) pursuant to any merger, consolidation, liquidation, dissolution or Disposition permitted by Article 7.

SECTION 6.06    Maintenance of Properties. Except if the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and fire, casualty or condemnation excepted.

SECTION 6.07    Maintenance of Insurance. Maintain with insurance companies that the Borrower believes (in the good faith judgment of its management) are financially sound and reputable at the time the relevant coverage is placed or renewed, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons. Not later than 90 days after the Closing Date (or the date any such insurance is obtained, in the case of insurance obtained after the Closing Date or, in each case, such later date as the Administrative Agent may agree), each such policy of insurance (other than business interruption insurance (if any), director and officer insurance and worker’s compensation insurance) shall as appropriate (i) name the Administrative Agent as additional insured thereunder or (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names the Administrative Agent, on behalf of the Lenders, as a loss payee thereunder. If the improvements on any Mortgaged Property are at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then, to the extent required by applicable Flood Insurance Laws, the Borrower shall, or shall cause each Loan Party to, (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount reasonably satisfactory to the Administrative Agent and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) upon the reasonable request of the Administrative Agent (not to exceed one time per fiscal year, unless an Event of Default has occurred and is continuing) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

SECTION 6.08    Compliance with Laws. Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 6.09    Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP and which reflect all material financial transactions and matters involving the assets and business of the Borrower or a Restricted Subsidiary, as the case may be (it being understood and agreed that certain Foreign Subsidiaries maintain individual books and records in conformity with generally accepted accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

SECTION 6.10    Inspection Rights. Permit representatives and independent contractors of the Administrative Agent (on its own behalf or acting on behalf of the Lenders) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than one time during any calendar year and such time shall be at the Borrower’s expense; provided, further, that during the continuation of an Event of Default, the Administrative Agent (or any of its respective representatives or independent contractors), on behalf of the Lenders, may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants.

Notwithstanding anything to the contrary in this Section 6.10, none of the Borrower or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (c) is subject to attorney-client or similar privilege or constitutes attorney work product.

SECTION 6.11    Additional Collateral; Additional Guarantors. At the Borrower’s expense, subject to the terms, conditions and provisions of the Collateral and Guarantee Requirement and any applicable limitation in any Collateral Document, take all action necessary or reasonably requested by the Administrative Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(a)    Upon the formation or acquisition of any new direct or indirect wholly owned Material Domestic Subsidiary (in each case, other than an Excluded Subsidiary) by any Loan Party or the designation in accordance with Section 6.14 of any existing direct or indirect wholly owned Material Domestic Subsidiary as a Restricted Subsidiary (in each case, other than an Excluded Subsidiary) or any Subsidiary becoming a wholly owned Material Domestic Subsidiary (in each case, other than an Excluded Subsidiary) or any Excluded Subsidiary ceasing to be an Excluded Subsidiary:

(i)    within 60 days after such formation, acquisition, designation or occurrence or such longer period as the Administrative Agent may agree in writing in its discretion:

(A)    cause each such Material Domestic Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Administrative Agent, a Joinder Agreement to become a Guarantor under this Agreement, Security Agreement Supplements, Intellectual Property Security Agreements, and other security agreements and documents as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Security Agreement, Intellectual Property Security Agreements and other security agreements in effect on the Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement;

(B)    cause each such Material Domestic Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement (and the parent of each such Domestic Subsidiary that is the Borrower or a Guarantor) to deliver any and all certificates representing Equity Interests (to the extent certificated) and intercompany notes constituting negotiable instruments (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and instruments evidencing Indebtedness held by such Material Domestic Subsidiary and required to be delivered pursuant to the Collateral and Guarantee Requirement indorsed in blank to the Administrative Agent;

(C)    take and cause such Material Domestic Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement and each direct or indirect parent of such Material Domestic Subsidiary to take whatever action (including the recording of Mortgages, the filing of UCC financing statements and delivery of stock and membership interest certificates) as may be necessary in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and perfected Liens to the extent required by the Collateral and Guarantee Requirement, and to otherwise comply with the requirements of the Collateral and Guarantee Requirement;

(ii)    if reasonably requested by the Administrative Agent, within 60 days after such request (or such longer period as the Administrative Agent may agree in writing in its discretion), deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the Lenders, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 6.11(a) as the Administrative Agent may reasonably request;

(iii)    as promptly as practicable after the request therefor by the Administrative Agent, deliver to the Administrative Agent with respect to each Material Real Property, any existing title reports, abstracts or environmental assessment reports, to the extent available and in the possession or control of a Loan Party; provided, however, that there shall be no obligation to deliver to the Administrative Agent any environmental assessment report whose disclosure to the Administrative Agent would require the consent of a Person other than a Loan Party or one of its Subsidiaries, where, despite the commercially reasonable efforts of the Borrower to obtain such consent, such consent cannot be obtained; and

(iv)    if reasonably requested by the Administrative Agent, within 60 days after such request (or such longer period as the Administrative Agent may agree in writing in its discretion), deliver to the Administrative Agent any other items necessary from time to time to satisfy the Collateral and Guarantee Requirement with respect to perfection and existence of security interests with respect to property of any Guarantor (and the direct parent of each such Guarantor) acquired after the Closing Date and subject to the Collateral and Guarantee Requirement, but not specifically covered by the preceding clauses (i), (ii) or (iii) or Section 6.11(b) below.

(b)    Not later than 120 days (or such longer period as the Administrative Agent may agree in writing in its discretion) after (i) any Material Real Property is acquired by a Loan Party after the Closing Date or (ii) an entity becomes a Loan Party if such entity owns Material Real Property at the time it becomes a Loan Party, cause such Material Real Property, if such property is required to be provided as Collateral pursuant to the Collateral and Guarantee Requirement but is not automatically subject to a Lien pursuant to pre-existing Collateral Documents, to be subject to a Lien and Mortgage in favor of the Administrative Agent for the benefit of the Secured Parties and take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect or record such Lien, in each case to the extent required by, and subject to the limitations and exceptions of, the Collateral and Guarantee Requirement and to otherwise comply with the requirements of the Collateral and Guarantee Requirement. Notwithstanding anything to the contrary contained in this Section 6.11(b), prior to the execution of any Mortgage for any such Material Real Property, (x) the Borrower shall deliver to the Administrative Agent advance notice of the address of any such Material Real Property and (y) the Administrative Agent shall provide the Lenders (by posting such information to the Lenders on IntraLinks or another similar electronic system) with at least 45 days’ prior written notice of the address of such Material Real Property (it being understood that the Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into the accuracy of any such address, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to provide any such notice).

(c)    Each Domestic Subsidiary required to be designated as a “Material Domestic Subsidiary” pursuant to the proviso in the definition of “Material Domestic Subsidiary” shall have taken all actions to comply with the provisions of Section 6.11 within the timeframe required by the definition of “Material Domestic Subsidiary”.

SECTION 6.12    Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: comply, and take all commercially reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply, with all Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and occupancy of its properties; and, in each case to the extent the Loan Parties are required to do so by Environmental Laws, conduct any investigation, remedial or other corrective action necessary to address Hazardous Materials at any property or facility in accordance with Environmental Laws. If an Event of Default arising out of an Environmental Liability has occurred and is continuing, within 60 days of receiving a written request by the Administrative Agent, Borrower will provide the Administrative Agent with an environmental assessment report regarding the scope of the Environmental Liability and the likely cost of mitigating such Environmental Liability, prepared at Borrower’s sole cost and expense and by an environmental consultant reasonably acceptable to the Administrative Agent. If such report is not timely provided, the Administrative Agent may have them prepared by an environmental consultant of its choosing, at Borrower’s sole cost and expense.

SECTION 6.13    Further Assurances. Promptly upon reasonable request by the Administrative Agent (i) correct any mutually identified material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of this Agreement and the Collateral Documents, to the extent required pursuant to the Collateral and Guarantee Requirement and subject in all respects to the limitations therein. If the Administrative Agent reasonably determines that it is required by applicable Law to have appraisals prepared in respect of the Real Property of any Loan Party subject to a mortgage constituting Collateral, the Borrower shall promptly provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA.

SECTION 6.14    Designation of Subsidiaries. The Borrower may at any time after the Closing Date designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that, (1) immediately before and after such designation, (i) no Event of Default shall have occurred and be continuing, (2) an Investment in such amount would be permitted at such time and (3) no Subsidiary may be designated as an Unrestricted Subsidiary if, after such designation, it would be a “Restricted Subsidiary” for the purpose of any Permitted First Priority

Refinancing Debt, Permitted Junior Priority Refinancing Debt, Permitted Unsecured Refinancing Debt, Incremental Equivalent Debt, Permitted Ratio Debt or Permitted Refinancing of any of the foregoing (in the case of any unsecured Indebtedness, in excess of the Threshold Amount). The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value as determined in good faith by the Borrower or its Subsidiary’s (as applicable) Investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a Return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value as determined in good faith by the Borrower at the date of such designation of the Borrower’s or its respective Subsidiary’s (as applicable) Investment in such Subsidiary; provided that in no event shall any such Return on any Investment by the Borrower in an Unrestricted Subsidiary be duplicative of any Return that increases the Cumulative Credit pursuant to the definition thereof.

SECTION 6.15    Maintenance of Ratings. Use commercially reasonable efforts to maintain (i) a public corporate credit rating (but not any specific rating) from S&P and a public corporate family rating (but not any specific rating) from Moody’s, in each case, in respect of the Borrower, and (ii) a public rating (but not any specific rating) in respect of each Class of Term Loans and the Revolving Credit Facility from each of S&P and Moody’s, unless a given Class has waived the requirement to maintain any rating for such Class at the time of establishment thereof pursuant to the applicable Loan Documents.

SECTION 6.16    Use of Proceeds. Use the proceeds of (a) the Initial Term Loans to consummate the Refinancing and pay the Transaction Expenses, (b) the Term Loans (other than Initial Term Loans), any Revolving Credit Loans and the Letters of Credit issued hereunder for working capital and other general corporate purposes of the Borrower and its Subsidiaries not prohibited by this Agreement, including Capital Expenditures, Restricted Payments permitted hereunder, Permitted Acquisitions and other Investments permitted hereunder; provided that the proceeds of the Revolving Credit Loans made on the Closing Date shall be used as set forth in the definition of “Permitted Initial Revolving Credit Borrowing Purposes” and (iii) any Incremental Facilities for the purposes set forth in the related Incremental Facility Amendment.

SECTION 6.17    Lender Meetings. To the extent requested by the Administrative Agent or the Required Lenders, participate in a conference call (including a customary question and answer session) with the Administrative Agent and Lenders once during each fiscal quarter to be held at such time as may be agreed to by the Borrower and the Administrative Agent.

SECTION 6.18    End of Fiscal Years. For financial reporting purposes, cause its fiscal year to end on any date other than December 31 (other than any Subsidiary acquired after the Closing Date); provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

SECTION 6.19    Lines of Business. The Borrower and the Restricted Subsidiaries, taken as a whole, will not engage in any material line of business substantially different from those lines of business conducted by the Borrower and the Restricted Subsidiaries on the Closing Date or any business reasonably related, complementary, corollary, synergistic or ancillary thereto (including related, complementary, synergistic or ancillary technologies) or reasonable extensions thereof.

SECTION 6.20    Communications Regulations. Except as could not reasonably be expected to have a Material Adverse Effect, the Borrower and its Restricted Subsidiaries shall (i) take all actions reasonably necessary to maintain the FCC Authorizations in full force and effect, (ii) timely file renewal applications, (iii) remit any necessary regulatory fees, (iv) file any reports and information requested by the FCC, and (v) conduct its business in compliance with the terms of the FCC Authorizations and the Communications Act, including changes in applicable law and regulations that become effective during the terms of the FCC Authorizations.

SECTION 6.21    Anti-Terrorism Law; Anti-Money Laundering; Embargoed Persons; Anti-Corruption; Licenses.

(a)    Except for Licensed Activities, conduct its business in such a manner so as to not, directly or indirectly, (i) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 effective September 24, 2001 (the “Executive Order”), or (ii) engage in or conspire to engage in any transaction that violates, or attempts to violate, any Sanctions in any material respect.

(b)    Repay the Loans exclusively with funds that are not derived from any unlawful activity such that the result of any such repayment would not cause the making of the Loans to be in material violation of any applicable Law, including the United States Foreign Corrupt Practices Act of 1977, as amended.

(c)    Except for Licensed Activities, use funds or properties of the Borrower or any of the Restricted Subsidiaries to repay the Loans only to the extent it does not constitute, to the knowledge of the Borrower, property of, or is beneficially owned, to the knowledge of the Borrower, directly or indirectly by, any Sanctioned Person.

(d)    Maintain and enforce policies and procedures with respect to itself and its Subsidiaries designed to ensure compliance with applicable Sanctions.

SECTION 6.22    ERISA Compliance. Except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) each Loan Party shall, and shall cause each ERISA Affiliate to, establish, maintain and operate all Plans and Foreign Plans in compliance in all material respects with the provisions of ERISA, the Code and all applicable Laws, the regulations and interpretation thereunder and the respective requirements of the governing documents for such Plans, and (b) the Borrower shall take, or shall cause to be taken, any and all actions required in order to be in compliance at all times with the representations and warranties in Section 5.10.

SECTION 6.23    Post-Closing Matters. Cause to be delivered or performed the documents and other agreements and actions set forth on Schedule 6.23 within the time frame specified on such Schedule 6.23.

ARTICLE 7

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than contingent obligations not yet due and owing as to which no claim has been asserted), or any Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized or a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer is in place), then from and after the Closing Date, the Borrower shall not and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

SECTION 7.01    Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)    Liens (i) created pursuant to any Loan Document and (ii) on the Collateral securing other Secured Obligations;

(b)    Liens existing on the Closing Date and listed on Schedule 7.01(b) and any modifications, replacements, renewals, restructurings, refinancings or extensions thereof, provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03 and (B) proceeds and products thereof and (ii) the replacement, renewal, extension or refinancing of the obligations secured or benefitted by such Liens, to the extent constituting Indebtedness, is permitted by Section 7.03;

(c)    Liens for taxes, assessments or governmental charges that are not overdue for a period of more than any applicable grace period related thereto or (i) that are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP to the extent required by GAAP or (ii) the failure to pay or discharge the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(d)    statutory or common law Liens of landlords, sub-landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens, so long as, in each case, such Liens secure amounts not overdue for a period of more than 30 days or if more than 30 days overdue, are unfiled and no other action has been taken to enforce such Liens or that are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e)    (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any of its Restricted Subsidiaries;

(f)    pledges or deposits to secure the performance of bids, trade contracts, utilities, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(g)    covenants, conditions, easements, rights-of-way, building codes, restrictions (including zoning restrictions), encroachments, licenses, protrusions and other similar encumbrances and minor title defects, in each case affecting Real Property and that do not in the aggregate materially interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole, and any exceptions on the Mortgage Policies issued in connection with the Mortgaged Properties;

(h)    Liens (i) securing judgments or orders for the payment of money not constituting an Event of Default under Section 8.01(h), (ii) arising out of judgments or awards against the Borrower or any Restricted Subsidiary with respect to which an appeal or other proceeding for review is then being pursued and (iii) notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings for which adequate reserves have been made;

(i)    leases, licenses, subleases or sublicenses (including licenses and sublicenses of software and other IP Rights) and terminations thereof, in each case either granted to others with respect to IP Rights that are not material to the business of the Borrower and Restricted Subsidiaries or in the ordinary course of business, which (i) do not interfere in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole, (ii) do not secure any Indebtedness and (iii) are permitted by Section 7.05;

(j)    Liens (i) in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or (ii) on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(k)    Liens (i) of a collection bank arising under Section 4-208 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, (iii) in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions, and (iv) that are contractual rights of setoff or rights of pledge relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(l)    Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Sections 7.02(g), (i) and (n) or to the extent related to any of the foregoing, Section 7.02(s), to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(m)    Liens (i) in favor of the Borrower or any Subsidiary Guarantor and (ii) in favor of a Restricted Subsidiary that is not a Loan Party on assets of a Restricted Subsidiary that is not a Loan Party securing Indebtedness permitted under Section 7.03;

(n)    any interest or title of a lessor, sub-lessor, licensor or sub-licensor under leases, subleases, licenses or sublicenses entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business or with respect to IP Rights that are not material to the business of the Borrower and its Restricted Subsidiaries;

(o)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;

(p)    Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 7.02;

(q)    Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(r)    Liens that are contractual rights of set-off or rights of pledge (i) relating to the establishment of depository relations with banks or other deposit-taking financial institutions and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(s)    Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(t)    ground leases in respect of Real Property on which facilities owned or leased by the Borrower or any of its Restricted Subsidiaries are located;

(u)    Liens to secure Indebtedness permitted under Section 7.03(e) and (dd); provided that (i) such Liens are created within 365 days of the acquisition, construction, repair, lease or improvement of the property subject to such Liens, (ii) such Liens do not at any time encumber property (except for replacements, additions, accessions and proceeds to such property) other than the property financed by such Indebtedness and the proceeds and products thereof and customary security deposits and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for replacements, additions and accessions to such assets) other than the assets subject to such Capitalized Leases and the proceeds and products thereof and customary security deposits; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(v)    Liens on property of any Restricted Subsidiary that is not a Loan Party, which Liens secure Indebtedness of any Restricted Subsidiary that is not a Loan Party permitted under Section 7.03;

(w)    Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.14) (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary to the extent such Equity Interests are owned by the Borrower or another Restricted Subsidiary) or Liens to secure Indebtedness otherwise incurred pursuant to Section 7.03(g) to finance a Permitted Acquisition, in each case after the Closing Date; provided that (i) such Lien either (A) secures Indebtedness incurred pursuant to Section 7.03(g) to finance a Permitted Acquisition or (B)(x) was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary and (y) does not extend to or cover any other assets or property (other than the proceeds, products and accessions thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (ii) the Indebtedness secured thereby is permitted under Section 7.03(g);

(x)    (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any Real Property that does not materially interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(y)    Liens arising from precautionary Uniform Commercial Code financing statement or similar filings;

(z)    Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(aa)    the modification, replacement, renewal or extension of any Lien permitted by Sections 7.01(b), (u) and (w); provided that (i) the Lien does not extend to any additional property, other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof, and (ii) the renewal, extension, restructuring or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03 (to the extent constituting Indebtedness);

(bb)    Liens with respect to property or assets of the Borrower or any of its Restricted Subsidiaries securing obligations in an aggregate principal amount outstanding at any time not to exceed the greater of $25,000,000 and 20% of LTM EBITDA, in each case determined as of the date of incurrence;

(cc)    Liens to secure Indebtedness permitted under Section 7.03(s) and guaranties thereof;

(dd)    Liens on the Collateral securing obligations in respect of Permitted First Priority Refinancing Debt or Permitted Junior Priority Refinancing Debt and any Permitted Refinancing of any of the foregoing;

(ee)    Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(ff)    deposits of cash with the owner or lessor of premises leased and operated by the Borrower or any of its Subsidiaries to secure the performance of the Borrower’s or such Subsidiary’s obligations under the terms of the lease for such premises;

(gg)    Liens on cash or Cash Equivalents to secure letters of credit issued pursuant to Section 7.03(q);

(hh)    (i) Liens on Capital Stock of joint ventures or Unrestricted Subsidiaries securing capital contributions to or obligations of such Persons and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-wholly owned Subsidiaries;

(ii)    Liens on property of any Foreign Subsidiary securing Indebtedness of such Foreign Subsidiary permitted under Section 7.03;

(jj)    [Reserved];

(kk)    Liens on the Collateral securing Indebtedness incurred pursuant to Section 7.03(y);

(ll)    in the case of any non-wholly owned Restricted Subsidiary, any put and call arrangements or restrictions on disposition related to its Equity Interests set forth in its organizational documents or any related joint venture or similar agreement;

(mm)    Liens securing Swap Contracts so long as (x) such Swap Contracts do not constitute Secured Hedge Agreements and (y) the value of the property securing such Swap Contracts does not exceed $5,000,000 at any time;

(nn)    Liens on property incurred pursuant to any sale-leaseback transaction permitted hereunder and general intangibles related thereto;

(oo)    any restriction on the transfer or pledge of assets contained in any License or otherwise imposed by the Communications Act or any FCC Authorization or comparable state or local legislation, regulations or ordinances or otherwise imposed by Law;

(pp)    Liens arising by operation of law in the United States under Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods; and

(qq)    Liens on the Collateral securing Permitted Debt Exchange Notes (and Permitted Refinancings thereof) incurred pursuant to Section 7.03(cc).

SECTION 7.02    Investments. Make or hold any Investments, except:

(a)    Investments by the Borrower or any of its Restricted Subsidiaries in assets that were cash or Cash Equivalents when such Investment was made;

(b)    loans or advances to officers, directors and employees of any Loan Party (or any direct or indirect parent thereof) or any of its Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of the Borrower or to permit the payment of taxes with respect thereto; provided that, to the extent such loans or advances are made in cash, the amount of such loans and advances used to acquire such Equity Interests shall be contributed to the Borrower in cash as common equity; provided further that the aggregate principal amount outstanding at any time under this clause (ii) shall not exceed $7,500,000, and (iii) for any other purposes not described in the foregoing clauses (i) and (ii); provided that the aggregate principal amount outstanding at any time under this clause (iii) shall not exceed $2,500,000;

(c)    Investments (i) by the Borrower or any Restricted Subsidiary in any Loan Party, (ii) by any Restricted Subsidiary that is not a Loan Party in any other Restricted Subsidiary that is not a Loan Party and (iii) by any Loan Party in any Restricted Subsidiary that is not a Loan Party; provided that (A) no such Investments made pursuant to clause (iii) in the form of intercompany loans shall be evidenced by a promissory note unless any such promissory note constituting a negotiable instrument is pledged to the Administrative Agent in accordance with the terms of the Security Agreement, (B) any Investments in the form of intercompany loans constituting Indebtedness of any Loan Party owed to any Restricted Subsidiary that is not a Loan Party shall be unsecured and subordinated to the Obligations on terms consistent with the subordination provisions set forth in Section 5.02 of the Security Agreement and

(C) the aggregate amount of Investments made pursuant to clause (iii) (excluding any Investments received in respect of, or consisting of, the transfer or contribution of Equity Interests in or Indebtedness of any Foreign Subsidiary to any other Foreign Subsidiary that is a Restricted Subsidiary) shall not exceed the sum of (x) the greater of $37,500,000 and 30% of LTM EBITDA (valued at the time of the making thereof), and (y) the Cumulative Credit at such time; provided that, if such Investment is made pursuant to this clause (y) (other than (i) any Investment made using the portion of the Cumulative Credit described in clause (a) of the definition thereof, in which case no Event of Default pursuant to Section 8.01(a) or (f) shall have occurred and be continuing, or (ii) any Investment made using the portion of the Cumulative Credit described in clause (c)(i) of the definition thereof), no Event of Default shall have occurred and be continuing;

(d)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(e)    Investments consisting of transactions permitted under Sections 7.01, 7.03 (other than 7.03(c) and (d)), Section 7.04 (other than Section 7.04(c)(ii) or (e)), Section 7.05 (other than Section 7.05(d)(ii) or (e)), Section 7.06 (other than Section 7.06(d)) and Section 7.13, respectively;

(f)    Investments (i) existing or contemplated on the Closing Date or made pursuant to legally binding written contracts in existence on the Closing Date, in each case set forth on Schedule 7.02(f) and any modification, replacement, renewal, reinvestment or extension thereof and (ii) existing on the Closing Date by the Borrower or any Restricted Subsidiary in the Borrower or any other Restricted Subsidiary and any modification, renewal or extension thereof; provided that (x) the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 7.02 and (y) any Investment in the form of Indebtedness of any Loan Party owed to any Restricted Subsidiary that is not a Loan Party shall be subject to the subordination terms set forth in Section 5.02 of the Security Agreement;

(g)    Investments in Swap Contracts permitted under Section 7.03;

(h)    promissory notes, securities and other non-cash consideration received in connection with Dispositions permitted by Section 7.05;

(i)    any acquisition of all or substantially all the assets of a Person or any Equity Interests in a Person (including in any joint venture) that becomes a Restricted Subsidiary or division or line of business of a Person (or any subsequent Investment made in a Person, division or line of business previously acquired in a Permitted Acquisition), in a single transaction or series of related transactions; provided that no Event of Default under Sections 8.01(a) or (f) shall have occurred and be continuing on the date that the Borrower or the applicable Restricted Subsidiary enters into a binding agreement with respect to such acquisition and, immediately after giving effect to such acquisition, (i) any acquired or newly formed Restricted Subsidiary shall not be liable for any Indebtedness except for Indebtedness otherwise permitted by Section 7.03; (ii) to the extent required by the Collateral and Guarantee Requirement, (A) the property, assets and businesses acquired in such purchase or other acquisition shall constitute Collateral and (B) any such newly created or acquired Material Domestic Subsidiary (other than an Excluded Subsidiary) shall become a Guarantor, in each case, in accordance with Section 6.11; and (iii) the aggregate amount of cash consideration paid by Loan Parties pursuant to this Section 7.02(i) in assets (other than Equity Interests) that are not (or do not become at the time of such acquisition) directly owned by a Loan Party or that are not pledged under the Collateral Documents or in Equity Interests of Persons that do not become Loan Parties shall not exceed the sum of (A) the greater of

$50,000,000 and 40.0% of LTM EBITDA (valued at the time of the making of such acquisition) plus (B) the Cumulative Credit at such time (any such acquisition, a “Permitted Acquisition”); provided that, if such Investment is made pursuant to this clause (B) (other than (i) any Investment made using the portion of the Cumulative Credit described in clause (a) of the definition thereof, in which case no Event of Default pursuant to Section 8.01(a) or (f) shall have occurred and be continuing, or (ii) any Investment made using the portion of the Cumulative Credit described in clause (c)(i) of the definition thereof), no Event of Default shall have occurred and be continuing;

(j)    [reserved];

(k)    Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(l)    Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(m)    [reserved];

(n)    Investments (including Permitted Acquisitions) in an aggregate amount pursuant to this Section 7.02(n) (valued at the time of the making thereof, and without giving effect to any write downs or write offs thereof) not to exceed (x) the greater of $37,500,000 and 30% of LTM EBITDA plus (y) the Cumulative Credit at such time; provided that if such Investment is made pursuant to this clause (y) (other than (i) any Investment made using the portion of the Cumulative Credit described in clause (a) of the definition thereof, in which case no Event of Default pursuant to Section 8.01(a) or (f) shall have occurred and be continuing, or (ii) any Investment made using the portion of the Cumulative Credit described in clause (c)(i) of the definition thereof), no Event of Default shall have occurred and be continuing;

(o)    Investments made in respect of joint ventures or other similar agreements or partnership not to exceed the greater of $37,500,000 and 30% of LTM EBITDA (valued at the time of the making thereof);

(p)    [reserved];

(q)    advances of payroll payments to employees in the ordinary course of business;

(r)    (i) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contracts and loans or advances made to distributors and suppliers in the ordinary course of business and (ii) Investments to the extent that payment for such Investments is made with or exchanged for Equity Interests of Borrower permitted to be issued hereunder;

(s)    Investments of a Restricted Subsidiary acquired after the Closing Date in accordance with Section 7.02 or of a Person merged or amalgamated or consolidated into the Borrower or merged, amalgamated or consolidated with a Restricted Subsidiary in accordance with Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(t)    Investments made by a Restricted Subsidiary that is not a Loan Party to the extent such Investments are financed with the proceeds received by such Restricted Subsidiary from an Investment in such Restricted Subsidiary by a Loan Party permitted under this Section 7.02;

(u)    intercompany receivables that arise solely from customary transfer pricing arrangements among the Borrower and its Restricted Subsidiaries in each case in the ordinary course of business;

(v)    Investments funded with Excluded Contributions;

(w)    Investments in deposit accounts, securities accounts and commodities accounts maintained by the Borrower or such Restricted Subsidiary, as the case may be;

(x)    Investments constituting any part of a reorganization and other activities related to tax planning or tax reorganization that do not impair the security interests granted to the Administrative Agent for the benefit of the Secured Parties in any material respect and are otherwise not materially adverse to the Lenders and after giving effect to such Investment, reorganization or other activity, the Borrower and the Restricted Subsidiaries comply with Section 6.11;

(y)    so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrower or any Restricted Subsidiary may make Investments in an unlimited amount so long as the Consolidated Total Net Leverage Ratio (calculated on a Pro Forma Basis) as of the end of the most recent Test Period is no greater than 2.75:1.00; and

(z)    the Specified Acquisition.

To the extent an Investment is permitted to be made by a Loan Party directly in any Restricted Subsidiary or any other Person who is not a Loan Party (each such person, a “Target Person”) under any provision of this Section 7.02, such Investment may be made by advance, contribution or distribution by a Loan Party to a Restricted Subsidiary or the Borrower and further advanced or contributed to a Restricted Subsidiary for purposes of making the relevant Investment in the Target Person without constituting an Investment for purposes of Section 7.02 (it being understood that such Investment must satisfy the requirements of, and shall count towards any thresholds in, a provision of this Section 7.02 as if made by the applicable Loan Party directly to the Target Person).

SECTION 7.03    Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a)    Indebtedness of the Borrower and any Loan Party under the Loan Documents;

(b)    Indebtedness outstanding on the Closing Date and listed on Schedule 7.03(b) and any Permitted Refinancing thereof; provided that all such Indebtedness of any Loan Party owed to any Restricted Subsidiary that is not a Loan Party shall be unsecured and subordinated to the Obligations pursuant to terms substantially consistent with Section 5.02 of the Security Agreement;

(c)    Guarantees by the Borrower and any Restricted Subsidiary in respect of Indebtedness of the Borrower and any Restricted Subsidiary otherwise permitted hereunder; provided that (A) no Guarantee by any Restricted Subsidiary of any Indebtedness constituting a Specified Junior Financing Obligation shall be permitted unless such guaranteeing party shall have also provided a Guarantee of the Obligations on the terms set forth herein, (B) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable (as reasonably determined by the Borrower) to the Lenders as those contained in the subordination of such Indebtedness and (C) any Guarantee by a Restricted Subsidiary that is not a Loan Party of any Permitted Ratio Debt or Indebtedness under Section 7.03(g) or (m) (or any Permitted Refinancing in respect thereof) shall only be permitted if such Guarantee meets the requirements of clauses (m), (g) or (s), as the case may be, of this Section 7.03;

(d)    Indebtedness of the Borrower or any Restricted Subsidiary owing to any Loan Party or any other Restricted Subsidiary (or issued or transferred to any direct or indirect parent of a Loan Party which is substantially contemporaneously transferred to a Loan Party or any Restricted Subsidiary of a Loan Party) to the extent constituting an Investment permitted by Section 7.02; provided that (x) no such Indebtedness owed to a Loan Party shall be evidenced by a promissory note unless such promissory note constitutes a negotiable instrument and is pledged to the Administrative Agent to the extent required by (and in accordance with) the terms of the Security Agreement and (y) all such Indebtedness of any Loan Party owed to any Restricted Subsidiary that is not a Loan Party shall be unsecured and subordinated to the Obligations pursuant to subordination terms substantially consistent with the terms set forth in Section 5.02 of the Security Agreement;

(e)    (i) Attributable Indebtedness and other Indebtedness (including Capitalized Leases) financing an acquisition, construction, repair, replacement, lease or improvement of a fixed or capital asset incurred by the Borrower or any Restricted Subsidiary within 365 days of the acquisition, construction, repair, replacement, lease or improvement of the applicable asset and any Permitted Refinancing thereof in an aggregate amount not to exceed the greater of $37,500,000 and 30% of LTM EBITDA, in each case determined at the time of incurrence (together with any Permitted Refinancings thereof) and (ii) Attributable Indebtedness arising out of sale-leaseback transactions permitted by Section 7.05(m) and any Permitted Refinancing of such Attributable Indebtedness;

(f)    Indebtedness in respect of Swap Contracts designed to hedge against the Borrower’s or any Restricted Subsidiary’s exposure to interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes and Guarantees thereof;

(g)    Indebtedness of the Borrower or any Restricted Subsidiary (i) assumed in connection with any Permitted Acquisition (provided that such Indebtedness is not incurred in contemplation of such Permitted Acquisition) or any Permitted Refinancing thereof or (ii) incurred to finance any Permitted Acquisition or any Permitted Refinancing thereof; provided that after giving pro forma effect to such Permitted Acquisition and the assumption or incurrence of such Indebtedness, as applicable, the aggregate amount of such Indebtedness does not exceed (x) the greater of $25,000,000 and 20% of LTM EBITDA, in each case determined at the time of incurrence thereof, plus (y) an additional amount of such Indebtedness so long as (in each case, with respect to Indebtedness incurred under this clause (y)) (I) in the case of any such Indebtedness secured by a Lien on the Collateral that is pari passu with the Liens securing the Obligations, the Consolidated First Lien Net Leverage Ratio (determined on a Pro Forma Basis in accordance with Section 1.09 and without netting the cash proceeds of any such Indebtedness for the purposes of such calculation) as of the last day of the most recently ended Test Period is either (A) not greater than the Closing Date Consolidated First Lien Net Leverage Ratio or (B) not greater than the Consolidated First Lien Net Leverage Ratio immediately prior to the consummation of such Permitted Acquisition and the incurrence of such Indebtedness, (II) in the case of Indebtedness secured by a Lien on the Collateral that is junior to the Liens securing the Obligations or that is secured solely by assets that do not constitute Collateral, the Consolidated Senior Secured Net Leverage Ratio (determined on a Pro Forma Basis in accordance with Section 1.09 and without netting the cash proceeds of any such Indebtedness for the purposes of such calculation) as of the last day of the most recently ended Test Period is either (A) not greater than 4.00:1.00 or (B) not greater than the Consolidated Senior

Secured Net Leverage Ratio immediately prior to the consummation of such Permitted Acquisition and the incurrence of such Indebtedness and (III) in the case of unsecured Indebtedness, either (1) the Consolidated Total Net Leverage Ratio (determined on a Pro Forma Basis in accordance with Section 1.09 and without netting the cash proceeds of any such Indebtedness for the purposes of such calculation) as of the last day of the most recently ended Test Period is either (A) no greater than 4.75:1.00 or (B) no greater than the Consolidated Total Net Leverage Ratio immediately prior to the consummation of such Permitted Acquisition and the incurrence of such Indebtedness or (2) the Interest Coverage Ratio determined on a Pro Forma Basis in accordance with Section 1.09 and without netting the cash proceeds of any such Indebtedness for the purposes of such calculation) for the end of the most recent Test Period is either (A) not less than 2.00:1.00 or (B) no less than the Interest Coverage Ratio immediately prior to the consummation of such Permitted Acquisition and the incurrence of such Indebtedness; provided that in the case of clause (y), any such Indebtedness assumed or incurred by a Restricted Subsidiary that is not a Loan Party (together with any Indebtedness assumed or incurred by a Restricted Subsidiary that is not a Loan Party pursuant to Section 7.03(s)) does not exceed in the aggregate the greater of $18,750,000 and 15% of LTM EBITDA, in each case determined at the time of assumption or incurrence; provided further that any Indebtedness incurred (but not assumed) pursuant to this clause (g) shall be subject to the requirements included in the first proviso under the definition of “Permitted Ratio Debt”;

(h)    Indebtedness representing deferred compensation to employees of the Borrower or any of its Restricted Subsidiaries incurred in the ordinary course of business;

(i)    Indebtedness consisting of promissory notes issued by the Borrower or any of its Restricted Subsidiaries to current or former officers, managers, consultants, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Borrower permitted by Section 7.06; provided that such Indebtedness shall be subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(j)    Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in a Permitted Acquisition, any other Investment not prohibited hereunder (including through a merger) or any Disposition permitted hereunder, in each case, constituting indemnification obligations or obligations in respect of purchase price (including earnouts) or other similar adjustments;

(k)    Indebtedness consisting of obligations of the Borrower or any of its Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with the MTN Acquisition Transactions, the EMC Acquisition Transactions and Permitted Acquisitions or any other Investment not prohibited hereunder;

(l)    Cash Management Obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business and any Guarantees thereof or the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished in the ordinary course of business;

(m)    Indebtedness in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof, would not exceed the greater of $37,500,000 and 30% of LTM EBITDA, in each case determined at the time of incurrence;

(n)    Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(o)    Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business, including in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims;

(p)    obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(q)    letters of credit in an aggregate amount at any time outstanding not to exceed $20,000,000;

(r)    Indebtedness supported by a Letter of Credit, in a principal amount not to exceed the face amount of such Letter of Credit;

(s)    Permitted Ratio Debt and any Permitted Refinancing thereof;

(t)    Credit Agreement Refinancing Indebtedness;

(u)    Indebtedness incurred by a Foreign Subsidiary which, when aggregated with the principal amount of all other Indebtedness incurred pursuant to this Section 7.03(u) and then outstanding for all such Persons taken together, does not exceed in the aggregate the greater of $25,000,000 and 20% of LTM EBITDA, in each case determined at the time of incurrence;

(v)    Indebtedness of the Borrower and its Restricted Subsidiaries in respect of seller financing in an aggregate amount not to exceed $10,000,000 determined at the time of incurrence and any Permitted Refinancing thereof;

(w)    [Reserved];

(x)    Indebtedness in an amount equal to 100% of the Net Proceeds received by the Borrower from the issuance or sale of Equity Interests of the Borrower since the Closing Date (other than proceeds of Disqualified Equity Interests or the Cure Amount or sales of Equity Interests to any of its Subsidiaries) to the extent such Net Proceeds have not been applied pursuant to Section 7.02, 7.06 or 7.13 (and do not otherwise increase the Cumulative Credit or the Excluded Contribution and are not used to fund Equity Funded Employee Plan Costs) (“Contribution Indebtedness”); provided that such Indebtedness is designated as “Contribution Indebtedness” in a certificate from a Responsible Officer of the Borrower on the date incurred;

(y)    (i) Indebtedness (in the form of one or more series of notes or loans which may be unsecured, secured on a junior lien basis with the Facilities or secured on a pari passu basis with the Facilities incurred by the Borrower to the extent that the Borrower shall have been permitted to incur such Indebtedness pursuant to and such Indebtedness shall be deemed to be incurred in reliance on Section 2.14(d)(iv); provided that (A) such Indebtedness shall not mature earlier than the Maturity Date applicable to the Initial Term Loans, (B) as of the date of the incurrence of such Indebtedness, the Weighted Average Life to Maturity of such Indebtedness shall not be shorter than that of the Initial Term Loans, (C) no Restricted Subsidiary is a borrower or guarantor with respect to such Indebtedness unless such Restricted Subsidiary is a Subsidiary Guarantor which shall have previously or substantially concurrently Guaranteed the Obligations and (D) the other terms and conditions of such Indebtedness (excluding pricing and optional prepayment or redemption terms) reflect market terms on the date of issuance (as determined by the Borrower) (such Indebtedness incurred pursuant to this clause (y) being referred to as “Incremental Equivalent Debt”) and (ii) any Permitted Refinancing thereof;

(z)    the Convertible Notes in an aggregate principal amount not to exceed $82,500,000 and any Permitted Refinancing thereof;

(aa)    obligations in respect of Disqualified Equity Interests in an amount not to exceed $2,500,000 at any time outstanding;

(bb)    all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in Sections 7.03(a) through Section 7.03(aa) and Section 7.03(cc);

(cc)    Indebtedness in respect of Permitted Debt Exchange Notes incurred or issued in accordance with Section 2.18 (and Permitted Refinancings thereof); and

(dd)    Attributable Indebtedness and other Indebtedness (including Capitalized Leases) incurred to finance the acquisition, construction, repair, replacement, lease or improvement of satellites, maritime equipment or aviation antennae equipment incurred by the Borrower or any Restricted Subsidiary within 365 days of the acquisition, construction, repair, replacement, lease or improvement of the applicable asset and any Permitted Refinancing thereof in an aggregate amount not to exceed $80,000,000, determined at the time of incurrence, and any Permitted Refinancing thereof;

provided, however, that all Indebtedness permitted by this Section 7.03 which is permitted to be secured pursuant to Section 7.01 and is secured by the Collateral shall be subject to an intercreditor agreement reasonably satisfactory to the Administrative Agent.

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, plus the aggregate amount of fees, underwriting discounts, premiums (including tender premiums) and other costs and expenses (including OID) incurred in connection with such refinancing.

The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.03. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Borrower dated such date prepared in accordance with GAAP.

For purposes of determining compliance with this Section 7.03, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in described in Sections 7.03(a) through 7.03(cc), the Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that all Indebtedness outstanding under the Loan Documents will at all times be deemed to be outstanding in reliance only on the exception in Section 7.03(a).

SECTION 7.04    Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of related transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a)    any Restricted Subsidiary may merge, amalgamate or consolidate with (i) the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction); provided that in any such merger, amalgamation or consolidation involving the Borrower, the Borrower shall be the continuing or surviving Person or (ii) one or more other Restricted Subsidiaries; provided that when any Person that is a Loan Party is merging with a Restricted Subsidiary that is not a Loan Party, the Loan Party shall be the continuing or surviving Person or the surviving entity shall substantially concurrently become a Loan Party; provided, further, that any security interests granted to the Administrative Agent for the benefit of the Secured Parties in the Collateral pursuant to the Collateral Documents shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, consolidation, dissolution or liquidation) and all actions required to maintain said perfected status have been or will promptly be taken, in each case, as required by Sections 6.11 or 6.13 to the extent required pursuant to the Collateral and Guarantee Requirement;

(b)    (i) any Restricted Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Restricted Subsidiary that is not a Loan Party, (ii) any Restricted Subsidiary may liquidate or dissolve and (iii) any Restricted Subsidiary may change its legal form if, with respect to clauses (ii) and (iii), the Borrower determines in good faith that such action is in the best interest of the Borrower and its Restricted Subsidiaries and is not materially disadvantageous to the Lenders (it being understood that in the case of any change in legal form, a Subsidiary that is a Guarantor will remain a Guarantor unless such Guarantor is otherwise permitted to cease being a Guarantor hereunder);

(c)    any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then (i) the transferee must be a Subsidiary Guarantor or the Borrower or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary which is not a Loan Party in accordance with Sections 7.02 (other than Section 7.02(e) and 7.02(h)) and 7.03 (other than Sections 7.03(c) and (d)), respectively;

(d)    so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrower may merge or consolidate with any other Person; provided that (i) in any such merger or consolidation involving the Borrower, the Borrower shall be the continuing or surviving Person; provided, further, that any security interests granted to the Administrative Agent for the benefit of the Secured Parties in the Collateral pursuant to the Collateral Documents shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, consolidation, dissolution or liquidation), the Successor Company shall, to the extent subject to the terms hereof, have complied with the requirements of Section 6.11 and all actions required to maintain said perfected status have been or will promptly be taken as required by Section 6.13 to the extent required pursuant to the Collateral and Guarantee Requirement; or (ii) if the Person formed by or surviving any such merger or consolidation is not the Borrower (any such Person, the “Successor Company”), (A) the Successor Company shall be an entity organized or existing under the Laws of the United States or any state thereof or the District of Columbia, (B) the Successor Company shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) each Guarantor, unless it is the other party to such merger or consolidation, shall have confirmed that its Guaranty shall apply to the Successor Company’s obligations under the Loan Documents, (D) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement and other applicable Collateral Documents confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under the Loan Documents, (E) if reasonably requested by the Administrative Agent, each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage (or other instrument reasonably satisfactory to the Administrative Agent) confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under the Loan Documents, and (F) the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement; provided, further, that if the foregoing are satisfied, the Successor Company will succeed to, and be substituted for, the Borrower under this Agreement;

(e)    so long as no Event of Default has occurred and is continuing or would result therefrom (in the case of a merger involving a Loan Party), any Restricted Subsidiary may merge or consolidate with any other Person in order to effect an Investment permitted pursuant to Section 7.02; provided that the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of such surviving Person’s Subsidiaries that are Restricted Subsidiaries, shall have complied with the requirements of Section 6.11 or 6.13 to the extent required pursuant to the Collateral and Guarantee Requirement;

(f)    [reserved]; and

(g)    so long as no Event of Default has occurred and is continuing or would result therefrom, a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05 (other than Section 7.05(e)) or a Restricted Payment permitted pursuant to Section 7.06 (other than Section 7.06(d)).

SECTION 7.05    Dispositions. Make any Disposition, except:

(a)    Dispositions of obsolete, worn out, used or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Borrower or any of its Restricted Subsidiaries;

(b)    Dispositions of inventory in the ordinary course of business or consistent with past practice, goods held for sale in the ordinary course of business and immaterial assets (including allowing any registrations or any applications for registration of any immaterial IP Rights to lapse or go abandoned in the ordinary course of business) and termination of leases and licenses in the ordinary course of business;

(c)    Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d)    Dispositions of property (including Equity Interests in or Indebtedness of Foreign Subsidiaries) to the Borrower or any Restricted Subsidiary; provided that if the transferor of such property is a Loan Party, (i) the transferee thereof must be a Loan Party or (ii) if such transaction constitutes an Investment, such transaction is permitted under Section 7.02 (other than Section 7.02(e) or (h));

(e)    to the extent constituting Dispositions, transactions permitted by (i) Section 7.01 (other than Section 7.01(i) and (l)(ii)), (ii) Section 7.02 (other than 7.02(e) or (h)), (iii) Section 7.04 (other than 7.04(g)) and (iv) Section 7.06 (other than 7.06(d));

(f)    [reserved];

(g)    Dispositions of cash and Cash Equivalents;

(h)    leases, subleases, licenses or sublicenses (including licenses and sublicenses of software or other IP Rights) and terminations thereof, in each case in the ordinary course of business, and which do not materially interfere with the business of the Borrower and its Restricted Subsidiaries (taken as a whole) and (ii) Dispositions of IP Rights (including inbound licenses) that are no longer material to the business of the Borrower and its Restricted Subsidiaries;

(i)    transfers of property subject to Casualty Events;

(j)    Dispositions of (x) property and (y) in-flight connectivity equipment to the Shareco JV in an aggregate amount not to exceed $10 million in any fiscal year; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default has occurred and is continuing), no Event of Default shall have occurred and be continuing or would result from such Disposition, (ii) with respect to Dispositions pursuant to this Section 7.05(j) for an aggregate purchase price for all such Dispositions in excess of $10,000,000 in any fiscal year, the Borrower or any of its Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received, other than non-consensual Liens permitted by Section 7.01 and Liens permitted by Sections 7.01(a), (f), (k), (l), (m), (n), (p), (q), (r)(i), (r)(ii), (s), (dd) (only to the extent the Obligations are secured by such cash and Cash Equivalents) and (kk) (only to the extent the Obligations are secured by such cash and Cash Equivalents)); provided, however, that for the purposes of this clause (ii), the following shall be deemed to be cash: (A) any liabilities (as shown on the Borrower’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of its Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by the Borrower or the applicable Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition, and (C) aggregate non-cash consideration received by the Borrower or the applicable Restricted Subsidiary having an aggregate fair market value (determined as of the closing of the applicable Disposition for which such non-cash consideration is received) not to exceed the greater of $18,750,000 and 15% of LTM EBITDA, and (iii) the Borrower or the applicable Restricted Subsidiary complies with the applicable provision of Section 2.05(b);

(k)    Dispositions of non-core assets acquired in connection with Permitted Acquisitions or other Investments; provided that (i) the aggregate amount of such sales shall not exceed 25% of the fair market value of the acquired entity or business and (ii) each such sale is in an arm’s-length transaction and the Borrower or the respective Restricted Subsidiary receives at least fair market value in exchange therefor;

(l)    Dispositions or discounts without recourse of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business;

(m)    Dispositions of property pursuant to sale-leaseback transactions; provided that to the extent the aggregate Net Proceeds from all such Dispositions since the Closing Date exceeds $10,000,000, such excess shall be reinvested in accordance with the definition of “Net Proceeds” or otherwise shall be applied to prepay Loans in accordance with Section 2.05(b)(ii);

(n)    any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater value or usefulness to the business of the Borrower and its Subsidiaries as a whole, as determined in good faith by the management of the Borrower;

(o)    any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(p)    Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(q)    the unwinding or settlement of any Swap Contract;

(r)    the lapse or abandonment in the ordinary course of business of any registrations or applications for registration of any immaterial IP Rights;

(s)    Dispositions constituting any part of a reorganization and other activities related to tax planning or tax reorganization that do not impair the security interests granted to the Administrative Agent for the benefit of the Secured Parties and are otherwise not materially adverse to the Lenders and after giving effect to such Investment, reorganization or other activity, the Borrower and the Restricted Subsidiaries comply with Section 6.11;

(t)    [reserved];

(u)    Dispositions of non-Collateral assets in an aggregate amount not to exceed $10,000,000; and

(v)    Dispositions pursuant to agreements, instruments or arrangements in existence on the Closing Date and set forth on Schedule 7.05(v);

provided that any Disposition of any property pursuant to this Section 7.05 (except pursuant to Sections 7.05(a), (b), (d), (e), (f), (h), (i), (l), (p), (q), (r) and (s), and except for Dispositions from a Loan Party to any other Loan Party) shall be for no less than the fair market value of such property at the time of such Disposition as determined by the Borrower in good faith. To the extent any Collateral is Disposed of as permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

SECTION 7.06    Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except:

(a)    each Restricted Subsidiary may make Restricted Payments to the Borrower, and other Restricted Subsidiaries of the Borrower (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to the Borrower and any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b)    the Borrower and each Restricted Subsidiary may declare and make dividend payments or other Restricted Payments payable solely in the Equity Interests of such Person (and, in the case of such a Restricted Payment by a non-wholly owned Restricted Subsidiary, to the Borrower and any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(c)    Restricted Payments made in respect of working capital adjustments or purchase price adjustments pursuant any Permitted Acquisition or other permitted Investments;

(d)    to the extent constituting Restricted Payments, the Borrower and its Restricted Subsidiaries may enter into and consummate transactions permitted by any provision of Section 7.02 (other than 7.02(e)), Section 7.04 (other than 7.04(g)), 7.05 (other than 7.05(e)(iv) and 7.05(g)) or Section 7.08 (other than 7.08(c), 7.08(d), and 7.08(e));

(e)    repurchases of Equity Interests in the Borrower or any Restricted Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(f)    the Borrower and each Restricted Subsidiary may (i) pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of such Restricted Subsidiary (or of the Borrower) held by any future, present or former employee, officer, director, manager or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of a Restricted Subsidiary or the Borrower or (ii) make Restricted Payments in the form of distributions to allow the Borrower to pay principal or interest on promissory notes that were issued to any future, present or former employee, officer, director, manager or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of a Restricted Subsidiary or the Borrower in lieu of cash payments for the repurchase, retirement or other acquisition or retirement for value of such Equity Interests held by such Persons, in each case, upon the death, disability, retirement or termination of employment of any such Person or pursuant to any employee, manager or director equity plan, employee, manager or director stock option plan or any other employee, manager or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director, officer or consultant of such Restricted Subsidiary or the Borrower or any of its Restricted Subsidiaries; provided that the aggregate amount of Restricted Payments made pursuant to this Section 7.06(f) shall not exceed $6,000,000 in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $12,000,000 in any calendar year); provided further that such amount in any calendar year may further be increased by an amount not to exceed:

(A)    amounts used to increase the Cumulative Credit pursuant to clauses (b) and (c) of the definition of “Cumulative Credit”;

(B)    Excluded Contributions;

(C)    the Net Proceeds of key man life insurance policies received by the Borrower or its Restricted Subsidiaries less the amount of Restricted Payments previously made with the cash proceeds of such key man life insurance policies;

provided further that cancellation of Indebtedness owing to the Borrower from members of management of the Borrower or any of the its Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Borrower will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;

(g)    so long as no Event of Default has occurred and is continuing or would result therefrom (other than (i) in the case of any Restricted Payment made using the portion of the Cumulative Credit described in clause (a) of the definition thereof, in which case no Event of Default pursuant to Section 8.01(a) or (f) shall have occurred and be continuing or would result therefrom, or (ii) in the case of any Restricted Payment made using the portion of the Cumulative Credit described in clause (c)(i) of the definition thereof), the Borrower may make Restricted Payments in an aggregate amount not to exceed (x) $25,000,000 plus (y) the Cumulative Credit at such time; provided that with respect to any Restricted Payment made pursuant to clause (y) above, solely to the extent such payments are made in reliance on clause (b) of the definition of “Cumulative Credit”, the Consolidated Total Net Leverage Ratio (calculated on a Pro Forma Basis in accordance with Section 1.09) is less than or equal to 4.00:1.00;

(h)    [reserved];

(i)    payments made or expected to be made by Borrower or any of the Restricted Subsidiaries in respect of withholding or similar Taxes payable by or with respect to any future, present or former employee, director, manager or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) and any repurchases of Equity Interests in consideration of such payments including deemed repurchases, in each case, in connection with the exercise of stock options;

(j)    (i) any Restricted Payment by the Borrower to pay listing fees and other costs and expenses attributable to being a publicly traded company which are reasonable and customary and (ii) additional Restricted Payments in an aggregate amount per annum not to exceed $10,750,000;

(k)    the Borrower or any of the Restricted Subsidiaries may pay cash in lieu of fractional Equity Interests in connection with (x) any dividend, split or combination thereof or (y) any Permitted Acquisition;

(l)    Restricted Payments in the amount of any Excluded Contribution;

(m)    any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Equity Interests (“Treasury Capital Stock”) or Junior Financing made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of the Borrower (other than Disqualified Equity Interests) (“Refunding Capital Stock”) or a substantially concurrent contribution to the equity (other than through the issuance of Disqualified Equity Interests or through an Excluded Contribution) of the Borrower; provided, however, that to the extent so applied, the Net Proceeds, or fair market value of property or assets or of marketable securities, from such sale of Equity Interests or such contribution will be excluded from clause (c) of the Cumulative Amount;

(n)    any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Equity Interests of the Borrower or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Equity Interests of the Borrower or a Restricted Subsidiary, as the case may be, that, in each case, is permitted to be incurred pursuant to Section 7.03;

(o)    the payment of any Restricted Payment within 60 days after the date of declaration thereof, if at the date of declaration such Restricted Payment would have complied with the provisions of this Agreement;

(p)    so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrower or any Restricted Subsidiary may make Restricted Payments in an unlimited amount so long as the Consolidated Total Net Leverage Ratio (calculated on a Pro Forma Basis) as of the end of the most recent Test Period is no greater than 2.50:1.00;

(q)    [reserved]; and

(r)    dividends or other distributions of Equity Interests of Unrestricted Subsidiaries (unless the Unrestricted Subsidiary’s principal asset is cash or Cash Equivalents).

For purposes of determining compliance with this Section 7.06, in the event that a Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of payments permitted by clauses (a) through (r) above, the Borrower will be entitled to classify such Restricted Payment (or portion thereof) on the date of its payment or later reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment (or portion thereof) in any manner that complies with this Section 7.06.

SECTION 7.07    [Reserved].

SECTION 7.08    Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, in each case involving aggregate payments or consideration in excess of $3,000,000, other than:

(a)    transactions among the Borrower and its Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction;

(b)    on terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;

(c)    Restricted Payments permitted under Section 7.06;

(d)    loans and other Investments among the Borrower and its Subsidiaries and joint ventures (to the extent any such Subsidiary that is not a Restricted Subsidiary or any such joint venture is only an Affiliate as a result of Investments by the Borrower and/or its Restricted Subsidiaries in such Subsidiary or joint venture) to the extent otherwise permitted under Section 7.02;

(e)    transactions by the Borrower and its Restricted Subsidiaries permitted under an express provision (including any exceptions thereto) of this Article 7;

(f)    employment and severance arrangements between the Borrower and its Restricted Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business;

(g)    the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, officers, employees and consultants of the Borrower and its Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;

(h)    transactions pursuant to agreements, instruments or arrangements in existence on the Closing Date and set forth on Schedule 7.08(k) or disclosed by the Borrower in any public filing made under the Securities Act, or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect;

(i)    the issuance or transfer of Equity Interests (other than Disqualified Equity Interests) of the Borrower, including to any former, current or future director, manager, officer, employee or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees, distributes or Affiliate of any of the foregoing) of the Borrower or any of its Subsidiaries;

(j)    transactions with customers, clients, joint venture partners, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Borrower and the Restricted Subsidiaries, in the reasonable determination of the board of directors or the senior management of the Borrower, or are on terms at least as favorable (as reasonably determined by the Borrower) as might reasonably have been obtained at such time from an unaffiliated party;

(k)    the payment of reasonable out-of-pocket costs and expenses and indemnities pursuant to the stockholders agreement or the registration and participation rights agreement entered into on the Closing Date in connection therewith;

(l)    transactions in which the Borrower or any of the Restricted Subsidiaries, as the case may be, deliver to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 7.08(b);

(m)    payments to or from, and transactions with, joint ventures (to the extent any such joint venture is only an Affiliate as a result of Investments by the Borrower and the Restricted Subsidiaries in such joint venture) in the ordinary course of business to the extent otherwise permitted under Section 7.02; and

(n)    the Shareco Transactions.

SECTION 7.09    Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of:

(a)    any Restricted Subsidiary that is not a Guarantor to make Restricted Payments to the Borrower; or

(b)    any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Facilities and the Obligations;

provided that the foregoing Sections 7.09(a) and (b) shall not apply to Contractual Obligations which:

(i)    (x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 7.09) are listed on Schedule 7.09 and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing (taken as a whole) does not materially expand the scope of such Contractual Obligation (as reasonably determined by the Borrower);

(ii)    are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary; provided, further, that this clause (ii) shall not apply to Contractual Obligations that are binding on a Person that becomes a Restricted Subsidiary pursuant to Section 6.14;

(iii)    represent Indebtedness of a Restricted Subsidiary which is not a Loan Party which is permitted by Section 7.03 and which does not apply to any Loan Party;

(iv)    are customary restrictions (as reasonably determined by the Borrower) that arise in connection with (x) any Lien permitted by Sections 7.01(a), (b), (f), (i), (j)(i), (k), (l), (p), (q), (r)(i), (r)(ii), (s), (u), (v), (w), (z), (aa), (dd), (ee), (gg), (ii) and (kk) and relate to the property subject to such Lien or (y) arise in connection with any Disposition permitted by Section 7.04 or 7.05 and relate solely to the assets or Person subject to such Disposition;

(v)    are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture and its equity;

(vi)    are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to (i) the property financed by such Indebtedness and the proceeds, accessions and products thereof or (ii) the property secured by such Indebtedness and the proceeds, accessions and products thereof so long as the agreements governing such Indebtedness permit the Liens securing the Obligations;

(vii)    are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the property interest, rights or the assets subject thereto;

(viii)    comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Sections 7.03(b), (e), (g), (n)(i), (u), (y) and (bb) and to the extent that such restrictions apply only to the property or assets securing such Indebtedness or, in the case of Section 7.03(g) or (u), to the Restricted Subsidiaries incurring or guaranteeing such Indebtedness;

(ix)    are customary provisions restricting subletting, transfer or assignment of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary;

(x)    are customary provisions restricting assignment or transfer of any agreement entered into in the ordinary course of business;

(xi)    are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(xii)    arise in connection with cash or other deposits permitted under Sections 7.01 and 7.02 and limited to such cash or deposit;

(xiii)    comprise restrictions imposed by any agreement governing Indebtedness entered into on or after the Closing Date and permitted under Section 7.03 that are, taken as a whole, in the good faith judgment of the Borrower, either (a) no more restrictive than the restrictions contained in this Agreement or (b) no more restrictive with respect to the Borrower or any Restricted Subsidiary than customary market terms for Indebtedness of such type, so long as the Borrower shall have determined in good faith that such restrictions pursuant to this clause (b) will not affect its obligation or ability to make any payments required hereunder;

(xiv)    are restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(xv)    are restrictions regarding licensing or sublicensing by the Borrower and its Restricted Subsidiaries of IP Rights (including customary restrictions on assignment contained in license or sublicense agreements) entered into in the ordinary course of business;

(xvi)    [reserved]; and

(xvii)    are restrictions on cash earnest money deposits in favor of sellers in connection with acquisitions not prohibited hereunder.

SECTION 7.10    [Reserved].

SECTION 7.11    Consolidated First Lien Net Leverage Ratio. Permit the Consolidated First Lien Net Leverage Ratio as of the last day of any Test Period ending on any date set forth below to be greater than the ratio set forth below.

Last date of Test Period	Consolidated First Lien Net Leverage Ratio
March 31, 2017, and the last day of each fiscal quarter of the Borrower thereafter through June 30, 2019	4.25:1.00

September 30, 2019, and the last day of each fiscal quarter of the Borrower thereafter through June 30, 2020	4.00:1.00

September 30, 2020, and the last day of each fiscal quarter of the Borrower thereafter	3.75:1.00

SECTION 7.12    [Reserved].

SECTION 7.13    Prepayments, Etc. of Subordinated Indebtedness.

(a)    Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (each of the foregoing a “Junior Financing Prepayment” (it being understood that payments of regularly scheduled principal, interest and mandatory prepayments and

“AHYDO” payments shall be permitted) any Indebtedness for borrowed money of a Loan Party (other than intercompany indebtedness) that is (x) subordinated in right of payment to the Obligations expressly by its terms or (y) is secured by a Lien on the Collateral on a junior lien basis to the Liens securing the Obligations (collectively, “Junior Financing”), except (i) the refinancing thereof with any Indebtedness (to the extent such Indebtedness constitutes a Permitted Refinancing and, if such Indebtedness was originally incurred under Section 7.03(g), is permitted pursuant to Section 7.03(g)), to the extent not required to prepay any Loans pursuant to Section 2.05(b), (ii) the conversion or exchange of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of the Borrower, (iii) the prepayment of Indebtedness of the Borrower or any Restricted Subsidiary to the Borrower or any Restricted Subsidiary, subject to the subordination provisions applicable to any such Indebtedness, (iv) [reserved], (v) repayments of the seller financing permitted by Section 7.03(v), (vi) so long as no Event of Default has occurred and is continuing or would result therefrom (other than any Junior Financing Prepayment or other payment made using (i) the portion of the Cumulative Credit described in clause (a) of the definition thereof, in which case no Event of Default pursuant to Section 8.01(a) or (f) shall have occurred and be continuing or would result therefrom, or (ii) the portion of the Cumulative Credit described in clause (c)(i) if the definition thereof), repayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity in an aggregate amount not to exceed the greater of $10,000,000 and 8.0% LTM EBITDA plus the Cumulative Credit at such time; provided that solely to the extent such payments are made in reliance on clause (b) of the definition of “Cumulative Credit”, the Consolidated Total Net Leverage Ratio (calculated on a Pro Forma Basis in accordance with Section 1.09) is less than or equal to 4.00:1.00, plus additional Junior Financing Prepayments so long as the Consolidated Total Net Leverage Ratio (after giving Pro Forma Effect thereto) does not exceed 2.50:1.00 and (vii) the redemption, repurchase or retirement of Junior Financing if, at the date of the applicable redemption notice, such payment would have complied with the provisions hereof as if it were and is deemed at such time to be made at the time of such notice.

(b)    Amend, modify or change any term or condition of any Junior Financing Documentation in respect of any Specified Junior Financing Obligation in violation of the definition of “Permitted Refinancing” or any applicable subordination or intercreditor agreement.

Notwithstanding anything to the contrary in any Loan Document, the Borrower and any Restricted Subsidiary may make regularly scheduled payments of interest and fees on any Junior Financing and may make any payments required by the terms of such Indebtedness in order to avoid the application of Section 163(e)(5) of the Code to such Indebtedness.

SECTION 7.14    Permitted JV Holdings Activities. Until such time as WMS shall be a Subsidiary Guarantor (upon which time this Section 7.14 shall have no further force and effect), with respect to JV Holdings, engage in any operating or business activities; provided that the following and any activities incidental thereto shall be permitted in any event: (i) its ownership of its rights in respect of the Equity Interests of WMS and activities incidental thereto, including payment of dividends and other amounts in respect of its Equity Interests permitted under Section 7.06, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the performance of its obligations with respect to the Loan Documents and any other documents governing Indebtedness permitted to be incurred by the Borrower, the Borrower or a Restricted Subsidiary pursuant to Section 7.03, (iv) Guaranteed Obligations in respect of Indebtedness of the Borrower, the Borrower and the Restricted Subsidiaries permitted under Section 7.03, including any Permitted Refinancing thereof, (v) holding any cash or property (but not operating any property) and (vi) any activities incidental or reasonably related to the foregoing. JV Holdings shall not incur any Liens on its rights in respect of the Equity Interests of the WMS, other than non-consensual Liens and those for the benefit of the Secured Obligations and JV Holdings shall not own any Equity Interests other than those of WMS.

ARTICLE 8

EVENTS OF DEFAULT AND REMEDIES

SECTION 8.01    Events of Default. Any of the following from and after the Closing Date shall constitute an event of default (an “Event of Default”):

(a)    Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five Business Days after the same becomes due, any interest on any Loan or any Unreimbursed Amount (to the extent that such Unreimbursed Amount has not been refinanced by a Revolving Credit Borrowing in accordance with Section 2.03(c)), any fees or other amounts payable hereunder or with respect to any other Loan Document; or

(b)    Specific Covenants. The Borrower or any Restricted Subsidiary fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a) or 6.05(a) (solely with respect to the Borrower), Section 6.23 or Article 7; provided, that the covenant in Section 7.11 is subject to cure pursuant to Section 8.04; or

(c)    Other Defaults. The Borrower or any Restricted Subsidiary fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a), (b) or (d)) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after receipt by the Borrower of written notice thereof from the Administrative Agent; or

(d)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by any Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect in any material respect (or, in the case of any representation and warranty qualified by materiality, in all respects) when made or deemed made, which in the case of such representations and warranties that are capable of being cured, shall not be cured within a period of thirty (30) days from receipt by the Borrower of written notice thereof from the Administrative Agent; or

(e)    Cross-Default. Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period, if any, whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate outstanding principal amount of not less than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts and not as a result of any default thereunder by any Loan Party), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause (after delivery of any notice if required and after giving effect to any waiver, amendment, cure or grace period), with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (B) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder, (ii) any Indebtedness if (x) the sole remedy of the holder thereof in the event of the non-payment of such Indebtedness or the non-payment or non-performance of obligations related thereto or (y) the sole rights of the holder(s) thereof is to elect, in each case, to convert such Indebtedness into Qualified Equity Interests and cash in lieu of fractional shares and (iii) in the case of Indebtedness which the holder thereof may elect to convert into Qualified Equity Interests, such Indebtedness from and after the date, if any, on which such conversion has been effected; provided, further, that such failure is unremedied or is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to Section 8.02; or

(f)    Insolvency Proceedings, Etc. Other than with respect to any dissolutions otherwise permitted hereunder, any Loan Party or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes a general assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or substantially all of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 consecutive calendar days, or an order for relief is entered in any such proceeding; or

(g)    [Reserved]; or

(h)    Judgments. There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by either (i) independent third-party insurance as to which the insurer does not deny coverage or (ii) another creditworthy (as reasonably determined by the Administrative Agent) indemnitor); and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of 60 consecutive days; or

(i)    Invalidity of Loan Documents. Any material provision of the Loan Documents, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or as a result of acts or omissions by the Administrative Agent or any Lender or the satisfaction in full of all the Obligations (other than (i) contingent obligations as to which no claim has been asserted, (ii) obligations in respect of outstanding Letters of Credit that have been Cash Collateralized, back-stopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer or deemed reissued under another agreement reasonably acceptable to the applicable L/C Issuer, (iii) obligations under the Secured Hedge Agreements and (iv) Cash Management Obligations), ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document or the validity or priority of a Lien as required by the Collateral Documents on a material portion of the Collateral; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations (other than in accordance with its terms) and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document (other than in accordance with its terms); or

(j)    Change of Control. There occurs any Change of Control; or

(k)    Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.01, 6.11 or 6.13 shall for any reason (other than pursuant to the terms thereof including as a result of a transaction not prohibited under this Agreement) cease to create a valid and perfected Lien, with the priority required by the Collateral Documents on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01 or any Loan Party contests in writing the validity or priority of a Lien, (i) except to the extent that any such perfection or priority is not required pursuant to the Collateral and Guarantee Requirement or results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities or negotiable instruments pledged under the Collateral Documents which does not arise from a breach by a Loan Party of its obligations under the Loan Documents or take other required actions required to be taken by the Administrative Agent under the Loan Documents and (ii) except as to Collateral consisting of Real Property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage; or

(l)    ERISA. (i) An ERISA Event occurs which has resulted or would reasonably be expected to result in a Material Adverse Effect, (ii) a Loan Party, any Restricted Subsidiary or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan and a Material Adverse Effect would reasonably be expected to result or (iii) a termination, withdrawal or noncompliance with applicable Law or plan terms or other event similar to an ERISA Event occurs with respect to a Foreign Plan that would reasonably be expected to result in a Material Adverse Effect, either individually or in the aggregate with each other such event.

SECTION 8.02    Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent may, with the consent of the Required Lenders, and, at the request of the Required Lenders shall, take any or all of the following actions:

(i)    declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(ii)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower (to the extent permitted by applicable law);

(iii)    require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(iv)    exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States or any Debtor Relief Laws, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

Notwithstanding anything to the contrary contained herein, neither the Administrative Agent nor any Lender shall take any action pursuant hereto that would constitute or result in any assignment of the FCC Authorizations or transfer of control of the Borrower or any Subsidiaries if such assignment or transfer of control would require, under then-existing Law (including the Communications Act), the prior approval of the FCC, without first obtaining such approval of the FCC (to the extent required to do so). Subject to the terms and conditions herein, the Borrower agrees, after the occurrence and during the continuance of any Event of Default, to cooperate fully in obtaining any approval of the FCC and any other Governmental Authority that is then required under the Communications Act.

SECTION 8.03    Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order (to the fullest extent permitted by mandatory provisions of applicable Law):

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article 3) payable to each Agent in its capacity as such hereunder;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders hereunder (including Attorney Costs payable under Section 10.04 and amounts payable under Article 3), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, and any Secured Obligations constituting fees, premiums and scheduled periodic payments due under Treasury Services Agreements or Secured Hedge Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings (including to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit), and any Secured Obligations constituting breakage, termination or other payments under Treasury Services Agreements or Secured Hedge Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Secured Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Secured Obligations then earned, due and payable have been paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above and, if no Secured Obligations remain outstanding, to the Borrower as applicable.

SECTION 8.04    Borrower’s Right to Cure. Notwithstanding anything to the contrary contained in Section 8.01 or Section 8.02:

(a)    For the purpose of determining whether an Event of Default under Section 7.11 has occurred, the Borrower may on one or more occasions designate any portion of the net cash proceeds from a sale or issuance of Qualified Equity Interests (other than any Shareco Excluded Amounts) of the Borrower (the “Cure Amount”) as an increase to Consolidated EBITDA for the applicable fiscal quarter; provided that such amounts to be designated (i) are actually received by the Borrower after the first day of the applicable fiscal quarter and on or prior to the tenth Business Day after the date on which financial statements are required to be delivered with respect to such fiscal quarter (the “Cure Expiration Date”) and (ii) do not exceed the aggregate amount necessary to cure any Event of Default under Section 7.11 as of such date. The Cure Amount shall be added to Consolidated EBITDA for the applicable fiscal quarter and included when calculating Consolidated EBITDA for each Test Period that includes such fiscal quarter.

(b)    The parties hereby acknowledge that this Section 8.04 may not be relied on for purposes of calculating any financial ratios other than for determining actual compliance with Section 7.11 and shall not result in any adjustment to any amounts hereunder (including the amount of the Cumulative Credit, Indebtedness, Total Assets, LTM EBITDA, Consolidated First Lien Net Debt or Consolidated Total Net Debt or any other calculation of net leverage or Indebtedness hereunder (directly or by way of netting) and shall not be included for purposes of determining pricing, mandatory prepayments, financial ratio-based conditions and the availability or amount permitted pursuant to any covenant under Article 7) with respect to the quarter with respect to which such Cure Amount was made other than the amount of the Consolidated EBITDA referred to in Section 8.04(a) above.

(c)    In furtherance of Section 8.04(a) above, (i) upon actual receipt of the Cure Amount by the Borrower and designation of the Cure Amount by the Borrower, the covenant under Section 7.11 shall be deemed retroactively cured with the same effect as though there had been no failure to comply with the covenant under such Section 7.11 and any Event of Default or potential Event of Default under Section 7.11 shall be deemed not to have occurred for purposes of the Loan Documents, and (ii) neither the Administrative Agent nor any Lender may exercise any rights or remedies under Section 8.02 (or under any other Loan Document) on the basis of any actual or purported Event of Default under Section 7.11 until and unless the Cure Expiration Date has occurred without the Cure Amount having been received and designated. Notwithstanding the foregoing, no Credit Extension shall be made until receipt by the Administrative Agent of the Cure Amount or waiver of the Event of Default.

(d)     (i) In each period of four consecutive fiscal quarters, there shall be at least two fiscal quarters in which no cure right set forth in this Section 8.04 is exercised and (ii) there shall be no pro forma reduction in Indebtedness (directly or by way of netting) with the Cure Amount for determining compliance with Section 7.11 for the fiscal quarter with respect to which such Cure Amount was made.

(e)    There can be no more than five fiscal quarters in which the cure rights set forth in this Section 8.04 are exercised during the term of the Facilities.

ARTICLE 9

ADMINISTRATIVE AGENT AND OTHER AGENTS

SECTION 9.01    Appointment and Authority.

(a)    Each of the Lenders and the L/C Issuer hereby irrevocably appoints Citi to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental or related thereto. The provisions of this Article 9 (other than Sections 9.01, 9.06 and 9.09 through and including 9.12) are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and no Loan Party has rights as a third party beneficiary of any of such provisions.

(b)    The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article 9 and Article 10 (including the second paragraph of Section 10.05), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent to (i) execute any and all documents (including releases) with respect to the Collateral (including any intercreditor agreement permitted by this Agreement and any amendment, supplement, modification or joinder with respect thereto) and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders and (ii) negotiate, enforce or settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender.

SECTION 9.02    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 9.03    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may (i) expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law or (ii) be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d)    shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer; and

(e)    shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

In addition, any assignor of a Loan or seller of a participation hereunder shall be entitled to rely conclusively on a representation of the assignee Lender or Participant in the relevant assignment or participation agreement, as applicable, that such assignee or purchaser is not a Disqualified Institution; provided that such representation shall only be required to be made if the list of Disqualified Institutions is made to all Lenders and such assignees. None of the Agents shall have any responsibility or liability for monitoring the list or identities of, or enforcing provisions relating to, Disqualified Institutions.

SECTION 9.04    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it in good faith to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it in good faith to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance, extension or increase of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 9.05    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article 9 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 9.06     Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. If the Administrative Agent is a Defaulting Lender, the Borrower may remove such Defaulting Lender from such role upon 15 days’ notice to the Lenders. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower at all times other than upon the occurrence and during the continuation of an Event of Default under Section 8.01(a) or 8.01(f) (which consent of the Borrower shall not be unreasonably withheld, conditioned or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above (including consent of the Borrower); provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 9.06. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article 9 and Sections 10.04 and 10.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Citi as Administrative Agent pursuant to this Section 9.06 shall also constitute its resignation as L/C Issuer and Swing Line Lender, in which case such resigning L/C Issuer and Swing Line Lender (x) shall not be required to issue any further Letters of Credit or extend any further Swing Line Loans hereunder and (y) shall maintain all of its rights as L/C Issuer or Swing Line Lender with respect to any Letters of Credit issued by it or Swing Line Loans extended by it, as applicable, prior to the date of such resignation so long as such Letters of Credit or L/C Obligations or Swing Line Loans remain outstanding and not otherwise Cash Collateralized in accordance with the terms herein. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

SECTION 9.07    Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 9.08    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Administrative Agent, Bookrunners or Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

SECTION 9.09    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(h), 2.03(i), 2.09, 10.04 and 10.05) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09, 10.04 and 10.05.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer or in any such proceeding.

SECTION 9.10    Collateral and Guaranty Matters. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Collateral Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Administrative Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to the occurrence and continuance of an Event of Default, to take any action with respect to any Collateral or Collateral Documents which may be necessary to create, perfect and maintain perfected security interests in and liens upon the Collateral granted pursuant to the Collateral Documents. Each of the Lenders irrevocably authorizes the Administrative Agent, at its option, and in its sole discretion:

(a)    to enter into and sign for and on behalf of the Lenders as Secured Parties the Collateral Documents for the benefit of the Lenders and the other Secured Parties;

(b)    to automatically release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent obligations for which no claim has been made and Letters of Credit which have been Cash Collateralized or otherwise backstopped) and the expiration or termination of all Letters of Credit (other than Letters of Credit which have been Cash Collateralized or as to which other arrangements reasonably satisfactory to the Administrative Agent and the L/C Issuer shall have been made), (ii) at the time the property subject to such Lien is Disposed or to be Disposed as part of or in connection with any Disposition permitted hereunder or under any other Loan Document, (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders or (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to Section 9.10(d);

(c)    to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted to be senior to the Liens securing the Secured Obligations pursuant to Sections 7.01(b), (u), (w) (with respect to assumed Indebtedness), (aa) (with respect to Section 7.01(b) and (u)) and (bb); and

(d)    to release any Subsidiary Guarantor from its obligations under its Guaranty if such Person ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary as a result of a transaction or designation permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by the Borrower or any of its Restricted Subsidiaries in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

SECTION 9.11    Secured Treasury Services Agreements and Secured Hedge Agreements. Except as otherwise expressly set forth herein or in any Guaranty or any Collateral Document, no Hedge Bank that obtains the benefits of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article 9 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Treasury Services Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Hedge Bank.

The Hedge Banks hereby authorize the Administrative Agent to enter into any intercreditor agreement permitted under this Agreement, and any amendment, modification, supplement or joinder with respect thereto, and any such intercreditor agreement is binding upon the Hedge Banks.

SECTION 9.12    Withholding Tax Indemnity. To the extent required by any applicable Laws (as determined in good faith by the Administrative Agent), the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective or if any payment has been made by the Administrative Agent to any Lender without applicable withholding tax being deducted from such payment), such Lender shall, within 10 days after written demand therefor, indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower pursuant to Section 3.01 and 3.04 and without limiting or expanding the obligation of the Borrower to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.12. The agreements in this Section 9.12 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 9.12, include any L/C Issuer and any Swing Line Lender.

ARTICLE 10

MISCELLANEOUS

SECTION 10.01    Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) (other than with respect to any amendment or waiver contemplated in Sections 10.01(a) through (j) below, which shall only require the consent of the Lenders expressly set forth therein and not Required Lenders) and the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a)    extend or increase the Commitment of any Lender without the written consent of each Lender holding such Commitment (it being understood that a waiver of any condition precedent set forth in Section 4.01 or 4.02, or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of any Commitments shall not constitute such an extension or increase);

(b)    postpone any date scheduled for any payment of principal (including final maturity), interest or fees under Section 2.07, 2.08 or 2.09, respectively, without the written consent of each Lender directly and adversely affected thereby (it being understood that the waiver (or amendment to the terms) of any mandatory prepayment of the Loans or any obligation of the Borrower to pay interest at the Default Rate, any Default or Event of Default, mandatory prepayment or mandatory reduction of any Commitments shall not constitute such a postponement of any date scheduled for the payment of principal or interest and it further being understood that any change to the definition of “Consolidated First Lien Net Leverage Ratio” or the component definitions thereof shall not constitute a postponement of such scheduled payment);

(c)    reduce or forgive the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document (or extend the timing of payments of such fees or other amounts) without the written consent of each Lender directly and adversely affected thereby (it being understood that (i) the waiver of (or amendment to the terms of) any obligation of the Borrower to pay interest at the Default Rate, any mandatory prepayment of the Loans or mandatory reduction of any Commitments or any Default or Event of Default shall not constitute such a reduction, (ii) any change to the definition of “Consolidated First Lien Net Leverage Ratio” or the component definitions thereof shall not constitute a reduction or forgiveness in any rate of interest and (iii) any waiver or amendment of Section 2.14(e)(iii) shall not constitute such a reduction);

(d)    change any provision of Section 2.12(a), 2.13 or 8.03 or the definition of “Pro Rata Share” in any manner that would alter the pro rata sharing of payments or other amounts required thereby, without the written consent of each Lender directly and adversely affected thereby; provided that modifications to Section 2.12(a), Section 2.13, Section 8.03 or the definition of “Pro Rata Share” in connection with (x) any buy back of Term Loans by Borrower pursuant to Section 10.07(l), (y) any Incremental Amendment or (z) any Extension Amendment, in each case, shall only require approval (to the extent any such approval is otherwise required) of the Required Lenders;

(e)    change any provision of (i) this Section 10.01 or (ii) the definition of “Required Revolving Credit Lenders,” “Required Lenders”, “Required Class Lenders” or any other provision specifying the number of Lenders or portion of the Loans or Commitments required to take any action under the Loan Documents to reduce the percentage set forth therein, without the written consent of each

Lender directly and adversely affected thereby (it being understood that, with the consent of the Required Lenders, Required Revolving Credit Lenders or Required Class Lenders, as applicable (if such consent is otherwise required), or the Administrative Agent (if the consent of the Required Lenders, Required Revolving Credit Lenders or Required Class Lenders, as applicable, is not otherwise required), additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders or Required Revolving Credit Lenders, as applicable, on substantially the same basis as the Term Commitments or Revolving Credit Commitments, as applicable);

(f)    other than in connection with a transaction permitted under Section 7.04 or 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; or

(g)    other than in connection with a transaction permitted under Section 7.04 or 7.05, release all or substantially all of the aggregate value of the Guarantees, without the written consent of each Lender;

provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each L/C Issuer in addition to the Lenders required above, adversely affect the rights or duties of an L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by a Swing Line Lender in addition to the Lenders required above, adversely affect the rights or duties of such Swing Line Lender under this Agreement; provided, however, that this Agreement may be amended to adjust the borrowing mechanics related to Swing Line Loans with only the written consent of the Administrative Agent, the Swing Line Lender and the Borrower so long as the obligations of the Revolving Credit Lenders are not impacted; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, adversely affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; (iv) only the consent of the parties to the Fee Letter shall be required to amend, modify or supplement the terms thereof; (v) Section 10.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (vi) (x) no Lender consent is required to effect an Incremental Amendment, Refinancing Amendment or Extension Amendment (except as expressly provided in Sections 2.14, 2.15, or 2.16, as applicable) or to effect any amendment expressly contemplated by Section 6.18 and (y) subject to the terms of Section 3.07(d), in connection with an amendment that addresses solely a re-pricing transaction and any related amendments (including any amendments to Section 2.09(d) and related provisions) in which any Class of Term Loans is refinanced with a replacement Class of term loans bearing (or is modified in such a manner such that the resulting term loans bear) a higher (subject to Section 2.14(e)(iii)) or lower Effective Yield (a “Permitted Repricing Amendment”), only the consent of the Lenders holding Term Loans subject to such permitted repricing transaction that will continue as Lenders in respect of the repriced tranche of Term Loans or modified Term Loans shall be required for such Permitted Repricing Amendment. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except (x) in respect of an amendment, waiver or consent under Section 10.01(a) or (b) and (y) any waiver, amendment or modification requiring the consent of all Lenders or each directly and adversely affected Lender that by its terms materially and adversely affects any Defaulting Lender to a greater extent than other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding the foregoing, no Lender consent is required for the Administrative Agent to enter into or to effect any amendment, modification or supplement to any intercreditor agreement or arrangement permitted under this Agreement or in any document pertaining to any Indebtedness permitted hereby that is permitted to be secured by the Collateral for the purpose of adding the holders of such Indebtedness (or their Representative) as a party thereto and otherwise causing such Indebtedness to be subject thereto, in each case as contemplated by the terms of such intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and provided that such other changes are not adverse, in any material respect (taken as a whole), to the interests of the Lenders); provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans, Revolving Credit Loans, Swing Line Loans and L/C Obligations and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

Notwithstanding anything to the contrary contained in this Section 10.01, guarantees, collateral security documents and related documents executed by the Loan Parties or the Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel or (ii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

Notwithstanding anything to the contrary herein, with the consent of the Administrative Agent at the request of the Borrower (without the need to obtain any consent of any Lender), (i) any Loan Document may be amended to cure any obvious error or any error or omission of a technical mature that is jointly identified by the Administrative Agent and the Borrower and, (ii) this Agreement (including the amount of amortization due and payable with respect to any Class of Term Loans) may be amended to the extent necessary to create a fungible Class of Term Loans.

SECTION 10.02    Notices and Other Communications; Facsimile Copies.

(a)    Notices; Effectiveness; Electronic Communications.

(i)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone and except as provided in Section 10.02(a)(ii), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(A)    if to the Borrower, the Administrative Agent or the L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02(a); and

(B)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in Section 10.02(a)(ii) shall be effective as provided in such Section 10.02(a)(ii).

(ii)    Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article 2 if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(b)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Loan Parties, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of the Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence, bad faith, material breach or willful misconduct of such Agent Party (or its representatives); provided, however, that in no event shall any Person have any liability to any other Person hereunder for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages); provided that nothing in this sentence shall limit any Loan Party’s indemnification obligations set forth herein.

(c)    Change of Address, Etc. Each of the Borrower, the Administrative Agent and the L/C Issuer and the Swing Line Lender may change its address, electronic mail address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, electronic mail address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to the Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain Material Non-Public Information.

(d)    Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in accordance with Section 10.05 hereof. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 10.03    No Waiver; Cumulative Remedies. No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.09 (subject to the terms of Section 2.13) or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 10.04    Attorney Costs and Expenses. The Borrower agrees (a) if the Closing Date occurs, (1) to pay or reimburse the Administrative Agent, the Arrangers and the Bookrunners and their respective Affiliates for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication, execution and delivery of this Agreement and the other Loan Documents, and (2) to pay or reimburse the Administrative Agent and its Affiliates for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the administration of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including, in each case, all Attorney Costs, which shall be limited to one primary counsel to the Administrative Agent, the Arrangers and the Bookrunners and their respective Affiliates, taken as a whole, or the Administrative Agent (and its Affiliates), as applicable, and, if reasonably necessary, one local counsel in each relevant jurisdiction material to the interests of the Lenders taken as a whole or otherwise retained with the Borrower’s consent (not to be unreasonably withheld, delayed or conditioned and (b) from and after the Closing Date, to pay or reimburse the Administrative Agent, the L/C Issuers and the Lenders for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or protection of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all respective Attorney Costs, which shall be limited to Attorney Costs of one counsel to the Administrative Agent, and if reasonably necessary, one local counsel in each relevant jurisdiction material to the interests of the Lenders taken as a whole and, solely in the case of an actual conflict of interest, where the Lenders affected by such conflict notify the Borrower of the existence of such conflict and thereafter, after receipt of the Borrower’s consent (which consent shall not be unreasonably withheld or delayed), one additional counsel to each group of similarly situated affected parties). The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid within 30 days following receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail (provided that the Lender need not be required to disclose any confidential information or to the extent prohibited by law or regulation); provided that, with respect to the Closing Date, all amounts due under this Section 10.04 shall be paid on the Closing Date solely to the extent invoiced to the Borrower within two Business Days of the Closing Date. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its discretion following five Business Days’ prior written notice to the Borrower. For the avoidance of doubt, this Section 10.04 shall not apply to Taxes, except any Taxes that represent costs and expenses arising from any non-Tax claim.

SECTION 10.05    Indemnification by the Borrower. The Borrower shall indemnify and hold harmless each Agent, Agent-Related Person, Lender, Arranger and Bookrunner and their respective Affiliates, and their respective officers, directors, employees, partners, agents, advisors and other representatives of each of the foregoing and their respective successors and permitted assignees (collectively the “Indemnitees”) from and against any and all actual liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs but limited in the case of legal fees and expenses to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, one local counsel for all Indemnitees taken as a whole in each relevant jurisdiction that is material to the interests of the Lenders, and in the case of an actual or potential conflict of interest, where the Indemnitees affected by such conflict notify the Borrower of the existence of such conflict and thereafter, after receipt of the Borrower’s consent (which consent shall not be unreasonably withheld or delayed), one additional counsel to each group of similarly situated affected Indemnitees), joint or several, of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit, or (c) any actual or alleged presence or Release of Hazardous Materials at, in, on, under or from any property or facility currently or formerly owned, leased or operated by the Loan Parties or any Subsidiary, or any Environmental Liability or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) (a “Proceeding”) and regardless of whether any Indemnitee is a party thereto or whether or not such Proceeding is brought by the Borrower or any other person and, in each case, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (w) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any of its controlled Affiliates or their respective directors, officers, employees, partners or other representatives, as determined by a final non-appealable judgment of a court of competent jurisdiction, (x) a material breach of any obligations under any Loan Document by such Indemnitee or of any of its controlled Affiliates or their respective directors, officers, employees, partners or other representatives, as determined by a final non-appealable judgment of a court of competent jurisdiction, (y) any dispute solely among Indemnitees other than any claims against an Indemnitee in its capacity or in fulfilling its role as a swingline lender, an administrative agent, an issuer of Letters of Credit or an arranger or any similar role under any Facility and other than any claims arising out of any act or omission of the Borrower or any of its Affiliates or (z) settlements effected without the Borrower’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned), but if settled with the Borrower’s written consent, or if there is a final judgment in any such Proceeding, the Borrower shall indemnify and hold harmless such Indemnitee to the extent and the manner set forth above. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through electronic, telecommunications or other information transmission systems, including, without limitation, SyndTrak, IntraLinks, the internet, email or similar electronic transmission systems in connection with this Agreement, in each case, except to the extent any such damages are found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of, or material breach of this Agreement or the other Loan Documents by, such Indemnitee (or its controlling Persons, controlled Affiliates or their respective directors, officers, employees, partners or other representatives), nor shall any Indemnitee, Loan Party or any Subsidiary have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); it being agreed that this sentence shall not limit the indemnification obligations of the Borrower or any Subsidiary (including, in the case of any Loan Party, in respect of any such damages incurred or paid by an

Indemnitee to a third party and for any out-of-pocket expenses). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, any Subsidiary of any Loan Party, its directors, equity holders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents are consummated. All amounts due under this Section 10.05 shall be paid within thirty (30) days after written demand therefor (together with reasonable backup documentation supporting such reimbursement request); provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of clauses (w) through (z) above. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. For the avoidance of doubt, this Section 10.05 shall not apply to Taxes, except any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, demands, actions, prepayments, suits, costs, expenses and disbursements arising from any non-Tax claims.

To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under this Section 10.05 or Section 10.04 to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this paragraph are subject to the provisions of Section 2.12(e).

SECTION 10.06    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

SECTION 10.07    Successors and Assigns.

(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of the Administrative Agent and each Lender

(except as permitted by Section 7.04) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Assignee pursuant to an assignment made in accordance with the provisions of Section 10.07(b) (such an assignee, an “Eligible Assignee”) and in the case of any Assignee that is the Borrower or any of its Subsidiaries, Section 10.07(l), (ii) by way of participation in accordance with the provisions of Section 10.07(e), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(g) or (iv) to an SPC in accordance with the provisions of Section 10.07(h) (and any other attempted assignment or transfer by any party hereto shall be null and void); provided, however, that notwithstanding the foregoing, no Lender may assign or transfer by participation any of its rights or obligations hereunder to (i) any Person that is a Defaulting Lender, (ii) a natural Person, (iii) so long as the list of Disqualified Institutions has been made available to all Lenders, a Disqualified Institution, and (iv) any Affiliate of the Borrower (other than the Borrower or any of its Subsidiaries pursuant to Section 2.05(a)(v) or 10.07(l), as applicable). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    (i) Subject to the conditions set forth in Section 10.07(b)(ii) below and the proviso to Section 10.07(a), any Lender may at any time assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:

(A)    the Borrower; provided that no consent of the Borrower shall be required for (i) an assignment of all or a portion of the Term Loans to a Lender or to an Affiliate of a Lender or an Approved Fund thereof, (ii) an assignment of all or a portion of any Revolving Credit Commitments or Revolving Credit Exposure to a Revolving Credit Lender, an Affiliate of a Revolving Credit Lender or any Approved Fund thereof, (iii) [reserved] and (iv) after the occurrence and during the continuance of an Event of Default under Section 8.01(a) or Section 8.01(f) (with respect to the Borrower), an assignment to any Assignee; provided, further, that the Borrower shall be deemed to have consented to any such assignment unless it shall have objected thereto by written notice to the Administrative Agent within 10 Business Days after having received written notice thereof;

(B)    the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund;

(C)    each L/C Issuer at the time of such assignment; provided that no consent of the L/C Issuers shall be required for any assignment not related to Revolving Credit Commitments or Revolving Credit Exposure; and

(D)    the Swing Line Lender; provided that no consent of the Swing Line Lender shall be required for any assignment not related to Revolving Credit Commitments or Revolving Credit Exposure.

Notwithstanding the foregoing or anything to the contrary set forth herein, to the extent any Lender is required to assign any portion of its Commitments, Loans and other rights, duties and obligations hereunder in order to comply with applicable Laws, such assignment may be made by such Lender without the consent of the Borrower, the Administrative Agent, any L/C Issuer or any other party hereto so long as such Lender complies with the requirements of Section 10.07(b)(ii).

(ii)    Assignments shall be subject to the following additional conditions:

(A)    except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (in the case of Revolving Credit Loans and Revolving Credit Commitments), $1,000,000 (in the case of a Term Loan), and shall be in increments of an amount of $5,000,000 (in the case of each Revolving Credit Loan) or $1,000,000 (in the case of Term Loans), in excess thereof unless each of the Borrower and the Administrative Agent otherwise consents; provided that concurrent assignments to any Lender and its Affiliates or Approved Funds and concurrent assignments from any Lender and its Affiliates or Approved Funds to a single Assignee (or to an Assignee and its Affiliates or Approved Funds) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(B)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided that only one such fee shall be payable in the event of simultaneous assignments to or from two or more Approved Funds;

(C)    other than in the case of assignments pursuant to Section 10.07(l), the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(D)    the Assignee shall execute and deliver to the Administrative Agent and the Borrower the forms described in Sections 3.01(d) and 3.01(e) applicable to it.

This Section 10.07(b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis among such Facilities.

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c)    Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(d), from and after the effective date specified in each Assignment and Assumption, (1) other than in connection with an assignment pursuant to Section 10.07(l) the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement (subject to Sections 10.07(j)), and (2) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.07(c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(e).

(d)    The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption and each notice of cancellation of any Loans delivered by the Borrower pursuant to Section 10.07(l) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings and the amounts due under Section 2.03, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Upon its receipt of, and consent to, a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 10.07(b)(ii)(B) above, if applicable, and, if required, the written consent of the Administrative Agent, the Borrower and/or each L/C Issuer to such assignment and any applicable tax forms, the Administrative Agent shall (i) accept such Assignment and Assumption and (ii) promptly record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this Section 10.07(d). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and, with respect to itself, any Lender, at any reasonable time and from time to time upon reasonable prior notice; provided that the information contained in the Register which is shared with each Lender (other than the Administrative Agent and its affiliates) shall be limited to the entries with respect to such Lender including the Term Commitment of, or principal amount of and stated interest on the Term Loans owing to such Lender. This Section 10.07(d) and Section 2.11 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Section 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations).

(e)    Any Lender may at any time, without notice to or the consent of the Borrower, sell participations to any Person (other than a natural person, a Defaulting Lender, the Borrower, any Subsidiary of the Borrower or so long as the list of Disqualified Institutions has been made available to all Lenders, any Disqualified Institution) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans

(including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (a) through (i) of the first proviso to Section 10.01 that requires the affirmative vote of such Lender. Subject to Section 10.07(f), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of such Sections and Section 3.07, including Section 3.01(d), and it being understood that the documentation required under Section 3.01(d) shall be delivered solely to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(c). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is reasonably necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The Participant Register shall be conclusive, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(f)    A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s consent or except to the extent such entitlement to a greater payment results from a change in any Law after the sale of the participation takes place.

(g)    Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)    Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and

(iii) such SPC and the applicable Loan or any applicable part thereof, shall be appropriately reflected in the Participant Register. Each party hereto hereby agrees that (i) an SPC shall be entitled to the benefit of Sections 3.01, 3.04 and 3.05 (subject to the requirements and the limitations of such Sections and Section 3.07, including Section 3.01(d), and it being understood that the documentation required under Section 3.01(d) shall be delivered solely to the participating Lender), but neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement except, in the case of Section 3.01 and 3.04, unless such entitlement to a greater payment results from a change in any Law after the grant to the SPC takes place, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(i)    Notwithstanding anything to the contrary contained herein, without the consent of the Borrower or the Administrative Agent, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(j)    Notwithstanding anything to the contrary contained herein, any L/C Issuer or Swing Line Lender may, upon 30 days’ notice to the Borrower and the Lenders, resign as an L/C Issuer or Swing Line Lender, respectively; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant L/C Issuer or Swing Line Lender shall have identified a successor L/C Issuer or Swing Line Lender reasonably acceptable to the Borrower willing to accept its appointment as successor L/C Issuer or Swing Line Lender, as applicable. In the event of any such resignation of an L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders willing to accept such appointment a successor L/C Issuer or Swing Line Lender hereunder; provided that no failure by the Borrower to appoint any such successor shall affect the resignation of the relevant L/C Issuer or the Swing Line Lender, as the case may be, except as expressly provided above. If an L/C Issuer resigns as an L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If the Swing Line Lender resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans, Eurocurrency Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).

(k)    [Reserved.]

(l)    Any Lender may, so long as no Event of Default has occurred and is continuing or would result therefrom, at any time, without any consent, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to the Borrower through (x) Dutch auctions open to all Lenders on a pro rata basis in accordance with procedures of the type described in Section 2.05(a)(v) or (y) notwithstanding Sections 2.12 and 2.13 or any other provision in this Agreement, open market purchase on a non-pro rata basis, in each case, subject to the following:

(i)    [Reserved];

(ii)    (a) the principal amount of such Term Loans, along with all accrued and unpaid interest thereon, so assigned or transferred to the Borrower shall be deemed automatically cancelled and extinguished on the date of such contribution, assignment or transfer, (b) the aggregate outstanding principal amount of Term Loans of the remaining Lenders shall reflect such cancellation and extinguishment of the Term Loans then held by the Borrower and (c) the Borrower shall promptly provide notice to the Administrative Agent of such contribution, assignment or transfer of such Term Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Term Loans in the Register;

(iii)    purchases of Term Loans pursuant to this Section 10.07(l) may not be funded with the proceeds of Revolving Credit Loans or Swing Line Loans; and

(iv)    notwithstanding anything to the contrary contained herein (including in the definitions of “Consolidated Net Income” and “Consolidated EBITDA”) any non-cash gains in respect of “cancellation of indebtedness” resulting from the cancellation of any Terms Loans purchased by the Borrower shall be excluded from the determined of Consolidated Net Income and Consolidated EBITDA.

Each Lender participating in any assignment to the Borrower acknowledges and agrees that in connection with such assignment, (1) the Borrower then may have, and later may come into possession of Excluded Information, (2) such Lender has independently and, without reliance on the Borrower or any of its Subsidiaries, the Administrative Agent or any other Agent-Related Persons, made its own analysis and determination to participate in such assignment notwithstanding such Lender’s lack of knowledge of the Excluded Information, (3) none of the Borrower or its Subsidiaries, the Administrative Agent or any other Agent-Related Persons shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Borrower and its Subsidiaries, the Administrative Agent and any other Agent-Related Persons, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information and (4) that the Excluded Information may not be available to the Administrative Agent or the other Lenders.

The aggregate outstanding principal amount of the Term Loans of the applicable Class shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans purchased by the Borrower or its Subsidiaries (in each case, and subsequently cancelled hereunder) pursuant to this Section 10.07(l) and each principal repayment installment with respect to the Term Loans of such Class pursuant to Section 2.07(a) shall be reduced pro rata by the par value of the aggregate principal amount of Term Loans so purchased (and subsequently cancelled).

Any purchase of Term Loans pursuant to this Section 10.07(l) shall not constitute voluntary or mandatory payment or prepayment under this Agreement.

(m)    [Reserved.]

(n)    [Reserved.]

(o)    [Reserved.]

(p)    Notwithstanding anything to the contrary contained in this Agreement, any Lender may assign all or a portion of its Term Loans in connection with a primary syndication of such Term Loans relating to any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to cashless settlement mechanisms approved by the Borrower, the Administrative Agent, the assignor Lender and the assignee of such Lender.

SECTION 10.08    Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ managers, administrators, directors, officers, employees, trustees, partners, investors, funding sources, investment advisors and agents, including accountants, legal counsel and other advisors (collectively “Advisors”) on a “need to know basis” (provided that (i) the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and agree or otherwise have an obligation to keep such Information confidential and (ii) such Agent or Lender, as applicable, shall be responsible for the compliance of its Affiliates and such Affiliates’ Advisors with this paragraph); (b) to the extent required or requested by, or upon the good faith determination by counsel that such information should be disclosed in light of ongoing oversight or review of such Person, by any Governmental Authority or self-regulatory authority having or asserting jurisdiction over such Person (including any Governmental Authority regulating any Lender or its Affiliates); provided that the Administrative Agent or such Lender, as applicable, agrees that it will notify the Borrower as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority) unless such notification is prohibited by law, rule or regulation; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; provided that the Administrative Agent or such Lender, as applicable, agrees that it will notify the Borrower as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority) unless such notification is prohibited by law, rule or regulation; (d) to any other party to this Agreement; (e) to (i) any pledgee referred to in Section 10.07(g), (ii) subject to an agreement containing provisions at least as restrictive as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), any direct or indirect contractual counterparty to a Swap Contract, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in any of its rights or obligations under this Agreement (other than any Disqualified Institution (so long as the list of Disqualified Institutions has been made available to any Lender that requests it) or Person whom the Borrower has affirmatively denied to provide consent to assignment in accordance with Section 10.07(b)(i)(A)) (so long as such list has been made available to any Lender that requests it)); or (iii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder (other than any Disqualified Institution (so long as the list of Disqualified Institutions has been made available to any Lender that requests it) or Person whom the Borrower has affirmatively denied to provide consent to assignment in accordance with Section 10.07(b)(i)(A) (so long as such list has been made available to any Lender that requests it)); (f) with the prior written consent of the Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08 or other obligation of confidentiality owed to the Borrower or its Affiliates or becomes available to the Administrative Agent, any Arranger, any Lender, the L/C Issuer or any of their respective Affiliates on a non-confidential basis from a source other than a Loan Party or its related parties (so long as such source is not known (after due inquiry) to the Administrative Agent, such Arranger, such Lender, the L/C Issuer or any of their respective Affiliates to be bound by confidentiality obligations to any Loan Party or its Affiliates); (h) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to Loan Parties and their Subsidiaries received by it from such Lender) or to the CUSIP Service Bureau or any similar organization; (i) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of its rights hereunder or thereunder; (j) to the extent such information is independently developed by the Administrative Agent, any Arranger, any Lender, the L/C Issuer or any of their respective Affiliates; or (k) for purposes of establishing a due diligence defense. In addition, the Agents and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration, settlement and management of this Agreement, the other Loan Documents, the Commitments and the Credit Extensions. For the purposes of this Section 10.08, “Information” means all information received from the Loan Parties relating to any Loan Party, its Affiliates or its Affiliates’ directors, officers, employees, trustees, investment advisors or agents, other than any such information that is publicly available to any Agent, any L/C Issuer or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08 or any other confidentiality obligation owed to any Loan Party or their Affiliates.

SECTION 10.09    Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates (and the Administrative Agent, in respect of any unpaid fees, costs and expenses payable hereunder) is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party and each of its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) (other than escrow, payroll, petty cash, trust and tax accounts) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates or the Administrative Agent to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates or the Administrative Agent hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuers, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent and such Lender may have at Law.

SECTION 10.10    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an

Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 10.11    Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by facsimile or other electronic transmission be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by facsimile or other electronic transmission.

SECTION 10.12    Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. Subject to Section 10.20, in the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

SECTION 10.13    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

SECTION 10.14    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions; provided that the Lenders shall charge no fee in connection with any such amendment. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

SECTION 10.15    GOVERNING LAW.

(a)    THIS AGREEMENT, EACH OTHER LOAN DOCUMENT AND EACH LETTER OF CREDIT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)    ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY (BOROUGH OF MANHATTAN) OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE (BOROUGH OF MANHATTAN), OR ANY APPELLATE COURT FROM ANY THEREOF, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS AND AGREES THAT IT WILL NOT COMMENCE OR SUPPORT ANY SUCH ACTION OR PROCEEDING IN ANOTHER JURISDICTION. EACH LOAN PARTY, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN FACSIMILE) IN SECTION 10.02. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

SECTION 10.16    WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.16.

SECTION 10.17    Binding Effect. This Agreement shall become effective when it shall have been executed and delivered by the Loan Parties and each other party hereto and the Administrative Agent shall have been notified by each Lender, the Swing Line Lender and L/C Issuer that each such Lender, Swing Line Lender and L/C Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the Loan Parties, each Agent and each Lender and their respective successors and assigns, in each case in accordance with Section 10.07 (if applicable) and except that no Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

SECTION 10.18    USA Patriot Act. Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name, address and tax identification number of such Loan Party and other information regarding such Loan Party that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the USA Patriot Act. This notice is given in accordance with the requirements of the USA Patriot Act and is effective as to the Lenders and the Administrative Agent. The Borrower shall, promptly following a reasonable request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

SECTION 10.19    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the other Arrangers are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent, the other Arrangers and the Lenders, on the other hand, (B) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each other Arranger and each Lender each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for each Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, any other Arranger nor any Lender has any obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the other Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent nor any other Arranger nor any Lender has any obligation to disclose any of such interests to the Loan Parties or any of their respective Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, the other Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 10.20    Intercreditor Agreements. Each Lender hereunder (a) agrees that it will be bound by and will take no actions contrary to the provisions of any intercreditor agreement required pursuant to this Agreement and (b) authorizes and instructs the Administrative Agent to enter into such intercreditor agreements as Administrative Agent and on behalf of such Lender. In the event of any conflict or inconsistency between the provisions of any such intercreditor agreements and this Agreement, the provisions of such intercreditor agreement shall control.

SECTION 10.21    Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase Dollars with such other currency at the Administrative Agent’s principal office in London at 11:00 a.m. (London time) on the Business Day preceding that on which final judgment is given.

If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in a foreign currency into Dollars, the parties agree to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase such foreign currency with Dollars at the Administrative Agent’s principal office in London at 11:00 a.m. (London time) on the Business Day preceding that on which final judgment is given.

The obligation of the Borrower in respect of any sum due from it in any currency (the “Primary Currency”) to any Lender, any L/C Issuer or the Administrative Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender, such L/C Issuer or the Administrative Agent, as the case may be, of any sum adjudged to be so due in such other currency, such Lender, such L/C Issuer or the Administrative Agent, as the case may be, may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender, such L/C Issuer or the Administrative Agent, as the case may be, in the applicable Primary Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender, such L/C Issuer or the Administrative Agent, as the case may be, against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum originally due to any Lender, any L/C Issuer or the Administrative Agent (as the case may be) in the applicable Primary Currency, such Lender, such L/C Issuer or the Administrative Agent, as the case may be, agrees to remit to the Borrower such excess.

SECTION 10.22    Acknowledgement and Consent to Bail-in of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)    the effects of any Bail-in Action on any such liability, including, if applicable:

(i)	a reduction in full or in part or cancellation of any such liability;

(ii)	a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)	the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

ARTICLE 11

GUARANTEE

SECTION 11.01    The Guarantee. Each Guarantor hereby jointly and severally with the other Guarantors guarantees, as a primary obligor and not as a surety to each Secured Party and their respective permitted successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of (i) the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code and (ii) any other Debtor Relief Laws) on the Loans made by the Lenders to, and the Notes held by each Lender of, the Borrower, and all other Secured Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document or any Secured Hedge Agreement or any Treasury Services Agreement, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”); provided, however, that Guaranteed Obligations shall exclude all Excluded Swap Obligations. The Guarantors hereby jointly and severally agree that if the Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal. Notwithstanding any provision hereof or in any other Loan Document to the contrary, in the event that any Guarantor is not an “eligible contract participant” as such term is defined in Section 1(a)(18) of the Commodity Exchange Act, as amended at the time (i) any transaction is entered into under a Secured Hedge Agreement or (ii) such Guarantor becomes a Guarantor hereunder, the Guaranteed Obligations of such Guarantor shall not include (x) in the case of clause (i) above, such transaction and (y) in the case of clause (ii) above, any transactions under Secured Hedge Agreements as of such date.

SECTION 11.02    Obligations Unconditional. The obligations of the Guarantors under Section 11.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i)    at any time or from time to time, without notice to the Guarantors, to the extent permitted by Law, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii)    any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted (including incurring any increase or decrease in the principal amount of the Guaranteed Obligations or the rate of interest or the fees thereon);

(iii)    the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or except as permitted pursuant to Section 11.09, any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv)    any Lien or security interest granted to, or in favor of, an L/C Issuer or any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(v)    the release of any other Guarantor pursuant to Section 11.09.

The Guarantors hereby expressly waive (to the fullest extent permitted by Law) diligence, presentment, demand of payment, protest and, to the extent permitted by Law, all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive, to the extent permitted by Law, any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

SECTION 11.03    Reinstatement. The obligations of the Guarantors under this Article 11 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

SECTION 11.04    Subrogation; Subordination. Each Guarantor hereby agrees that until the payment in full in cash and satisfaction in full of all Guaranteed Obligations (other than Cash Management Obligations, obligations pursuant to Secured Hedge Agreements and contingent obligations, in each case not yet due and owing, and Letters of Credit that have been Cash Collateralized or backstopped) and the expiration and termination of the Commitments of the Lenders under this Agreement it shall subordinate any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 11.01, whether by subrogation or otherwise, against the Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

SECTION 11.05    Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.02) for purposes of Section 11.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 11.01.

SECTION 11.06    [Reserved].

SECTION 11.07    Continuing Guarantee. The guarantee in this Article 11 is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

SECTION 11.08    General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 11.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 11.09, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other Person, be automatically limited and reduced to the highest amount (after giving effect to the liability under this Guaranty and the right of contribution established in Section 11.10, but before giving effect to any other guarantee) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

SECTION 11.09    Release of Guarantors. If, in compliance with the terms and provisions of the Loan Documents, (i) all or substantially all of the Equity Interests of any Subsidiary Guarantor are sold or otherwise transferred to a Person or Persons none of which is a Loan Party in a transaction permitted hereunder or (ii) any Subsidiary Guarantor ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary as a result of a transaction or designation permitted hereunder (any such Subsidiary Guarantor, and any Subsidiary Guarantor referred to in clause (i), a “Transferred Guarantor”), such Transferred Guarantor shall, upon the consummation of such sale or transfer or other transaction (but subject to the proviso below), be automatically released from its obligations under this Agreement (including under Section 10.05 hereof) and the other Loan Documents, including its obligations to pledge and grant any Collateral owned by it pursuant to any Collateral Document and, in the case of a sale of all or substantially all of the Equity Interests of the Transferred Guarantor, the pledge of such Equity Interests to the Administrative Agent pursuant to the Collateral Documents shall be automatically released, and, so long as the Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request, the Administrative Agent shall take such actions as are necessary to effect each release described in this Section 11.09 in accordance with the relevant provisions of the Collateral Documents; provided, however, that the release of any Subsidiary Guarantor from its obligations under this Agreement if such Subsidiary Guarantor becomes an Excluded Subsidiary of the type described in clause (a) of the definition thereof shall only be permitted if at the time such Guarantor becomes an Excluded Subsidiary of such type (1) no Default or Event of Default shall have occurred and be outstanding, (2) after giving pro forma effect to such release and the consummation of the transaction that causes such Person to be an Excluded Subsidiary of such type, the Borrower is deemed to have made a new Investment in such Person for purposes of Section 7.02 (as if such Person were then newly acquired) and such Investment is permitted pursuant to Section 7.02 (other than Section 7.02(f)) at such time and (3) a Responsible Officer of the Borrower certifies to the Administrative Agent compliance with preceding clauses (1) and (2); provided, further, that no such release shall occur if such Subsidiary Guarantor continues to be a guarantor in respect of any Credit Agreement Refinancing Indebtedness, any Permitted Ratio Debt, any Incremental Equivalent Debt, any Junior Financing or any Permitted Refinancing in respect of any of the foregoing.

When all Commitments hereunder have terminated, and all Loans or other Obligations hereunder which are accrued and payable have been paid or satisfied (other than contingent obligations as to which no claim has been asserted, Cash Management Obligations and obligations pursuant to Secured Hedge Agreements), and no Letter of Credit remains outstanding (except any Letter of Credit the Outstanding Amount of which the Obligations related thereto has been Cash Collateralized or for which a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer has been put in place), this Agreement and the Guarantees made herein shall terminate with respect to all Obligations, except with respect to Obligations that expressly survive such repayment pursuant to the terms of this Agreement.

SECTION 11.10    Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 11.04. The provisions of this Section 11.10 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent, the L/C Issuer, the Swing Line Lender and the Lenders, and each Guarantor shall remain liable to the Administrative Agent, the L/C Issuer, the Swing Line Lender and the Lenders for the full amount guaranteed by such Guarantor hereunder.

SECTION 11.11    Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 11.11 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 11.11, or otherwise under this Guarantee, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 11.11 shall remain in full force and effect until all Commitments hereunder have terminated, and all Loans or other Obligations hereunder which are accrued and payable have been paid or satisfied (other than Cash Management Obligations and Obligations arising under any Secured Hedge Agreement), and no Letter of Credit remains outstanding (except any Letter of Credit the Outstanding Amount of which the Obligations related thereto has been Cash Collateralized or for which a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer has been put in place). Each Qualified ECP Guarantor intends that this Section 11.11 constitute, and this Section 11.11 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 11.12    Independent Obligation. The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor, any other party or any Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not action is brought against any other guarantor, any other party or any Borrower and whether or not any other guarantor, any other party or any Borrower be joined in any such action or actions. Each Guarantor waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by the Borrower or other circumstance which operates to toll any statute of limitations as to the Borrower shall operate to toll the statute of limitations as to the Guarantors.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

GLOBAL EAGLE ENTERTAINMENT INC., as Borrower

By:	/s/ Thomas Severson
Name:	Thomas Severson
Title:	Chief Financial Officer

AIRLINE MEDIA PRODUCTIONS, INC.
ENTERTAINMENT IN MOTION, INC.
GLOBAL EAGLE ENTERTAINMENT OPERATIONS SOLUTIONS, INC.
EMC INTERMEDIATE, LLC
INFLIGHT PRODUCTIONS USA INC.
POST MODERN EDIT, INC.
THE LAB AERO, INC.
ROW 44, INC.
N44HQ, LLC
EMERGING MARKETS COMMUNICATIONS, LLC
EMC ACQUISITION, LLC
SCISCO PARENT, INC.
SEAMOBILE, INC.
MARITEL HOLDINGS, INC.
MARITIME TELECOMMUNICATIONS NETWORK, INC.
MTN GOVERNMENT SERVICES, INC.
MTN LICENSE CORP.
EMC-JV HOLDCO LLC, each as a Guarantor

By:	/s/ Thomas Severson
Name:	Thomas Severson
Title:	Chief Financial Officer

CITIBANK, N.A., as Administrative Agent, L/C Issuer, Swing Line Lender and Lender

By:	/s/ Michael V. Moore
Name:	Michael V. Moore
Title:	Vice President

BANK OF AMERICA, N.A., as Lender

By:	/s/ Joshua G. Gross
Name:	Joshua G. Gross
Title:	Senior Vice President

CITIZENS BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Ravi Pillay
Name:	Ravi Pillay
Title:	Vice President

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as Lender

By:	/s/ Annie Dorval
Name:	Annie Dorval
Title:	Authorized Signatory

MACQUARIE CAPITAL FUNDING LLC, as Lender

By:	/s/ Lisa Grushkin
Name:	Lisa Grushkin
Title:	Authorized Signatory

By:	/s/ Steve Menes
Name:	Steve Menes
Title:	Authorized Signatory

BARCLAYS BANK PLC, as Lender

By:	/s/ Robert Chen
Name:	Robert Chen
Title:	Managing Director

Schedule 1.01(A)

Existing Letters of Credit

L/C Reference Number	Company	Issuing Bank	Amount Available	Expiration Date
69602092	Global Eagle Entertainment Inc.	Citibank, N.A.	$250,000.00	2/28/2018
69603558	Global Eagle Entertainment Inc.	Citibank, N.A.	$34,178.40	7/30/2017
69604630	Global Eagle Entertainment Inc.	Citibank, N.A.	$105,000.00	8/14/2017
69605736	Global Eagle Entertainment Inc.	Citibank, N.A.	$680,935.16	1/6/2018
69605786	Global Eagle Entertainment Inc.	Citibank, N.A.	$89,794.95	4/7/2017
69606209	Global Eagle Entertainment Inc.	Citibank, N.A.	$1,652.40	5/17/2017
69606254	Global Eagle Entertainment Inc.	Citibank, N.A.	$21,195.36	1/7/2018
69606423	Global Eagle Entertainment Inc.	Citibank, N.A.	$200,000.00	7/31/2017
69606629	Global Eagle Entertainment Inc.	Citibank, N.A.	$200,000.00	12/27/2017
69607324	Global Eagle Entertainment Inc.	Citibank, N.A.	$32,728.08	9/15/2018

1

Schedule 1.01(B)

Guarantors

1.	Airline Media Productions, Inc.

2.	EMC Acquisition, LLC

3.	EMC Intermediate, LLC

4.	EMC-JV Holdco LLC

5.	Emerging Markets Communications, LLC

6.	Entertainment in Motion, Inc.

7.	Global Eagle Entertainment Operations Solutions, Inc.

8.	Inflight Productions USA Inc.

9.	MariTel Holdings, Inc.

10.	Maritime Telecommunications Network, Inc.

11.	MTN Government Services, Inc.

12.	MTN License Corp.

13.	N44HQ, LLC

14.	Post Modern Edit, Inc.

15.	Row 44, Inc.

16.	Scisco Parent, Inc.

17.	SeaMobile, Inc.

18.	The Lab Aero, Inc.

2

Schedule 2.01(a)

Initial Term Commitments

Term Lender under Initial Term Loans	Percentage of the aggregate Initial Term Commitments	Initial Term Commitment
Citibank, N.A.	100%	$500,000,000

Revolving Credit Commitments

Revolving Credit Lender	Percentage of the aggregate Revolving Credit Commitments	Revolving Credit Commitment
Citibank, N.A.	18.82%	$16,000,000
Macquarie Capital Funding LLC	18.82%	$16,000,000
Bank of America, N.A.	15.59%	$13,250,000
Barclays Bank PLC	15.59%	$13,250,000
The Toronto-Dominion Bank, New York Branch	15.59%	$13,250,000
Citizens Bank, National Association	15.59%	$13,250,000

Total	100%	$85,000,000

3

Schedule 4.01(a)

Collateral Documents

1.	The Security Agreement by and among Global Eagle Entertainment Inc. and the Guarantors listed herein on Schedule 1.01(B), dated as of the Closing Date, in favor of the Administrative Agent.

2.	The Trademark Security Agreement by and among Global Eagle Entertainment Inc., Emerging Markets Communications, LLC, Maritime Telecommunications Network, Inc., Row 44, Inc. and Inflight Productions USA Inc., dated as of the Closing Date in favor of the Administrative Agent.

3.	The Patent Security Agreement by and among Global Eagle Entertainment Inc. and Maritime Telecommunications Network, Inc., dated as of the Closing Date in favor of the Administrative Agent.

4

Schedule 5.07

Ownership of Property

None.

5

Schedule 5.11

Subsidiaries1

Owner	Subsidiary	Jurisdiction of Organization of Subsidiary	Ownership Percentage	Required to be Pledged?

Global Eagle Entertainment Inc.	EMC Intermediate, LLC	Delaware	100	Yes (100%)

EMC Intermediate, LLC	EMC Acquisition, LLC	Delaware	100	Yes (100%)

EMC Acquisition, LLC	Emerging Markets Communications, LLC	Delaware	100	Yes (100%)

EMC Acquisition, LLC	EMC Holdco 3 Coöperatief U.A.	Netherlands	35	Yes (65%)

Emerging Markets Communications, LLC	EMC Holdco 3 Coöperatief U.A.	Netherlands	65	Yes (65%)

Emerging Markets Communications, LLC	EMC Satcom Technologies, LLC❖	Florida	100	Yes (100%)

Emerging Markets Communications, LLC	Emerging Markets Communications Deutschland, GmbH	Germany	100	Yes (65%)

Emerging Markets Communications, LLC	Emerging Markets Communications Argentina, SRL	Argentina	95	Yes (65%)

Emerging Markets Communications, LLC	Emerging Markets Communications (Kenya), Ltd.	Kenya	80	Yes (65%)

Emerging Markets Communications, LLC	Emerging Markets Communications MEA FZE, LLC	United Arab Emirates	100	Yes (65%)

Emerging Markets Communications, LLC	Ground and Wireless Infrastructure Limited	Nigeria	99.99	Yes (65%)

Emerging Markets Communications, LLC	Ground and Wireless Infrastructure Holdings Limited	Tanzania	99	Yes (65%)

Emerging Markets Communications, LLC	Emerging Markets Communications, UK Limited	United Kingdom	100	Yes (65%)

Emerging Markets Communications, LLC	STM Networks, LLC❖	Delaware	100	Yes (100%)

Ground and Wireless Infrastructure Limited	EMC Networks (Nigeria) Limited	Nigeria	51	No

Ground and Wireless Infrastructure Holdings Limited	EMC Group Network, Limited	Tanzania	65	No

1        Denotes an Immaterial Subsidiary.

6

Owner	Subsidiary	Jurisdiction of Organization of Subsidiary	Ownership Percentage	Required to be Pledged?

EMC Holdco 3 Coöperatief U.A.	EMC HoldCo 4 B.V.	Netherlands	100	No

EMC HoldCo 4 B.V.	Vodanet Telecomunicacoes Ltda	Brazil	94	No

EMC Holdco 3 Coöperatief U.A.	Vodanet Telecomunicacoes Ltda	Brazil	6	No

Vodanet Telecomunicacoes Ltda	EMC Brasil Servicos De Telecomunicacoes Ltda	Brazil	94	No

EMC Holdco 3 Coöperatief U.A.	EMC Brasil Servicos De Telecomunicacoes Ltda	Brazil	6	No

EMC HoldCo 4 B.V.	EMC Mobility Services, S.A.	Spain	100	No

EMC HoldCo 4 B.V.	GIS Wavelink Pte. Ltd	Singapore	100	No

EMC HoldCo 4 B.V.	General Industry Systems, AS	Norway	100	No

Emerging Markets Communications, LLC	Scisco Parent, Inc.	Delaware	100	Yes (100%)

Scisco Parent, Inc.	SeaMobile, Inc.	Washington	100	Yes (100%)

SeaMobile, Inc.	MariTel Holdings, Inc.	Delaware	100	Yes (100%)

MariTel Holdings, Inc.	Maritime Telecommunications Network, Inc.	Colorado	100	Yes (100%)

Maritime Telecommunications Network, Inc.	MTN Government Services, Inc.	Delaware	100	Yes (100%)

Maritime Telecommunications Network, Inc.	MTN License Corp.	Washington	100	Yes (100%)

Maritime Telecommunications Network, Inc.	MTN International, Inc. ❖	Delaware	100	Yes (100%)

MTN International, Inc.	MTN do Brasil Servicos de Telecomunicacoes LTDA	Brazil	99	Yes (65%)

Maritime Telecommunications Network, Inc.	MTN do Brasil Servicos de Telecomunicacoes LTDA	Brazil	1	Yes (100%)

7

Owner	Subsidiary	Jurisdiction of Organization of Subsidiary	Ownership Percentage	Required to be Pledged?

Maritime Telecommunications Network, Inc.	EMC-JV Holdco LLC	Delaware	100	Yes (100%)

Global Eagle Entertainment Inc.	Row 44, Inc.	Delaware	100	Yes (100%)

Row 44, Inc.	N44HQ, LLC	Delaware	100	Yes (100%)

Row 44, Inc.	3222177 Nova Scotia Limited	Canada	100	Yes (65%)

Row 44, Inc.	Row 44 Russia LLC	Russia	100	Yes (65%)

Global Eagle Entertainment Inc.	Post Modern Edit, Inc.	Delaware	100	Yes (100%)

Global Eagle Entertainment Inc.	Airline Media Productions, Inc.	Delaware	100	Yes (100%)

Global Eagle Entertainment Inc.	Entertainment in Motion, Inc.	California	100	Yes (100%)

Global Eagle Entertainment Inc.	Global Eagle Entertainment Operations Solutions, Inc.	Delaware	100	Yes (100%)

Global Eagle Entertainment Inc.	Inflight Productions USA Inc.	California	100	Yes (100%)

Inflight Productions USA Inc.	The Lab Aero, Inc.	California	100	Yes (100%)

Global Eagle Entertainment Inc.	Global Eagle Entertainment Luxembourg I S.à.r.l.	Luxembourg	100	Yes (65%)

Global Eagle Entertainment Luxembourg I S.à.r.l.	Global Eagle Entertainment Luxembourg II S.à.r.l.	Luxembourg	100	No

Global Eagle Entertainment Luxembourg II S.à.r.l.	Nav Aero Avionics AB	Sweden	100	No

Global Eagle Entertainment Luxembourg II S.à.r.l.	PMG California, Inc.	Canada	100	No

Global Eagle Entertainment Luxembourg II S.à.r.l.	DTI Software, Inc.	Canada	100	No

DTI Software, Inc.	DTI Software FZ-LLC	United Arab Emirates	100	No

DTI Software, Inc.	DTI Solutions, Inc.	Canada	100	No

Global Eagle Entertainment Luxembourg II S.à.r.l.	Global Eagle Entertainment GmbH	Germany	100	No

8

Owner	Subsidiary	Jurisdiction of Organization of Subsidiary	Ownership Percentage	Required to be Pledged?

Global Eagle Entertainment GmbH	Global Entertainment GmbH	Germany	100	No

Global Entertainment GmbH	Emphasis Video Entertainment Ltd.	Hong Kong	100	No

Emphasis Video Entertainment Ltd.	GEE Media Technology (Beijing) Co., Ltd.	China	100	No

Global Entertainment GmbH	Fairdeal Multimedia Pvt. Ltd.	India	100	No

Fairdeal Multimedia Pvt. Ltd.	Western Outdoor Interactive Pvt. Ltd.	India	100	No

Global Entertainment GmbH	Fairdeal Studios Pvt. Ltd.	India	100	No

Global Entertainment GmbH	Advanced Film GmbH	Germany	100	No

Global Eagle Entertainment Luxembourg II S.à.r.l.	IFES Acquisition Corp. Limited	United Kingdom	100	No

IFES Acquisition Corp. Limited	IFE Holdings Ltd	United Kingdom	100	No

IFE Holdings Ltd	Inflight Management Development Centre Ltd.	United Kingdom	100	No

IFE Holdings Ltd	Inflight Production Ltd.	United Kingdom	100	No

Inflight Production Ltd.	Inflight Production, FZ-LLC	United Arab Emirates	100	No

Inflight Production Ltd.	Inflight Production, BV	Netherlands	100	No

Inflight Production Ltd.	Inflight Productions Ltd.	New Zealand	100	No

Inflight Production Ltd.	Inflight Production Pte. Ltd.	Singapore	100	No

Inflight Production Ltd.	Global Eagle Entertainment Pty Limited	Australia	100	No

IFE Holdings Ltd	GEE Financing Limited	United Kingdom	100	No

IFE Holdings Ltd	IFE Services Asia Pacific Pte. Ltd	Singapore	100	No

IFE Holdings Ltd	IFE Services USA, Inc.	Delaware	100	No

IFE Holdings Ltd	IFE Services Ltd	United Kingdom	100	No

IFE Services Ltd	IFE Services SA (Pte)	South Africa	100	No

9

Owner	Subsidiary	Jurisdiction of Organization of Subsidiary	Ownership Percentage	Required to be Pledged?

IFE Services Ltd	IFE Services Germany Ltd	United Kingdom	100	No

IFE Holdings Ltd	Global Eagle Entertainment Spain SL	Spain	100	No

Global Eagle Entertainment Spain SL	Transmedia Publicidad SL	Spain	100	No

10

Schedule 5.18(d)

Licensed Activities

FCC Licenses

Company	FCC File Number(s)	Call Sign	Exp. Date	Description

MTN License Corp.	SES-LIC-20051007-01385, as modified by SES-MOD-20060828-01518 SES-MOD-20080320-00333 SES-MOD-20100505-00555	E050281	12/16/2020	C-band ESV network comprised of the Miramar, FL and Holmdel, NJ hub stations and ESV remotes as well as traditional digital voice and data and International Business Service

MTN License Corp.	SES-LIC-20011130-02259, as amended by SES-AMD-20040518-00680 SES-AMD-20040812-01173 SES-AFS-20050805-01081 SES-AMD-20060725-01258	E010332	10/6/2021	Ku-band ESV network comprised of Miramar, FL hub station and ESV remotes as well as traditional land-based (VSAT) remotes

MTN License Corp.	SES-LIC-20040616-00834, as amended by SES-AMD-20040622-00853	E040270	8/11/2019	Temporary-fixed Ku-band earth station (1.2 m dish)

MTN License Corp.	SES-LIC-20061030-01918, as amended by SES-AMD-20061108-01972	E060392	12/22/2021	Temporary-fixed Ku-band earth station (1.0 m dish)

MTN License Corp.	SES-LIC-20061030-01920, as amended by SES-AMD-20061108-01973	E060393	12/22/2021	Temporary-fixed Ku-band earth station (1.0 m dish)

MTN License Corp.	SES-LIC-20061030-01921, as amended by SES-AMD-20061108-01974	E060394	12/22/2021	Temporary-fixed Ku-band earth station (1.0 m dish)

MTN License Corp.	SES-LIC-20061030-01922, as amended by SES-AMD-20061108-01964	E060395	12/22/2021	Temporary-fixed Ku-band earth station (1.0 m dish)

11

Company	FCC File Number(s)	Call Sign	Exp. Date	Description

MTN License Corp.	SES-LIC-20061030-01923, as amended by SES-AMD-20061108-01965	E060396	12/22/2021	Temporary-fixed Ku-band earth station (1.0 m dish)

MTN License Corp.	SES-MOD-20080613-00773	E859623	11/19/2020	C-band fixed-satellite service earth station (two 11.0 m and two 11.3 m dishes) (Holmdel, NJ)

MTN License Corp.	SES-RWL-20091009-01307	E990325	11/22/2024	C-band fixed-satellite service earth station (11.3 m dish) (Holmdel, NJ)

MTN License Corp.	SES-RWL-20091009-01308	E990328	11/22/2024	C-band fixed-satellite service earth station (11.3 m dish) (Holmdel, NJ)

MTN License Corp.	SES-RWL-20091009-01309	E990439	1/5/2025	C-band fixed-satellite service earth station (two 18.3 m dishes) (Holmdel, NJ)

MTN License Corp.	SES-RWL-20090818-01020	KA257	9/25/2024	C-band fixed-satellite service earth station (21.0 m dish) (Holmdel, NJ)

MTN License Corp.	SES-RWL-20120207-00141	KA322	4/10/2027	C-band fixed-satellite service earth station (11.0 m dish) (Holmdel, NJ)

MTN License Corp.	SES-RWL-20040924-01455	KA434	10/25/2019	C-band fixed-satellite service earth station (16.4 m dish) (Holmdel, NJ)

MTN License Corp.	SES-RWL-20060629-01085, as modified by SES-MFS-20090626-00796 SES-MFS-20120409-00346	E860029	7/2/2021	Ku-band fixed-satellite service earth station (7.0 m dish) (Holmdel, NJ)

MTN License Corp.	SES-RWL-20111103-01321	E910614	12/20/2026	Ku-band fixed-satellite service earth station (3.5 m dish) (Holmdel, NJ)

MTN License Corp.	SES-LIC-20070904-01220, as modified by SES-MFS-20090602-00676 SES-MOD-20100702-00861 SES-MOD-20101026-01342 SES-MFS-20120409-00344	E070218	10/16/2022	Ku-band earth station (6.1 m dish) (Holmdel, NJ)

12

Company	FCC File Number(s)	Call Sign	Exp. Date	Description

MTN License Corp.	SES-LIC-20070904-01222, as modified by SES-MFS-20090602-00677 SES-MFS-20120409-00345	E070219	10/16/2022	Ku-band earth station (6.1 m dish) (Holmdel, NJ)

MTN License Corp.	SES-LIC-20161025-00858	E160163	12/7/2031	Ku-band earth station (9.0 m dish) (Holmdel, NJ)

Emerging Markets Communications, LLC	SES-RWL-20100519-00628	E990540	5/16/2025	C-band fixed-satellite service earth station (4.5m dish) (Kapolei, HI)

Emerging Markets Communications, LLC	SES-MOD-20100803-00982	E000128	5/15/2025	C-band fixed-satellite service earth station (4.5 m dish) (Kapolei, HI)

Emerging Markets Communications, LLC	SES-RWL-20101129-01464	E980250	12/5/2025	C-band fixed-satellite service earth station (13 m dish) (Kapolei, HI)

Emerging Markets Communications, LLC	SES-MOD-20100803-00983	E000127	7/12/2025	C-band fixed-satellite service earth station (9.1m dish) (Kapolei, HI)

Emerging Markets Communications, LLC	SES-MOD20100803-00978	E980156	4/2/2024	Ku-band fixed-satellite service earth station (11 m dish) (Kapolei, HI)

Row 44, Inc.	SES-MFS-20150928-00635	E080100	8/5/2024	Fixed Satellite Service, Other

Row 44, Inc.	0003561258	44HQ	8/27/2018	AC – Aircraft

13

Schedule 6.23

Post-Closing Matters

1.	The Borrower shall use commercially reasonable for the time period commencing immediately after the Closing Date until the date that is 30 days thereafter to have the following Liens released:

a.	Lien in favor of Silicon Valley Bank recorded (at Reel/Frame 36835/0074) against certain patents (specifically patent nos. 8818842, 8209261, 8086488, 8537982 and 7783575);

b.	Lien in favor of Comvest Capital II, LP recorded (at Reel/Frame 32360/0368) against patent no. 8209261; and

c.	Lien in favor of Kayne Andersen Senior Credit Advisors, LLC recorded (at Reel/Frame 30833/0880) against certain patents (specifically patent nos. 8086488 and 7783575).

2.	Within 7 Business Days (or such longer period as may be agreed to by the Administrative Agent in its sole discretion) the Company shall deliver to the Administrative Agent (x) the share certificate representing 65 shares issued by 3222177 Nova Scotia Limited to Row 44, Inc. together with an original undated stock power executed and delivered in blank by a duly authorized officer of the holder of such share certificate.

3.	Within 7 Business Days (or such longer period as may be agreed to by the Administrative Agent in its sole discretion) the Company shall deliver to the Administrative Agent the original undated stock powers or allonges (executed and delivered in blank by a duly authorized officer of the applicable holders of such share certificates or notes, as applicable), as applicable, with respect to each of the following share certificates and promissory notes:

a.	Share certificate representing 100 shares of common stock issued by Global Eagle Entertainment Operations Solutions, Inc. to Global Eagle Entertainment Inc.;

b.	Share certificate representing 200 shares of common stock issued by Entertainment in Motion, Inc. to Global Eagle Entertainment Inc.;

c.	Share certificate representing 100 shares of common stock issued by Inflight Productions USA Inc. to Global Eagle Entertainment Inc.;

d.	Share certificate representing 1,000 shares of common stock issued by Post Modern Edit, Inc. to Global Eagle Entertainment Inc.;

e.	Share certificate representing 1,000 shares of common stock issued by Row 44, Inc. to Global Eagle Entertainment Inc.;

f.	Share certificate representing 1,000 shares of common stock issued by Airline Media Productions, Inc. to Global Eagle Entertainment Inc.;

g.	Share certificate representing 1,000 shares of common stock issued by The Lab Aero, Inc. to Inflight Productions USA Inc.;

h.	Share certificate representing 100% of the membership units issued by N44HQ, LLC to Row 44, Inc.;

i.	Share certificate representing 100 common membership units issued by Emerging Markets Communications, LLC to EMC Acquisition, LLC;

j.	Share certificate representing 100 common membership units issued by EMC SatCom Technologies, LLC to Emerging Markets Communications, LLC;

14

k.	Share certificate representing 100 shares of common stock issued by Scisco Parent, Inc. to Emerging Markets Communications, LLC;

l.	Share certificate representing 100 shares of common stock issued by SeaMobile, Inc. to Scisco Parent, Inc.;

m.	Share certificate representing 2,098,438 shares of common stock issued by MariTel Holdings, Inc. to SeaMobile, Inc.;

n.	Share certificate representing 20,000,000 shares of common stock issued by Maritime Telecommunications Network, Inc. to MariTel Holdings, Inc.;

o.	Share certificate representing 100 shares of common stock issued by MTN Government Services, Inc. to Maritime Telecommunications Network, Inc.;

p.	Share certificate representing 10,000 shares of common stock issued by MTN License Corp. to Maritime Telecommunications Network, Inc.;

q.	Share certificate representing 100 shares of common stock issued by MTN International, Inc. to Maritime Telecommunications Network, Inc.;

r.	Promissory Note, dated as of July 1, 2015 in the original principal amount of $180,000,000 held by Emerging Markets Communications, LLC;

s.	Promissory Note, dated as of February 8, 2013 (as amended) in the original principal amount of $26,155,000 and held by Global Eagle Entertainment Inc.; and

t.	Promissory Note, dated as of March 7, 2014 in the original principal amount of $36,245,950 and held by Global Eagle Entertainment Inc.

4.	Within 90 days (or such longer period as may be agreed to by the Administrative Agent in its sole discretion) the Company shall update the title record for each patent listed on Schedule 11(a) of the Perfection Certificate as owned by MTN Satellite Communications to reflect the current name of Maritime Telecommunications Network, Inc.

15

Schedule 7.01(b)

Liens

DEBTOR	SECURED PARTY	TYPE OF UCC	DATE FILED	FILE NO.	DESCRIPTION

Emerging Markets Communications, Inc. 777 Brickell Plaza, Suite 1150 (11 Floor) Miami, FL 33131 EMC 777 Brickell Plaza, Suite 1150 (11 Floor) Miami, FL 33131	Cisco Systems Capital Corporation 170 W. Tasman Drive MS SJ13-3 San Jose, CA 95134	UCC-1 as of 11-29-2016	3/01/2013	2013 0816083	Leased equipment

Emerging Markets Communications, LLC 777 Brickell Plaza, Suite 1150 (11 Floor) Miami, FL 33131 EMC 777 Brickell Plaza, Suite 1150 (11 Floor) Miami, FL 33131	Cisco Systems Capital Corporation 170 W. Tasman Drive MS SJ13-3 San Jose, CA 95134	UCC-1 as of 11-29-2016	3/05/2013	2013 0848441	Leased equipment

16

DEBTOR	SECURED PARTY	TYPE OF UCC	DATE FILED	FILE NO.	DESCRIPTION

Emerging Markets Communications, LLC 777 Brickell Plaza, Suite 1150 (11th Floor) Miami, FL 33131 EMC 777 Brickell Plaza, Suite 1150 (11th Floor) Miami, FL 33131	Cisco Systems Capital Corporation 170 W. Tasman Drive MS SJ13-3 San Jose, CA 95134	UCC-1 as of 11-29-2016	8/8/2014	2014 3184660	Leased equipment

MTN Government Services, Inc. 161 Fort Evans Road NE Leesburg, VA 20176	U.S. Bank Equipment Finance, a Division of U.S. Bank National Association 1310 Madrid Street Marshall, MN 56258	UCC-1 as of 11-29-2016	5/19/2014	2014 1955822	Leased equipment

Global Eagle Entertainment Inc. 4553 Glencoe Avenue Marina Del Rey, CA 90292	Union Leasing Corp. 921 Walnut Street, Suite 220 Boulder, CO 80302	UCC-1 as of 12-08-2016	4/27/2016	2016 2510574	Leased equipment

Row 44, Inc. 31280 Oak Crest Drive Westlake Village, CA 91361	EPlus Technology, Inc. 13595 Dulles Technology Drive Herndon, VA 20171	UCC-1 as of 12-08-2016	6/29/2012	2012 2533141	Leased equipment

Row 44, Inc. 31280 Oak Crest Drive Westlake Village, CA 91361	Electro Rent Corporation 6060 Sepulveda Blvd. Van Nuys, CA 91411	UCC-1 as of 12-08-2016	2/6/2013	2013 0500364	Leased equipment

17

DEBTOR	SECURED PARTY	TYPE OF UCC	DATE FILED	FILE NO.	DESCRIPTION

Row 44, Inc. 31280 Oak Crest Drive Westlake Village, CA 91361	Electro Rent Corporation 6060 Sepulveda Blvd. Van Nuys, CA 91411	UCC-1 as of 12-08-2016	3/6/2013	2013 0877218	Leased equipment

Row 44, Inc. 31280 Oak Crest Drive Westlake Village, CA 91361	Electro Rent Corporation 6060 Sepulveda Blvd. Van Nuys, CA 91411	UCC-1 as of 12-08-2016	3/6/2013	2013 0877341	Leased equipment

18

Schedule 7.02(f)

Investments

1. Schedule	5.11 is hereby incorporated by reference.

2. Maritime	Telecommunications Network, Inc. owns a 49% interest in Santander Teleport S.L.

3.	EMC-JV Holdco LLC owns a 49% interest in Wireless Maritime Service, LLC.

4.	Loans and other Investments made prior to the Closing Date by the Borrower’s Restricted Subsidiaries to Satlink Communications Norway AS, STMEA (FZE) or TRIO LLC, as the case may be, in an aggregate principal amount not in excess of $6,200,000.00.

19

Schedule 7.03(b)

Indebtedness

1.	To the extent constituting Indebtedness, the obligations secured by those Liens as set forth on Schedule 7.01(b) herein.

2.	Loans made to the Borrower’s Restricted Subsidiaries prior to the Closing Date by Satlink Communications Norway AS, STMEA (FZE) and/or TRIO LLC, as the case may be, in an aggregate principal amount not to exceed $514,000.00 for all such loans.

20

Schedule 7.05(v)

Dispositions

None.

21

Schedule 7.08(k)

Transactions with Affiliates

None.

22

Schedule 7.09

Burdensome Agreements

None.

23

Schedule 10.02(a)

Administrative Agent’s Office, Certain Addresses for Notices

(A)	If to Administrative Agent or Swing Line Lender:

Citibank, N.A.
1615 Brett Road, OPS III
New Castle, DE 19720
	Attention:	Loan Operations
	Telephone	302-894-6010
	E-mail:	Global.Loans.Support@Citi.com

(B)	If to L/C Issuer:

Citibank, N.A.
1615 Brett Road, OPS III
New Castle, DE 19720
	Attention:	Loan Operations
	Telephone	302-894-6010
	E-mail:	Global.Loans.Support@Citi.com

(C)	If to any Loan Party:

Global Eagle Entertainment Inc.
4553 Glencoe Avenue, Suite 300
Los Angeles, CA 90292
	Attention:	Thomas Severson; Stephen Ballas
	Email:	tom.severson@geemedia.com; legal@geemedia.com

with a copy (and such copy shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
	Attention:	Ashley Gregory
	Telephone:	212-446-4697
	Facsimile:	212-446-6600
	E-mail:	gregoryA@kirkland.com

(D)	Website address for delivery of financial statements:

oploanswebadmin@citi.com; dinesh.elangovan@citi.com; ravindran.janakiraman@citi.com; tabssum.ara@citi.com; sivaranjani.jothilingam@citi.com

24

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:	,

To:	Citibank, N.A., as the Administrative Agent
388 Greenwich Street
New York, New York 10013

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of January 6, 2017 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Global Eagle Entertainment Inc., a Delaware corporation, as the Borrower, the Guarantors party thereto from time to time, Citibank, N.A. (“Citi”), as the Administrative Agent, each lender from time to time party thereto (collectively, the “Lenders” and, individually, a “Lender”), Citi, as L/C Issuer, and Citi, as Swing Line Lender. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Borrower hereby requests (select one):

A Borrowing of new Loans

A conversion of Loans made on

OR	A continuation of [Eurocurrency Rate Loans][EURIBOR Loans] made on to be made on the terms set forth below:

(A) Class of Borrowing[1]

(B) Date of Borrowing, conversion or continuation (which is a Business Day)

(C) Principal amount and currency[2]

(D) Type of Loan[3]

(E) Interest Period and the last day thereof[4]

(F) Wire instructions for Borrower account

[1]	E.g., Initial Term Loans, Extended Term Loans, Incremental Term Loans, Refinancing Term Loans, Replacement Term Loans, Revolving Credit Loans, Extended Revolving Credit Loans, Incremental Revolving Loans or Refinancing Revolving Credit Loans.
[2]	Eurocurrency Rate Loan Borrowings and EURIBOR Loan Borrowings to be in a minimum principal amount of $500,000 (or € 500,000, in the case of EURIBOR Loans) or in whole multiples of $100,000 (or € 100,000, in the case of EURIBOR Loans) in excess thereof. Base Rate Loan Borrowings to be in a minimum principal amount of $250,000 or in whole multiples of $100,000 in excess thereof.
[3]	Specify Eurocurrency Rate, EURIBOR or Base Rate.
[4]	Applicable for Eurocurrency Rate Loan Borrowings and EURIBOR Loan Borrowings only.

A-1

[Except in respect of any conversion or continuation of a Borrowing, the undersigned hereby represents and warrants to the Administrative Agent and the Lenders that the conditions to lending specified in Section 4.02 of the Credit Agreement will be satisfied (or waived in writing) as of the date of the Borrowing set forth above.]5

[The remainder of this page is intentionally left blank.]

[5]	Applies only to Borrowings, conversions or continuations after the Closing Date (other than in connection with a Permitted Acquisition, which shall be subject to the conditions set forth in the relevant Incremental Amendment).

A-2

GLOBAL EAGLE ENTERTAINMENT INC.

By:
Name:
Title:

[Signature Page to Committed Loan Notice]

EXHIBIT B

FORM OF SWING LINE LOAN NOTICE

Date:             ,

To:	Citibank, N.A., as the Administrative Agent
388 Greenwich Street
New York, New York 10013

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of January 6, 2017 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Global Eagle Entertainment Inc., a Delaware corporation, as the Borrower, the Guarantors party thereto from time to time, Citibank, N.A. (“Citi”), as the Administrative Agent, each lender from time to time party thereto (collectively, the “Lenders” and, individually, a “Lender”), Citi, as L/C Issuer, and Citi, as Swing Line Lender. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Borrower hereby gives you notice pursuant to Section 2.04(b) of the Credit Agreement that it requests a Swing Line Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Swing Line Borrowing is requested to be made:

(A)	Principal amount of Borrowing[1]

(B)	Date of Borrowing (which is a Business Day)

The undersigned hereby represents and warrants to the Administrative Agent and the Lenders that, on the date of this Swing Line Loan Notice and on the date of the related Swing Line Borrowing, the conditions to lending specified in Section 4.02 of the Credit Agreement will be satisfied (or waived in writing) as of the date of the Borrowing set forth above.

[The remainder of this page is intentionally left blank.]

[1]	Swing Line Borrowings to be in a minimum amount of $250,000 or in whole multiples of $100,000 in excess thereof.

B-1

GLOBAL EAGLE ENTERTAINMENT INC.

By:
Name:
Title:

B-2

EXHIBIT C-1

FORM OF TERM NOTE

[THIS NOTE HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED). UPON WRITTEN REQUEST, ANY HOLDER OF THIS NOTE MAY OBTAIN FROM THE BORROWER THE FOLLOWING INFORMATION: (1) THE ISSUE PRICE AND ISSUE DATE FO THE NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE, AND (3) THE YIELD TO MATURITY OF THE NOTE BY CONTACTING THE CHIEF FINANCIAL OFFICER OF THE BORROWER AT [                     ].]

LENDER: [ ]	[New York, New York]

PRINCIPAL AMOUNT: $[ ]	[Date]

FOR VALUE RECEIVED, the undersigned, Global Eagle Entertainment Inc., a Delaware corporation (together with its successors and permitted assigns, the “Borrower”), hereby promises to pay to the Lender set forth above (the “Lender”) or its permitted registered assigns, in lawful money of the United States of America in immediately available funds at the Administrative Agent’s Office (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Credit Agreement, dated as of January 6, 2017 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among the Borrower, the Guarantors party thereto from time to time, Citibank, N.A. (“Citi”), as the Administrative Agent, each lender from time to time party thereto, Citi, as L/C Issuer, and Citi, as Swing Line Lender), (i) on the dates set forth in the Credit Agreement, the principal amounts set forth in the Credit Agreement with respect to Term Loans made by the Lender to the Borrower pursuant to the Credit Agreement and (ii) on each Interest Payment Date, interest at the rate or rates per annum as provided in the Credit Agreement on the unpaid principal amount of all Term Loans made by the Lender to the Borrower pursuant to the Credit Agreement.

The Borrower hereby promises to pay interest, on written demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates, in each case, at the rate or rates and to the extent provided in the Credit Agreement.

The Borrower hereby waives, to the extent permitted by applicable law, diligence, presentment, demand, protest and notice of any kind whatsoever, subject to entry in the Register. The non-exercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this Term Note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower under this Term Note.

This Term Note is one of the Term Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.

C-1-1

THIS TERM NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS TERM NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

THIS TERM NOTE AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON OR ARISING OUT OF THIS TERM NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[The remainder of this page is intentionally left blank.]

C-1-2

GLOBAL EAGLE ENTERTAINMENT INC.

By:
Name:
Title:

[Signature Page to Term Note]

LOANS AND PAYMENTS

Date	Amount of Loan	Maturity Date	Payments of Principal / Interest	Principal Balance of Note	Name of Person Making the Notation

C-1-4

EXHIBIT C-2

FORM OF REVOLVING CREDIT NOTE

LENDER: [ ]	[New York, New York]

PRINCIPAL AMOUNT: $[ ]	[Date]

FOR VALUE RECEIVED, the undersigned, Global Eagle Entertainment Inc., a Delaware corporation (together with its successors and permitted assigns, the “Borrower”), hereby promises to pay to the Lender set forth above (the “Lender”) or its permitted registered assigns, in lawful money of the United States of America in immediately available funds at the Administrative Agent’s Office (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Credit Agreement, dated as of January 6, 2017 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among the Borrower, the Guarantors party thereto from time to time, Citibank, N.A. (“Citi”), as the Administrative Agent, each lender from time to time party thereto, Citi, as L/C Issuer, and Citi, as Swing Line Lender), (A) on the dates set forth in the Credit Agreement, the lesser of (i) the principal amount set forth above and (ii) the aggregate unpaid principal amount of all Revolving Credit Loans made by the Lender to the Borrower pursuant to the Credit Agreement, and (B) interest from the date hereof on the principal amount from time to time outstanding on each such Revolving Credit Loan at the rate or rates per annum and payable on such dates as provided in the Credit Agreement.

The Borrower hereby promises to pay interest, on written demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates, in each case, at the rate or rates and to the extent provided in the Credit Agreement.

The Borrower hereby waives, to the extent permitted by applicable law, diligence, presentment, demand, protest and notice of any kind whatsoever, subject to entry in the Register. The non-exercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this Revolving Credit Note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower under this Revolving Credit Note.

This Revolving Credit Note is one of the Revolving Credit Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.

THIS REVOLVING CREDIT NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS REVOLVING CREDIT NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

C-2-1

THIS REVOLVING CREDIT NOTE AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON OR ARISING OUT OF THIS REVOLVING CREDIT NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

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C-2-2

GLOBAL EAGLE ENTERTAINMENT INC.

By:
Name:
Title:

C-2-3

[Signature Page to Revolving Note]

LOANS AND PAYMENTS

Date	Amount and Currency of Loan	Maturity Date	Payments of Principal / Interest	Principal Balance of Note	Name of Person Making the Notation

C-2-4

EXHIBIT C-3

FORM OF SWING LINE NOTE

LENDER: Citibank, N.A.	[New York, New York]

PRINCIPAL AMOUNT: $[ ]	[Date]

FOR VALUE RECEIVED, the undersigned, Global Eagle Entertainment Inc., a Delaware corporation (together with its successors and permitted assigns, the “Borrower”), hereby promises to pay to the Lender set forth above (the “Lender”) or its permitted registered assigns, in immediately available funds at the relevant Administrative Agent’s Office (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Credit Agreement, dated as of January 6, 2017 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among the Borrower, the Guarantors party thereto from time to time, Citibank, N.A. (“Citi”), as the Administrative Agent, each lender from time to time party thereto (collectively, the “Lenders” and, individually, a “Lender”), Citi, as L/C Issuer, and Citi, as Swing Line Lender), (A) on the dates set forth in the Credit Agreement, the lesser of (i) the principal amount set forth above and (ii) the aggregate unpaid principal amount of all Swing Line Loans made by the Lender to the Borrower pursuant to the Credit Agreement, and (B) interest from the date hereof on the principal amount from time to time outstanding on each such Swing Line Loan at the rate or rates per annum and payable on such dates as provided in the Credit Agreement.

The Borrower promises to pay interest, on written demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates, in each case, at a rate or rates and to the extent provided in the Credit Agreement.

The Borrower hereby waives, to the extent permitted by applicable law, diligence, presentment, demand, protest and notice of any kind whatsoever. The non-exercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this Swing Line Note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower under this Swing Line Note.

This Swing Line Note is one of the Swing Line Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.

THIS SWING LINE NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS SWING LINE NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

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THIS SWING LINE NOTE AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON OR ARISING OUT OF THIS SWING LINE NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[The remainder of this page is intentionally left blank.]

C-3-2

GLOBAL EAGLE ENTERTAINMENT INC.

By:
Name:
Title:

C-3-3

[Signature Page to Swing Line Note]

LOANS AND PAYMENTS

Date	Amount of Loan	Maturity Date	Payments of Principal / Interest	Principal Balance of Note	Name of Person Making the Notation

C-3-4

EXHIBIT D-1

FORM OF COMPLIANCE CERTIFICATE

[Date]

Reference is made to the Credit Agreement, dated as of January 6, 2017 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Global Eagle Entertainment Inc., a Delaware corporation, as the Borrower (the “Borrower”), the Guarantors party thereto from time to time, Citibank, N.A. (“Citi”), as the Administrative Agent, each lender from time to time party thereto (collectively, the “Lenders” and, individually, a “Lender”), Citi, as L/C Issuer, and Citi, as Swing Line Lender. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. Pursuant to Section 6.02(a) of the Credit Agreement, the undersigned, solely in his/her capacity as a Responsible Officer of the Borrower, and not in an individual capacity, certifies as follows:1

1.    [Attached hereto as Exhibit A is a consolidated balance sheet of Borrower and its Restricted Subsidiaries for the fiscal year ended [            ], and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail (together with a customary management summary) and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Ernst & Young LLP or other independent registered public accounting firm of nationally recognized standing or other independent registered public accounting firm approved by the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned), which report and opinion has been prepared in accordance with generally accepted auditing standards and is not subject to any “going concern” qualification (excluding any “emphasis of the matter” paragraph) (other than related (i) solely to the occurrence of the Maturity Date or the upcoming maturity date under the Revolving Credit Facility or any other Indebtedness permitted to be incurred under the Credit Agreement that is scheduled to occur within one year from the date such report is delivered or (ii) to any potential inability to satisfy any financial maintenance covenant on a future date or in a future period) or any qualification or exception as to the scope of such audit except for qualifications relating to changes in accounting principles or practices reflecting changes in GAAP and required or approved by such independent certified public accountants. Also attached hereto as Exhibit A are the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from such consolidated financial statements.]2

OR

[Attached hereto as Exhibit A is a consolidated balance sheet of Borrower and its Restricted Subsidiaries as at the end of the fiscal quarter ended [            ], and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for such fiscal quarter and the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail (together with a customary management summary) (collectively, the “Financial Statements”). Such

[1]	The forms of Schedules to be attached to the actual Compliance Certificate delivered by the Borrower may differ from this form of Compliance Certificate to the extent necessary to reflect the terms of the Credit Agreement, as may be amended, restated, amended and restated, supplemented or modified from time to time.
[2]	To be included if accompanying annual financial statements only.

D-1-1

Financial Statements fairly present in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of Borrower and its Restricted Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes. Also attached hereto as Exhibit A are the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from such consolidated financial statements.]3

2.    [Attached hereto as Exhibit B are the Projections required to be delivered pursuant to Section 6.01(c) of the Credit Agreement.]4

3.    [To my knowledge, except as otherwise disclosed to the Administrative Agent pursuant to the Credit Agreement, no Default or Event of Default has occurred and is continuing.] [If unable to provide the foregoing certification, attach an Annex A specifying the details of each Default or Event of Default that has occurred and is continuing and any action taken or proposed to be taken with respect thereto.]

4.    [Attached hereto as Schedule 1 is a calculation of the Consolidated First Lien Net Leverage Ratio as of the end of the most recent Test Period, which calculation is true and correct.]5

5.    [Attached hereto as Schedule 2 are reasonably detailed calculations setting forth Excess Cash Flow for the most recently ended fiscal year.]6

6.    [Attached hereto [(i) as Exhibit C is a report setting forth the legal name and the jurisdiction of formation of each Loan Party and the location of the chief executive office of each Loan Party on the Perfection Certificate or confirming that there has been no change in such information since the Closing Date or the date of the last such report;]7 [and (ii) as Exhibit D]/[as Exhibit C] [is (a) a description of each event, condition or circumstance during the last fiscal quarter covered by this Compliance Certificate requiring a mandatory prepayment under Section 2.05(b) (to the extent notice of such event has not been previously furnished) of the Credit Agreement; (b) a list of each Subsidiary of the Borrower that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of this Compliance Certificate (to the extent that there have been any changes in the identity or status as a Restricted Subsidiary or Unrestricted Subsidiary of any such Subsidiaries since the Closing Date or the most recent list provided); and (c) a list of each Subsidiary of the Borrower that identifies, if applicable, each Subsidiary as a Material Domestic Subsidiary or Material Foreign Subsidiary as of the date of delivery of this Compliance Certificate (to the extent that there have been any changes in the identity or status as a Material Domestic Subsidiary or Material Foreign Subsidiary since the Closing Date or the most recent list provided).]]8

[3]	To be included if accompanying quarterly financial statements for any of the first three fiscal quarters of each fiscal year only.
[4]	To be included only in annual compliance certificates, beginning with the first fiscal year ending December 31, 2016.
[5]	To be included in quarterly and annual compliance certificates beginning with the quarter ending March 31, 2017.
[6]	To be included only in annual compliance certificates beginning with the annual compliance certificate for fiscal year ending December 31, 2017.
[7]	To be included only in annual compliance certificates.
[8]	To be included in quarterly and annual compliance certificates.

D-1-2

7.    [The cost savings, operating expense reductions, other operating improvements and synergies that are added back to Consolidated EBITDA pursuant to clause (a)(vii) of the definition thereof are (i) reasonably supportable and quantifiable in my good faith judgment, and (ii) reasonably anticipated to be realized within [(I) in the case of any such cost savings, operating expense reductions, other operating improvements and synergies in connection with the Transactions, 18 months after the Closing Date] [and] [(II) in all other cases, 18 months after the consummation of the Specified Transaction or the implementation of a Cost Savings Initiative, which is expected to result in such cost savings, expense reductions, other operating improvements or synergies].]9

8.    [Attached hereto as Annex 1 is a summary description of the Commercial Tort Claim (as defined in the Security Agreement) acquired by a Grantor (as defined in the Security Agreement) in an amount reasonably estimated by such Grantor to exceed $5,000,000 for which a complaint in a court of competent jurisdiction has been filed. Such Annex 1, executed by such Grantor, grants to the Administrative Agent, for the benefit of the Secured Parties, a security interest in the Commercial Tort Claims and in the proceeds thereof, upon the terms of the Security Agreement].10

9.    [Attached hereto as Annex [1][2] is a supplemental Intellectual Property Security Agreement with respect to any Registered Intellectual Property Collateral (as defined in the Security Agreement) owned or held by the Borrower and each Grantor, to the extent such Registered Intellectual Property Collateral was not listed in any Intellectual Property Security Agreement previously delivered to the Administrative Agent.]11

[The remainder of this page is intentionally left blank.]

[9]	To be included, at the option of the Borrower, (1) in quarterly and annual compliance certificates which include an addback pursuant to clause (a)(vii) of the definition of Consolidated EBITDA or (2) in a separate certificate delivered in connection herewith, as applicable.
[10]	To be included in annual and quarterly compliance certificates to the extent a complaint relating to such Commercial Tort Claim was filed in the fiscal quarter preceding the delivery of such compliance certificate.
[11]	To be included in both annual and quarterly compliance certificates only to the extent such Registered Intellectual Property Collateral has not previously been disclosed to the Administrative Agent and is not covered by any previous Security Agreement Supplement.

D-1-3

IN WITNESS WHEREOF, the undersigned, solely in his/her capacity as a Responsible Officer of the Borrower, has executed this certificate for and on behalf of the Borrower, and has caused this certificate to be delivered as of the date first set forth above.

GLOBAL EAGLE ENTERTAINMENT INC.

By:
Name:
Title:

D-1-4

SCHEDULE 1

TO COMPLIANCE CERTIFICATE

The descriptions of the calculations set forth in this certificate are sometimes abbreviated for simplicity, but are qualified in their entirety by reference to the full text of the calculations provided in the Credit Agreement. In the event any conflict between the terms of this Compliance Certificate and the Credit Agreement, the Credit Agreement shall control, and any Schedule attached to an executed Compliance Certificate shall be revised as necessary to conform in all respects to the requirements of the Credit Agreement in effect as of the delivery of such executed Compliance Certificate.

(A)	Consolidated First Lien Net Leverage Ratio: Consolidated First Lien Net Debt to Consolidated EBITDA

(1)	Consolidated First Lien Net Debt as of [ ]:

(a)	Consolidated Total Net Debt secured by Liens not subordinated or junior (Indebtedness described in clause (a) of the definition of “Consolidated Total Net Debt” outstanding on such date that is secured by a Lien on any asset or property of the Borrower or any Restricted Subsidiary but excluding any such Indebtedness in which the applicable Liens are expressly subordinated or junior to the Liens securing the Obligations):

The aggregate principal amount of Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the MTN Acquisition Transactions, the EMC Acquisition Transactions, the Transactions or any acquisition constituting an Investment permitted under the Credit Agreement consummated prior to or, to the extent not prohibited by the Credit Agreement, after January [6], 2017) consisting of:

	(i)	Indebtedness for borrowed money, plus	$

	(ii)	purchase money debt, plus	$

	(iii)	Attributable Indebtedness	$

provided that Consolidated First Lien Net Debt shall not include Indebtedness in respect of letters of credit, except to the extent of unreimbursed amounts thereunder; provided that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated First Lien Net Debt until three Business Days after such amount is drawn. For the avoidance of doubt, it is understood that obligations (i) under Swap Contracts and Treasury Services Agreements and (ii) owed by Unrestricted Subsidiaries, do not constitute Consolidated First Lien Net Debt.

(b)	minus the aggregate amount of cash and Cash Equivalents (other than Restricted Cash) included on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries as of such date, free and clear of all Liens (other than Liens permitted by Section 7.01), provided amounts subtracted pursuant to this clause may not exceed $100,000,000		$

D-1-5

Consolidated First Lien Net Debt (the sum of items 1(a)(i) through (iii) minus item 1(b))	$

(2)	Consolidated EBITDA:

	(a)	Consolidated Net Income (calculated, including pro forma adjustments, in accordance with Section 1.09):

		(i)	the net income (loss) of the Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP		$

		(ii)	minus, without duplication:

			(A)	any after-tax effect of extraordinary items (including gains or losses and all fees and expenses relating thereto) for such period	$

			(B)	the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income	$

			(C)	accruals and reserves that are established or adjusted within 12 months after the Closing Date that are so required to be established or adjusted as a result of the Transactions (or within 12 months after the closing of or the EMC Acquisition Transactions or any other acquisition that are so required to be established or adjusted as a result of such acquisition) in accordance with GAAP or changes as a result of adoption or modification of accounting policies in accordance with GAAP	$

			(D)	any net after-tax effect of gains or losses (less all fees, expenses and charges relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Equity Interests of any Person, in each case other than in the ordinary course of business, as determined in good faith by the Borrower	$

			(E)	the net income (loss) for such period of any Person that is not a Subsidiary of the Borrower, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting; provided that (x) Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent subsequently converted into cash or Cash Equivalents) to the Borrower or a Restricted Subsidiary thereof in respect of such period (except to the extent relating to amounts certified by the Borrower pursuant to the following clause (y)), and (y) Consolidated Net Income of the Borrower shall be increased by the amount set forth below in 2(a)(ii)(E)(A)	$

(A)   at the option of the Borrower and without duplication of the foregoing clause 2(a)(ii)(E)(x), solely while MTN or JV Holdings is a Restricted Subsidiary and a member of WMS and WMS is not a direct or indirect Subsidiary of

D-1-6

the Borrower, Consolidated Net Income of the Borrower for any fiscal quarter of the Borrower shall be increased by the amount of distributions determined in good faith by the Borrower as being available to be paid from WMS to JV Holdings in respect of such fiscal quarter pursuant to section 5.2.2 of the WMS LLC Agreement but not actually paid to JV Holdings during such fiscal quarter

$

(F)	any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP	$

(G)	any non-cash compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs or any other equity-based compensation shall be excluded, and any cash charges associated with the rollover, acceleration or payout of Equity Interests by management of Borrower or any of its Subsidiaries in connection with the MTN Acquisition Transactions, the EMC Acquisition Transactions, or the Transactions	$

(H)	any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, Permitted Acquisition or any sale, conveyance, transfer or other disposition of assets permitted under the Credit Agreement, to the extent actually reimbursed, or, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is (A) not denied by the applicable indemnitor in writing within 180 days of the occurrence of such event and (B) in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365-day period)	$

(I)	to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount (A) is not denied by the applicable carrier in writing within 180 days of the occurrence of such event and (B) is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption	$

(J)	the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Borrower or is merged into or consolidated

D-1-7

			with the Borrower or any of its Subsidiaries or such Person’s assets are acquired by the Borrower or any of its Restricted Subsidiaries (except to the extent required for any calculation of Consolidated EBITDA on a Pro Forma Basis in accordance with Section 1.09)	$

		(K)	the applicable CNI True-Up Amount (if any)	$

	(iii)	minus the purchase accounting effects of adjustments in component amounts required or permitted by GAAP (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) and related authoritative pronouncements (including the effects of such adjustments pushed down to (x) with respect to any such adjustments related to any period occurring prior to the consummation of the EMC Acquisition, EMC and its Restricted Subsidiaries, and (y) with respect to any such adjustments related to any period occurring after the consummation of the EMC Acquisition, the Borrower’s Restricted Subsidiaries), as a result of the MTN Acquisition Transactions, the EMC Acquisition Transactions or any acquisition constituting an Investment permitted under the Credit Agreement consummated prior to or, to the extent not prohibited by the Credit Agreement, after the Closing Date, or the amortization or write-off of any amounts thereof		$

(b)	plus (without duplication and, except with respect to clauses (vii)(B), (x) and (xi) below, to the extent deducted (and not added back or excluded) in arriving at such Consolidated Net Income) the sum of the following amounts for such period with respect to the Borrower and its Restricted Subsidiaries:

	(i)	total interest expense determined in accordance with GAAP (including, to the extent deducted and not added back in computing Consolidated Net Income, (A) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (B) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (C) non-cash interest payments, (D) the interest component of Capitalized Leases, (E) net payments, if any, pursuant to interest Swap Contracts with respect to Indebtedness, (F) amortization of deferred financing fees, debt issuance costs, commissions and fees, and (G) the interest component of any pension or other post-employment benefit expense) and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations, and costs of surety bonds in connection with financing activities (whether amortized or immediately expensed)		$

	(ii)	without duplication, provision for taxes based on income, profits or capital gains of the Borrower and the Restricted Subsidiaries, including, without limitation, federal, state, foreign, local, franchise and similar taxes and foreign withholding taxes paid or accrued during such period including penalties and interest related to such taxes or arising from any tax examinations		$

D-1-8

(iii)	depreciation and amortization (including amortization of intangible assets, deferred financing fees, debt issuance costs, commissions, fees and expenses, bridge, commitment and other financing fees, discounts, yield) and other fees and charges (including amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, of the Borrower and its Restricted Subsidiaries)	$

(iv)	extraordinary, infrequent, unusual, exceptional or non-recurring charges, expenses or losses	$

(v)	non-cash charges, expenses or losses, including, without limitation, any non-cash expense relating to the vesting of warrants (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period)	$

(vi)	retention, recruiting, relocation and signing bonuses and expenses, stock option and other equity-based compensation expenses, severance costs, stay bonuses, transaction fees and expenses and management fees and expenses, and any one time expense relating to enhanced accounting function or other transaction costs, including those associated with becoming a public company (including, without duplication, any such payments made in connection with the consummation of the MTN Acquisition Transactions or the EMC Acquisition Transactions, as the case may be)	$

(vii)	the amount of any restructuring charges and related charges, restructuring costs, integration costs, transition costs, consolidation and closing costs for facilities, costs incurred in connection with any non-recurring strategic initiatives, costs incurred in connection with acquisitions and non-recurring intellectual property development after the Closing Date, other business optimization expenses (including costs and expenses relating to business optimization programs and new systems design and implementation costs), project start-up costs and other restructuring charges, accruals or reserves (including restructuring costs related to acquisitions after the Closing Date and to closure/consolidation of facilities, retention charges, systems establishment costs and excess pension charges) and (B) the amount of cost savings, operating expense reductions, other operating improvements and synergies projected by the Borrower in good faith to result from actions taken or expected to be taken in connection with (1) the MTN Acquisition Transactions, the EMC Acquisition Transactions, the Transactions or any other Specified Transaction or (2) the implementation of any Cost Savings Initiative after the Closing Date (in each case calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions, other operating improvements and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) a duly completed certificate signed by a Responsible Officer of the Borrower shall be delivered to the Administrative Agent together with the Compliance Certificate required to be delivered pursuant to Section 6.02, certifying that such cost savings, operating expense reductions, other operating

D-1-9

	improvements and synergies are (i) reasonably supportable and quantifiable in the good faith judgment of the Borrower, and (ii) reasonably anticipated to be realized within 18 months after the after the consummation of the applicable Specified Transaction or the implementation of a Cost Savings Initiative which is expected to result in such cost savings, expense reductions, other operating improvements or synergies, (y) no cost savings, operating expense reductions and synergies shall be added pursuant to this clause (vii) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period and (z) the aggregate add-backs pursuant to this clause (plus any adjustments made pursuant to Section 1.09(c) of the Credit Agreement but excluding any adjustments consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the SEC)) shall not exceed 25% of Consolidated EBITDA (calculated after giving effect to any such add-backs or adjustments)	$

(viii)	[Reserved]

(ix)	other accruals, payments and expenses (including rationalization, legal, tax, structuring and other costs and expenses), or any amortization thereof, related to the Transactions (including all Transaction Expenses), the MTN Acquisition Transactions, the EMC Acquisition Transactions, acquisitions, Investments, dividends, Dispositions, or any amortization thereof, issuances of Indebtedness or Equity Interests permitted under the Loan Documents or repayment of debt, issuance of equity securities, refinancing transactions or amendment or other modification of any debt instrument (in each case, including any such transaction consummated on the Closing Date and any such transaction undertaken but not completed)	$

(x)	to the extent not already included in Consolidated Net Income, proceeds of business interruption insurance (to the extent actually received)	$

(xi)	cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (c) below for any previous period and not added back	$

(xii)	any non-cash increase in expenses (A) resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods including changes in capitalization of variances) or other inventory adjustments, or (B) due to purchase accounting associated with the MTN Acquisition Transactions, the EMC Acquisition Transactions or any acquisition constituting an Investment consummated prior to or, to the extent not prohibited by the Credit Agreement, after the Closing Date	$

(xiii)	the amount of any expense or reduction of Consolidated Net Income consisting of Restricted Subsidiary income attributable to minority interests or non-controlling interests of third parties in any non-wholly owned Restricted Subsidiary; provided that the amount of such cash dividends or distributions deducted pursuant to this clause (xiii) in any Test Period shall not exceed such third party’s pro rata share of the Consolidated EBITDA (to the extent positive) of such non-wholly owned Restricted Subsidiary for such Test Period	$

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	(xiv)	letter of credit fees	$

	(xv)	the amount of fees, indemnifications and reimbursement of expenses of directors of any Company Party	$

	(xvi)	any Equity Funded Employee Plan Costs	$

	(xvii)	any net loss from disposed, abandoned or discontinued operations or product lines	$

	(xviii)	[reserved]

	(xix)	earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments, in any case in connection with any acquisition or other Investment	$

	(xx)	any costs or expenses incurred relating to environmental remediation, litigation or other disputes in respect of events and exposures that occurred prior to the Closing Date	$

(c)	minus (without duplication and to the extent included in arriving at such Consolidated Net Income):

	(i)	non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period)	$

	(ii)	any net gain from disposed, abandoned or discontinued operations or product lines	$

	(iii)	the amount of any minority interest income consisting of Restricted Subsidiary losses attributable to minority interests or non-controlling interests of third parties in any non-wholly owned Restricted Subsidiary	$

provided that:

		(A)	to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA (x) currency translation gains and losses related to currency remeasurements of Indebtedness (including the net loss or gain (i) resulting from Swap Contracts for currency exchange risk and (ii) resulting from intercompany indebtedness) and (y) all other foreign currency translation gains or losses to the extent such gains or losses are non-cash items

		(B)	to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of the Financial Accounting Standards Board’s Accounting Standards Codification 815 and the International Accounting Standard Board’s IAS 39 and their respective related pronouncements and interpretations

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(C)	to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any income (loss) for such period attributable to the early extinguishment of (i) Indebtedness, (ii) obligations under any Swap Contracts or (iii) other derivative instruments

Consolidated EBITDA (item 2(a)(i) minus the sum of items 2(a)(ii)(A) through (K) minus item 2(a)(iii) plus the sum of items 2(b)(i) through (xx) minus the sum of items 2(c)(i) through (iii))	$

Consolidated First Lien Net Debt to Consolidated EBITDA	: 1.00

D-1-12

SCHEDULE 2

TO COMPLIANCE CERTIFICATE

The descriptions of the calculations set forth in this certificate are sometimes abbreviated for simplicity, but are qualified in their entirety by reference to the full text of the calculations provided in the Credit Agreement. In the event of any conflict between the terms of this Compliance Certificate and the Credit Agreement, the Credit Agreement shall control, and any Schedule attached to an executed Compliance Certificate shall be revised as necessary to conform in all respects to the requirements of the Credit Agreement in effect as of the delivery of such executed Compliance Certificate.

(B)	Excess Cash Flow Calculation[12]

	(a)	the sum, without duplication, of:

		(i)	Consolidated Net Income for such period	$

		(ii)	an amount equal to the amount of all non-cash charges (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income	$

		(iii)	decreases in Consolidated Working Capital for such period (other than any such decreases arising from acquisitions or dispositions (outside of the ordinary course of business) by the Borrower and its Restricted Subsidiaries completed during such period)	$

		(iv)	an amount equal to the aggregate net non-cash loss on Dispositions by the Borrower and its Restricted Subsidiaries during such period (other than sales in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income	$

		(v)	expenses deducted from Consolidated Net Income during such period in respect of expenditures made during any prior period for which a deduction from Excess Cash Flow was made in such period pursuant to clause (b)(xi), (xii), (xiii), (xv) or (xvi) below	$

		(vi)	cash income or gain (actually received in cash) excluded from the calculation of Consolidated Net Income for such period pursuant to the definition thereof

	(b)	minus, the sum, without duplication, of:

		(i)	an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges included in clauses (A)(2)(a)(ii)(A) through (A)(2)(a)(ii)(K) in the calculation of Consolidated Net Income	$

		(ii)	without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Capital Expenditures or acquisitions of intellectual property or Capitalized Software Expenditures to the extent not expensed or accrued during such period and made in cash during such period, except to the extent that such Capital Expenditures or acquisitions were financed with the proceeds of the incurrence of Indebtedness (other than Revolving Credit Loans or extensions of credit under any other revolving credit facility or similar facility or other short term Indebtedness) by such Person or any of its Restricted Subsidiaries	$

[12]	To be included only in annual compliance certificates beginning with the annual compliance certificate for fiscal year ending December 31, 2017.

D-1-13

(iii)	the aggregate amount of all principal payments of Indebtedness of the Borrower or its Restricted Subsidiaries, except to the extent financed with the proceeds of the incurrence of Indebtedness (other than Revolving Credit Loans or extensions of credit under any other revolving credit facility or similar facility or other short term Indebtedness) by such Person or any of its Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Leases and (B) the amount of any scheduled repayment of Initial Term Loans pursuant to Section 2.07(a), Extended Term Loans, Refinancing Term Loans, Incremental Term Loans, Replacement Term Loans or Incremental Equivalent Debt and any mandatory prepayment of Term Loans pursuant to Section 2.05(b)(ii) to the extent required due to a Disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase but excluding (X) all other prepayments, buybacks and purchases of Term Loans by the Borrower(but excluding prepayments referred to in clause (B) above) and (Y) all prepayments of Revolving Credit Loans, Extended Revolving Credit Loans, Refinancing Revolving Credit Loans and Incremental Revolving Loans) and all prepayments in respect of any other revolving credit facility, except to the extent there is an equivalent permanent reduction in commitments thereunder	$

(iv)	an amount equal to the aggregate net non-cash gain on Dispositions by the Borrower and its Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income	$

(v)	increases in Consolidated Working Capital for such period (other than any such increases arising from acquisitions or dispositions by the Borrower and its Restricted Subsidiaries during such period)	$

(vi)	cash payments by the Borrower and its Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and its Restricted Subsidiaries other than Indebtedness to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income, except to the extent financed with the proceeds of the incurrence of Indebtedness (other than Revolving Credit Loans or extensions of credit under any other revolving credit facility or similar facility or other short term Indebtedness) by such Person or any of its Restricted Subsidiaries	$

(vii)	without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Investments and acquisitions made in cash during such period pursuant to Section 7.02 (other than Section 7.02(a), (c), (h), (I), (r)(ii), (u) and (w)), except to the extent that such Investments and acquisitions were financed with the proceeds of the incurrence of Indebtedness (other than Revolving Credit Loans or extensions of credit under any other revolving credit facility or similar facility or other short term Indebtedness) by such Person or any of its Restricted Subsidiaries	$

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(viii)	the amount of Restricted Payments paid during such period pursuant to Section 7.06(c), (f), (g) (other than with respect to clauses (c) and (d) under the definition of “Cumulative Credit” in the Credit Agreement), (i) and (j) and (k), except to the extent such Restricted Payments were financed with the proceeds of the incurrence of Indebtedness (other than Revolving Credit Loans or extensions of credit under any other revolving credit facility or similar facility or other short term Indebtedness) by such Person or any of its Restricted Subsidiaries	$

(ix)	the aggregate amount of expenditures actually made by the Borrower and its Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period, except to the extent such expenditures were financed with the proceeds of the incurrence of Indebtedness (other than Revolving Credit Loans or extensions of credit under any other revolving credit facility or similar facility or other short term Indebtedness) by such Person or any of its Restricted Subsidiaries	$

(x)	the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and its Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness, except to the extent such payments were financed with the proceeds of the incurrence of Indebtedness (other than Revolving Credit Loans or extensions of credit under any other revolving credit facility or similar facility or other short term Indebtedness) by such Person or any of its Restricted Subsidiaries	$

(xi)	without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower and its Restricted Subsidiaries pursuant to binding contracts or executed letters of intent entered into prior to or during such period relating to Permitted Acquisitions, Investments (other than Investments made pursuant to Section 7.02(a), (c) or (r)(ii) or (v)), Capital Expenditures, Capitalized Software Expenditures or acquisitions of intellectual property (to the extent not expensed) to be consummated or made, plus any restructuring cash expenses, pension payments or tax contingency payments that have been added to Excess Cash Flow pursuant to clause (a)(ii) above required to be made, in each case during the period of four consecutive fiscal quarters of the Borrower following the end of such period; provided that to the extent the aggregate amount actually utilized to finance such acquisitions, Investments, Capital Expenditures, Capitalized Software Expenditures or acquisitions of intellectual property during such period of four consecutive fiscal quarters (excluding any portion thereof financed with the proceeds of the incurrence of Indebtedness (other than Revolving Credit Loans or extensions of credit under any other revolving credit facility or similar facility or other short term Indebtedness)) is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters	$

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(xii)	the amount of cash taxes (including penalties and interest or tax reserves) paid in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period	$

(xiii)	cash expenditures in respect of Swap Contracts during such period to the extent not deducted in arriving at such Consolidated Net Income	$

(xiv)	any payment of cash to be amortized or expensed over a future period and recorded as a long-term asset (so long as any such amortization or expense in such future period is added back to Excess Cash Flow in such future period as provided in clause (a)(ii) above)	$

(xv)	reimbursable or insured expenses incurred during such fiscal year to the extent that such reimbursement has not yet been received and to the extent not deducted in arriving at such Consolidated Net Income	$

(xvi)	[reserved]	$

(xvii)	cash expenditures for costs and expenses in connection with acquisitions or Investments, dispositions and the issuance of equity interests or Indebtedness, except to the extent deducted in arriving at such Consolidated Net Income	$

Notwithstanding anything in the definition of any term used in the definition of “Excess Cash Flow” to the contrary, all components of Excess Cash Flow shall be computed for the Borrower and its Restricted Subsidiaries on a consolidated basis.

Excess Cash Flow (the sum of items (B)(a)(i) through (vi) minus the sum of items (B)(b)(i) through (xvii))	$

D-1-16

EXHIBIT D-2

FORM OF SOLVENCY CERTIFICATE

Date:

To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:

I, the undersigned, the [Chief Financial Officer] of Global Eagle Entertainment Inc., a Delaware corporation (the “Borrower”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such fact and circumstances after the date hereof), that:

1.    This certificate is furnished to the Administrative Agent and the Lenders pursuant to Section 4.01(a)(viii) of the Credit Agreement, dated as of January 6, 2017 (the “Credit Agreement”) among the Borrower, the Guarantors party thereto, Citibank, N.A. (“Citi”), as the Administrative Agent, each lender from time to time party thereto (collectively, the “Lenders” and, individually, a “Lender”), Citi, as L/C Issuer, and Citi, as Swing Line Lender. Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

2.    For purposes of this certificate, the terms below shall have the following definitions:

(a)    “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its Restricted Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b)    “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets (both tangible and intangible) of the Borrower and its Restricted Subsidiaries taken as a whole are sold on a going concern basis with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c)    “Stated Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its Restricted Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions (including the execution and delivery of the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof), determined in accordance with GAAP consistently applied.

(d)    “Identified Contingent Liabilities”

The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of

D-2-1

the Borrower and its Restricted Subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof) (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of the Borrower.

(e)    “Will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature”

For the period from the date hereof through the Maturity Date, the Borrower and its Restricted Subsidiaries taken as a whole will have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of Identified Contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by the Loan Parties as reflected in the projected financial statements and in light of the anticipated credit capacity.

(f)    “Do not have Unreasonably Small Capital”

For the period from the date hereof through the Maturity Date, the Borrower and its Restricted Subsidiaries taken as a whole after consummation of the Transactions (including the execution and delivery of the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof) is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern for such period. I understand that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusion based on the needs and anticipated needs for capital of the business conducted or anticipated to be conducted by the Loan Parties as reflected in the projected financial statements and in light of the anticipated credit capacity.

3.    For purposes of this certificate, I, or officers of the Borrower under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a)    I have reviewed the financial statements (including the pro forma financial statements) referred to in Section 5.05(a) and (b) of the Credit Agreement.

(b)    I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

(c)    As the [Chief Financial Officer] of the Borrower, I am familiar with the financial condition of the Borrower and its Restricted Subsidiaries.

4.    Based on and subject to the foregoing, I hereby certify on behalf of the Borrower that after giving effect to the consummation of the Transactions (including the execution and delivery of the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof), it is my opinion that (i) the Fair Value of the assets of the Borrower and its Restricted Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities, (ii) the Present Fair Salable Value of the assets of the Borrower and its Restricted Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (iii) the Borrower and its Restricted Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iv) the Borrower and its Restricted Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature.

* * *

D-2-2

IN WITNESS WHEREOF, the Borrower has caused this certificate to be executed on its behalf by the [Chief Financial Officer] as of the date first written above.

GLOBAL EAGLE ENTERTAINMENT INC.

By:
Name:
Title:

D-2-3

EXHIBIT E-1

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, participations in Swing Line Loans and L/C Obligations included in such facility) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate if [Affiliate][Approved Fund] of [identify Lender]]

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

E-1-1

3.	Affiliate Status:

4.	Borrower:	Global Eagle Entertainment Inc., a Delaware corporation

5.	Administrative Agent:	Citibank, N.A., including any successor thereto, as the administrative agent under the Credit Agreement.

6.	Credit Agreement:	Credit Agreement, dated as of January 6, 2017 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among the Borrower, the Guarantors party thereto from time to time, Citibank, N.A. (“Citi”), as the Administrative Agent, each lender from time to time party thereto (collectively, the “Lenders” and, individually, a “Lender”), Citi, as L/C Issuer, and Citi, as Swing Line Lender.

7.	Assigned Interest:

E-1-2

Assignor[s][5]	Assignee[s][6]	Facility Assigned[7]	Aggregate Amount of Commitment/ Loans for all Lenders[8]	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment /Loans[9]
			$	$	%

			$	$	%

			$	$	%

[8. Trade Date: ][10]

Effective Date:             , 20     [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment and Assumption (e.g., “Initial Term Loans”, “Revolving Credit Commitments”, “Extended Term Loans”, etc.).
[8]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[9]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[10]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

E-1-3

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and][11] Accepted:

CITIBANK, N.A., as Administrative Agent

By:
Name:
Title:

[Consented to:][12]

CITIBANK, N.A., as L/C Issuer

By:
Name:
Title:

[11]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[12]	To be added only if the consent of each L/C Issuer is required by the terms of the Credit Agreement.

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[Consented to:]13

CITIBANK, N.A., as Swing Line Lender

By:
Name:
Title:

[Consented to]:[14]

GLOBAL EAGLE ENTERTAINMENT INC.

By:
Name:
Title:

[13]	To be added only if the consent of the Swing Line Lender is required by the terms of the Credit Agreement.
[14]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

E-1-5

ANNEX 1

TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1    Representations and Warranties.

1.1    Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2    Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is an Eligible Assignee under Section 10.07(a) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.07(b) of the Credit Agreement), (iii) from and after the Effective Date referred to in this Assignment and Assumption, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01(a) and (b) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest and (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vii) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, including but not limited to any documentation required pursuant to Section 3.01 of the Credit Agreement, duly completed and executed by [the][such] Assignee; (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; and (c) appoints and authorizes the Administrative Agent to take such action on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents (including each Intercreditor Agreement) as are delegated to or otherwise conferred upon the Administrative Agent, by the terms thereof, together with such powers as are reasonably incidental thereto.

E-1-6

2    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment and Assumption may be executed in any number of counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

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EXHIBIT E-2

[RESERVED]

E-2-1

EXHIBIT E-3

FORM OF ACCEPTANCE AND PREPAYMENT NOTICE

Date:             , 20

To: [                    ], as Auction Agent

Ladies and Gentlemen:

This Acceptance and Prepayment Notice is delivered to you pursuant to (a) Section 2.05(a)(v)(D) of that certain Credit Agreement, dated as of January 6, 2017 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Global Eagle Entertainment Inc., a Delaware corporation, as the Borrower, the Guarantors party thereto from time to time, Citibank, N.A. (“Citi”), as the Administrative Agent, each lender from time to time party thereto, Citi, as L/C Issuer, and Citi, as Swing Line Lender, and (b) that certain Solicited Discounted Prepayment Notice, dated             , 20    , from the undersigned Company Party (the “Solicited Discounted Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.05(a)(v)(D) of the Credit Agreement, the undersigned Company Party hereby notifies you that it accepts offers delivered in response to the Solicited Discounted Prepayment Notice having an Offered Discount equal to or greater than [[    ]% in respect of the Term Loans] [[    ]% in respect of the [            , 20    ]1 tranche[(s)] of the [    ]2 Class of Term Loans] (the “Acceptable Discount”) in an aggregate amount not to exceed the Solicited Discounted Prepayment Amount.

The undersigned Company Party expressly agrees that this Acceptance and Prepayment Notice is subject to the provisions of Section 2.05(a)(v)(D) of the Credit Agreement.

The undersigned Company Party hereby represents and warrants to the Auction Agent and [the Term Lenders][each Term Lender of the [            , 20    ]3 tranche[s] of the [    ]4 Class of Term Loans] that no Event of Default has occurred and is continuing as of the date of this notice.

The undersigned Company Party acknowledges that the Auction Agent and the relevant Term Lenders are relying on the truth and accuracy of the foregoing representation and warranty in connection with the acceptance of any prepayment made in connection with a Solicited Discounted Prepayment Offer.

The undersigned Company Party requests that the Auction Agent promptly notify each [applicable] Term Lender party to the Credit Agreement of this Acceptance and Prepayment Notice.

In the event of any conflict between the terms of this notice and Section 2.05 of the Credit Agreement, the Credit Agreement shall control.

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans or Extended Term Loans).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans or Extended Term Loans).

E-3-1

[The remainder of this page is intentionally left blank.]

E-3-2

IN WITNESS WHEREOF, the undersigned has executed this Acceptance and Prepayment Notice as of the date first above written.

[NAME OF APPLICABLE COMPANY PARTY]

By:
Name:
Title:

E-3-3

EXHIBIT E-4

FORM OF DISCOUNT RANGE PREPAYMENT NOTICE

Date:             , 20

To: [                    ], as Auction Agent

Ladies and Gentlemen:

This Discount Range Prepayment Notice is delivered to you pursuant to Section 2.05(a)(v)(C) of that certain Credit Agreement, dated as of January 6, 2017 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Global Eagle Entertainment Inc., a Delaware corporation, as the Borrower, the Guarantors party thereto from time to time, Citibank, N.A. (“Citi”), as the Administrative Agent, each lender from time to time party thereto, Citi, as L/C Issuer, and Citi, as Swing Line Lender. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.05(a)(v)(C) of the Credit Agreement, the undersigned Company Party hereby requests that [each Term Lender] [each Term Lender of the [            , 20    ]1 tranche[s] of the [    ]2 Class of Term Loans] submit a Discount Range Prepayment Offer. Any Discounted Term Loan Prepayment made in connection with this solicitation shall be subject to the following terms:

1.    This Borrower Solicitation of Discount Range Prepayment Offers is extended at the sole discretion of the undersigned Company Party to [each Term Lender] [each Term Lender of the [            , 20    ]3 tranche[s] of the [    ]4 Class of Term Loans].

2.    The maximum aggregate principal amount of the Discounted Term Loan Prepayment that will be made in connection with this solicitation is [$[        ] of Term Loans] [$[        ] of the [            , 20    ]5 tranche[(s)] of the [    ]6 Class of Term Loans] (the “Discount Range Prepayment Amount”).7

3.    The undersigned Company Party is willing to make Discounted Term Loan Prepayments at a percentage discount to par value [greater than [or equal]] to [[    ]% but [less than [or equal]] to [    ]% in respect of the Term Loans] [[    ]% but less than or equal to [    ]% in respect of the [            , 20    ]8 tranche[(s)] of the [    ]9 Class of Term Loans] (the “Discount Range”).

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans or Extended Term Loans).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans or Extended Term Loans).
[5]	List multiple tranches if applicable.
[6]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans or Extended Term Loans).
[7]	Minimum of $5.0 million and whole increments of $1.0 million.
[8]	List multiple tranches if applicable.
[9]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans or Extended Term Loans).

E-4-1

To make an offer in connection with this solicitation, you are required to deliver to the Auction Agent a Discount Range Prepayment Offer by no later than 5:00 p.m., New York City time (daylight or standard, as applicable), on the date that is the [third Business Day following the date of delivery of this notice pursuant to Section 2.05(a)(v)(C) of the Credit Agreement] [(or such later date specified herein)].

The undersigned Company Party hereby represents and warrants to the Auction Agent and [the Term Lenders][each Term Lender of the [            , 20    ]10 tranche[s] of the [    ]11 Class of Term Loans] that no Event of Default has occurred and is continuing as of the date of this notice.

The undersigned Company Party acknowledges that the Auction Agent and the relevant Term Lenders are relying on the truth and accuracy of the foregoing representation and warranty in connection with any Discount Range Prepayment Offer made in response to this Discount Range Prepayment Notice and the acceptance of any prepayment made in connection with this Discount Range Prepayment Notice.

The undersigned Company Party requests that the Auction Agent promptly notify each relevant Term Lender party to the Credit Agreement of this Discount Range Prepayment Notice.

In the event of any conflict between the terms of this notice and Section 2.05 of the Credit Agreement, the Credit Agreement shall control.

[The remainder of this page is intentionally left blank.]

[10]	List multiple tranches if applicable.
[11]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans or Extended Term Loans).

E-4-2

IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Notice as of the date first above written.

[NAME OF APPLICABLE COMPANY PARTY]
By:
Name:
Title:

Enclosure: Form of Discount Range Prepayment Offer

E-4-3

EXHIBIT E-5

FORM OF DISCOUNT RANGE PREPAYMENT OFFER

Date:             , 20

To: [                    ], as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) the Credit Agreement, dated as of January 6, 2017 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Global Eagle Entertainment Inc., a Delaware corporation, as the Borrower, the Guarantors party thereto from time to time, Citibank, N.A. (“Citi”), as the Administrative Agent, each lender from time to time party thereto, Citi, as L/C Issuer, and Citi, as Swing Line Lender, and (b) the Discount Range Prepayment Notice, dated             , 20    , from the applicable Company Party (the “Discount Range Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Discount Range Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

The undersigned Term Lender hereby gives you irrevocable notice, pursuant to Section 2.05(a)(v)(C) of the Credit Agreement, that it is hereby offering to accept a Discounted Term Loan Prepayment on the following terms:

1.    This Discount Range Prepayment Offer is available only for prepayment on [the Term Loans] [the [            , 20    ] tranche[s] of the [    ]1 Class of Term Loans] held by the undersigned.

2.    The maximum aggregate principal amount of the Discounted Term Loan Prepayment to the undersigned Term Lender that may be made in connection with this offer shall not exceed (the “Submitted Amount”):

[Term Loans $[    ]]

[[            , 20    ]2 tranche[s] of the [    ]3 Class of Term Loans $[    ]]

3.    The percentage discount to par value at which such Discounted Term Loan Prepayment may be made is [[    ]% in respect of the Term Loans] [[    ]% in respect of the [            , 20    ]4 tranche[(s)] of the [    ]5 Class of Term Loans] (the “Submitted Discount”).

[1]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans or Extended Term Loans).
[2]	List multiple tranches if applicable.
[3]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans or Extended Term Loans).
[4]	List multiple tranches if applicable.
[5]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans or Extended Term Loans).

E-5-1

The undersigned Lender hereby expressly and irrevocably consents and agrees to a prepayment of its [Term Loans] [[            , 20    ]6 tranche[s] of the [    ]7 Class of Term Loans] indicated above pursuant to Section 2.05(a)(v)(C) of the Credit Agreement at a price equal to the Applicable Discount and in an aggregate outstanding amount not to exceed the Submitted Amount, as such amount may be reduced in accordance with the Discount Range Proration, if any, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

The undersigned Lender hereby acknowledges and agrees that in connection herewith, (1) the Borrower or any Company Party then may have, and later may come into possession of, Excluded Information, (2) such Lender has independently, and without reliance on the Borrower, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, made its own analysis and determination to participate in such prepayment notwithstanding such Lender’s lack of knowledge of the Excluded Information and (3) none of the Borrower, its Subsidiaries, the Administrative Agent or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Borrower, its Subsidiaries, the Administrative Agent and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information.

In the event of any conflict between the terms of this notice and Section 2.05 of the Credit Agreement, the Credit Agreement shall control.

[The remainder of this page is intentionally left blank.]

[6]	List multiple tranches if applicable.
[7]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans or Extended Term Loans).

E-5-2

IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Offer as of the date first above written.

BARCLAYS BANK PLC, as Lender
By:
Name:
Title:

E-5-3

EXHIBIT E-6

FORM OF SOLICITED DISCOUNTED PREPAYMENT NOTICE

Date:             , 20

To: [                    ], as Auction Agent

Ladies and Gentlemen:

This Solicited Discounted Prepayment Notice is delivered to you pursuant to Section 2.05(a)(v)(D) of that certain Credit Agreement, dated as of January 6, 2017 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Global Eagle Entertainment Inc., a Delaware corporation, as the Borrower, the Guarantors party thereto from time to time, Citibank, N.A. (“Citi”), as the Administrative Agent, each lender from time to time party thereto, Citi, as L/C Issuer, and Citi, as Swing Line Lender. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.05(a)(v)(D) of the Credit Agreement, the undersigned Company Party hereby requests that [each Term Lender] [each Term Lender of the [            , 20    ]1 tranche[s] of the [    ]2 Class of Term Loans] submit a Solicited Discounted Prepayment Offer. Any Discounted Term Loan Prepayment made in connection with this solicitation shall be subject to the following terms:

1.    This Borrower Solicitation of Discounted Prepayment Offers is extended at the sole discretion of the undersigned Company Party to [each Term Lender] [each Term Lender of the [            , 20    ]3 tranche[s] of the [    ]4 Class of Term Loans].

2.    The maximum aggregate amount of the Discounted Term Loan Prepayment that will be made to the applicable Lenders in connection with this solicitation is (the “Solicited Discounted Prepayment Amount”):5

[Term Loans $[    ]]

[[            , 20    ]6 tranche[s] of the [    ]7 Class of Term Loans $[    ]]

To make an offer in connection with this solicitation, you are required to deliver to the Auction Agent a Solicited Discounted Prepayment Offer by no later than 5:00 p.m., New York City time (daylight or standard, as applicable), on the date that is the third Business Day following delivery of this notice pursuant to Section 2.05(a)(v)(D) of the Credit Agreement.

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans or Extended Term Loans).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans or Extended Term Loans).
[5]	Minimum of $5.0 million and whole increments of $1.0 million.
[6]	List multiple tranches if applicable.
[7]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans or Extended Term Loans).

E-6-1

The undersigned Company Party requests that the Auction Agent promptly notify each [applicable] Term Lender party to the Credit Agreement of this Solicited Discounted Prepayment Notice.

In the event of any conflict between the terms of this notice and Section 2.05 of the Credit Agreement, the Credit Agreement shall control.

[The remainder of this page is intentionally left blank.]

E-6-2

IN WITNESS WHEREOF, the undersigned has executed this Solicited Discounted Prepayment Notice as of the date first above written.

[NAME OF APPLICABLE COMPANY PARTY]
By:
Name:
Title:

Enclosure: Form of Solicited Discounted Prepayment Offer

E-6-3

EXHIBIT E-7

FORM OF SOLICITED DISCOUNTED PREPAYMENT OFFER

Date:             , 20

To: [                    ], as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) the Credit Agreement, dated as of January 6, 2017 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Global Eagle Entertainment Inc., a Delaware corporation, as the Borrower, the Guarantors party thereto from time to time, Citibank, N.A. (“Citi”), as the Administrative Agent, each lender from time to time party thereto, Citi, as L/C Issuer, and Citi, as Swing Line Lender, and (b) the Solicited Discounted Prepayment Notice, dated             , 20    , from the applicable Company Party (the “Solicited Discounted Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Solicited Discounted Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

To accept the offer set forth herein, you must submit an Acceptance and Prepayment Notice by or before no later than 5:00 p.m., New York City time (daylight or standard, as applicable), on the third Business Day following your receipt of this notice.

The undersigned Term Lender hereby gives you irrevocable notice, pursuant to Section 2.05(a)(v)(D) of the Credit Agreement, that it is hereby offering to accept a Discounted Loan Prepayment on the following terms:

1.    This Solicited Discounted Prepayment Offer is available only for prepayment on the [Term Loans][ [            , 20    ]1 tranche[s] of the [    ]2 Class of Term Loans] held by the undersigned.

2.    The maximum aggregate principal amount of the Discounted Term Loan Prepayment that may be made to the undersigned in connection with this offer shall not exceed (the “Offered Amount”):

[Term Loans $[    ]]

[[            , 20    ]3 tranche[s] of the [    ]4 Class of Term Loans $[    ]]

3.    The percentage discount to par value at which such Discounted Term Loan Prepayment may be made is [[    ]% in respect of the Term Loans] [[    ]% in respect of the [            , 20    ]5 tranche[(s)] of the [    ]6 Class of Term Loans] (the “Offered Discount”).

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans or Extended Term Loans).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans or Extended Term Loans).
[5]	List multiple tranches if applicable.
[6]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans or Extended Term Loans).

E-7-1

The undersigned Lender hereby expressly and irrevocably consents and agrees to a prepayment of its [Term Loans] [[            , 20    ]7 tranche[s] of the [    ]8 Class of Term Loans] pursuant to Section 2.05(a)(v)(D) of the Credit Agreement at a price equal to the Acceptable Discount and in an aggregate outstanding amount not to exceed such Term Lender’s Offered Amount as such amount may be reduced in accordance with the Solicited Discount Proration, if any, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

The undersigned Lender hereby acknowledges and agrees that in connection herewith, (1) the Borrower or any Company Party then may have, and later may come into possession of, Excluded Information, (2) such Lender has independently, and without reliance on the Borrower, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, made its own analysis and determination to participate in such prepayment notwithstanding such Lender’s lack of knowledge of the Excluded Information and (3) none of the Borrower, its Subsidiaries, the Administrative Agent or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Borrower, its Subsidiaries, the Administrative Agent and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information.

In the event of any conflict between the terms of this notice and Section 2.05 of the Credit Agreement, the Credit Agreement shall control.

[The remainder of this page is intentionally left blank.]

[7]	List multiple tranches if applicable.
[8]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans or Extended Term Loans).

E-7-2

IN WITNESS WHEREOF, the undersigned has executed this Solicited Discounted Prepayment Offer as of the date first above written.

BARCLAYS BANK PLC, as Lender
By:	/s/ Robert Chen
Name:	Robert Chen
Title:	Managing Director

E-7-3

EXHIBIT E-8

FORM OF SPECIFIED DISCOUNT PREPAYMENT NOTICE

Date:             , 20

To: [                    ], as Auction Agent

Ladies and Gentlemen:

This Specified Discount Prepayment Notice is delivered to you pursuant to Section 2.05(a)(v)(B) of that certain Credit Agreement, dated as of January 6, 2017 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Global Eagle Entertainment Inc., a Delaware corporation, as the Borrower, the Guarantors party thereto from time to time, Citibank, N.A. (“Citi”), as the Administrative Agent, each lender from time to time party thereto, Citi, as L/C Issuer, and Citi, as Swing Line Lender. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.05(a)(v)(B) of the Credit Agreement, the undersigned Company Party hereby offers to make a Discounted Term Loan Prepayment [to each Term Lender] [to each Term Lender of the [            , 20    ]1 tranche[s] of the [    ]2 Class of Term Loans] on the following terms:

1.    This Borrower Offer of Specified Discount Prepayment is available only [to each Term Lender] [to each Term Lender of the [            , 20    ]3 tranche[s] of the [    ]4 Class of Term Loans].

2.    The aggregate principal amount of the Discounted Term Loan Prepayment that will be made in connection with this offer shall not exceed [$[        ] of Term Loans] [$[        ] of the [            , 20    ]5 tranche[(s)] of the [    ]6 Class of Term Loans] (the “Specified Discount Prepayment Amount”).7

3.    The percentage discount to par value at which such Discounted Term Loan Prepayment will be made is [[    ]% in respect of the Term Loans] [[    ]% in respect of the [            , 20    ]8 tranche[(s)] of the [    ]9 Class of Term Loans] (the “Specified Discount”).

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans or Extended Term Loans).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans or Extended Term Loans).
[5]	List multiple tranches if applicable.
[6]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans or Extended Term Loans).
[7]	Minimum of $5.0 million and whole increments of $1.0 million.
[8]	List multiple tranches if applicable.
[9]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans or Extended Term Loans).

E-8-1

To accept this offer, you are required to submit to the Auction Agent a Specified Discount Prepayment Response by no later than 5:00 p.m., New York City time (daylight or standard, as applicable), on the date that is the [third Business Day] [                    ]10 following the date of delivery of this notice pursuant to Section 2.05(a)(v)(B) of the Credit Agreement.

The undersigned Company Party hereby represents and warrants to the Auction Agent and [the Term Lenders][each Term Lender of the [            , 20    ]11 tranche[s] of the [    ]12 Class of Term Loans] as follows:

1.    The undersigned Company Party will not use proceeds of Revolving Credit Loans or Swing Line Loans to fund this Discounted Term Loan Prepayment.

2.    No Event of Default has occurred and is continuing as of the date hereof.

The undersigned Company Party acknowledges that the Auction Agent and the relevant Term Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with their decision whether or not to accept the offer set forth in this Specified Discount Prepayment Notice and the acceptance of any prepayment made in connection with this Specified Discount Prepayment Notice.

The undersigned Company Party requests that the Auction Agent promptly notify each relevant Term Lender party to the Credit Agreement of this Specified Discount Prepayment Notice.

In the event of any conflict between the terms of this notice and Section 2.05 of the Credit Agreement, the Credit Agreement shall control.

[The remainder of this page is intentionally left blank.]

[10]	May specify a later date.
[11]	List multiple tranches if applicable.
[12]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans or Extended Term Loans).

E-8-2

IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Prepayment Notice as of the date first above written.

[NAME OF APPLICABLE COMPANY PARTY]

By:
Name:
Title:

Enclosure: Form of Specified Discount Prepayment Response

E-8-3

EXHIBIT E-9

FORM OF SPECIFIED DISCOUNT PREPAYMENT RESPONSE

Date:             , 20

To: [                    ], as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) the Credit Agreement, dated as of January 6, 2017 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Global Eagle Entertainment Inc., a Delaware corporation, as the Borrower, the Guarantors party thereto from time to time, Citibank, N.A. (“Citi”), as the Administrative Agent, each lender from time to time party thereto, Citi, as L/C Issuer, and Citi, as Swing Line Lender, and (b) the Specified Discount Prepayment Notice, dated             , 20    , from the applicable Company Party (the “Specified Discount Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Specified Discount Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

The undersigned Term Lender hereby gives you irrevocable notice, pursuant to Section 2.05(a)(v)(B) of the Credit Agreement, that it is willing to accept a prepayment of the following [Term Loans] [[            , 20    ]1 tranche[s] of the [    ]2 Class of Term Loans $[        ]] held by such Term Lender at the Specified Discount in an aggregate outstanding amount as follows:

[Term Loans $[        ]]

[[            , 20    ]3 tranche[s] of the [    ]4 Class of Term Loans $[        ]]

The undersigned Term Lender hereby expressly and irrevocably consents and agrees to a prepayment of its [Term Loans][ [            , 20    ]5 tranche[s] of the [    ]6 Class of Term Loans] pursuant to Section 2.05(a)(v)(B) of the Credit Agreement at a price equal to the [applicable] Specified Discount in the aggregate outstanding amount not to exceed the amount set forth above, as such amount may be reduced in accordance with the Specified Discount Proration, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

The undersigned Lender hereby acknowledges and agrees that in connection herewith, (1) the Borrower or any Company Party then may have, and later may come into possession of, Excluded Information, (2) such Lender has independently, and without reliance on the Borrower, any of its

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans or Extended Term Loans).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans or Extended Term Loans).
[5]	List multiple tranches if applicable.
[6]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans or Extended Term Loans).

E-9-1

Subsidiaries, the Administrative Agent or any of their respective Affiliates, made its own analysis and determination to participate in such prepayment notwithstanding such Lender’s lack of knowledge of the Excluded Information and (3) none of the Borrower, its Subsidiaries, the Administrative Agent or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Borrower, its Subsidiaries, the Administrative Agent and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information.

In the event of any conflict between the terms of this notice and Section 2.05 of the Credit Agreement, the Credit Agreement shall control.

[The remainder of this page is intentionally left blank.]

E-9-2

IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Prepayment Response as of the date first above written.

BARCLAYS BANK PLC, as Lender

By:
Name:
Title:

E-9-3

EXHIBIT F

FORM OF SECURITY AGREEMENT

Provided under separate cover

F-1

EXHIBIT G-1

FORM OF

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of January 6, 2017 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Global Eagle Entertainment Inc., a Delaware corporation, as the Borrower, the Guarantors party thereto from time to time, Citibank, N.A. (“Citi”), as the Administrative Agent, each lender from time to time party thereto (collectively, the “Lenders” and, individually, a “Lender”), Citi, as L/C Issuer, and Citi, as Swing Line Lender. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with a United States trade or business conducted by the undersigned.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and deliver promptly to the Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or at such times as reasonably requested by the Borrower or the Administrative Agent.

[Signature Page Follows]

G-1-1

BARCLAYS BANK PLC, as Lender

By:
Name:
Title:
[Address]

Dated:             , 20[    ]

G-1-2

EXHIBIT G-2

FORM OF

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of January 6, 2017 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Global Eagle Entertainment Inc., a Delaware corporation, as the Borrower, the Guarantors party thereto from time to time, Citibank, N.A. (“Citi”), as the Administrative Agent, each lender from time to time party thereto (collectively, the “Lenders” and, individually, a “Lender”), Citi, as L/C Issuer, and Citi, as Swing Line Lender. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with a United States trade or business conducted by the undersigned or its partners/members.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption, provided that, for the avoidance of doubt, the foregoing shall not limit the obligation of the Lender to provide, in the case of a partner/member not claiming the portfolio interest exemption, a Form W-8ECI, Form W-9 or Form W-8IMY (including appropriate underlying certificates from each interest holder of such partner/member), in each case establishing any available exemption from U.S. federal withholding tax. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and promptly deliver to the Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or at such times as reasonably requested by the Borrower and the Administrative Agent.

[Signature Page Follows]

G-2-1

BARCLAYS BANK PLC, as Lender

By:
Name:
Title:
[Address]

Dated:             , 20[    ]

G-2-2

EXHIBIT G-3

FORM OF

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of January 6, 2017 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Global Eagle Entertainment Inc., a Delaware corporation, as the Borrower, the Guarantors party thereto from time to time, Citibank, N.A. (“Citi”), as the Administrative Agent, each lender from time to time party thereto (collectively, the “Lenders” and, individually, a “Lender”), Citi, as L/C Issuer, and Citi, as Swing Line Lender. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with a United States trade or business conducted by the undersigned.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its inability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or at such times as reasonably requested by such Lender.

[Signature Page Follows]

G-3-1

[Participant]

By:
Name:
Title:

[Address]

Dated:             , 20[    ]

G-3-2

EXHIBIT G-4

FORM OF

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of January 6, 2017 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Global Eagle Entertainment Inc., a Delaware corporation, as the Borrower, the Guarantors party thereto from time to time, Citibank, N.A. (“Citi”), as the Administrative Agent, each lender from time to time party thereto (collectively, the “Lenders” and, individually, a “Lender”), Citi, as L/C Issuer, and Citi, as Swing Line Lender. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with a United States trade or business conducted by the undersigned or its partners/members.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption, provided that, for the avoidance of doubt, the foregoing shall not limit the obligation of the undersigned to provide, in the case of a partner/member not claiming the portfolio interest exemption, a Form W-8ECI, Form W-9 or Form W-8IMY (including appropriate underlying certificates from each interest holder of such partner/member), in each case establishing any available exemption from U.S. federal withholding tax. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its inability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or at such times as reasonably requested by such Lender.

G-4-1

EXHIBIT H

[RESERVED]

H-1

EXHIBIT I

FORM OF LETTER OF CREDIT APPLICATION1

[As provided by the relevant L/C Issuer from time to time]

[1]	To be included in the case of any original issuance of a Letter of Credit.

I-1

EXHIBIT J

FORM OF JOINDER AGREEMENT

THIS JOINDER TO CREDIT AGREEMENT, GUARANTY, [AND] CLOSING DATE INTERCREDITOR AGREEMENT [AND                     ]1, IN EACH CASE AS AND TO THE EXTENT APPLICABLE (this “Joinder”), is executed as of [DATE] by [NAME OF DOMESTIC SUBSIDIARY], a                      [corporation] [limited liability company] [partnership] (the “Joining Party”), and delivered to Citibank, N.A., as Administrative Agent, for the benefit of the Secured Parties. Except as otherwise defined herein, all capitalized terms used herein and defined in the Credit Agreement (as defined below) shall be used herein as therein defined.

W I T N E S S E T H:

WHEREAS, Global Eagle Entertainment Inc., a Delaware corporation (the “Borrower”), Citibank, N.A. (“Citi”), as the Administrative Agent, each lender from time to time party thereto (collectively, the “Lenders” and, individually, a “Lender”), Citi, as L/C Issuer, and Citi, as Swing Line Lender, have entered into a Credit Agreement, dated as of January 6, 2017 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), providing for the making of Loans to the Borrower and the issuance of, and participation in, Letters of Credit for the account of the Borrower, all as contemplated therein;

WHEREAS, the Joining Party [is a newly formed or acquired direct or indirect wholly owned Material Domestic Subsidiary of a Loan Party or is a direct or indirect wholly owned Subsidiary of a Loan Party which has become a Material Domestic Subsidiary (in each case, other than an Excluded Subsidiary) and, therefore, is required pursuant to the provisions of the Credit Agreement to become a Subsidiary Guarantor under the Credit Agreement, and a Grantor under the Security Agreement and the Intercreditor Agreement(s)]/[is a Restricted Subsidiary (other than an Excluded Subsidiary) and the Borrower desires the Joining Party to Guarantee the Obligations by causing such Restricted Subsidiary to become a Subsidiary Guarantor under the Credit Agreement, and a Grantor under the Security Agreement and the Intercreditor Agreement(s)]2; [and]

[WHEREAS, the Administrative Agent has consented to the Joining Party becoming a Loan Party and a Subsidiary Guarantor under the Loan Documents3; and]

WHEREAS, the Joining Party will obtain benefits from the incurrence of Loans by, and the issuance of, and participations in, Letters of Credit for the account of, the Borrower, in each case pursuant to the Credit Agreement, and, accordingly, desires to execute this Joinder [in order to (i) satisfy the requirements of the Collateral and Guarantee Requirement and (ii)]4 induce the Lenders to continue to make Loans to the Borrower and the L/C Issuers to issue Letters of Credit for the account of the Borrower, in each case pursuant to the Credit Agreement.

[1]	Complete as applicable in case at the time of execution of the Joinder Agreement there is any Intercreditor Agreement in addition to the Closing Date Intercreditor Agreement.
[2]	Delete as appropriate.
[3]	To be included only in case of a Restricted Subsidiary which the Borrower desires to Guarantee the Obligations. The Administrative Agent may condition its consent pursuant to the proviso contained in the definition of “Guarantors” in the Credit Agreement, in which case this Form of Joinder shall be modified in a manner reasonably satisfactory to the Administrative Agent.
[4]	To be included if the Joining Party is required to become a Loan Party under the Credit Agreement.

NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to the Joining Party, the receipt and sufficiency of which are hereby acknowledged, the Joining Party hereby makes the following representations and warranties to the Administrative Agent for the benefit of each of the Secured Parties and hereby covenants and agrees with each Secured Party as follows:

1.    By executing and delivering this Joinder, the Joining Party becomes (i) a Subsidiary Guarantor for all purposes under the Credit Agreement, [pursuant to Section 6.11 thereof,]5 [and] (ii) a Grantor for all purposes under the Closing Date Intercreditor Agreement, pursuant to Section 9.14 thereof, [and] (iii) [                    ]6.

2.    The Joining Party agrees that, upon its execution and delivery hereof, it will become a Subsidiary Guarantor under the Guaranty pursuant to the Credit Agreement with respect to the Guaranteed Obligations, and will be bound by all terms, conditions and duties applicable to a Subsidiary Guarantor under the Credit Agreement and the other Loan Documents. Without limitation of the foregoing, and in furtherance thereof, the Joining Party absolutely, unconditionally and irrevocably, and jointly and severally, guarantees the prompt payment in full when due of all Guaranteed Obligations (on the same basis as the other Subsidiary Guarantors under the Guaranty); provided, however, that Guaranteed Obligations shall exclude all Excluded Swap Obligations.

3.    The Joining Party agrees that it shall execute and deliver a Security Agreement Supplement on the date hereof simultaneously with the execution of this Joinder and that it will become a Grantor under, and as defined in, the Security Agreement, and will be bound by all terms, conditions and duties applicable to a Grantor under the Security Agreement.

4.    Annexed hereto as Annex I are supplements to each of the sections to the Schedules to the Credit Agreement with respect to the Joining Party. Such supplements shall be deemed to be part of the Schedules to the Credit Agreement.

5.    This Joinder shall be binding upon the Joining Party and its respective successors and assigns and shall inure to the benefit of and be enforceable by each of the parties hereto and its successors and assigns, provided, however, that the Joining Party may not assign any of its rights, obligations or interest hereunder or under any other Loan Document other than as permitted by the Credit Agreement. THIS JOINDER AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON OR ARISING OUT OF THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. Each of the parties hereto hereby agrees that Sections 10.15 and 10.16 of the Credit Agreement are incorporated herein mutatis mutandis. This Joinder may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile or other electronic transmission of an executed counterpart of a signature page to this Joinder shall be effective as delivery of an original executed counterpart of this Joinder. In the event that any provision of this Joinder shall prove to be invalid or unenforceable, such provision shall be deemed to be severable from the other provisions of this Joinder which shall remain binding on all parties hereto.

[5]	To be included if the Joining Party is required to become a Loan Party under the Credit Agreement.
[6]	Complete as applicable in case at the time of execution of the Joinder Agreement there is any Intercreditor Agreement in addition to the Closing Date Intercreditor Agreement.

6.    From and after the execution and delivery hereof by the parties hereto, this Joinder shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.

*    *    *

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be duly executed and delivered as of the date first above written.

[NAME OF DOMESTIC SUBSIDIARY]

By:
Name:
Title:

[Consented,] Accepted and Acknowledged by:

CITIBANK, N.A., as Administrative Agent

By:
Name:
Title:

ANNEX I